As filed with the Securities and Exchange Commission on September 30, 2022
Registration
No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

AMPRIUS TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	3690	98-1591811
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1180 Page Avenue
Fremont, California 94538
(800)
425-8803
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dr. Kang Sun
Chief Executive Officer
Amprius Technologies, Inc.
1180 Page Avenue
Fremont, California 94538
(800)
425-8803
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael J. Danaher
Mark B. Baudler
Austin D. March
Alexandra Perry
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
(650)
493-9300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	September 30, 2022

16,825,366 Shares of Common Stock

This prospectus relates to the offer and resale of up to 16,825,366 shares of our common stock, par value $0.001 per share (“Common Stock”), by B. Riley Principal Capital II, LLC (“BRPC II” or the “Selling Stockholder”).

The shares of Common Stock to which this prospectus relates have been or may be issued by us to BRPC II pursuant to a common stock purchase agreement, dated as of September 27, 2022, we entered into with BRPC II (the “Purchase Agreement”). Such shares of Common Stock include (i) up to 16,655,780 shares of Common Stock that we may, in our sole discretion elect to issue and sell to BRPC II, from time to time after the date of this prospectus, pursuant to the Purchase Agreement (the “Initial Commitment Shares”) and (ii) up to 169,586 shares of Common Stock, consisting of 84,793 shares we issued to BRPC II in connection with the execution of the Purchase Agreement on September 27, 2022 and up to 84,793 shares that we will issue to BRPC II upon our receipt of a certain amount of proceeds from the sale of shares of our Common Stock to BRPC II as set forth in the Purchase Agreement, with such 169,586 shares being issued as consideration for BRPC II’s commitment to purchase shares of our Common Stock in one or more purchases that we may, in our sole discretion, direct them to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement (the “Additional Commitment Shares” and, together with the Initial Commitment Shares, the “Commitment Shares”).

We are not selling any shares of Common Stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by BRPC II. However, we may receive up to $200,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of our Common Stock we may elect to make to BRPC II pursuant to the Purchase Agreement after the date of this prospectus. See the section titled “The Committed Equity Financing” for a description of the Purchase Agreement and the section titled “Selling Stockholder” for additional information regarding BRPC II.

BRPC II may sell or otherwise dispose of the shares of Common Stock included in this prospectus in a number of different ways and at varying prices. See the section titled “Plan of Distribution (Conflict of Interest)” for more information about how BRPC II may sell or otherwise dispose of the Common Stock being offered in this prospectus. BRPC II is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses incurred in registering under the Securities Act the offer and sale of the shares of Common Stock to which this prospectus relates by the Selling Stockholder, including legal and accounting fees. We have also engaged Northland Securities, Inc. to act as a “qualified independent underwriter” in this offering, whose fees and expenses will be borne by the Selling Stockholder. See the section titled “Plan of Distribution (Conflict of Interest)” beginning on page 158.

Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “AMPX,” and our Public Warrants are listed on the NYSE under the symbol “AMPX.W.” On September 27, 2022, the last quoted sale price for our Common Stock as reported on the NYSE was $11.91 per share and the last quoted sale price for our Public Warrants as reported on the NYSE was $0.35 per warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 13 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2022.

You should rely only on the information contained in this prospectus or in any prospectus supplement or free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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EXPLANATORY NOTE

On September 14, 2022 (the “Closing Date”), Amprius Technologies, Inc., a Delaware corporation (f/k/a Kensington Capital Acquisition Corp. IV, a Cayman Islands exempted company incorporated with limited liability) (“Amprius,” the “Company,” “we,” “us” or “our”), consummated the previously announced business combination pursuant to that certain Business Combination Agreement, dated May 11, 2022 (the “Business Combination Agreement”), by and among the Company, Kensington Capital Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Amprius Technologies Operating, Inc., a Delaware corporation (f/k/a Amprius Technologies, Inc., a Delaware corporation) (“Legacy Amprius”), following the approval at an extraordinary general meeting of the Company’s shareholders held on September 13, 2022 (the “Special Meeting”). Kensington Capital Acquisition Corp. IV prior to the Business Combination is referred to herein as “Kensington.”

Pursuant to the terms of the Business Combination Agreement, the Company changed its jurisdiction of incorporation by deregistering as an exempted company incorporated with limited liability in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which the Company changed its name to “Amprius Technologies, Inc.,” and a business combination between the Company and Legacy Amprius was effected through the merger of Merger Sub with and into Legacy Amprius, with Legacy Amprius surviving as a wholly owned subsidiary of Amprius (the “Merger” and, together with the Domestication and the other transactions contemplated by the Business Combination Agreement, including the PIPE (as defined below), the “Business Combination”).

As a result of and upon the effective time of the Domestication, each Class A Ordinary Share, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares”) and each Class B ordinary share, par value $0.0001, of the Company (the “Class B Ordinary Shares”) outstanding at the time of the Domestication converted into one share of Common Stock, and each Class 1 redeemable warrant to purchase Class A Ordinary Shares, exercisable for one Class A Ordinary Share at an exercise price of $11.50 (the “Class 1 Warrants”), each Class 2 redeemable warrant to purchase Class A Ordinary Shares, exercisable for one Class A Ordinary Share at an exercise price of $11.50 (the “Class 2 Warrants” and together with the Class 1 Warrants, the “Public Warrants”) and each warrant to purchase Class A Ordinary Shares owned by Kensington Capital Sponsor IV LLC (the “Sponsor”) or any of its affiliates, exercisable for one Class A Ordinary Share at an exercise price of $11.50 (the “Private Warrants” and, together with the Public Warrants, the “Warrants”) outstanding at the time of the Domestication converted into a warrant exercisable for one share of Common Stock pursuant to the Warrant Agreement, dated as of March 1, 2022 (the “Warrant Agreement”), by and between Kensington and Continental Stock Transfer & Trust Company, governing the Warrants.

Upon the closing of the Business Combination (the “Closing”), (1) the Company’s units issued and sold in the Company’s initial public offering (the “Original Units”), consisting of (i) one Class A Ordinary Share, (ii) one Class 1 Warrant and (iii) one Class 2 Warrant and (2) the units existing as a result of the separation of the Class 1 Warrant from Original Unit (the “New Units” and, together with the Original Units, the “Units”) separated into their respective component parts, and such component parts were converted into Amprius securities, with the Class A Ordinary Shares becoming shares of Common Stock, and the Class 1 Warrants and the Class 2 Warrants both becoming warrants to purchase Common Stock at an exercise price of $11.50 per share.

Prior to the Closing, the Company had $200,000 outstanding under working capital loans from the Sponsor, which the Sponsor elected to convert into 400,000 working capital warrants to purchase shares of Common Stock at a price of $0.50 per warrant in connection with the Closing. As used in this prospectus, the term “Private Warrants” includes the working capital warrants.

Following the consummation of the Domestication and in connection with the Closing, at the effective time of the Merger (the “Effective Time”), (1) each share of Legacy Amprius common stock, par value $0.00001 per

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share (“Legacy Amprius Common Stock”), outstanding immediately prior to the Effective Time was converted and exchanged for approximately 1.45590 shares of Common Stock (the “Exchange Ratio”) and (2) each option to purchase shares of Legacy Amprius Common Stock (a “Legacy Amprius Option”) whether vested or unvested, converted into an option to purchase a number of shares of Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Legacy Amprius Common Stock subject to such Legacy Amprius Option immediately prior to the Closing and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Legacy Amprius Option immediately prior to the Closing divided by (B) the Exchange Ratio. At the Closing, Amprius issued an aggregate of 65,776,550 shares of Common Stock to the equityholders of Legacy Amprius, and the Legacy Amprius optionholders held options to receive an aggregate 14,223,410 shares of Common Stock, 6,664,919 of which remained subject to vesting obligations. No fractional shares of Common Stock were issued upon the exchange of Legacy Amprius Common Stock.

At the Closing, the Sponsor distributed all of its securities in the Company to the owners of the Sponsor, including Justin Mirro, a director of the Company, in proportion to their respective ownership interests.

On the Closing Date, a number of investors (the “PIPE Investors”), including certain former officers and directors of the Company and other members of the Sponsor, persons and entities that have previously invested in an affiliate of the Company, persons who currently serve on the Company’s board of directors or their respective affiliates, and a customer of the Company, purchased from the Company an aggregate of 2,052,500 PIPE Units (such transaction, the “PIPE”), pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into with the PIPE Investors. The terms of the PIPE Warrants are governed by a warrant agreement, dated as of September 14, 2022, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “PIPE Warrant Agreement”). The PIPE Warrants are substantially identical to the Public Warrants, except that the exercise price of each PIPE Warrant is $12.50 per share (instead of $11.50 per share, which is the exercise price for the Public Warrants), and the average sales price of the Common Stock will need to exceed $20.00 per share (instead of $18.00 per share for the Public Warrants) for the Company to be able to redeem the PIPE Warrants. The PIPE Warrants are not, and will not be, listed on any securities exchange.

As of the open of trading on September 15, 2022, the Common Stock and Public Warrants began trading on the NYSE under the symbols “AMPX” and “AMPX.W,” respectively.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholder may, from time to time, sell the securities offered by it described in this prospectus.

Neither we nor the Selling Stockholder has authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholder takes responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find Additional Information.”

MARKET AND INDUSTRY DATA

We obtained the industry and market data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies, publicly available information and research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In addition, while we believe the industry and market data included in this prospectus is reliable and based on reasonable assumptions, such data involve material risks and other uncertainties and are subject to change based on various factors, including those discussed in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

TRADEMARKS

Our logo and trademark appearing in this prospectus are our property. This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Common Stock and Warrants. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections titled “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Overview

Amprius has developed and, since 2018, been in commercial production of an ultra-high energy density lithium-ion battery for mobility applications leveraging a disruptive silicon nanowire anode. Our silicon nanowire anode technology enables batteries with higher energy density, higher power density, and extreme fast charging capabilities over a wide range of operating temperatures, which results in its batteries providing superior performance compared to conventional graphite lithium-ion batteries. Our silicon nanowire anode is a direct drop-in replacement of the graphite anode in traditional lithium-ion batteries, and our manufacturing process leverages the manufacturing process for conventional lithium-ion batteries and the related supply chain.

Today, our batteries are primarily used for existing and emerging aviation applications, including unmanned aerial systems, such as drones and high-altitude pseudo satellites. We believe our proprietary technology has the potential for broad application in electric transportation.

Our batteries and their performance specifications have been tested and validated for application by over 30 customers, including Airbus, AeroVironment, the U.S. Army and Teledyne FLIR, and we have shipped over 10,000 batteries to date, which have enabled mission critical applications. Our proprietary silicon nanowire anode structures, battery cell designs and manufacturing processes are defended by our portfolio of patents, trade secrets and know-how developed over 10 years of research and development.

We currently manufacture our batteries on kWh-scale production lines at our headquarters in Fremont, California, where demand for our batteries exceeds our manufacturing capacity. We are working to meet the expected demand in several rapidly growing addressable markets by designing and building a large scale production facility that can manufacture at GWh+ scale.

Our principal executive offices are located at 1180 Page Avenue, Fremont, California 94538, and our telephone number is (800) 425-8803. Our website is www.amprius.com. Information contained on, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Committed Equity Financing

On September 27, 2022, we entered into the Purchase Agreement and a registration rights agreement (the “Committed Equity Registration Rights Agreement”) with BRPC II. Under the Purchase Agreement, we have the right to issue and sell to BRPC II up to $200,000,000 shares of Common Stock, subject to certain conditions and limitations set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of Common Stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at our option, and we are under no obligation to sell any securities to BRPC II under the Purchase Agreement. In accordance with our obligations under the Committed Equity Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by BRPC II of up to 16,825,366 shares of Common Stock, consisting of (i) up to 16,655,780 shares that we may, in our sole discretion, elect sell to BRPC II, from time to time after the Commencement Date (defined below) pursuant to the Purchase Agreement and (ii) 169,586 shares of Common Stock, 84,793 shares (the “Initial Commitment Shares”) of which we issued to BRPC II upon our execution of the Purchase Agreement on September 27, 2022 and 84,793 shares (the “Additional Commitment Shares” and, collectively with the Initial Commitment Shares, the “Commitment Shares”) of which we will issue to BRPC II upon our receipt of a $100.0 million of gross proceeds from the sale of shares of our Common Stock to BRPC II as set forth in the Purchase Agreement, as consideration for its commitment to purchase shares of Common Stock in one or more purchases that we may, in our sole discretion, direct them to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.

Upon the initial satisfaction of the conditions to BRPC II’s purchase obligations set forth in the Purchase Agreement (the “Commencement”), including that the registration statement that includes this prospectus be declared effective by the SEC, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the date the Commencement occurs (the “Commencement Date”), to direct BRPC II to purchase a specified number of shares of Common Stock (each, a “VWAP Purchase”), not to exceed the lesser of (such lesser number of shares, the “Purchase Maximum Amount”): (i) 5,000,000 shares of Common Stock and (ii) 10.0% or 20.0% (the applicable percentage to be specified by us in the applicable VWAP Purchase Notice (as defined below) for such VWAP Purchase) of the total aggregate number (or volume) of shares of our Common Stock traded on the NYSE during the applicable VWAP Purchase Period (as defined below) for such VWAP Purchase (such specified number of shares to be purchased by the Selling Stockholder in such VWAP Purchase, adjusted to the extent necessary to give effect to the applicable Purchase Maximum Amount and certain additional limitations set forth in the Purchase Agreement, the “VWAP Purchase Share Amount”), by timely delivering written notice to BRPC II (each, a “VWAP Purchase Notice”) prior to 9:00 a.m., New York City time, on any trading day (each, a “Purchase Date”), so long as (a) the closing sale price of the Common Stock on the NYSE on the trading day immediately prior to such Purchase Date is not less than $1.00, subject to adjustment as set forth in the Purchase Agreement (such price, as may be adjusted from time to time in accordance with the Purchase Agreement, the “Threshold Price”) and (b) all shares of Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases (as defined below) effected by us under the Purchase Agreement have been received by BRPC II prior to the time we deliver such VWAP Purchase Notice to BRPC II.

The per share purchase price that BRPC II is required to pay for shares of Common Stock in a VWAP Purchase effected by us pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of the Common Stock (the “VWAP”), calculated in accordance with the Purchase Agreement, for the period (the “VWAP Purchase Period”) beginning at the official open (or “commencement”) of the regular trading session on the NYSE Capital Market (the “NYSE”) on the applicable Purchase Date for such VWAP Purchase, and ending at the earliest to occur of (i) 3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on the NYSE on such Purchase Date, (ii) such time that the total aggregate number (or volume) of shares of Common Stock traded on the NYSE during such VWAP Purchase Period (calculated in accordance with the Purchase Agreement) reaches the applicable share volume maximum amount for such VWAP Purchase (the “VWAP Purchase Share Volume Maximum”), calculated by dividing (a) the applicable VWAP Purchase Share Amount for such VWAP Purchase, by (b) 0.10 or 0.20 (the applicable percentage being the same percentage we specified in the applicable VWAP Purchase Notice for determining the applicable VWAP Purchase Share Amount for such VWAP Purchase), and (iii) if we so elect in the applicable VWAP Purchase Notice for such VWAP Purchase (such election, a “Limit Order Discontinue Election”), such time that the trading price of a share of Common Stock on the NYSE during such VWAP Purchase Period (calculated in accordance with the Purchase Agreement) falls below the applicable minimum price threshold for such VWAP Purchase specified by us in the VWAP Purchase Notice for such VWAP Purchase, or if we do not specify a minimum price threshold in such VWAP Purchase Notice, a price equal to 75.0% of the closing sale price of the Common Stock on the trading day immediately prior to the applicable Purchase Date for such VWAP Purchase (the “Minimum Price Threshold”), less a fixed 3.0% discount to the VWAP for such VWAP Purchase Period.

Under the Purchase Agreement, for purposes of calculating the volume of shares of Common Stock traded during a VWAP Purchase Period, as well as the VWAP for a VWAP Purchase Period, the following transactions, to the extent they occur during such VWAP Purchase Period, are excluded: (x) the opening or first purchase of Common Stock at or following the official open of the regular trading session on the NYSE on the applicable Purchase Date for such VWAP Purchase, (y) the last or closing sale of Common Stock at or prior to the official close of the regular trading session on the NYSE on the applicable Purchase Date for such VWAP Purchase, and (z) if we did not elect a Limit Order Discontinue Election in the applicable VWAP Purchase Notice for such VWAP Purchase, all purchases and sales of Common Stock on the NYSE during such VWAP Purchase Period at a price per share that is less than the applicable Minimum Price Threshold for such VWAP Purchase.

In addition to the regular VWAP Purchases described above, after the Commencement, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct BRPC II to purchase, on any trading day, including the same Purchase Date on which a regular VWAP Purchase is effected (if any, although we are not required to effect an earlier regular VWAP Purchase on such trading day), a specified number of shares of Common Stock (each, an “Intraday VWAP Purchase”), not to exceed the lesser of (such lesser number of shares, the “Intraday VWAP Purchase Volume Maximum”): (i) 5,000,000 shares of Common Stock and (ii) 10.0% or 20.0% (the applicable percentage to be specified by us in the applicable Intraday VWAP Purchase Notice (as defined below) for such Intraday VWAP Purchase) of the total aggregate volume of shares of our Common Stock traded on the NYSE during the applicable “Intraday VWAP Purchase Period” (determined in the same manner as for a regular VWAP Purchase) for such Intraday VWAP Purchase (such specified number of shares, adjusted to the extent necessary to give effect to the applicable Intraday VWAP Purchase Volume Maximum, the “Intraday VWAP Purchase Share Amount”), by the delivery to BRPC II of an irrevocable written purchase notice, after 10:00 a.m., New York City time (and after the VWAP Purchase Period for any prior regular VWAP Purchase (if any) and the Intraday VWAP Purchase Period for the most recent prior Intraday VWAP Purchase effected on the same Purchase Date (if any) have ended), and prior to 3:30 p.m., New York City time, on such Purchase Date (each, an “Intraday VWAP Purchase Notice”), so long as, (i) the closing sale price of the Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases by BRPC II under the Purchase Agreement have been received by BRPC II prior to the time we deliver such Intraday VWAP Purchase Notice to BRPC II.

The per share purchase price for the shares of Common Stock that we elect to sell to BRPC II in an Intraday VWAP Purchase pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a regular VWAP Purchase (including the same fixed percentage discounts to the applicable VWAP as in the case of a regular VWAP Purchase, as described above), provided that the VWAP for each Intraday VWAP Purchase effected on a Purchase Date will be calculated over different periods during the regular trading session on the NYSE on such Purchase Date, each of which will commence and end at different times on such Purchase Date (the “Intraday VWAP Purchase Period”).

There is no upper limit on the price per share that BRPC II could be obligated to pay for the Common Stock we may elect to sell to it in any VWAP Purchase or any Intraday VWAP Purchase under the Purchase Agreement. In the case of VWAP Purchases and Intraday VWAP Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of Common Stock to be purchased by BRPC II in a VWAP Purchase or an Intraday VWAP Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such VWAP Purchase or Intraday VWAP Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price threshold amounts.

From and after the Commencement, we will control the timing and amount of any sales of Common Stock to BRPC II. Actual sales of shares of Common Stock to BRPC II under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of the Common Stock and determinations by us as to the appropriate sources of funding for our business and operations.

Under the applicable NYSE rules, in no event may we issue to BRPC II under the Purchase Agreement more than 16,825,366 shares of Common Stock, which number of shares is equal to 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable NYSE rules. The Exchange Cap is not applicable to issuances and sales of Common Stock pursuant to VWAP Purchases and Intraday VWAP Purchases that we may effect pursuant to the Purchase Agreement, to the extent such shares of Common Stock are sold in such VWAP Purchases and Intraday VWAP Purchases (as applicable) at a price equal to or in excess of the applicable “minimum price” (as defined in the applicable listing rules of the NYSE) of the Common Stock, calculated at the time such VWAP Purchases and Intraday VWAP Purchases (as applicable) are effected by us under the Purchase Agreement, if any, as adjusted to take into account our issuance of the Commitment Shares to BRPC II and our reimbursement of a certain amount of BRPC II’s legal fees and expenses. Moreover, we may not issue or sell any shares of Common Stock to BRPC II under the Purchase Agreement that, when aggregated with all other shares of Common Stock then beneficially owned by BRPC II and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 promulgated thereunder), would result in BRPC II beneficially owning more than 4.99% of the outstanding shares of Common Stock (the “Beneficial Ownership Limitation”).

The net proceeds to us from sales that we elect to make to BRPC II under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell shares of our stock to BRPC II. We expect that any proceeds received by us from such sales to BRPC II will be used for working capital and for general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Committed Equity Registration Rights Agreement, other than a prohibition (with certain limited exceptions) on entering into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Common Stock after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell Common Stock or any securities exercisable, exchangeable or convertible into Common Stock at a future determined price.

BRPC II has agreed that none of BRPC II, its sole member, any of their respective officers, or any entity managed or controlled by BRPC II or its sole member will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any short sales of the Common Stock or hedging transaction that establishes a net short position in the Common Stock, Warrants or any other security of the company during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month next following the 24-month anniversary of the Commencement Date, (ii) the date on which BRPC II shall have purchased from us under the Purchase Agreement shares of Common Stock for an aggregate gross purchase price of $200,000,000, (iii) the date on which the Common Stock shall have failed to be listed or quoted on the NYSE or another U.S. national securities exchange identified as an “eligible market” in the Purchase Agreement for a period of one trading day, (iv) the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such trading day, and (v) the date on which a bankruptcy custodian is appointed for all or substantially all of our property or we make a general assignment for the benefit of creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon ten (10) trading days’ prior written notice to BRPC II. BRPC II has the right to terminate the Purchase Agreement upon ten (10) trading days’ prior written notice to us upon the occurrence of certain events set forth in the Purchase Agreement. We and BRPC II may also agree to terminate the Purchase Agreement by mutual written consent, provided that no termination of the Purchase Agreement will be effective during the pendency of any VWAP Purchase or Intraday VWAP Purchase that has not then fully settled in accordance with the Purchase Agreement. Neither we nor BRPC II may assign or transfer our respective rights and obligations under the Purchase Agreement or the Committed Equity Registration Rights Agreement, and no provision of the Purchase Agreement or the Committed Equity Registration Rights Agreement may be modified or waived by us or BRPC II.

As consideration for its commitment to purchase shares of our Common Stock at our direction and in our sole discretion, from time to time after the date of this prospectus, upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 84,793 Initial Commitment Shares to BRPC II. In addition, upon our receipt of total aggregate gross cash proceeds equal to $100,000,000 from BRPC II under the Purchase Agreement, we will issue 84,793 additional shares of Common Stock to BRPC II as Additional Commitment Shares. Furthermore, we have agreed to reimburse BRPC II for the reasonable legal fees and disbursements of BRPC II’s legal counsel in an amount not to exceed (i) $100,000 upon our execution of the Purchase Agreement and Committed Equity Registration Rights Agreement and (ii) $7,500 per fiscal quarter, in each case in connection with the transactions contemplated by the Purchase Agreement and the Committed Equity Registration Rights Agreement.

The Purchase Agreement and the Committed Equity Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement, of which this prospectus forms a part, and are available electronically on the SEC’s website at www.sec.gov.

We do not know what the purchase price for our Common Stock will be and therefore cannot be certain as to the number of shares we might issue to BRPC II under the Purchase Agreement after the Commencement Date. As of September 27, 2022, there were 84,253,709 shares of our Common Stock outstanding after giving effect to the issuance of the Initial Commitment Shares, of which 14,027,515 shares were held by non-affiliates of our company. Although the Purchase Agreement provides that we may sell up to $200,000,000 of shares of our Common Stock to BRPC II, only 16,825,366 shares of our Common Stock are being registered under the Securities Act for resale by BRPC II under the registration statement of which this prospectus forms a part, which represents (i) 84,793 Initial Commitment Shares that we issued to BRPC II upon execution of the Purchase Agreement on September 27, 2022, (ii) 84,793 Additional Commitment Shares that we may issue to BRPC II pursuant to the Purchase Agreement if certain conditions are met, and (iii) up to 16,655,780 shares of Common Stock that may be issued to BRPC II from and after the Commencement, if and when we elect to sell shares to BRPC II under the Purchase Agreement. Depending on the market prices of our Common Stock at the time we elect to issue and sell shares to BRPC II under the Purchase Agreement, we may need to register under the Securities Act additional shares of our Common Stock for resale by the Selling Stockholder in order to receive aggregate gross proceeds equal to the $200,000,000 available to us under the Purchase Agreement. If all of the 16,825,366 shares offered by BRPC II for resale under this prospectus were issued and outstanding, such shares would represent approximately 16.7% of the total number of outstanding shares of Common Stock and approximately 54.7% of the total number of outstanding shares of Common Stock held by non-affiliates of our company, in each case as of September 27, 2022. If we elect to issue and sell more than the 16,825,366 shares offered under this prospectus to BRPC II, which we have the right, but not the obligation, to do, we must first register under the Securities Act such additional shares of Common Stock for resale by BRPC II, which could cause additional substantial dilution to our stockholders.

The number of shares of Common Stock ultimately offered for resale by BRPC II through this prospectus is dependent upon the number of shares of Common Stock, if any, we elect to sell to BRPC II under the Purchase Agreement from and after the Commencement Date. Issuances of our Common Stock to BRPC II pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance to BRPC II.

Risk Factors Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. The following is a summary of the principal risks we face:

Risks Related to Our Technology, Products and Manufacturing

•	If our batteries fail to perform as expected, our ability to develop, market, and sell our batteries would be adversely affected.

•

We may not succeed in developing a new high-volume manufacturing line for the production of our silicon nanowire anode that meets our requirements for cell quality, yield, throughput and other performance metrics. Additionally, assuming we are able to develop a high-volume manufacturing line, it may be unreliable, require regular and significant maintenance and could be capital and resource intensive to operate.

•	We may not meet our manufacturing cost targets, which would limit the size of our market opportunities.

•

Our establishment of a new GWH-scale manufacturing facility is subject to many risks, including, among others, risks relating to site acquisition, construction, permitting, delays, cost overruns, supply chain constraints, and operating in a new geographic area away from our current headquarters.

•	We may not succeed in retaining and attracting key employees, particularly technical talent, needed to operate and build our business successfully.

•	We may encounter delays and technical obstacles in developing new battery products such as different cell formats to meet varied market requirements.

•

Certain components of our batteries are hazardous and pose safety risks that may cause accidents in our manufacturing facility. We may be subject to financial and reputational risks due to product recalls and product liability claims, and we could face substantial liabilities that exceed our resources.

•

We may not be able to accurately estimate the future supply and demand for our batteries, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

Risks Related to Our Business and Industry

•

The battery market is intensely competitive. Competitors include new entrants and established companies, many of which have significantly greater resources than us. Our products must compete with advances in new battery chemistries and manufacturing methods as well as continued improvements in conventional batteries and battery anodes.

•

Our future sales opportunities depend in part on the growth of markets for battery-powered aviation applications. These applications may develop slower or at a size that is less than expected, to the extent they develop at all.

•	Developments in alternative technology or other fossil fuel alternatives may adversely affect the demand for our battery products.

•	We have pursued and may continue to pursue development agreements and other strategic alliances, which could have an adverse impact on our business if they are unsuccessful.

•	We may require additional capital to support business growth, and this capital might not be available on commercially reasonable terms or at all.

•

We are an early stage company with a history of financial losses and expect to incur significant expenses and continuing losses for the foreseeable future. We incurred a net loss of approximately $9.9 million and $7.0 million during the year ended December 31, 2021 and the six months ended June 30, 2022, respectively. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin scaled production of our batteries.

•

Our auditors identified material weaknesses in our internal control over financial reporting. If we are unable to develop and maintain an effective system of internal controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our stock price, business and operating results.

•

A significant portion of our business depends on sales to the public sector, and our failure to receive and maintain government contracts or changes in the contracting or fiscal policies of the public sector could have a material adverse effect on our business.

Risks Related to Intellectual Property

•	We rely heavily on our intellectual property portfolio. If we are unable to protect our intellectual property rights, our business and competitive position would be harmed.

•	We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

Risks Related to Litigation and Regulatory Compliance

•

Our operations expose us to litigation, environmental and other legal compliance risks. Compliance with laws and regulations can be expensive, and our failure to comply with these laws and regulations may result in monetary damages and fines, adverse publicity and a material adverse effect on our business.

•

We are or will be subject to anti-corruption and anti-bribery and anti-money laundering and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

Risks Related to Ownership of Our Common Stock

•

The sale of all of the securities registered for resale in this prospectus and future sales of substantial amounts of our Common Stock in the public markets, or the perception that such sales could occur, could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Risks Related to Our Warrants

•	There is no guarantee that the Public Warrants will be in the money at the time they become exercisable, and they may expire worthless.

•	We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

Risks Related to this Offering

•	It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to BRPC II, or the actual gross proceeds resulting from those sales.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We are also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30 or (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.

THE OFFERING

Issuer	Amprius Technologies, Inc.

Common Stock offered by BRPC II	This prospectus relates to the offer and sale of up to 16,825,366 shares of Common Stock by BRPC II, consisting of:

•

Up to 169,586 shares of Common Stock (comprised of (i) 84,793 Initial Commitment Shares we issued to BRPC II on September 27, 2022 and (ii) 84,793 Additional Commitment Shares we will issue to BRPC II following our receipt from BRPC II of aggregate gross process under the Purchase Agreement of $100.0 million from sales of Common Stock thereunder pursuant to the terms of the Purchase Agreement) we may issue to BRPC II as Commitment Shares as consideration for its irrevocable commitment to purchase shares of our Common Stock at our election and in our sole discretion, from time to time after the date of this prospectus, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement, and

•

Up to 16,655,780 shares of our Common Stock we may, at our election, issue and sell to BRPC II pursuant to the Purchase Agreement from time to time after the Commencement, subject to satisfaction of specified conditions set forth on the Purchase Agreement.

Selling Stockholder	B. Riley Principal Capital II, LLC (“BRPC II”)

Shares of Common Stock outstanding	84,253,709 shares of Common Stock (as of September 27, 2022).

Shares of Common Stock outstanding after giving effect to the issuance of the shares registered hereunder	100,994,282 shares of Common Stock

Use of proceeds	We will not receive any proceeds from the sales of Common Stock by BRPC II pursuant to this prospectus. However, we may receive up to $200,000,000 in aggregate gross proceeds from sales of our Common Stock to BRPC II that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.

The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Common Stock to BRPC II after the date of this prospectus. To the extent we sell Common Stock to BRPC II, we intend to use any proceeds therefrom for general corporate purposes, including working capital. Accordingly, we retain broad discretion over the use of the net proceeds from the sale of our Common Stock under the Purchase Agreement. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital. See the section titled “Use of Proceeds” on page 58 of this prospectus.

Conflicts of Interest	BRPC II is an affiliate of B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA member. BRS will act as an executing broker that will effectuate resales of our Common Stock that have been and may be acquired by BRPC II from us pursuant to the Purchase Agreement to the public in this offering.

Because BRPC II will receive all the net proceeds from such resales of our Common Stock made to the public through BRS, BRS is deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Northland Securities, Inc., a registered broker-dealer and FINRA member (“Northland”), to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. BRPC II has agreed to pay Northland a cash fee of $50,000 upon completion of this offering as consideration for its services and to reimburse Northland up to $5,000 for expenses incurred in connection with acting as the qualified independent underwriter in this offering. Northland will receive no other compensation for acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5121, BRS is not permitted to sell shares of our Common Stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

See the section titled “Plan of Distribution (Conflict of Interest).”

Risk factors	See the section titled “Risk Factors” beginning on page 13 and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our Common Stock.

NYSE Symbol	“AMPX”

The number of shares of Common Stock outstanding is based on 84,253,709 shares of Common Stock as of September 27, 2022 following the issuance of 84,793 Initial Commitment Shares to BRPC II and excludes the following, in each case as of September 27, 2022, except as otherwise noted:

•

14,223,410 shares of our Common Stock issuable upon the exercise of outstanding options under the Amprius Technologies, Inc. 2016 Equity Incentive Plan (the “2016 Plan”), which were assumed by the Company in connection with the merger, with a weighted average exercise price of $1.34 per share;

•	16,400,000 shares of our Common Stock issuable upon the exercise of Private Warrants, with an exercise price of $11.50 per share;

•	29,482,724 shares of our Common Stock issuable upon the exercise of Public Warrants, with an exercise price of $11.50 per share;

•	2,052,500 shares of our Common Stock issuable upon the exercise of PIPE Warrants, with an exercise price of $12.50 per share;

•	9,900,000 shares of our Common Stock reserved for future issuance under the Amprius Technologies, Inc. 2022 Equity Incentive Plan (the “2022 Plan”); and

•	990,000 shares of our Common Stock reserved for future issuance under the Amprius Technologies, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”).

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus. Our business, financial condition, results of operations or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, financial condition, results of operations and prospects could be adversely affected. In that event, the market price of our securities could decline, and you could lose part or all of your investment.

Risks Related to Our Technology, Products and Manufacturing

If our batteries fail to perform as expected, our ability to develop, market and sell our batteries would be adversely affected.

Our batteries may contain defects in design and manufacture that may cause them to not perform as expected or that may require repairs, recalls and design changes. Our batteries are inherently complex and incorporate technology and components that have not been used for certain applications and that may contain defects and errors, particularly when first introduced to such applications. Although our batteries undergo quality control testing prior to release for shipment, there can be no assurance that we will be able to detect and fix all defects prior to shipment, and nonconformances, defects or errors could occur or be present in batteries that we release for shipment to customers. If our batteries fail to perform as expected, our customers may delay deliveries, our customer may terminate orders or we may initiate product recalls, each of which could adversely affect our sales and brand and could adversely affect our business, financial condition, prospects and results of operations.

Our battery architecture is different from our peers’ and may behave differently in customer use applications, certain applications of which we have not yet evaluated. This could limit our ability to deliver to certain applications. In addition, our historical data on the performance and reliability of our batteries is limited, and therefore our batteries could fail unexpectedly in the field resulting in significant warranty costs or brand damage in the market. Further, the silicon nanowire anode structure of our battery is different from traditional lithium-ion batteries and therefore our batteries could be susceptible to different and unknown failure modes leading our batteries to fail and cause a safety event in the field. Such an event could result in the failure of our end customers’ product as well as the loss of life or property, resulting in severe financial penalties for us, including the loss of revenue, cancelation of supply contracts and the inability to win new business due to reputational damage in the market. In addition, some of our supply agreements require us to bear certain costs relating to recalls and replacements of end products when such recalls and replacements are due to defects of our battery products that are incorporated in such end products.

We may not succeed in developing a new high-volume manufacturing line that meets our requirements for cell quality, yield, throughput and other performance metrics. Additionally, assuming we are able to develop a high-volume manufacturing line, it may be unreliable, require regular and significant maintenance and could be capital and resource intensive to operate.

To date, we have manufactured on a kWh-scale capacity. Our ability to manufacture our batteries at scale depends on the successful development of an automated, high-volume manufacturing line for our silicon nanowire anode that meets our requirements for cell quality, throughput, yield, and other performance metrics. Currently, we do not have a manufacturing line capable of producing our silicon nanowire anode batteries at scale. As part of our manufacturing expansion plans, in addition to designing and building a GWh-scale manufacturing facility, we are in the process of developing an automated, high-volume manufacturing line.

Although we have tested and validated the performance of our silicon nanowire anode on one supplier’s platform, there is no guarantee that the development and implementation of this manufacturing line will be successful. We, our potential suppliers and other equipment vendors may encounter significant engineering challenges, performance issues, delays, unforeseen development costs and other obstacles in building the high-volume manufacturing line, and if we are not successful, or if we encounter significant delays, our business, financial condition, prospects and results of operations would be adversely affected.

In addition, in order for us to produce our batteries at scale and at a cost advantage, we must achieve levels of cell quality, throughput, and yield demonstrated for mature battery production. As we have not produced our batteries at scale, our ability to achieve such rates is untested and subject to significant constraints and uncertainties. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, failures by suppliers to deliver necessary components of our batteries in a timely manner and at prices and volumes acceptable to us, environmental hazards and remediation costs, costs associated with commissioning of machines, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fires, seismic activity and natural disasters, and problems with equipment vendors. Should operational risks materialize, they may result in lower yield, which would negatively affect our revenue growth and profitability.

Additionally, the development of the manufacturing line will require us to make intensive capital expenditures before we are able to benefit from such development. The manufacturing line may also suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Further, unexpected equipment malfunctions may significantly affect the intended operational efficiency, thus materially and adversely affecting our business, financial condition, prospects and results of operations.

We may not meet our manufacturing cost targets, which would limit the size of our market opportunities.

We will require significant capital to develop and grow our business and expect to incur significant expenses, including those relating to the expansion of our manufacturing capacity, development of our high-volume manufacturing line, raw material procurement, leases, sales and distribution as we build our brand and market our batteries, and general and administrative costs. Our profitability will not only depend on our ability to successfully market our batteries, but also our ability to control our costs. Some of the processes in the manufacturing of our silicon nanowire anodes require CVD, for which equipment is more costly than those involved in standard anode production techniques. If we are unable to cost efficiently design, manufacture, market, sell and distribute our batteries, our margins, profitability and prospects would be materially and adversely affected. We have not yet commenced high-volume production of our batteries, and any cost advantage for the production of our batteries at scale, compared to conventional lithium-ion batteries, will require us to manufacture at rates of cell quality, throughput, and yield demonstrated for mature batteries and battery material that we have not yet achieved. If we are unable to achieve these targeted rates, our business will be adversely impacted.

We rely on, and will continue to rely on, complex equipment for our operations, and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We rely heavily on, and will continue to rely heavily on, complex equipment for our operations and the production of our batteries, which involves a significant degree of uncertainty and risk in terms of operational performance and costs. Our manufacturing equipment consists of many components, which may suffer unexpected malfunctions from time to time and may depend on repairs and spare parts to resume operations, which may not be available when needed. Problems with our manufacturing equipment could result in the loss of manufacturing equipment, damage to manufacturing facilities, monetary losses, delays, unanticipated fluctuations in production and personal injury to or death of workers. Should these precautions be inadequate or an event be larger than expected, we could have significant equipment or facility damage that would impact our ability to deliver our battery products and require additional cash to recover. In addition, in some cases, operational problems may result in environmental damage, administrative fines, increased insurance costs and potential legal liabilities. Any of these operational problems, or a combination of them could have a material adverse effect on our cash flows, business, financial condition, prospects or results of operations.

Furthermore, manufacturing technology may evolve rapidly, and we may decide to update our manufacturing processes more quickly than expected. Moreover, as we scale the commercial production of our batteries, our experience may cause us to discontinue the use of already installed equipment in favor of different or additional equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and our results of operations could be negatively impacted.

Our establishment of a volume manufacturing facility is subject to many risks, including, among others, risks relating to site acquisition, construction, permitting, delays, cost overruns, supply chain constraints, and operating in a new geographic area away from our current headquarters.

We currently operate only at a kWh-scale manufacturing capacity. As part of our manufacturing expansion plans, we plan to design and build a GWh-scale manufacturing facility for our batteries, concurrently with the development of our high-volume manufacturing line for our silicon nanowire anode. We may not be successful in establishing our GWh-scale manufacturing facility. To date, we have commenced site selection for the new facility, but we have not yet secured a location or obtained the necessary licenses or permits for the manufacturing facility. In connection with the construction of the facility, we will need to identify and acquire the land or obtain leases for a suitable location appropriately zoned for activities involving hazardous materials, which will limit where we are able to locate the facility and may require us to pay a premium. In addition, we will need to operate the manufacturing facility in a new geographic area away from our current headquarters. If we fail to select an appropriate location, fail to complete the construction in an efficient manner, or fail to recruit the required personnel and generally manage our growth effectively, large-scale production of our batteries could be curtailed or delayed. Further, because our silicon nanowire anode process requires different equipment than traditional anode manufacturing, our capital equipment costs are likely to be higher than equipment used for production of graphite anodes. Based on our current expectations, we estimate that our capital equipment expenditures will range between $120.0 million and $150.0 million to achieve 1.0 GWh per year of manufacturing capacity, and that it will take approximately two years following the Closing to start volume manufacturing. The actual costs and time to complete our silicon nanowire process may materially exceed such estimates, if we are able to at all. Even if we are successful in the establishment of the new facility, our manufacturing capabilities could be affected by cost-overruns, unexpected delays, equipment failures, supply chain constraints, natural disasters, including earthquakes, fire, floods and typhoons, power failures, telecommunications failures, break-ins, war, riots, terrorist attacks and numerous other factors that could prevent us from realizing the intended benefits of our manufacturing strategy, or cause the loss or corruption of data or malfunctions of software or hardware, and have a material adverse effect on our business.

We may not succeed in retaining and attracting key employees, particularly technical talent, needed to operate and build our business successfully.

Our success depends on our ability to attract and retain our executive officers, key employees and other qualified personnel, particularly technical talent, and as a relatively small company with key talent residing in a limited number of employees, our operations and prospectus may be severely disrupted if we lost their services. In particular, we are highly dependent on the services of Dr. Kang Sun, our Chief Executive Officer, and other senior technical and management personnel, including our executive officers, who would be difficult to replace.

If Dr. Sun or any other key personnel were to depart, we may not be able to successfully attract and retain senior leadership necessary to grow our business. As we build our brand and becomes better known, there is increased risk that competitors or other companies will seek to hire our personnel. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm our business and prospects.

In addition, large-scale production in our new manufacturing facility will require us to hire and train highly-skilled personnel to operate the facility, including engineers, skilled workers and other laborers, and we may not be able to do so in the location at which our new manufacturing facility will be located. Recruiting and training such skilled staff will take significant cost and time, and an inability to do so timely or at all will inhibit the successful operation of the new manufacturing facility, thus negatively affecting our business.

Certain of our officers and other employees provide services to Amprius Holdings and other entities formerly affiliated with Amprius Holdings.

Certain of our officers and other employees provide services to our parent, Amprius Holdings. Also, Dr. Kang Sun, our Chief Executive Officer, serves on the boards of certain entities that were formerly affiliated with Amprius Holdings. As a result, there could be competition for the time and effort of these individuals. If such officers and other employees do not devote sufficient attention to the management and operation of our business, our financial results may suffer.

We may encounter delays and technical obstacles in developing new battery products such as different cell formats to meet varied market requirements.

Our customers often require unique battery configurations or custom designs for their products. Once we enter into contracts with customers to produce batteries for their products, we expect to tailor the design of our batteries specifically to the products that these customers manufacture. This development process requires not only substantial lead time between the commencement of design efforts for customized batteries and the commencement of volume shipments of the battery cells to the customer, but also the cooperation and assistance of the customer in order to determine the requirements for each specific application. Technical problems may arise that affect the acceptance of our battery products by the customers. Our ability to tailor our batteries to meet the needs of our customers is affected by whether we can, amongst other things:

•	receive and maintain necessary intellectual property protections;

•	obtain governmental approvals and registrations;

•	comply with governmental regulations;

•	further develop and refine our technology; and

•	anticipate customer needs and preferences successfully.

If we are unable to design and develop new battery products that meet our customers’ requirements, we may lose opportunities to obtain purchase orders, and our reputation and prospects may be damaged.

Certain components of our batteries are hazardous and pose safety risks that may cause accidents in our manufacturing facility. We may be subject to financial and reputational risks due to product recalls and product liability claims, and we could face substantial liabilities that exceed our resources.

Due to the high energy density inherent in lithium-ion batteries, our batteries can pose certain safety risks, including the risk of fire. Accidents causing death or personal injury or property damage, can occur, and no high energy density battery will ever be 100% safe. For example, under certain abuse conditions, lithium-ion batteries can go into thermal runaway, which can result in fire. Although we incorporate safety procedures in the research, development, manufacture and transportation of batteries that are designed to minimize safety risks, the manufacture or use of our battery products may still cause accidents. Any accident, whether occurring at our manufacturing facilities or from the use of our battery products, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damage.

In addition, due to the harsh environments in which batteries are used—extremely low temperature and pressure, and combat for military applications—our batteries go through rigorous testing to ensure safe behavior under abuse-case conditions. Although such tests been successful to date, we cannot assure you such tests will be successful in the future. If we have to make design changes to address any safety issues, we may have to delay or suspend our planned production, which could materially damage our brand, business, financial condition, prospects and results of operations.

Product liability claims, even those without merit or those that do not involve our battery products, could harm our business, financial condition, prospects and results of operations.

A successful product liability claim against us, resulting from safety issues or otherwise, could require us to pay a substantial monetary award. We may not be able to cover any substantial monetary judgment against us. Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our battery products and could have a material adverse effect on our brand, business, financial condition, prospects and results of operations.

We may not be able to accurately estimate the future supply and demand for our batteries, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

We anticipate being required to provide forecasts of our demand to our current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is limited historical basis for making judgments on the demand for our batteries and our ability to develop, manufacture, and deliver our battery products. Our customers’ final purchase orders may not be consistent with our estimates. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs and result in unprofitable sales or write-offs. Given that our batteries are often customized to meet our customers’ specifications, they are susceptible to obsolescence due to their limited shelf life. Because we have no history of large-scale production, we may also be unable to forecast accurately the pace of manufacturing or the take-up of our battery products by our customers.

If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our battery products and result in delays in shipments and revenues. In addition, lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of battery components in a timely manner, the delivery of our batteries to our potential customers could be delayed, which would harm our business, financial condition and results of operations. Producing additional battery products to make up for any shortages within a short time frame may be difficult, making us unable to fulfill the purchase orders, especially due to the customized nature of our batteries. In either case, our business, financial condition, prospects and results of operations may be adversely affected.

We may not be able to establish supply relationships for necessary materials, components or equipment or may be required to pay more than anticipated for components or equipment, which could negatively impact our business.

We rely on third-party suppliers for components necessary to develop and manufacture our batteries, including key supplies such as our silane gas, substrate foil, electrolytes, separators, and cathode materials. We face risks relating to the availability of these materials and components, including that we will be subject to demand shortages and supply chain challenges and generally may not have sufficient purchasing power to eliminate the risk of price increases for the raw materials and lines we need. For example, we expect to procure the silane gas needed for our manufacturing from REC Silicon ASA, a global supplier of silane and silicon materials; however, we expect that they will be unable to supply the volume required for highly scaled production. We are also in the process of collaborating with other key suppliers but have not yet entered into agreements for the supply of scaled production quantities of these materials. To the extent that we are unable to enter into commercial agreements with these suppliers on beneficial terms, or these suppliers experience difficulties ramping up their supply of materials to meet our requirements, high-volume production of our batteries will be delayed and we will not be able to meet our production timelines.

Separately, we may be subject to various supply chain requirements regarding, among other things, conflict minerals and labor practices. We may be required to incur substantial costs to comply with these requirements, which may include locating new suppliers to replace existing ones. We may not be able to find any new suppliers for certain raw materials or components required for our operations, or such suppliers may be unwilling or unable to provide us with products.

We expect to incur significant costs related to procuring materials required to manufacture and assemble our batteries. We expect to use various materials in our batteries that will require us to negotiate purchase agreements and delivery lead-times on advantageous terms. We may not be able to control fluctuation in the prices for these materials or negotiate agreement with suppliers on terms that are beneficial to us. Substantial increases in the prices for our raw materials, or our inability to reduce our raw material costs as we scale, would negatively impact our prospects.

Any disruption in the supply of components or materials could temporarily disrupt research and development activities or production of our batteries until an alternative supplier is able to supply the required material. Changes in business conditions, unforeseen circumstances, governmental changes, and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis. Any of the foregoing could materially and adversely affect our business, financial condition, prospects and results of operations.

We are actively monitoring the impacts of Russia’s invasion of Ukraine and continuing to assess its potential to adversely affect our business. Our business has not been directly impacted by this ongoing military conflict, as we have no assets or operations, and we have not purchased materials from, Russia, Belarus or Ukraine. To date, we have not experienced any material disruption in our business. Accordingly, we have not yet taken measures to mitigate potential adverse effects of such conflict. However, the length and outcome of Russia’s invasion of Ukraine is highly unpredictable. The conflict may continue to cause significant market and other disruptions, including significant volatility in commodity prices, supply of components and supply chain interruptions, which could adversely and adversely affect our business, financial condition, prospects and results of operations.

Currency fluctuations, geopolitics, trade barriers, embargoes, tariffs or shortages and other general economic or political conditions may limit our ability to obtain key components for our batteries or significantly increase freight charges, raw material costs and other expenses associated with our business, which could further materially and adversely affect our business, financial condition, prospects and results of operations.

Risks Related to Our Business and Industry

The battery market is intensely competitive. Competitors include new entrants and established companies, many of which have significantly greater resources than us. Our battery products must compete with advances in new battery chemistries and manufacturing methods as well as continued improvements in conventional batteries and battery anodes.

The battery market in which we compete continues to evolve rapidly and is highly competitive. To date, we have focused our efforts on our silicon nanowire technology, which is designed to outperform conventional lithium-ion battery technology and other battery technologies. However, lithium-ion battery technology has been widely adopted and our current competitors have, and future competitors may have, greater resources than us and may also be able to devote greater resources to the development of their current and future technologies. These competitors also may have greater access to customers and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and competitive positioning. In addition, lithium-ion battery manufacturers may make improvements in energy density faster than they have historically, continue to reduce cost and expand supply of conventional batteries and therefore reduce our energy density advantage and price premium, which would negatively impact the prospects for our business or negatively impact our ability to sell our battery products at a market-competitive price and sufficient margins.

There are a number of companies seeking to develop alternative approaches to lithium-ion battery technology. We expect competition in battery technology to intensify. Developments in alternative technologies or improvements in batteries technology made by competitors may materially adversely affect the sales, pricing and gross margins of our batteries. If a competing technology is developed that has superior operational or price performance, our business will be harmed. If we fail to accurately predict and ensure that our battery technology can address customers’ changing needs or emerging technological trends, or if our customers fail to achieve the benefits expected from our silicon nanowire technology, our business will be harmed.

We expect to commit significant resources to scale our battery manufacturing capacity and maintain a competitive position, and these commitments may be made without knowing whether such investments will result in products potential customers will accept. There is no assurance we will successfully identify new customer requirements, develop and bring our batteries to market on a timely basis, or that products and technologies developed by others will not render our batteries obsolete or noncompetitive, any of which would adversely affect our business, financial condition and results of operations.

Customers will be less likely to purchase our batteries if they are not convinced that our business will succeed in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed in the long term. Accordingly, in order to build and maintain our business, we must maintain confidence among current and future partners, customers, suppliers, analysts, ratings agencies and other parties in our long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, market unfamiliarity with our battery products, any delays in scaling manufacturing, delivery and service operations to meet demand, competition and uncertainty regarding our production and sales performance compared with market expectations.

Our future sales opportunities depend in part on the growth of markets for battery-powered aviation applications. These applications may develop slower or at a size that is less than expected, to the extent they develop at all.

Our growth and future demand for our battery products is dependent in part upon the adoption by consumers of alternative fuel vehicles in general and battery-powered aviation applications in particular. The market for new energy vehicles is still evolving, characterized by changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing consumer demands and behaviors.

Market estimates and growth forecasts are also subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. For example, if the assumptions that we base our market forecasts on, including the continued development and availability of high performance batteries at a competitive price point, OEM investment in aircraft and software, consumer preference and, with respect to electric air transportation, regulatory approval and the requisite infrastructure, are incorrect, this expected growth may occur slower than expected, if it occurs at all. If the market for battery-powered applications in general does not develop as expected, or develops more slowly than expected, our business, financial condition, prospects and results of operations could be harmed.

Developments in alternative technology or other fossil fuel alternatives may adversely affect the demand for our battery products.

Significant developments in alternative technologies, such as fuel cell technology, advanced diesel, ethanol or natural gas, or breathing batteries, may materially and adversely affect our business, financial condition, prospects and results of operations in ways that we may not currently anticipate. Existing and other battery technologies, fuels or sources of energy may emerge as customers’ preferred alternatives to our battery products. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative products, which could result in decreased revenue and adversely affect our prospects.

Our research and development efforts may not be sufficient to adapt to changes in alternative fuels or aviation and EV technology. As technologies evolve, we plan to develop more efficient manufacturing process, and advanced battery chemistry, which may also negatively impact the adoption of our other battery products. However, we may not compete effectively with alternative systems if we are not able to develop, source and integrate the latest technology into our battery products.

We have pursued and may continue to pursue development agreements and other strategic alliances, which could have an adverse impact on our business if they are unsuccessful.

We have entered into development agreements and master supply agreements with certain of our customers, and may in the future enter into similar arrangements and development agreements with our customers, including with Airbus and the U.S. Army. While offering potential benefits, these strategic alliances with OEMs and others could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by our partners and costs of establishing and maintaining new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of our partners and, to the extent any of them suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with them. For example, if we rely on our partners’ manufacturing facilities, those operations would be outside of our control. We could experience delays if our partners do not meet agreed-upon timelines or experience capacity constraints, and in turn, we could lose customers and face reputational harm.

Our ability to grow will depend, in part, on our ability to contract with aviation and EV OEMs to incorporate our batteries in their products, which will require significant time and expense, and may not come to fruition.

Our success, and our ability to increase revenue and operate profitably, depends in part on our ability to contract with aviation and EV OEMs. This process will require significant time and resources, especially for incorporation into EVs. For example, EV manufacturers frequently require several years of evaluation prior to incorporating new products, like our batteries, into their EVs. This evaluation process includes, among other things, extensive safety and abuse tests, performance tests and cost modeling. We have not begun this process with any EV manufacturers. Thus, our efforts to expand our manufacturing and sales to OEMs may not be successful, and may never result in products that achieve market acceptance, create additional revenue or become profitable, thus harming our business, financial condition, prospects and results of operations.

Our research and development efforts strive to create products that are on the cutting edge of technology and meeting the evolving requirements of our customers, but competition in our industry is high. To secure acceptance of our battery products, we must also constantly develop and introduce cost-effective, increasingly more scalable silicon nanowire batteries with enhanced functionality and performance to meet evolving industry standards. If we are unable to retain and grow our existing customer relationships, or convert early trial deployments into meaningful orders, our business, financial condition, prospects and results of operations could be materially adversely affected.

If existing customers do not make subsequent purchases from us or renew their contracts with us, our revenue could decline, and our results of operations would be adversely impacted.

We derive a significant portion of our revenue from existing customers that expand their relationships with us. Increasing the size and number of the deployments of our existing customers is an important part of our growth strategy. We may not be effective in executing this or any other aspect of our growth strategy.

For our customers who individually represent 10% or more of period revenue, our top two customers together represented 80% of our revenue for the year ended December 31, 2021, our top three customers together accounted for 95% of our revenue for the year ended December 31, 2020, our top four customers together represented 84% of our revenue for the six months ended June 30, 2022 and our top two customers together represented 85% of our revenue for the six months ended June 30, 2021. Certain of our customers, including customers that represent a significant portion of our business, have in the past reduced their spend with us or terminated their agreements with us, which has reduced our anticipated future cash receipts or revenue from these customers. It is not possible for us to predict the future level of demand from our larger customers for our battery products, and there can be no assurance that our existing customers will continue to purchase from us.

Achieving renewal or expansion of deployments may require us to increasingly engage in sophisticated and costly sales efforts that may not result in additional sales. In addition, our customers’ decisions to expand the use of our battery products depends on a number of factors, including general economic conditions, the functioning of our batteries, and our customers’ satisfaction with our battery products. If our efforts to expand within our existing customer base are not successful, our business may suffer.

We may require additional capital to support business growth, and this capital might not be available on commercially reasonable terms or at all.

We may need additional capital before we commence production at scale, and it may not be available on acceptable terms, if at all. For example, our capital budget assumes, among other things, that our development timeline progresses as planned and our corresponding expenditures are consistent with current expectations, both of which are subject to various risks and uncertainties, including those described herein, and, as needed, that we are able to utilize the Committed Equity Financing.

More specifically, we expect our capital expenditures and working capital requirements to increase materially in the near future, as we design our automated, high-volume manufacturing line and scale up production. Through this process, we expect our operating expenses will increase substantially on account of increased headcount and other general and administrative expenses necessary to support a rapidly growing company.

As a result, we may need to access the debt and equity capital markets, including through the Committed Equity Financing, to obtain additional financing in the future. However, these sources of financing may not be available on acceptable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including:

•	market conditions;

•	the level of success with our current manufacturing capabilities;

•	our operating performance;

•	investor sentiment; and

•	our ability to incur additional debt in compliance with any agreements governing our then-outstanding debt.

Additionally, the sale of a substantial number of shares of our Common Stock to BRPC II, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. See “—Risks Related to Ownership of Our Common Stock—The sale of all of the securities registered for resale in this prospectus and future sales of substantial amounts of our Common Stock or Public Warrants in the public markets, or the perception that such sales could occur, could cause the market price of our Common Stock and Public Warrants to drop significantly, even if our business is doing well.”

Further, the military conflict between Russia and Ukraine, which began in February 2022, has had an adverse impact on the global economy and financial markets. Although our business has not been directly impacted by this ongoing military conflict, as we have no assets or operations, and we have not purchased materials from, Russia, Belarus or Ukraine, it is impossible to predict the extent to which our operations, or those of our customers, suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be material.

These factors may make the timing, amount, terms or conditions of additional financings unattractive to us. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, references or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing stockholders may experience dilution. If we are unable to generate sufficient funds from operations or raise additional capital, we may be forced to take actions to reduce our capital or operating expenditures, including by eliminating redundancies, or reducing or delaying our production facility expansions, which may adversely affect our business, financial condition, prospects and results of operations.

Our future growth and success depend in part on our ability to grow our customer base and effectively sell to a wide variety of customers.

Our potential customers are manufacturers of products that tend to be large enterprises or governmental agencies. Therefore, our future success will depend on our ability to grow our customer base and effectively sell to a wide variety of customers. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by large customers in negotiating contractual arrangements with us and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase our solutions.

Large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. In addition, product purchases by large organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, large organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers.

In addition, if we were unable to maintain or increase our customer retention rates or generate new customers in a cost-effective manner, our business, financial condition and results of operations would likely be adversely affected. We cannot assure you that we will be able to maintain or grow our customer base in a cost-effective way. If we are unable to develop high quality products at scale, or introduce new products, we may fail to attract new customers or lose our existing customers, which could adversely affect our growth and profitability.

Our business model has yet to be tested and any failure to realize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

There is additional risk associated with new enterprises like Amprius, that are encountering new challenges and issues for the first time, many of which are beyond our control, including substantial risks and expenses in the course of establishing or entering new markets, organizing operations and undertaking marketing activities. The likelihood of our success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. There is, therefore, nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital or operate profitably. We will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with our growth. In addition, as a result of the capital requirements of our business, we can be expected to continue to sustain substantial operating expenses without generating sufficient revenue to cover expenditures. Any investment in our company is therefore highly speculative and could result in the loss of your entire investment.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our business, financial condition, prospects and results of operations could be materially affected.

We are an early stage company with a history of financial losses and expect to incur significant expenses and continuing losses for the foreseeable future.

We incurred a net loss of approximately $9.9 million and $7.0 million during the year ended December 31, 2021 and the six months ended June 30, 2022, respectively. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin scaled production of our batteries.

We expect the rate at which we will incur losses to be significantly higher in future periods as we, among other things: continues to incur significant expenses in connection with building out our high-volume manufacturing facility and manufacturing line; hiring the experienced scientific, quality-control, and manufacturing personnel needed to operate our scaled manufacturing processes; building up inventories of components for our batteries; increasing our sales and marketing activities; develop our distribution infrastructure; and increasing our general and administrative functions to support our growing operations. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.

If we fail to effectively manage our future personnel growth, we may not be able to market and sell our batteries successfully.

Our future success depends upon our ability to grow, and if we are unable to manage our personnel growth effectively, we may incur unexpected expenses and be unable to meet our eventual customers’ requirements, all of which could materially adversely affect our business, financial condition, prospects and results of operations. To manage our current and anticipated future growth effectively, we must continue to maintain and enhance our infrastructure, financial and accounting systems and controls. We must also attract, train and retain a significant number of scientists, engineers, sales and marketing personnel, technical and manufacturing personnel and management personnel, and the availability of such personnel may be constrained. For more information, see “—We may not succeed in retaining and attracting key employees, particularly technical talent, needed to operate and build our business successfully.”

As we continue to grow, including from the integration of employees and businesses acquired in connection with future acquisitions, we may find it difficult to maintain important aspects of our corporate culture, which could negatively affect our profitability and our ability to retain and recruit qualified personnel who are essential for our future success. If we do not effectively manage our growth, we may not be able to execute on our growth plan, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or manufacture high-quality battery products. Additionally, we may not be able to expand and upgrade our infrastructure to accommodate future growth.

Failure to effectively manage our growth could also lead us to over-invest or under-invest in development and operations; result in weaknesses in our infrastructure, systems or controls; give rise to operational mistakes, financial losses, loss of productivity or business opportunities; and result in loss of employees and reduced productivity of remaining employees. Our growth is expected to require significant capital expenditures, which may lower our earnings, and may divert financial resources from other projects such as the development of new products and services. If we are unable to manage our growth effectively, our expenses may increase more than expected, our revenue may not increase or may grow more slowly than expected and we may be unable to implement our business strategy.

We have been, and may in the future be, adversely affected by the global COVID-19 pandemic and/or any other pandemic.

We face various risks related to epidemics, pandemics and other outbreaks, including the recent COVID-19 pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. If a significant portion of our workforce is unable to work due to COVID-19 illness, quarantine or other government restrictions in connection with COVID-19, our operations may be negatively impacted. The spread of COVID-19 has also impacted our potential customers and suppliers by disrupting the manufacturing, delivery and overall supply chain of battery and device manufacturers. As a result, the effects of the COVID-19 pandemic could impact the availability of materials and resources necessary for our operations.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. For example, some employees at our headquarters located in Fremont, California were subject to a stay-at-home order from the state government for a period of time. These measures have and may continue to adversely impact our employees and operations and the operations of our suppliers, vendors and business partners, and may negatively impact our sales and marketing activities. In addition, various aspects of our business cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and could adversely affect our future manufacturing plans, sales and marketing activities, business and results of operations. We may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, suppliers, vendors and business partners.

The extent to which the COVID-19 pandemic continues to impact our business, financial condition, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating activities can resume. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

There are no comparable recent events that may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain.

Certain members of our management do not have experience in operating a public company.

Certain of our executive officers do not have experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our recent transition to being a public company due to significant regulatory oversight and reporting obligations under federal securities laws and the continuous scrutiny of securities analysts and investors. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the policies, practices or internal controls over financial reporting required of public companies in the United States. As a result, we may be required to pay higher outside legal, accounting or consulting costs than our competitors, and our management team members may have to devote a higher proportion of their time to issues relating to compliance with the laws applicable to public companies, both of which might put us at a disadvantage relative to competitors.

Our insurance coverage may not be adequate to protect us from all business risks.

We may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God, and other claims against us, for which we may have no insurance coverage. As a general matter, the policies that we do have may include significant deductibles or self-insured retentions, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our business, financial condition and results of operations.

The auditors of Legacy Amprius identified material weaknesses in Legacy Amprius’ internal control over financial reporting. If we are unable to develop and maintain an effective system of internal controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our stock price, business and operating results.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports in a timely manner. In connection with the audit of Legacy Amprius’ financial statements for the year ended December 31, 2021, its auditors identified two material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The first material weakness related to Legacy Amprius not designing or maintaining an effective control environment specific to the areas of its financial reporting and close process, including ineffective review, analysis and approval of journal entries and ineffective review of monthly financial statements. This material weakness resulted in misstatements that were corrected prior to the completion and issuance of Legacy Amprius’ audited financial statements.

The second material weakness related to inadequate segregation of incompatible duties due to the small size of Legacy Amprius’ accounting and finance team.

In order to address these identified material weaknesses, we are in the process of increasing resources within our finance department, including the expansion of our accounting, control and compliance functions to develop and implement continued improvements and enhancements to address the overall deficiencies that led to the material weaknesses. Our management believes that these actions will enable us to address the material weaknesses that were identified in a timely manner and maintain properly designed and effective system of internal control over financial reporting and provide appropriate segregation of duties. However, these remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

We plan to continue to assess our internal controls and procedures and intend to take further action as necessary or appropriate to address any other matters we identify. We cannot assure you that the measures we have taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in internal control over financial reporting or that it will prevent or avoid potential future material weaknesses. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If we are unable to remediate the material weaknesses, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, to may adversely affect our reputation and business and the market price of our Common Stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

In addition, it is possible that control deficiencies could be identified by our management or by our independent registered public accounting firm in the future or may occur without being identified. Such a failure could result in regulatory scrutiny and cause investors to lose confidence in our reported financial condition, lead to a default under future indebtedness and otherwise have a material adverse effect on our business, financial condition, cash flow or results of operations.

As a public company, we are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting for future annual reports on Form 10-K to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Eventually, it is possible that our independent registered public accounting firm will also be required to audit the effectiveness of our internal control over financial reporting in future annual reports on Form 10-K to be filed with the SEC. We are required to disclose changes made in our internal control over financial reporting on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the applicable stock exchange or other regulatory authorities, which would require additional financial and management resources. We have begun the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 in the future, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion.

Our ability to utilize our net operating losses, tax credit carryforwards, and certain other tax attributes to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards, or NOLs, to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. If Legacy Amprius experienced an ownership change at any time since its incorporation, we may already be subject to limitations on our ability to utilize Legacy Amprius’ existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, future changes in our stock ownership, which may be outside of our control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. As a result, even if we earn net taxable income in the future, our ability to use our or Legacy Amprius’ pre-change NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to us. Further, because Legacy Amprius and Amprius Holdings were members of a consolidated group for U.S. federal income tax purposes up to the Closing Date, NOLs and other tax attributes of Legacy Amprius are available to be utilized by any member of the consolidated group. Accordingly, our existing NOLs and other tax attributes may not be available to offset future income tax liabilities.

There is also a risk that changes in law or regulatory changes made in response to the need for some jurisdictions to raise additional revenue to help counter the fiscal impact from the COVID-19 pandemic or for other unforeseen reasons, including suspensions on the use of net operating losses, tax credits, and other tax attributes, possibly with retroactive effect, may result in our and Legacy Amprius’ existing net operating losses, tax credits, or other tax attributes expiring or otherwise being unavailable to offset future income tax liabilities. Also, starting in fiscal year 2022, the Tax Cuts and Jobs Act requires taxpayers to capitalize research and development expenditures and to amortize domestic expenditures over five years and foreign expenditures over 15 years. If Congress does not modify or repeal this provision, it may result in the acceleration of future taxable income (and associated income tax liabilities) for us, beginning in fiscal year 2022. Any resulting income tax liabilities may reduce our cash flows beginning in fiscal year 2022.

The Internal Revenue Service (“IRS”) or other taxing authority could assert income tax liability against the Company, notwithstanding the provisions of the Tax Sharing Agreement.

Under the Tax Sharing Agreement with Amprius Holdings, Amprius Holdings generally would be required to indemnify the Company for the U.S. federal income tax liabilities of the U.S. federal consolidated group of which Amprius Holdings and Legacy Amprius were members (and any similar consolidated, combined or unitary tax group for state tax purposes) for taxable periods prior to (and including) the Closing Date (a “Consolidated Return Year”). The Tax Sharing Agreement also provides that Amprius Holdings will generally control any tax returns and any tax audits or other proceedings for the taxes addressed by the Tax Sharing Agreement. However, the Tax Sharing Agreement is not binding on the IRS or other state taxing authority, and does not prevent the IRS or other state taxing authority from asserting a tax claim against Legacy Amprius or the Company for any unpaid income tax liabilities of Legacy Amprius or Amprius Holdings for any Consolidated Return Year. If that were to occur, the Company would be required to seek indemnification against Amprius Holdings for payment of any amounts on such claims, and Amprius Holdings’ ability to satisfy such claims may depend on whether Amprius Holdings is able to sell sufficient shares of the Company to satisfy the tax liability.

The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, financial condition, prospects and results of operations.

We currently, and expect to continue to, benefit from certain government subsidies and economic incentives including tax credits, rebates and other incentives that support the development and adoption of clean energy technology. For example, the Inflation Reduction Act of 2022 introduces or extends a number of tax credits to promote clean energy development. We cannot assure you that we will be able to benefit from such programs or that these subsidies and incentive programs will be available to us at the same or comparable levels in the future. Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, or the reduced need for such subsidies and incentives due to the perceived success of clean and renewable energy products or other reasons, may require us to seek additional financing, which may not be obtainable on commercially attractive terms or at all, and may result in the diminished competitiveness of the battery cell industry generally or our silicon nanowire battery cells in particular. Any change in the level of subsidies and incentives from which we benefit could materially and adversely affect our business, financial condition, prospects and results of operations.

A significant portion of our business depends on sales to the public sector, and our failure to receive and maintain government contracts or changes in the contracting or fiscal policies of the public sector could have a material adverse effect on our business.

We currently rely on U.S. government contracts (as a prime contractor or subcontractor) for a material portion of our revenue and to partially fund our research and development activities, and we believe that the success and growth of our business will continue to depend on our successful procurement of government contracts.

Sales to government agencies are subject to a number of challenges and risks. Selling to government agencies can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. We also must comply with laws and regulations relating to the formation, administration, and performance of contracts, which provide public sector customers rights, many of which are not typically found in commercial contracts.

Accordingly, our business, financial condition, prospects and results of operations may be adversely affected by certain events or activities, including, but not limited to:

•	changes in fiscal or contracting policies or decreases in available government funding;

•	changes in government programs or applicable requirements;

•

changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding;

•

appeals, disputes, or litigation relating to government procurement, including but not limited to bid protests by unsuccessful bidders on potential or actual awards of contracts to us or our partners by the government;

•	the adoption of new laws or regulations or changes to existing laws or regulations;

•	influence by, or competition from, third parties with respect to pending, new, or existing contracts with government customers; and

•	increased or unexpected costs or unanticipated delays caused by other factors outside of our control, such as performance failures of our subcontractors.

•

Any such event or activity, among others, could cause governments and governmental agencies to delay or refrain from purchasing our battery products in the future, reduce the size or payment amounts of purchases from existing or new government customers, or otherwise have an adverse effect on our business, financial condition, prospects and results of operations.

Government contracts often also contain provisions and are subject to laws and regulations that provide government customers with additional rights and remedies not typically found in commercial contracts. These rights and remedies allow government customers, among other things, to:

•	terminate existing contracts for convenience;

•	reduce orders under or otherwise modify contracts;

•

for contracts subject to the Truth in Negotiations Act, reduce the contract price or cost where it was increased because a contractor or subcontractor furnished cost or pricing data during negotiations that was not complete, accurate, and current;

•

for some contracts, (i) demand a refund, make a forward price adjustment, or terminate a contract for default if a contractor provided inaccurate or incomplete data during the contract negotiation process and (ii) reduce the contract price under triggering circumstances, including the revision of price lists or other documents upon which the contract award was predicated;

•	decline to exercise an option to renew a multi-year contract;

•

claim rights in solutions, systems, or technology produced by us, appropriate such work-product for their continued use without continuing to contract for our services, and disclose such work-product to third parties, including other government agencies and our competitors, which could harm our competitive position;

•	prohibit future procurement awards with a particular agency due to a finding of organizational conflicts of interest;

•	suspend or debar us from doing business with the applicable government; and

•	control or prohibit the export of our battery products and technology.

Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding our compliance with government contract requirements. Current and new regulations or procurement requirements (including, for example regulations regarding counterfeit and corrupt parts, supply chain diligence, mandatory socioeconomic compliance requirements and cybersecurity) or changes to current requirements could increase our costs and risk of non-compliance. Failure to comply with government contracting laws, regulations and contract requirements, or adverse findings from a government audit or investigation can lead to criminal, civil or administrative proceedings (including pursuant to the False

Claims Act), termination of contracts, forfeiture of profits, suspension of payments, adverse media coverage, fines and suspension or debarment from doing business with U.S. government agencies, all of which may have an adverse effect on our reputation, business, financial condition, prospects and results of operations.

Our technology and our website, systems, and data we maintain may be subject to intentional disruption, security breaches and other security incidents, or alleged violations of laws, regulations, or other obligations relating to data handling that could result in liability and adversely impact our reputation and future sales. We may be required to expend significant resources to continue to modify or enhance our protective measures to detect, investigate and remediate vulnerabilities to security breaches and incidents. Any actual or alleged failure to comply with applicable cybersecurity or data privacy legislation or regulation could have a material adverse effect on our business, reputation, results of operations or financial condition.

We expect to face significant challenges with respect to information security and maintaining the security and integrity of our systems and other systems used in our business, as well as with respect to the data stored on or processed by these systems. We also anticipate receiving and storing confidential business information of our partners and customers. Advances in technology, an increased level of sophistication and expertise of hackers, and new discoveries in the field of cryptography can result in a compromise or breach of the systems used in our business or of security measures used in our business to protect confidential information, personal information, and other data. We may be a target for attacks designed to disrupt our operations or to attempt to gain access to our systems or to data that we possess, including proprietary information that we obtain from our partners pursuant to our agreements with them. We also are at risk for interruptions, outages and breaches of our and our outsourced service providers’ operational systems and security systems, our integrated software and technology, and data that we or our third-party service providers process or possess. These may be caused by, among other causes, physical theft, viruses, or other malicious code, denial or degradation of service attacks, ransomware, social engineering schemes, and insider theft or misuse. We have suffered security incidents in the past. In December 2021, we experienced a ransomware incident and notified certain employees of such incident. The security risks we and our outsourced service providers face could also be elevated in connection with the Russian invasion of Ukraine, as we and our outsourced service providers are vulnerable to a heightened risk of cyberattacks from or affiliated with nation-state actors, including retaliatory attacks from Chinese or Russian actors against U.S.-based companies.

The availability and effectiveness of our silicon nanowire anode technology and our ability to conduct our business and operations depend on the continued operation of information technology and communications systems, some of which we have yet to develop or otherwise obtain the ability to use. Systems we currently use or may use in the future in conducting our business, including data centers and other information technology systems, will be vulnerable to damage or interruption. Such systems could also be subject to break-ins, sabotage and intentional acts of vandalism, as well as disruptions and security breaches and security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by employees, service providers, or others. We currently use, and may use in the future, outsourced service providers to help provide certain services, and any such outsourced service providers face similar security and system disruption risks as us. Our ability to monitor our outsourced service providers’ security measures is limited, and, in any event, third parties may be able to circumvent those security measures, resulting in the unauthorized access to, misuse, acquisition, disclosure, loss, alteration, or destruction of personal, confidential, or other data, including data relating to individuals. Some of the systems used in our business will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any data security incidents or other disruptions to any data centers or other systems used in our business could result in lengthy interruptions in our service and may adversely affect our reputation, business, financial condition, prospects and results of operations.

Significant capital and other resources may be required in efforts to protect against information security breaches, security incidents, and system disruptions, or to alleviate problems caused by actual or suspected information security breaches and other data security incidents and system disruptions. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities and otherwise seeking to obtain unauthorized access to systems or data, and to disrupt systems, are increasingly sophisticated and constantly evolving. In particular, ransomware attacks have become more prevalent in the industrial sector, which could materially and adversely affect our ability to operate and may result in significant expense.

In addition, we may face increased compliance burdens regarding such requirements with regulators and customers regarding our battery products and also incur additional costs for oversight and monitoring of our supply chain. These additional compliance and logistical burdens are attenuated through our international partnerships. We also cannot be certain that these systems, networks, and other infrastructure or technology upon which we rely, including those of our third-party suppliers or service providers, will be effectively implemented, maintained or expanded as planned, or will be free from bugs, defects, errors, vulnerabilities, viruses, ransomware, or other malicious code. We may be required to expend significant resources to make corrections or to remediate issues that are identified or to find alternative sources.

Any failure or perceived failure by us or our service providers to prevent information security breaches or other security incidents or system disruptions, or any compromise of security that results in or is perceived or reported to result in unauthorized access to, or loss, theft, alteration, release or transfer of, our information, or any personal information, confidential information, or other data could result in loss or theft of proprietary or sensitive data and intellectual property, could harm our reputation and competitive position and could expose us to legal claims, regulatory investigations and proceedings, and fines, penalties, and other liability. Any such actual or perceived security breach, security incident or disruption could also divert the efforts of our technical and management personnel and could require us to incur significant costs and operational consequences in connection with investigating, remediating, eliminating and putting in place additional tools, devices, policies, and other measures designed to prevent actual or perceived security breaches and other incidents and system disruptions. Moreover, we could be required or otherwise find it appropriate to expend significant capital and other resources to respond to, notify third parties of, and otherwise address the incident or breach and its root cause, and most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data.

Further, we cannot assure that any limitations of liability provisions in our current or future contracts that may be applicable would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim relating to a security breach or other security-related matter. We also cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover claims related to a security breach or incident, or that the insurer will not deny coverage as to any future claim. The successful assertion of claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our reputation, financial condition, and results of operations.

Additionally, laws, regulations, and other actual and potential obligations relating to privacy, data hosting and other processing of data, data protection, and data security are evolving rapidly, and we expect to potentially be subject to new laws and regulations, or new interpretations of laws and regulations, in the future in various jurisdictions. These laws, regulations, and other obligations, and changes in their interpretation, could require us to modify our operations and practices, restrict our activities, and increase our costs. Further, these laws, regulations, and other obligations are complex and evolving rapidly, and we cannot provide assurance that we will not be subject to claims, allegations, or other proceedings related to actual or alleged obligations relating to privacy, data protection, or data security. It is possible that these laws, regulations, and other obligations may be inconsistent with one another or be interpreted or asserted to be inconsistent with our business or practices. We anticipate needing to dedicate substantial resources to comply with laws, regulations, and other obligations relating to privacy and data security in order to comply. Any failure or alleged or perceived failure to comply with any applicable laws, regulations, or other obligations relating to privacy, data protection, or data security could also result in regulatory investigations and proceedings, and misuse of or failure to secure data relating to individuals could also result in claims and proceedings against us by governmental entities or others, penalties and other liability, and damage to our reputation and credibility, and could have a negative impact on our business, financial condition, prospects and results of operations.

Risks Related to Intellectual Property

We rely heavily on our intellectual property portfolio. If we are unable to protect our intellectual property rights, our business and competitive position would be harmed.

We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position. We rely upon a combination of various intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as contractual protections afforded by license agreements and other agreements, to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through nondisclosure and invention assignment agreements with our employees and consultants, and through non-disclosure agreements with business partners and other third parties. Despite our efforts to protect our proprietary rights, third parties may, without proper authorization, attempt to copy or otherwise obtain and use our intellectual property or be able to design around our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be adequate, sufficient, or effective. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm our business, results of operations and financial condition. Moreover, certain proprietary technology that is stored on computer systems could be penetrated by intruders and potentially misappropriated. There is no guarantee that our efforts to protect our computer systems will be effective. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our intellectual property portfolio.

Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the unauthorized use of our intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of the United States. Further, we have not established our intellectual property rights in all countries in the world, and competitors may copy our designs and technology and operate in countries in which it has not prosecuted our intellectual property. Failure to adequately protect our intellectual property rights could result in our competitors using our intellectual property to offer products, and competitors’ ability to design around our intellectual property would enable competitors to offer similar or better batteries, in each case potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which, would adversely affect our business, financial condition, prospects and results of operations.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

Companies, organizations or individuals, including our current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, distribute, or sell our battery products, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from holders of patents or trademarks inquiring whether we are infringing their proprietary rights and/or seek court declarations that they do not infringe upon our intellectual property rights. Companies holding patents or other intellectual property rights relating to batteries, electric motors or electronic power management systems may bring suits alleging infringement by our battery products of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease selling, incorporating or using products that incorporate the challenged intellectual property;

•	pay substantial damages;

•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or

•	redesign our batteries.

We have in the past experienced infringement claims from non-practicing organizations (sometimes referred to as “patent trolls”) filing lawsuits for patent infringement. For example, in December 2020, we settled a patent infringement case against us and agreed to make licensing payments in connection with such settlement. We may be subject to additional infringement claims in the future, and even if we believe such claims are without merit, such claims are time-consuming, expensive to litigate or settle and can divert management’s resources and attention. An adverse determination could require that we pay damages, which could be substantial, or stop using technologies found to be in violation of a third-party’s rights and could prevent us from selling our batteries. In order to avoid these restrictions, we may have to seek a license for the technology. Any such license may not be available on reasonable terms or at all, could require us to pay significant royalties and may significantly increase our operating expenses or otherwise seriously harm our business or operating results.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, financial condition, prospects and results of operations could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s attention.

We also license patents and other intellectual property from third parties, and we may face claims that our use of this intellectual property infringes the rights of others. In such cases, we may seek indemnification from our licensors under our license contracts with them. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses, depending on our use of the technology, whether we choose to retain control over conduct of the litigation, and other factors.

Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with our commercialization of our batteries.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and is and will be developing our technology. In addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if our patent applications succeed and we are issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than what the United States provides. In addition, the claims under any patents that issued to us may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar or limit us from licensing, exploiting, or enforcing any patents issued to us. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that it needs to license or design around, either of which would increase costs and may adversely affect our business, financial condition, prospects and results of operations.

We may obtain licenses on technology that has not been commercialized or has been commercialized only to a limited extent, and the success of our business may be adversely affected if such technology does not perform as expected.

From time to time, we may license from third parties technologies that have not been commercialized or which have been commercialized only to a limited extent. These technologies may not perform as expected within our silicon nanowire battery cells and related products. If the cost, performance characteristics, manufacturing process or other specifications of these licensed technologies fall short of our targets, our expected sales, costs, time to market, competitive advantage, future product pricing and potential operating margins may be adversely affected.

Risks Related to Litigation and Regulatory Compliance

Our operations expose us to litigation, environmental and other legal compliance risks. Compliance with laws and regulations can be expensive, and our failure to comply with these laws and regulations may result in monetary damages and fines, adverse publicity and a material adverse effect on our business.

We are subject to a variety of litigation, environmental, health and safety, investment screening and national security laws, and other legal compliance risks. These risks include, among other things, possible liability relating to product liability matters, personal injuries, intellectual property rights, contract-related claims, health and safety liabilities, employment-related liabilities, environmental matters, investment screening and national security laws, and compliance with U.S. and foreign laws, competition laws and laws governing improper business practices.

Our operations in the United States are subject to numerous environmental laws and regulations, including federal, state and local laws and regulations relating to, among other things: water; natural resources; discharges; emissions; chemicals; solid and hazardous waste storage, treatment and disposal; remediation of releases of hazardous materials; and contamination. Compliance with these laws can be difficult and costly. For example, battery life cycle management regulations and regulations governing the transport of batteries may impose substantial requirements on our operations in the United States. Our operations may be required to obtain and comply with environmental permits, many of which may be difficult and expensive to obtain and must be renewed on a periodic basis. A failure to comply with these laws, regulations or permits could result in substantial liabilities, including fines, penalties, the suspension or loss of permits, and possibly orders to cease the non-compliant operations. Our manufacturing process will have hazards such as, but not limited to, hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or manufacturing components, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact our brand, finances or ability to operate.

As a business with international reach, we are subject to complex laws and regulations, including investment screening laws, in jurisdictions in which we operate. Those laws and regulations may be interpreted in different ways. They may also change from time to time, as may related interpretations and other guidance. Changes in laws or regulations could result in higher expenses and payments, and uncertainty relating to laws or regulations may also affect how we conduct our operations and structure our investments and could limit our ability to enforce our rights.

Changes in environmental and climate laws or regulations, including laws relating to greenhouse gas emissions, could lead to new or additional investment in manufacturing designs, subject us to additional costs and restrictions, including increased energy and raw materials costs, and could increase environmental compliance expenditures. We are subject to various environmental laws and regulations on air emission, waste water discharge, solid waste, noise and the disposal of hazardous materials. Cobalt and lithium are toxic materials that are important raw materials in our batteries. We also use, generate and discharge other toxic, volatile and hazardous chemicals and wastes in our research, development and manufacturing activities. Under U.S. environmental regulations, we are required to maintain the pollutant emission levels at the facility within the levels prescribed by the relevant governmental authorities and obtain a pollution discharge permit for water and air emissions. Future changes to environmental laws or permit requirements could require us to install new control equipment or otherwise change operations in order to comply with any such change in laws or permit requirements. In addition, certain laws and regulations require enterprises like us that generate hazardous wastes to engage companies which are licensed and qualified to process the hazardous wastes, and to collect, store, dispose of and transfer the hazardous waste.

If we fail to comply with national and local environmental protection laws and regulations, the relevant governmental authorities may impose fines or deadlines to cure instances of noncompliance, and may even order us to cease operations if we fail to comply with their requirements. In particular, any breach by us in connection with requirements relating to the handling of hazardous wastes may subject us to monetary damages and fines. In addition, if any third party suffers any loss as a result of our pollutant emission practices, our improper handling of hazardous wastes or our noncompliance with environmental regulations, such third parties may seek damages from us.

We cannot assure you that we will be able to comply with all environmental laws and regulations at all times as the environmental legal regime is evolving and becoming more stringent, especially in the United States. Therefore, if these or other governments where we do business impose more stringent regulations in the future, we will have to incur additional substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations. If we fail to comply with any of the present or future environmental regulations in any material aspect or cause any loss to any third parties due to our pollutant emission practices, improper handling of hazardous wastes or other environmental noncompliance, we may suffer from negative publicity and may be required to pay substantial fines, pay damages to such third parties, or suspend or even cease operations, all of which may materially and adversely affect our business, financial condition, prospects and results of operations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials.

We may be subject to review and enforcement actions under domestic and foreign laws that screen investments and to other national-security-related laws and regulations. In certain jurisdictions, these legal and regulatory requirements may be more stringent than in the United States and may impact battery companies more specifically. As a result of these laws and regulations, investments by particular investors may need to be filed with local regulators, which in turn may impose added costs on our business, impact our operations, and/or limit our ability to engage in strategic transactions that might otherwise be beneficial to us and our investors.

We are subject to a variety of laws and regulations related to the safety and transportation of our batteries. Our failure to comply with these laws and regulations may have a material adverse effect on our business and results of operations.

Many federal, state and local authorities require certification by Underwriters Laboratory, Inc., an independent, not-for-profit corporation engaged in the testing of products for compliance with certain public safety standards, or other safety regulation certification prior to marketing battery cells. Foreign jurisdictions also have regulatory authorities overseeing the safety of consumer products. Our batteries may not meet the specifications required by these authorities. A determination that any of our battery products are not in compliance with these rules and regulations could result in the imposition of fines or an award of damages to private litigants.

In addition, lithium batteries have been identified as a Class 9 dangerous good during transport. To be safely transported (by air, sea, rail or roadways), they must meet various international, national, state and local authorities, including, for example, the provisions laid out in United Nations standard UN 38.3. This standard applies to batteries transported either on their own or installed in a device. UN 38.3 has been adopted by regulators and competent authorities around the world, thus making it a requirement for global market access. Our failure to manage the transportation of our batteries could subject us to increased costs or future liabilities.

Failure to comply with certain health and production safety laws and regulations governing hazardous materials could materially adversely affect our business and results of operations.

In the sourcing of our battery products throughout the world, we process, store, dispose of and otherwise use large amounts of hazardous materials. As a result, we are subject to extensive and evolving health and production safety laws and regulations governing, among other things: the health of our employees and safety production requirements regarding the generation, handling, storage, use and transportation of hazardous materials. Compliance with these laws and regulations results in ongoing costs. Failure to comply with these laws or regulations, or to obtain or comply with the relevant permits, could result in fines, criminal charges or other sanctions by regulators. Furthermore, we may be ordered to rectify a noncompliance within a stipulated deadline; and if we fail to do so, we may be ordered to cease operations. Our ongoing compliance with health and safety laws, regulations and permits could require us to incur significant expenses, limit our ability to modify or expand our facilities or continue manufacturing and make other capital improvements. In addition, private parties, including current or former employees, could bring personal injury or other claims against us due to the presence of, or exposure to, hazardous substances used, stored or disposed of by us or contained in our batteries.

We are or will be subject to anti-corruption and anti-bribery and anti-money laundering and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and possibly other anti-bribery and anti-corruption laws and anti-money laundering laws in various jurisdictions in which we conduct, or in the future may conduct, activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit us and our officers, directors, employees, business partners agents, representatives and third-party intermediaries from corruptly offering, promising, authorizing or providing, directly or indirectly anything of value to recipients in the public or private sector.

We may leverage third parties to sell our battery products and conduct our business abroad. We, our officers, directors, employees, business partners agents, representatives and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if we do not explicitly authorize such activities. We cannot assure you that all of our officers, directors, employees, business partners agents, representatives and third-party intermediaries will not take actions in violation of applicable law, for which we may be ultimately held responsible. As our international activities and sales expand, our risks under these laws may increase.

These laws also require companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls and compliance procedures designed to prevent any such actions. While we have certain policies and procedures to address compliance with such laws, we cannot assure you that none of our officers, directors, employees, business partners agents, representatives and third-party intermediaries will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Any allegations or violation of the FCPA or other applicable anti-bribery and anti-corruption laws and anti-money laundering laws could subject us to whistleblower complaints, adverse media coverage, investigations, settlements, prosecutions, enforcement actions, fines, damages, loss of export privileges, and severe administrative, civil and criminal sanctions, suspension or debarment from government contracts, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our reputation, business, financial condition, prospects and results of operations. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

We are subject to governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate these controls.

Our battery products may be subject to U.S. export control laws and regulations including the Export Administration Regulations (“EAR”), the International Traffic in Arms Regulations (“ITAR”), and trade and economic sanctions maintained by the Office of Foreign Assets Control (“OFAC”). As such, an export license may be required to export, reexport, or transfer our battery products to certain countries, end-users, and end-uses. If we were to fail to comply with such U.S. export controls laws and regulations, U.S. economic sanctions, or other similar laws, we could be subject to both civil and criminal penalties, including substantial fines, possible incarceration for employees and managers for willful violations, and the possible loss of our export or import privileges. Obtaining the necessary export license for a particular sale or offering may not be possible and may be time-consuming and may result in the delay or loss of sales opportunities. Furthermore, U.S. export control laws and economic sanctions prohibit the export of products to certain U.S. embargoed or sanctioned countries, governments, and persons, as well as for prohibited end-uses. Even though we take precautions to ensure that we and our partners comply with all relevant export control laws and regulations, any failure by us or our partners to comply with such laws and regulations could have negative consequences for us, including reputational harm, government investigations and penalties.

Changes in our battery products or changes in export and import regulations in such countries may create delays in the introduction of our products into international markets, prevent our end-customers with international operations from deploying our battery products globally or, in some cases, prevent or delay the export or import of our battery products to certain countries, governments or persons altogether. Any change in export or import laws or regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing export, import or sanctions laws or regulations, or change in the countries, governments, persons, or technologies targeted by such export, import or sanctions laws or regulations, could result in decreased use of our battery products by, or in our decreased ability to export or sell our battery products to, existing or potential end-customers with international operations. Any decreased use of our battery products or limitation on our ability to export to or sell our battery products in international markets could adversely affect our business, financial condition, and results of operations.

We may be subject to U.S. foreign investment regulations which may impose conditions on or limit certain investors’ ability to purchase our stock, potentially making the stock less attractive to investors. Our future investments in U.S. companies may also be subject to U.S. foreign investment regulations.

Certain investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to

“critical technologies,” “critical infrastructure” and/or “sensitive personal data.” Based on its export control classification, our battery technology is considered a “critical technology.”

CFIUS could choose to review past or proposed transactions involving new or existing foreign investors in us or in our parent, Amprius Holdings, even if a filing with CFIUS is or was not required at the time of the transaction. Any review and approval of an investment or transaction by CFIUS may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS policies and practices are rapidly evolving, and in the event that CFIUS reviews one or more proposed or existing investment by investors, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to such investors. CFIUS could seek to impose limitations or restrictions on, or prohibit, investments by such investors (including, but not limited to, limits on purchasing our stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things).

Recent and potential tariffs imposed by the U.S. government or a global trade war could increase the cost of our products, which could have a material adverse effect on our business, financial condition and results of operations.

The U.S. government has and continues to make significant changes in U.S. trade policy and has taken certain actions that could negatively impact U.S. trade, including imposing tariffs on certain goods imported into the United States. In retaliation, China has implemented, and continues to evaluate imposing additional tariffs on a wide range of American products. There is also a concern that the imposition of additional tariffs by the United States could result in the adoption of tariffs by other countries as well, leading to a global trade war. More specifically, the U.S. government has from time to time imposed significant tariffs on certain product categories imported from China. Such tariffs, if expanded to other categories, could have a significant impact on our business, particularly the importation of parts of our batteries and certain production equipment that are manufactured in China. If we attempt to renegotiate prices with suppliers or diversify our supply chain in response to tariffs, such efforts may not yield immediate results or may be ineffective. We might also consider increasing prices to the end consumer; however, this could reduce the competitiveness of our products and adversely affect net sales. If we fail to manage these dynamics successfully, gross margins and profitability could be adversely affected. As of the date of this report, tariffs have not had a material impact on our business, but increased tariffs or trade restrictions implemented by the United States or other countries in connection with a global trade war could have a material adverse effect on our business, financial condition and results of operations. We cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the United States and China or other countries, what products may be subject to such actions, or what actions may be taken by the other countries in retaliation. Any further deterioration in the relations between the United States and China could exacerbate these actions and other governmental intervention. For example, a future event that created additional U.S.-China tensions could potentially increase the risks associated with the business and operations of U.S.-based technology companies in China.

The U.S. or foreign governments may take additional administrative, legislative, or regulatory action that could materially interfere with our ability to sell products in certain countries. Sustained uncertainty about, or worsening of, current global economic conditions and further escalation of trade tensions between the United States and its trading partners, especially China, could result in a global economic slowdown and long-term changes to global trade, including retaliatory trade restrictions that restrict our ability to operate in China. Any alterations to our business strategy or operations made in order to adapt to or comply with any such changes would be time-consuming and expensive, and certain of our competitors may be better suited to withstand or react to these changes.

From time to time, we may be involved in legal proceedings and commercial or contractual disputes, which could have an adverse impact on our profitability and consolidated financial position.

We may be involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with potential customers and suppliers, intellectual property matters, personal injury claims, environmental issues, tax matters and employment matters.

Furthermore, our predecessor, Kensington Capital Acquisition Corp. IV, was a special purpose acquisition company (“SPAC”). SPACs have been subject to increased regulatory oversight and scrutiny, including from the SEC. Any governmental or regulatory investigation or inquiry related to the Business Combination or otherwise could have a material adverse effect on our business and negatively affect our reputation.

It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurance that any such exposure will not be material. Such claims may also negatively affect our reputation.

Risks Related to Ownership of Our Common Stock

There can be no assurance that we will be able to comply with the continued listing standards of the NYSE.

Our Common Stock and Public Warrants are listed on the NYSE under the symbols “AMPX” and “AMPX.W,” respectively. If the NYSE delists our securities from trading on its exchange for failure to meet the listing standards and we are not able to list such securities on another national securities exchange, we expect such securities could be quoted on an over-the-counter market. If this were to occur, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our Common Stock is a “penny stock,” which will require brokers trading our Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of our Common Stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Anti-takeover provisions in our certificate of incorporation, Bylaws and Delaware law could make an acquisition of us more difficult, limit attempts by stockholders to replace or remove our management and limit the market price of our Common Stock.

Our certificate of incorporation (the “Certificate of Incorporation”), Bylaws and Delaware law contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our Board. These provisions include:

•	authorizing “blank check” preferred stock, which could be issued by our Board without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our Common Stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	prohibiting cumulative voting in the election of directors;

•	providing that vacancies on our Board may be filled only by majority of directors then in office of the Board, even though less than a quorum;

•	prohibiting the ability of our stockholders to call special meetings;

•	establishing an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to the Board;

•

dividing directorships of our Board into three classes, each to be elected for a term of three years, so that only one class of directorships is up for election at each annual meeting of the stockholders; and

•	specifying that special meetings of our stockholders can be called only by a majority of the Board, the chair of the Board, or our Chief Executive Officer.

These provisions may frustrate or prevent any attempts by stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder.

Our Bylaws provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware and the federal district courts of the United States will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a chosen judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Bylaws provide that, unless otherwise consented to by us in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by, or otherwise wrongdoing by, any of our directors, officers, or other employees to us or our stockholders; (iii) any action arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our Bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or our Bylaws; or (v) any other action asserting a claim that is governed by the internal affairs doctrine, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. The Bylaws further provide that, unless otherwise consented to by us in writing, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Concentration of ownership among our executive officers, directors and affiliates may prevent new investors from influencing significant corporate decisions.

As of September 27, 2022, our executive officers, directors and affiliates as a group beneficially own approximately 83.4% of the Common Stock outstanding. Additionally, certain of our executive officers and directors own interests in Amprius Holdings, which owns approximately 77.8% of our Common Stock outstanding, and certain of our directors are members of Amprius Holdings’ board of directors. As a result, these stockholders are able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the Certificate of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of us or changes in our management and will make the approval of certain transactions difficult or impossible without the support of these stockholders and of their votes.

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

As a public company, we face increased legal, accounting, administrative and other costs and expenses that Legacy Amprius did not face as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is likely that we will expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Compliance with public company requirements has increased costs and made certain activities more time-consuming. A number of these requirements require us to carry out activities Legacy Amprius had not done previously. For example, our Board has committees that did not exist on the Legacy Amprius board of directors, and we have adopted new internal controls and disclosure controls and procedures. In addition, we are incurring expenses associated with SEC reporting requirements. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. As a public company, it is also more expensive to obtain director and officer liability insurance. The additional reporting and other obligations imposed by these rules and regulations have and will continue to increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to spend money that could otherwise be used on our research and development programs and to achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our Common Stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. If any of the analysts who may cover us change their recommendation regarding our Common Stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Common Stock and Warrants would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We qualify as an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2027. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our Common Stock less attractive because we rely on these exemptions, which may result in a less active trading market for our Common Stock and its price may be more volatile.

Additionally, we qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We expect to remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Common Stock held by non-affiliates exceeds $250,000,000 as of the prior June 30, or (ii) our annual revenues exceeded $100,000,000 during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700,000,000 as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, comparison of our financial statements with other public companies may be difficult or impossible.

The sale of all of the securities registered for resale in this prospectus and future sales of substantial amounts of our Common Stock or Public Warrants in the public markets, or the perception that such sales could occur, could cause the market price of our Common Stock and Public Warrants to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Common Stock or Public Warrants in the public market could occur at any time. This prospectus registers up to 16,825,366 shares of Common Stock for resale by BRPC II that we may issue to BRPC II from time to time during the term of the Purchase Agreement. The purchase price for the shares that we may sell to BRPC II pursuant to this prospectus will fluctuate based on the price of our Common Stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Common Stock to fall. If and when we do sell shares to BRPC II, after BRPC II has acquired the shares, BRPC II may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to BRPC II by us could result in substantial dilution to the interests of other holders of our

Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to BRPC II, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

On September 27, 2022, in connection with the Business Combination, we filed a registration statement on Form S-1 (the “Business Combination S-1”) registering up to 105,680,194 shares of Common Stock constituting approximately 96.7% of our issued and outstanding Common Stock as of September 27, 2022 (assuming the exercise in full of all of the warrants registered on such registration statement and after giving effect to the 84,793 Initial Commitment Shares issued to BRPC II). Further, we intend to file a registration statement to register shares served for future issuance under our equity compensation plans and the 14,223,410 shares issuable upon exercise of the options outstanding under the 2016 Plan. Upon effectiveness of the registration statements, subject to the satisfaction of applicable vesting restrictions and the expiration and any lock-up restrictions, the shares registered thereunder will be available for immediate resale in the public market.

These sales, any future sales of a substantial number of shares of our Common Stock or Public Warrants in the public market or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock and Public Warrants. Despite such a decline in the public trading price, certain securityholders may still experience a positive rate of return on the securities they purchased due to the lower price that they purchased their shares compared to other public investors and be incentivized to sell its securities when others are not.

As of September 27, 2022, approximately 89.5% of our outstanding shares of Common Stock are subject to lock-up restrictions. Sales of our Common Stock following the expiration of these lock-up restrictions or pursuant to the exercise of registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales could also cause the market price of our Common Stock to decline if such equity holders sell or are perceived by the market as intending to sell any such securities, and make it more difficult for you to sell your shares of Common Stock at a time and price that you deem appropriate.

We may issue additional shares of Common Stock under an employee incentive plan (including the 2022 Plan and the ESPP), or may issue preferred stock. Any such issuances would dilute the interest of our stockholders and likely present other risks.

We may issue a substantial number of additional share of Common Stock under our employee incentive plan (including the 2022 Plan and the ESPP) or we may issue preferred stock. The issuance of additional securities:

•	may significantly dilute the equity interests of our investors;

•	may subordinate the rights of our stockholders if preferred stock is issued with rights senior to those afforded our Common Stock;

•

could cause a change in control if a substantial number of securities are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our Common Stock and/or Warrants.

Our Warrants will become exercisable for Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding Warrants to purchase an aggregate of 47,935,224 shares of Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. The Warrants will become exercisable on October 14, 2022. The exercise price of the Private Warrants and Public Warrants is

$11.50 per share, and the exercise price of the PIPE Warrants is $12.50 per share. To the extent the Warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to the holders of Common Stock and increase the number of shares eligible for resale in the public market. Shares of Common Stock issuable pursuant to the Warrants are not subject to lock-up restrictions. As such, once the Warrants become exercisable and a registration statement is declared effective that covers the resale of the shares of Common Stock issuable pursuant to the Warrants, the holder of such shares will be able to resell the shares to the market, subject to other applicable laws. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of our Common Stock.

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to BRPC II, or the actual gross proceeds resulting from those sales.

On September 27, 2022, we entered into the Purchase Agreement with BRPC II, pursuant to which BRPC II committed to purchase up to $200,000,000 of shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to BRPC II at our discretion from time to time over the 24-month period beginning on the date of the Commencement.

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to BRPC II under the Purchase Agreement. Sales of our Common Stock, if any, to BRPC II under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to BRPC II all, some or none of the shares of our Common Stock that may be available for us to sell to BRPC II pursuant to the Purchase Agreement.

Any shares of Common Stock issued in the Committed Equity Financing to BRPC II other than the Commitment Shares will be purchased by BRPC II at current market prices less a 3.0% fixed discount. Because the purchase price per share to be paid by BRPC II for the shares of Common Stock that we may elect to sell to BRPC II under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we elect to sell shares to BRPC II pursuant to the Purchase Agreement, if any, it is not possible for us to predict, prior to any such sales, the number of shares of Common Stock that we will sell to BRPC II under the Purchase Agreement, the purchase price per share that BRPC II will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by BRPC II under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to an aggregate of $200,000,000 of our Common Stock to BRPC II, only 16,825,366 shares of our Common Stock are being registered for resale under the registration statement that includes this prospectus. If it becomes necessary for us to issue and sell to BRPC II under the Purchase Agreement more than the 16,825,366 shares being registered for resale under the registration statement that includes this prospectus in order to receive aggregate gross proceeds equal to $200,000,000 under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by BRPC II of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective before we may elect to sell any additional shares of our Common Stock to BRPC II under the Purchase Agreement.

Under the applicable NYSE rules, in no event may the Company issue to BRPC II under the Purchase Agreement more than the Exchange Cap, unless the Company obtains stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with the applicable NYSE rules. The Exchange Cap is not applicable to issuances and sales of Common Stock pursuant to VWAP Purchases and Intraday VWAP Purchases that we may effect pursuant to the Purchase Agreement, to the extent such shares of Common Stock are sold in such VWAP Purchases and Intraday VWAP Purchases (as applicable) at a price equal to or in excess of the applicable “minimum price” (as defined in the applicable listing rules of the NYSE) of the Common Stock, calculated at the time such VWAP Purchases and Intraday VWAP Purchases (as applicable) are effected by us under the Purchase Agreement, if any, as adjusted to take into account our issuance of the Commitment Shares to BRPC II and our reimbursement of a certain amount of BRPC II’s legal fees and expenses. Moreover, the Company may not issue or sell any shares of Common Stock to BRPC II under the Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by BRPC II and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in BRPC II beneficially owning more than 4.99% of the outstanding shares of Common Stock.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock, including the 16,825,366 shares of Common Stock being registered for resale by BRPC II under this prospectus and the securities registered on the Business Combination S-1 could cause additional substantial dilution to our stockholders. The number of shares of our Common Stock ultimately offered for sale by BRPC II is dependent upon the number of shares of Common Stock, if any, we ultimately elect to sell to BRPC II under the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to BRPC II. If and when we do elect to sell shares of our Common Stock to BRPC II pursuant to the Purchase Agreement, after BRPC II has acquired such shares, BRPC II may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from BRPC II in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from BRPC II in this offering as a result of future sales made by us to BRPC II at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to BRPC II under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with BRPC II may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Our management team will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to the Selling Stockholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of shares of Common Stock to the Selling Stockholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding our and our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	the expected benefits of the Business Combination;

•	the Company’s financial and business performance, including financial and business metrics;

•	changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	the Company’s ability to develop a high-volume manufacturing line and otherwise scale in a cost-effective manner;

•	the expected addressable market for the Company’s products;

•	developments relating to the Company’s competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on the Company’s business and the actions the Company may take in response thereto;

•	the Company’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	the Company’s future capital requirements and sources and uses of cash;

•	the Company’s ability to obtain funding for its operations;

•	the Company’s business, expansion plans and opportunities; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the ability of the Company to execute its business model, including scaling production and the increase in addressable market for its products and services;

•	the Company’s ability to raise capital;

•	the outcome of any legal proceedings that may be instituted against the Company;

•	the ability to maintain the listing of Common Stock on the NYSE;

•

the ability of the Company to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably;

•	changes in applicable laws or regulations;

•	the effect of the COVID-19 pandemic on the Company’s business;

•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties described in this prospectus, including those under the section titled “Risk Factors” beginning on page 13.

Should one or more of the risks or uncertainties described in this prospectus, or the underlying assumptions, prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements.

COMMITTED EQUITY FINANCING

The following description of the offering is a summary of certain material attributes and characteristics, which does not purport to be complete in every detail and is qualified in its entirety by reference to the Purchase Agreement and the Committed Equity Registration Rights Agreement. The following summary uses words and terms that are defined in the Purchase Agreement and the Committed Equity Registration Rights Agreement. For more information regarding the terms of the offering, reference is made to the Purchase Agreement and Committed Equity Registration Rights Agreement, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

On September 27, 2022, we entered into the Purchase Agreement and the Committed Equity Registration Rights Agreement with BRPC II. Under the Purchase Agreement, from and after the Commencement Date, we have the right to issue and sell to BRPC II up to $200,000,000 shares of Common Stock, subject to certain conditions and limitations set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of Common Stock by us to BRPC II under the Purchase Agreement, and the timing of any sales, are solely at our option, and we are under no obligation to sell any securities to BRPC II under the Purchase Agreement. In accordance with our obligations under the Committed Equity Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by BRPC II of up to 16,825,366 shares of Common Stock, consisting of (i) up to 16,655,780 shares that we may, in our sole discretion, elect to sell to BRPC II, from time to time from and after the Commencement Date pursuant to the Purchase Agreement and (ii) 169,586 Commitment Shares, which is comprised of 84,793 Initial Commitment Shares that we issued to BRPC II upon our execution of the Purchase Agreement on September 27, 2022 and up to 84,793 Additional Commitment Shares that we will issue to BRPC II upon our receipt of $100.0 million of gross proceeds from the sale of shares of our Common Stock to BRPC II as set forth in the Purchase Agreement, as consideration for its commitment to purchase shares of Common Stock in one or more purchases that we may, in our sole discretion, direct them to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.

We do not have the right to commence any sales of our Common Stock to BRPC II under the Purchase Agreement until the Commencement Date, which is the date on which all of the conditions to BRPC II’s purchase obligation set forth in the Purchase Agreement have initially been satisfied, including that the registration statement that includes this prospectus be declared effective by the SEC. From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion until the first day of the month next following the 24-month period beginning on the Commencement Date, to direct BRPC II to purchase up to a specified maximum amount of shares of Common Stock in one or more Purchases and Intraday VWAP Purchases as set forth in the Purchase Agreement, by timely delivering a written VWAP Purchase Notice for each VWAP Purchase, and timely delivering a written Intraday VWAP Purchase Notice for each Intraday VWAP Purchase, if any, to BRPC II in accordance with the Purchase Agreement on any trading day we select as the Purchase Date therefor, so long as (i) the closing sale price of our Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases effected by us under the Purchase Agreement have been received by BRPC II prior to the time we deliver such notice to BRPC II.

From and after Commencement, we will control the timing and amount of any sales of Common Stock to BRPC II. Actual sales of shares of our Common Stock to BRPC II under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our company and its operations.

Under the applicable NYSE rules, in no event may we issue to BRPC II under the Purchase Agreement shares of Common Stock in excess of the Exchange Cap, which is 16,825,366 shares of Common Stock (such number of shares equal to 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement), unless we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable the NYSE rules. The Exchange Cap is not applicable to issuances and sales of Common Stock pursuant to VWAP Purchases and Intraday VWAP Purchases that we may effect pursuant to the Purchase Agreement, to the extent such shares of Common Stock are sold in such VWAP Purchases and Intraday VWAP Purchases (as applicable) at a price equal to or in excess of the applicable “minimum price” (as defined in the applicable listing rules of the NYSE) of the Common Stock, calculated at the time such VWAP Purchases and Intraday VWAP Purchases (as applicable) are effected by us under the Purchase Agreement, if any, as adjusted to take into account our issuance of the Commitment Shares to BRPC II and our reimbursement of a certain amount of BRPC II’s legal fees and expenses. Moreover, we may not issue or sell any shares of Common Stock to BRPC II under the Purchase Agreement that, when aggregated with all other shares of Common Stock then beneficially owned by BRPC II and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in BRPC II beneficially owning shares of Common Stock in excess of the Beneficial Ownership Limitation, which is defined in the Purchase Agreement as 4.99% of the outstanding shares of Common Stock.

The net proceeds to us from sales that we elect to make to BRPC II under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell shares of our stock to BRPC II. We expect that any proceeds received by us from such sales to BRPC II will be used for working capital and general corporate purposes.

Neither we nor BRPC II may assign or transfer our respective rights and obligations under the Purchase Agreement or the Committed Equity Registration Rights Agreement, and no provision of the Purchase Agreement or the Committed Equity Registration Rights Agreement may be modified or waived by us or BRPC II.

As consideration for BRPC II’s commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 84,793 Initial Commitment Shares to BRPC II. In addition, upon our receipt of total aggregate gross cash proceeds equal to $100,000,000 from BRPC II under the Purchase Agreement, we will issue 84,793 additional shares of Common Stock to BRPC II as Additional Commitment Shares Furthermore, we have agreed to reimburse BRPC II for the reasonable legal fees and disbursements of BRPC II’s legal counsel in an amount not to exceed (i) $100,000 upon our execution of the Purchase Agreement and Committed Equity Registration Rights Agreement and (ii) $7,500 per fiscal quarter, in each case in connection with the transactions contemplated by the Purchase Agreement and the Committed Equity Registration Rights Agreement.

The Purchase Agreement and the Committed Equity Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement of which this prospectus forms a part and are available electronically on the SEC’s website at www.sec.gov.

Purchases of Common Stock Under the Purchase Agreement

VWAP Purchases

From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion, until the first day of the month next following the 24-month anniversary of the Commencement Date, to direct BRPC II to purchase a specified number of shares of Common Stock (each, a “VWAP Purchase”), not to exceed the Purchase Maximum Amount, in a VWAP Purchase under the Purchase Agreement, by timely delivering a written VWAP Purchase Notice to BRPC II, prior to 9:00 a.m., New York City time, on any trading day we select as the Purchase Date for such VWAP Purchase, so long as:

•	the closing sale price of our Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and

•

all shares of Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases effected by us under the Purchase Agreement have been received by BRPC II prior to the time we deliver such VWAP Purchase Notice to BRPC II.

The Purchase Maximum Amount applicable to such VWAP Purchase will be equal to the lesser of:

•	5,000,000 shares of Common Stock; and

•

10.0% or 20.0% (the applicable percentage to be specified by us in the applicable VWAP Purchase Notice for such VWAP Purchase) of the total number (or volume) of shares of our Common Stock traded on the NYSE during the applicable VWAP Purchase Period for such VWAP Purchase.

The actual number of shares of Common Stock that BRPC II will be required to purchase in a Purchase, which we refer to as the Purchase Share Amount, will be equal to the number of shares that we specify in the applicable VWAP Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that BRPC II will be required to pay for shares of Common Stock in a VWAP Purchase effected by us pursuant to the Purchase Agreement, if any, will be equal to the volume weighted average price of the Common Stock (the “VWAP”), calculated in accordance with the Purchase Agreement, for the applicable VWAP Purchase Period on the Purchase Date for such VWAP Purchase, less a fixed 3.0% discount to the VWAP for such VWAP Purchase Period. The VWAP Purchase Period for a VWAP Purchase is defined in the Purchase Agreement as the period beginning at the official open (or “commencement”) of the regular trading session on the NYSE on the applicable Purchase Date for such VWAP Purchase, and ending at the earliest to occur of:

•

3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on the NYSE on such Purchase Date;

•

such time that the total aggregate number (or volume) of shares of Common Stock traded on the NYSE during such VWAP Purchase Period (calculated in accordance with the Purchase Agreement) reaches the applicable VWAP Purchase Share Volume Maximum for such VWAP Purchase, which will be determined by dividing (a) the applicable VWAP Purchase Share Amount for such VWAP Purchase, by (b) 0.10 or 0.20 (the applicable percentage being the same percentage we specified in the applicable VWAP Purchase Notice for determining the applicable VWAP Purchase Share Amount for such VWAP Purchase); and

•

if we elect a Limit Order Discontinuation Election in the applicable VWAP Purchase Notice for such VWAP Purchase, such time that the trading price of a share of Common Stock on the NYSE during such VWAP Purchase Period (calculated in accordance with the Purchase Agreement) falls below the applicable Minimum Price Threshold, less a fixed 3.0% discount to the VWAP for such VWAP Purchase Period.

Under the Purchase Agreement, for purposes of calculating the volume of shares of Common Stock traded during a VWAP Purchase Period, including for purposes of determining whether the applicable VWAP Purchase Share Volume Maximum for a VWAP Purchase has been reached, for purposes of calculating the VWAP of our Common Stock for the applicable VWAP Purchase Period, and to the extent that we specify in the applicable VWAP Purchase Notice that the Limit Order Discontinue Election will apply, the following transactions, to the extent they occur during such VWAP Purchase Period, are excluded: (x) the opening or first purchase of Common Stock at or following the official open of the regular trading session on the NYSE on the applicable Purchase Date for such VWAP Purchase, (y) the last or closing sale of Common Stock at or prior to the official close of the regular trading session on the NYSE on the applicable Purchase Date for such VWAP Purchase, and (z) if we did not elect a Limit Order Discontinue Election in the applicable VWAP Purchase Notice for such VWAP Purchase, all purchases and sales of Common Stock on the NYSE during such VWAP Purchase Period at a price per share that is less than the applicable Minimum Price Threshold for such VWAP Purchase.

Intraday VWAP Purchases

In addition to the regular VWAP Purchases described above, after the Commencement, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct BRPC II to purchase, on any trading day we select as the Purchase Date therefor (including the same Purchase Date on which an earlier regular VWAP Purchase was effected by us (as applicable), although we are not required to effect an earlier regular VWAP Purchase on such Purchase Date in order to effect an Intraday VWAP Purchase on such Purchase Date), a specified number of shares of Common Stock, not to exceed the applicable Intraday VWAP Purchase Maximum Amount, in an Intraday VWAP Purchase under the Purchase Agreement, by timely delivering a written Intraday VWAP Purchase Period” (determined in the same manner as for a regular VWAP Purchase) for such Intraday VWAP Purchase Notice to BRPC II, after 10:00 a.m., New York City time (and after the VWAP Purchase Period for any prior regular VWAP Purchase (if any) and the Intraday VWAP Purchase Period for the most recent prior Intraday VWAP Purchase effected on the same Purchase Date (if any) have ended), and prior to 3:30 p.m., New York City time, on such Purchase Date, so long as:

•	the closing sale price of our Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and

•

all shares of Common Stock subject to all prior Purchases and prior Intraday VWAP Purchases effected by us under the Purchase Agreement have been received by BRPC II prior to the time we deliver such Intraday VWAP Purchase Notice to BRPC II.

The Intraday VWAP Purchase Maximum Amount applicable to such Intraday VWAP Purchase will be equal to the lesser of:

•	5,000,000 shares of Common Stock; and

•

10.0% or 20.0% (the applicable percentage to be specified by us in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase) of the total aggregate number (or volume) of shares of Common Stock traded on the NYSE during the applicable Intraday VWAP Purchase Period for such Intraday VWAP Purchase.

The actual number of shares of Common Stock that BRPC II will be required to purchase in an Intraday VWAP Purchase, which we refer to as the Intraday VWAP Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Intraday VWAP Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Intraday VWAP Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that BRPC II will be required to pay for the Intraday VWAP Purchase Share Amount in an Intraday VWAP Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a regular VWAP Purchase, except that the VWAP used to determine the purchase price for shares of Common Stock to be purchased in an Intraday VWAP Purchase will be equal to the VWAP, calculated in accordance with the Purchase Agreement, for the applicable Intraday VWAP Purchase Period on the Purchase Date for such Intraday VWAP Purchase, less a fixed 3.0% discount to the VWAP for such Intraday VWAP Purchase Period. The Intraday VWAP Purchase Period for an Intraday VWAP Purchase is defined in the Purchase Agreement as the period during the regular trading session on the NYSE on such Purchase Date, beginning at the latest to occur of:

•	such time of confirmation of BRPC II’s receipt of the applicable Intraday VWAP Purchase Notice;

•	such time that the VWAP Purchase Period for any prior regular VWAP Purchase effected on the same Purchase Date (if any) has ended; and

•	such time that the Intraday VWAP Purchase Period for the most recent prior Intraday VWAP Purchase effected on the same Purchase Date (if any) has ended,

and ending at the earliest to occur of:

•

3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on the NYSE on such Purchase Date;

•

such time that the total aggregate number (or volume) of shares of Common Stock traded on the NYSE during such Intraday VWAP Purchase Period (calculated in accordance with the Purchase Agreement) reaches the applicable Intraday VWAP Purchase Share Value Maximum for such Intraday VWAP Purchase, which will be determined by dividing (a) the Intraday VWAP Purchase Share Amount to be subscribed for and purchased by BRPC II in such Intraday VWAP Purchase-Type A, by (b) 0.10 or 0.20 (the applicable percentage being the same percentage we specified in the applicable Intraday VWAP Purchase Notice for determining the applicable Intraday Purchase Share Amount for such Intraday VWAP Purchase; and

•

if we elect a Limit Order Discontinue Election in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase, such time that the trading price of our Common Stock on the NYSE during such Intraday VWAP Purchase Period (calculated in accordance with the Purchase Agreement) falls below the applicable Minimum Price Threshold.

As with regular VWAP Purchases, for purposes of calculating the volume of shares of Common Stock traded during an Intraday VWAP Purchase Period, including for purposes of determining whether the applicable Intraday VWAP Purchase Share Volume Maximum for an Intraday VWAP Purchase has been reached, for purposes of calculating the VWAP of our Common Stock for the applicable Intraday VWAP Purchase Period, the following transactions, to the extent they occur during such VWAP Purchase Period, are excluded: (x) the opening or first purchase of Common Stock at or following the official open of the regular trading session on the NYSE on the applicable Purchase Date for such Intraday VWAP Purchase, (y) the last or closing sale of Common Stock at or prior to the official close of the regular trading session on the NYSE on the applicable Purchase Date for such Intraday VWAP Purchase, and (z) if we did not elect a Limit Order Discontinue Election in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase, all purchases and sales of Common Stock on the NYSE during such Intraday VWAP Purchase Period at a price per share that is less than the applicable Minimum Price Threshold for such Intraday VWAP Purchase.

We may, in our sole discretion, timely deliver multiple Intraday VWAP Purchase Notices to BRPC II prior to 3:30 p.m., New York City time, on a single Purchase Date to effect multiple Intraday VWAP Purchases on such same Purchase Date, provided that the VWAP Purchase Period for any such earlier regular VWAP Purchase effected on the same VWAP Purchase Date as such Intraday VWAP Purchase (if any) and the Intraday VWAP Purchase Period for the most recent prior Intraday VWAP Purchase effected on the same Purchase Date as such Intraday VWAP Purchase (if any) have ended prior to 3:30 p.m., New York City time, on such Purchase Date, so long as all shares of Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases effected by us under the Purchase Agreement, including those effected earlier on the same Purchase Date as such Intraday VWAP Purchase, have been received by BRPC II prior to the time we deliver to BRPC II a new Intraday VWAP Purchase Notice to effect an Intraday VWAP Purchase on the same Purchase Date as a regular VWAP Purchase and/or Intraday VWAP Purchase effected by us earlier on such Purchase Date.

The terms and limitations that will apply to each subsequent Intraday VWAP Purchase effected on the same Purchase Date will be the same as those applicable to any earlier regular VWAP Purchase (as applicable) and any earlier Intraday VWAP Purchase effected on the same Purchase Date as such subsequent Intraday VWAP Purchase, and the per share purchase price for the shares of Common Stock that we elect to sell to BRPC II in each subsequent Intraday VWAP Purchase effected on the same Purchase Date as an earlier regular VWAP Purchase (as applicable) and/or earlier Intraday VWAP Purchase effected on such Purchase Date will be calculated in the same manner as in the case of such earlier regular VWAP Purchase (as applicable) and such earlier Intraday VWAP Purchase(s) effected on the same Purchase Date as such subsequent Intraday VWAP Purchase, with the exception that the Intraday VWAP Purchase Period for each subsequent Intraday VWAP

Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the Purchase Agreement.

In the case of VWAP Purchases and Intraday VWAP Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of Common Stock to be purchased by BRPC II in any such VWAP Purchase or Intraday VWAP Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such VWAP Purchase or Intraday VWAP Purchase (as applicable), in each case will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price threshold amounts.

At or prior to 5:30 p.m., New York City time, on the applicable Purchase Date for a VWAP Purchase and/or Intraday VWAP Purchase, BRPC II will provide us with a written confirmation for such VWAP Purchase and/or Intraday VWAP Purchase, as applicable, setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by BRPC II for the shares of Common Stock purchased by BRPC II in such VWAP Purchase and/or Intraday VWAP Purchase, as applicable.

The payment for, against delivery of, shares of Common Stock purchased by BRPC II in a VWAP Purchase and any Intraday VWAP Purchase under the Purchase Agreement will be fully settled within two trading days immediately following the applicable Purchase Date for such VWAP Purchase and Intraday VWAP Purchase, as set forth in the Purchase Agreement.

Conditions Precedent to Commencement and Each Purchase

BRPC II’s obligation to accept VWAP Purchase Notices and Intraday VWAP Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our Common Stock in VWAP Purchases and Intraday VWAP Purchases under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, at the applicable “Purchase Condition Satisfaction Time” (as such terms are defined in the Purchase Agreement) on the applicable Purchase Date for each VWAP Purchase or Intraday VWAP Purchase, respectively, after the Commencement, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of BRPC II’s control, which conditions include the following:

•	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

•

the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

•

the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to BRPC II under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and BRPC II being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Committed Equity Registration Rights Agreement) to resell all of the shares of Common Stock included in this prospectus (and included in any such additional prospectuses);

•

the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to BRPC II under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Committed

Equity Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the Common Stock for offering or sale in any jurisdiction;

•

FINRA shall not have provided an objection to, and shall have confirmed in writing that it has determined not to raise any objections with respect to the fairness and reasonableness of, the terms and arrangements of the transactions contemplated by the Purchase Agreement and the Committed Equity Registration Rights Agreement;

•

there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to BRPC II under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Committed Equity Registration Rights Agreement, in the light of the circumstances under which they were made) not misleading;

•

this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;

•

trading in the Common Stock shall not have been suspended by the SEC or the NYSE, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Stock on the NYSE shall be terminated on a date certain (unless, prior to such date, the Common Stock is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock;

•

the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Committed Equity Registration Rights Agreement;

•

the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Committed Equity Registration Rights Agreement;

•

the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Committed Equity Registration Rights Agreement, or seeking material damages in connection with such transactions;

•

all of the shares of Common Stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on the NYSE (or if the Common Stock is not then listed on the NYSE, on any Eligible Market), subject only to notice of issuance;

•	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;

•

the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

•	the receipt by BRPC II of the legal opinions and negative assurances, bring-down legal opinions and negative assurances, and audit comfort letters as required under the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•	the first day of the month next following the 24-month anniversary of the Commencement Date;

•	the date on which BRPC II shall have purchased shares of Common Stock under the Purchase Agreement for an aggregate gross purchase price equal to $200 million;

•	the date on which the Common Stock shall have failed to be listed or quoted on the NYSE or any other Eligible Market for a period of one (1) trading day;

•

the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such trading day; and

•	the date on which a bankruptcy custodian is appointed for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon ten (10) trading days’ prior written notice to BRPC II. We and BRPC II may also terminate the Purchase Agreement at any time by mutual written consent.

BRPC II also has the right to terminate the Purchase Agreement upon ten (10) trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

•	the occurrence and continuation of a Material Adverse Effect (as such term is defined in the Purchase Agreement);

•	the occurrence of a Fundamental Transaction (as such term defined in the Purchase Agreement) involving our company;

•

if any registration statement is not filed by the applicable Filing Deadline (as defined in the Committed Equity Registration Rights Agreement) therefor or declared effective by the SEC by the applicable Effectiveness Deadline (as defined in the Committed Equity Registration Rights Agreement), or we are otherwise in breach or default in any material respect under any of the other provisions of the Committed Equity Registration Rights Agreement, and, if such failure, breach or default is capable of being cured, such failure, breach or default is not cured within ten (10) trading days after notice of such failure, breach or default is delivered to us;

•

if we are in breach or default in any material respect of any of our covenants and agreements in the Purchase Agreement or in the Committed Equity Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within ten (10) trading days after notice of such breach or default is delivered to us;

•

the effectiveness of the registration statement of which this prospectus forms a part or any additional registration statement we file with the SEC pursuant to the Committed Equity Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Committed Equity Registration Rights Agreement otherwise becomes unavailable to BRPC II for the resale of all of the shares of Common Stock included therein, and such lapse or unavailability continues for a period of forty (40) consecutive trading days or for more than an aggregate of ninety (90) trading days in any 365-day period, other than due to acts of BRPC II; or

•

trading in the Common Stock on the NYSE (or if the Common Stock is then listed on an Eligible Market, trading in the Common Stock on such Eligible Market) has been suspended for a period of five (5) consecutive trading days.

No termination of the Purchase Agreement by us or by BRPC II will become effective prior to the fifth (5th) trading day immediately following the date on which any pending VWAP Purchase and any pending Intraday VWAP Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and no termination will affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending VWAP Purchase, any pending Intraday VWAP Purchase, the Initial Commitment Shares, the Additional Commitment Shares, and any fees and disbursements of BRPC II’s legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Committed Equity Registration Rights Agreement. Both we and BRPC II have agreed to complete our respective obligations with respect to any such pending VWAP Purchase and any pending Intraday VWAP Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Committed Equity Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by the Selling Stockholder

BRPC II has agreed that none of BRPC II, its officers, its sole member or any entity managed or controlled by BRPC II or its sole member will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any (i) ”short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock, our warrants or any of our other securities during the term of the Purchase Agreement.

Prohibition of Variable Rate Transactions

Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Common Stock after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell Common Stock or any securities exercisable, exchangeable or convertible into Common Stock at a future determined price.

Effect of Sales of our Common Stock under the Purchase Agreement on our Stockholders

All shares of Common Stock that may be issued or sold by us to BRPC II under the Purchase Agreement that are being registered under the Securities Act for resale by BRPC II in this offering are expected to be freely tradable. The shares of Common Stock being registered for resale in this offering may be issued and sold by us to BRPC II from time to time at our discretion until the first day of the month next following the 24-month anniversary of the Commencement. The resale by BRPC II of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to BRPC II under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to BRPC II all, some or none of the shares of our Common Stock that may be available for us to sell to BRPC II pursuant to the Purchase Agreement.

If and when we do elect to sell shares of our Common Stock to BRPC II pursuant to the Purchase Agreement, after BRPC II has acquired such shares, BRPC II may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from BRPC II in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from BRPC II in this offering as a result of future sales made by us to BRPC II at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to BRPC II under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with BRPC II may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by BRPC II for the shares of Common Stock that we may elect to sell to BRPC II under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable VWAP Purchase Period for each VWAP Purchase, and during the applicable Intraday VWAP Purchase Period for each Intraday VWAP Purchase, made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of Common Stock that we will sell to BRPC II under the Purchase Agreement, the actual purchase price per share to be paid by BRPC II for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of September 27, 2022, there were 84,253,709 shares of our Common Stock outstanding (including the 84,793 Initial Commitment Shares issued to BRPC II), of which 14,027,515 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to an aggregate of $200,000,000 of shares of our Common Stock to BRPC II, only 16,825,366 shares of our Common Stock (representing the maximum number of shares of Common Stock we may issue and sell under the Purchase Agreement under the Exchange Cap limitation and inclusive of (i) the 84,793 Initial Commitment Shares we issued to BRPC II as consideration for its commitment to purchase shares of our Common Stock at our election and in our sole discretion, from time to time after the date of this prospectus, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement and (ii) the up to 84,793 Additional Commitment Shares we may issue prior to the commencement of any sales of Common Stock to BRPC II pursuant to the terms of the Purchase Agreement are being registered for resale under the registration statement that includes this prospectus. If all of the 16,825,366 shares offered for resale by BRPC II under this prospectus were issued and outstanding, such shares would represent approximately 16.7% of the total number of shares of our Common Stock outstanding and approximately 54.7% of the total number of outstanding shares held by non-affiliates, in each case as of September 27, 2022.

If it becomes necessary for us to issue and sell to BRPC II under the Purchase Agreement more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $200,000,000 under the Purchase Agreement, we must first (i) obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable NYSE rules and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by BRPC II of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to BRPC II under the Purchase Agreement. The number of shares of our Common Stock ultimately offered for sale by BRPC II is dependent upon the number of shares of Common Stock, if any, we ultimately sell to BRPC II under the Purchase Agreement.

The issuance of our Common Stock to BRPC II pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from BRPC II from our sale of shares of Common Stock to BRPC II under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to the Selling Stockholder(2)	Gross Proceeds from the Sale of Shares to the Selling Stockholder Under the Purchase Agreement
$8.00	16,655,780	16.5%	$133,246,240
$9.00	16,655,780	16.5%	$149,902,020
$10.00	16,655,780	16.5%	$166,557,800
$11.00	16,655,780	16.5%	$183,213,580
$11.91(3)	16,655,780	16.5%	$198,370,340
$12.00	16,655,780	16.5%	$199,869,360
$13.00	15,384,615	15.4%	$200,000,000

(1)

Excluding the 84,793 Initial Commitment Shares that we issued to BRPC II upon the execution of the Purchase Agreement on September 27, 2022 and the 84,793 Additional Commitment Shares that we will issue upon our receipt of a certain amount of proceeds from the sale of shares of our Common Stock to BRPC II as set forth in the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $200,000,000 of our Common Stock to BRPC II, we are only registering 16,825,366 shares under the registration statement of which this prospectus forms a part, which may or may not cover all of the shares we ultimately sell to BRPC II under the Purchase Agreement. We will not issue more than an aggregate of 16,825,366 shares of our Common Stock (unless otherwise approved by our stockholders or if sales of our common stock are made by us to BRPC II at a price equal to or greater than the applicable “mini-mum price” (as defined in the applicable listing rules of the NYSE) of the Common Stock, calculated at the time VWAP Purchases and Intraday VWAP Purchases are effected by us under the Purchase Agreement, if any, as adjusted to take into account our issuance of the Commitment Shares to BRPC II and our reimbursement of a certain amount of BRPC II’s legal fees and expenses, such that the Exchange Cap limitation would not apply under applicable NYSE rules). The number of shares to be issued as set forth in this column (i) gives effect to the Exchange Cap and (ii) is without regard for the Beneficial Ownership Limitation. The assumed average purchase prices are solely for illustration and are not in-tended to be estimates or predictions of future stock performance.

(2)

The denominator is based on 84,253,709 shares of Common Stock (which includes the 84,793 Initial Commitment Shares, but excludes the 84,793 Additional Commitment Shares), adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to BRPC II, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.

(3)	The closing sale price of our Common Stock on the NYSE on September 27, 2022.

USE OF PROCEEDS

This prospectus relates to the offer and resale of up to 16,825,366 shares of Common Stock by BRPC II. All of the shares of Common Stock offered by BRPC II pursuant to this prospectus will be sold by BRPC II for its own account. We will not receive any of the proceeds from these sales. We may receive up to $200,000,000 in aggregate gross proceeds under the Purchase Agreement from any sales we make to BRPC II pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement will depend on the frequency and prices at which we sell shares of Common Stock to BRPC II after the date of this prospectus. See the section titled “Plan of Distribution (Conflict of Interest)” included elsewhere in this prospectus for more information.

We intend that any funds we receive from our sale of shares to BRPC II under the Purchase Agreement will be used for general corporate purposes, including working capital. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital. Accordingly, we will have broad discretion in the way that we use these proceeds.

BRPC II will pay any underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by it in disposing of the Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the Common Stock covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

We have engaged Northland, a registered broker-dealer and FINRA member, to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. BRPC II has agreed to pay Northland a cash fee of $50,000 upon the completion of this offering as consideration for its services and to reimburse Northland up to $5,000 for expenses incurred in connection with acting as the qualified independent underwriter in this offering.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

Our Common Stock and the Public Warrants are currently listed on the NYSE under the symbols “AMPX” and “AMPX.W,” respectively.

As of September 27, 2022, after giving effect to the issuance of 84,793 Initial Commitment Shares to BRPC II, there were 84,253,709 shares of Common Stock issued and outstanding held of record by 62 holders and 47,935,224 Warrants (consisting of 29,482,724 Public Warrants, 16,400,000 Private Warrants and 2,052,500 PIPE Warrants) issued and outstanding held of record by 86 holders.

Dividend Policy

We have not paid any cash dividends on the Common Stock to date. The payment of cash dividends on Common Stock in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of the Company. In addition, the Company’s ability to pay cash dividends may be limited by covenants of any indebtedness or other contractual limitations of the Company or its subsidiaries. The payment of any cash dividends on Common Stock will be within the discretion of the Board. The Board is not currently contemplating and does not anticipate declaring dividends on Common Stock in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Legacy Amprius and Kensington adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the historical balance sheets of Legacy Amprius and Kensington on a pro forma basis as if the Business Combination had been consummated on June 30, 2022. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and year ended December 31, 2021 combines the historical statements of operations of Legacy Amprius and Kensington for such period on a pro forma basis as if the Business Combination had been consummated on January 1, 2021, the beginning of the earliest period presented.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the Company following the Closing. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Upon the closing of the Business Combination, holders of 16,517,276 Class A Ordinary Shares exercised their right to redeem such shares for cash at a price of approximately $10.04 per share for aggregate payments of approximately $165.9 million, which is reflected in the unaudited condensed combined pro forma financial information.

The following summarizes the pro forma capitalization of the Company immediately after the Business Combination:

	Shares	%
Kensington’s public shareholders (1)	3,215,224	3.8%
Kensington’s Initial Shareholders (2)	13,124,642	15.6%
PIPE Investors	2,052,500	2.4%
Legacy Amprius stockholders	65,776,550	78.1%

Pro Forma Common Stock (3)	84,168,916	100.0%

(1)	Excludes 3,267,500 Class A Ordinary Shares included in the Original Units purchased by the Sponsor in Kensington’s initial public offering (the “IPO”).
(2)	Includes 9,857,142 Class B Ordinary Shares and 3,267,500 Class A Ordinary Shares included in the Original Units purchased by the Sponsor in the IPO.
(3)	The pro forma capitalization excludes the following:

•	14,223,410 unexercised options;

•	29,482,724 unexercised Public Warrants;

•	16,400,000 unexercised Private Warrants; and

•	2,052,500 unexercised PIPE Warrants

Legacy Amprius was determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

•	The holders of Legacy Amprius Common Stock prior to the Business Combination owned over 78% of the Company immediately following the Closing;

•

the board of directors of the Company following the Closing is comprised of all of the members of the Legacy Amprius board of directors, which members represent more than a majority of the board of directors of the Company;

•	Legacy Amprius’ senior management is the senior management of the Company; and

•	Legacy Amprius’ is the larger entity based on historical operating activity and has the larger employee base.

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP, whereby Kensington was treated as the acquired company and Legacy Amprius was treated as the acquirer. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Amprius issuing stock for the net assets of Kensington, accompanied by a recapitalization. The net assets of Kensington are stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination are those of Legacy Amprius.

Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Company following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2022

(in thousands)

	Legacy Amprius (Historical)	Kensington (Historical)	Autonomous Entity Adjustments (Note 3)	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Assets
Cash and cash equivalents	$5,243	$1,966		$230,295	(a)	$77,613
				(14,509	)(c)
				20,525	(i)
				(165,907	)(j)
Accounts receivable	490	—				490
Inventories, net	329	—				329
Prepaid expenses and other current assets	106	223				329
Deferred costs, current	1,591	—				1,591

Total current assets	7,759	2,189	—	70,404		80,352
Investment and cash held in Trust Account	—	230,295		(230,295	)(a)	—
Prepaid expenses - long-term	—	109				109
Restricted cash, non current	333					333
Deferred costs, non current	112	—				112
Deferred offering costs	3,033	—		(3,033	)(c)	—
Property and equipment, net	3,652	—				3,652
Right of use asset, net	2,907	—				2,907

Total assets	17,796	232,593	—	(162,924)		87,465

Liabilities
Accounts payable	2,081	30		(1,753	)(c)	358
Accrued liabilities	1,907	1,154		(501	)(c)	2,020
				(540	)(c)
Deferred revenue, current	1,706	—				1,706
Operating lease liabilities, current	514	—				514

Total current liabilities	6,208	1,184	—	(2,794)		4,598
Derivative warrant liabilities	—	11,310		(11,310	)(f)	—
Deferred underwriting fees	—	8,050		(8,050	)(b)	—
Working capital lo–n - related party	—	200		(200	)(g)	—
Deferred revenue, non current	404	—				404
Operating lease liabilities, non current	2,652	—				2,652

Total liabilities	9,264	20,744	—	(22,354)		7,654

	Legacy Amprius (Historical)	Kensington (Historical)	Autonomous Entity Adjustments (Note 3)	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Commitments and contingencies
Class A ordinary shares subject to possible redemption	—	230,195		(230,195	)(d)	—
Stockholders’ equity
Preference shares	—	—				—
Ordinary shares
Class A	—	—		2	(d)	—
				(2	)(e)
Class B	—	1		(1	)(e)	—
Legacy Amprius Common Stock	1	—		(1	)(h)	—
Company Common Stock	—	—		3	(e)	8
				7	(h)
				—	(i)
				(2	)(j)
Additional paid-in capital	91,117	—		8,050	(b)	162,389
				(9,723	)(c)
				230,193	(d)
				11,310	(f)
				200	(g)
				(6	)(h)
				20,525	(i)
				(165,905	)(j)
				(23,372	)(k)
Accumulated deficit	(82,586)	(18,347)		(5,025	)(c)	(82,586)
				23,372	(k)

Total stockholders’ equity	8,532	(18,346)	—	89,625		79,811

Total liabilities and stockholders’ equity	$17,796	$232,593	$ —	$(162,924)		$87,465

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2022

(in thousands, except share and per share data)

	Legacy Amprius (Historical)	Kensington (Historical)	Autonomous Entity Adjustments (Note 3)	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Revenue	$2,801	$—				2,801
Cost of revenue	5,230	—				5,230

Gross loss	(2,429)	—	—	—		(2,429)
Operating expense:
Research and development	820	—				820
Selling, general and administrative expense	3,822	1,786		(80	)(aa)	5,528

Total operating expenses	4,642	1,786	—	(80)		6,348

Loss from operations	(7,071)	(1,786)	—	80		(8,777)

Other income (expense), net:
Change in fair value of derivative warrant liabilities	—	4,680		(4,680	)(bb)	—
Income from investments held in Trust Account	—	295		(295	)(cc)	—
Offering costs associated with derivative warrant liabilities	—	(564)				(564)
Other income (expense), net	39	—				39

Total other income (expense), net	39	4,411	—	(4,975)		(525)

Loss before provision for income taxes	(7,032)	2,625	—	(4,895)		(9,302)
Income tax benefit	—	—				—

Net loss	$(7,032)	$2,625	$—	$(4,895)		$(9,302)

Basic and diluted weighted average shares outstanding	45,178,576					84,168,916
Basic and diluted net loss per share	$(0.16)					$(0.11)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share data)

	Year Ended December 31, 2021	For the period from March 19, 2021 (inception) through December 31, 2021	Autonomous Entity Adjustments (Note 3)	Transaction Accounting Adjustments (Note 3)		Year Ended December 31, 2021
	Legacy Amprius (Historical)	Kensington (Historical)				Pro Forma Combined
Revenue	$2,772	$—				2,772
Cost of revenue	7,101	—				7,101

Gross loss	(4,329)	—	—	—		(4,329)
Operating expense:
Research and development	1,450	—				1,450
Selling, general and administrative expense	4,844	59	3,479			8,382

Total operating expenses	6,294	59	3,479	—		9,832

Loss from operations	(10,623)	(59)	(3,479)	—		(14,161)

Other income (expense), net:
Gain on forgiveness of PPP loan	743					743
Other income (expense), net	(16)	—		(5,025	)(dd)	(5,041)

Total other income (expense), net	727	—	—	(5,025)		(4,298)

Loss before provision for income taxes	(9,896)	(59)	(3,479)	(5,025)		(18,459)
Income tax benefit	—	—				—

Net loss	$(9,896)	$(59)	$(3,479)	$(5,025)		$(18,459)

Basic and diluted weighted average shares outstanding	45,170,994					84,168,916
Basic and diluted net loss per share	$(0.22)					$(0.22)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP, whereby Kensington was treated as the acquired company and Legacy Amprius was treated as the acquirer. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Amprius issuing stock for the net assets of Kensington, accompanied by a recapitalization. The net assets of Kensington were stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination are those of Legacy Amprius.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2022. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and year ended December 31, 2021 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2021.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 has been prepared using, and should be read in conjunction with, the following:

•	Legacy Amprius’ unaudited condensed balance sheet as of June 30, 2022 and the related notes included in this prospectus; and

•	Kensington’s unaudited condensed balance sheet as of June 30, 2022 and the related notes included in this prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 has been prepared using, and should be read in conjunction with, the following:

•	Legacy Amprius’ unaudited condensed statement of operations for the six months ended June 30, 2022 and the related notes included in this prospectus; and

•	Kensington’s unaudited condensed statement of operations for the six months ended June 30, 2022 and the related notes included in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	Legacy Amprius’ audited statement of operations for the year ended December 31, 2021 and the related notes included in this prospectus; and

•	Kensington’s audited statement of operations for the period March 19, 2021 (inception) through December 31, 2021 and the related notes included in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented, as management believes income tax adjustments to not be meaningful given the combined entity incurred significant losses during the historical periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2021.

The pro forma adjustments reflecting the completion of the Business Combination are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Legacy Amprius and Kensington.

2. Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management will perform a comprehensive review of Legacy Amprius’ and Kensington’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities, which, when conformed, could have a material impact on the financial statements of the Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

Autonomous Entity Adjustments

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been adjusted by approximately $3.5 million of incremental compensation and benefits associated with certain senior executives necessary to depict Legacy Amprius as an autonomous entity. The incremental compensation and benefits represent amounts incremental to the historical costs for these same services that have been allocated by Amprius, Inc. to Legacy Amprius in its historical combined financial statements for the year ended December 31, 2021.

The unaudited pro forma condensed combined balance sheet and statement of operations as of and for the six months ended June 30, 2022 do not reflect an autonomous entity adjustment as management believes the amounts allocated by Amprius, Inc. to Legacy Amprius in its historical combined financial statements as of and for the six months ended June 30, 2022 materially present Legacy Amprius as an autonomous entity.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2022, are as follows:

(a)	Reflects the reclassification of investment and cash held in the Trust Account that became available following the Business Combination.

(b)

Reflects the reversal of $8.1 million in deferred underwriting fees. On September 11 and September 12, 2022, each of the underwriters agreed to waive its right to receive its portion of the deferred underwriting fees. The reversal of the deferred underwriting fees was reflected as an increase to additional paid-in capital.

(c)

Represents estimated transaction costs incurred by Legacy Amprius and Kensington of approximately $9.72 million and $5.53 million, respectively, for legal, financial advisory and other professional fees.

For Legacy Amprius’ estimated transaction costs:

•	$1.75 million were deferred in deferred offering costs and accrued in accounts payables as of June 30, 2022;

•	$0.54 million were deferred in deferred offering costs and accrued in accrued liabilities as of June 30, 2022;

•	$0.74 million were deferred in deferred offering costs and paid as of June 30, 2022;

•	$8.98 million was reflected as a reduction of cash, which represents Legacy Amprius’ estimated transaction costs less amounts previously paid by Legacy Amprius’ as of June 30, 2022; and

•	$9.72 million were capitalized and offset against the proceeds from the Business Combination and reflected as a decrease in additional paid-in capital.

For Kensington’s estimated transaction costs:

•	$0.50 million was accrued by Kensington in accrued liabilities and recognized in expense as of June 30, 2022;

•	$5.53 million was reflected as a reduction of cash; and

•

$5.03 million was reflected as an adjustment to accumulated deficit as of June 30, 2022, which represents the total estimated Kensington transaction costs less $0.50 million previously recognized by Kensington as of June 30, 2022. The costs expensed through accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 as discussed in Note 3(dd) below.

(d)	Reflects the reclassification of $230.2 million of Class A Ordinary Shares, par value of $0.0001 per share, subject to possible redemption to permanent equity.

(e)	Reflects the conversion of 23,000,000 Class A Ordinary Shares and 9,857,142 Class B Ordinary Shares into 32,857,142 shares of Common Stock in connection with the Domestication.

(f)

Reflects adjustment to reclassify Class 1 Warrants and Private Warrants from liabilities to additional paid-in capital. Upon consummation of the Business Combination, Class 1 Warrants and Private Warrants are expected to be equity classified under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (“ASC 815-40”) after considering, amongst other factors, the Company will have a single class equity structure.

(g)	Reflects the conversion of the Working Capital Loan into 400,000 Private Warrants at a price of $0.50 per warrant upon the closing of the Business Combination.

(h)

Reflects the recapitalization of Legacy Amprius’ common equity of 45,179,270 shares of Legacy Amprius Common Stock and 9,769,515 Legacy Amprius Options into 65,776,550 shares of Common Stock, par value of $0.0001 per share, and options to purchase 14,223,410 shares of Common Stock, respectively.

(i)

Reflects proceeds of $20.5 million from the issuance and sale of 2,052,500 PIPE Units, each consisting of one share of Common Stock and one PIPE Warrant, for a purchase price of $10.00 per PIPE Unit in the PIPE. The PIPE Warrants are expected to be equity classified under ASC 815-40 after considering, amongst other factors, the Company will have a single class equity structure.

(j)

Represents redemptions of 16,517,276 Class A Ordinary Shares for $165.9 million allocated to shares of Common Stock and additional paid-in capital using par value of $0.0001 per share and at a redemption price of $10.04 per share.

(k)	Reflects the elimination of Kensington’s historical accumulated deficit after recording the transaction costs to be incurred by Kensington as described in Note (c) above.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and year ended December 31, 2021 are as follows:

(aa)	Represents pro forma adjustment to eliminate historical expenses related to Kensington’s service agreement with the Sponsor, which was terminated upon consummation of the Business Combination.

(bb)

Represents the elimination of the change in fair value of the derivative warrant liability associated with Class 1 Warrants and Private Warrants, which are expected to be equity classified upon the consummation of the Business Combination, as discussed in Note 3(f) above.

(cc)	Represents pro forma adjustment to eliminate income from investments held in Trust Account.

(dd)

Reflects Kensington’s transaction costs expensed upon the closing of the Business Combination. These costs are reflected as if incurred on January 1, 2021, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

4. Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

	Six Months Ended June 30, 2022	Year Ended December 31, 2021
Pro forma net loss	$(9,302)	$(18,459)
Pro forma weighted average shares outstanding, basic and diluted	84,168,916	84,168,916
Pro forma net loss per share, basic and diluted	$(0.11)	$(0.22)
Pro forma weighted average shares calculation, basic and diluted
Kensington’s public shareholders (1)	3,215,224	3,215,224
Kensington’s Initial Shareholders (2)	13,124,642	13,124,642
PIPE Investors	2,052,500	2,052,500
Legacy Amprius stockholders	65,776,550	65,776,550

Pro forma weighted average shares calculation, basic and diluted (3)	84,168,916	84,168,916

(1)	Excludes 3,267,500 Class A Ordinary Shares included in the Original Units purchased by the Sponsor in the IPO.

(2)	Includes 9,857,142 Class B Ordinary Shares and 3,267,500 Class A Ordinary Shares included in the Original Units purchased by the Sponsor in the IPO.
(3)	The pro forma diluted shares for the six months ended June 30, 2022 and year ended December 31, 2021 exclude the following because including them would be antidilutive:

•	14,223,410 unexercised options;

•	29,482,724 unexercised Public Warrants;

•	16,400,000 unexercised Private Warrants; and

•	2,052,500 unexercised PIPE Warrants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As a result of the Closing, the financial statements of Legacy Amprius are now the financial statements of Amprius. Thus, the following discussion and analysis of our financial condition and results of operations of Legacy Amprius prior to the Business Combination and Amprius following the completion of the Business Combination should be read in conjunction with Legacy Amprius’ financial statements and the notes thereto appearing elsewhere in this prospectus. The discussion and analysis should also be read together with the pro forma financial statements under the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Company Overview

Amprius Technologies, Inc. has developed and, since 2018, been in commercial production of an ultra-high energy density lithium-ion battery for mobility applications leveraging a disruptive silicon nanowire anode. Our silicon nanowire anode technology enables batteries with higher energy density, higher power density, and extreme fast charging capabilities over a wide range of operating temperatures, which results in our batteries providing superior performance compared to conventional graphite lithium-ion batteries. Our silicon nanowire anode is a direct drop-in replacement of the graphite anode in traditional lithium-ion batteries, and our manufacturing process leverages the manufacturing process for conventional lithium-ion batteries and the related supply chain.

Today, our batteries are primarily used for existing and emerging aviation applications, including unmanned aerial systems (“UAS”), such as drones and high-altitude pseudo satellites (“HAPS”). We believe our proprietary technology has the potential for broad application in electric transportation. Our batteries and their performance specifications have been tested and validated for application by over 30 customers, including Airbus, AeroVironment, the U.S. Army and Teledyne FLIR, and we have shipped over 10,000 batteries to date, which have enabled mission critical applications. Our proprietary silicon nanowire anode structures, battery designs and manufacturing processes are defended by our portfolio of patents, trade secrets and know-how developed over 10 years of research and development.

We currently manufacture the batteries on a kWh-scale manufacturing line at our headquarters in Fremont, California, where demand for our batteries exceeds our manufacturing capacity. We are working to meet the expected demand in several rapidly growing addressable markets by designing and building a large-scale manufacturing facility that can manufacture at GWh+ scale, including an automated, high-volume manufacturing line for our silicon nanowire anode.

Business Combination

On September 14, 2022, the Company consummated the Business Combination. The Business Combination is being treated as a “reverse recapitalization” for financial statement reporting purposes with Legacy Amprius deemed to be the acquirer and Kensington deemed to be the acquiree. A reverse recapitalization does not result in a new basis of accounting. As a result, the Company is the successor SEC registrant and Legacy Amprius is its accounting predecessor, and the assets, liabilities and results of operations of Legacy Amprius are the historical financial statements of the Company. Kensington’s assets, liabilities and results of operations have been consolidated with the Company’s beginning on the Closing Date. Operations prior to the Closing Date have been presented as those of Legacy Amprius. The net assets of Kensington have been recognized at historical cost

(consistent with carrying value), with no goodwill or other intangible assets recorded related to the Business Combination.

The most significant changes in the Company’s future reported financial position and results of operations were a $71.8 million net increase in cash and cash equivalents (as compared to Legacy Amprius’ balance sheet on June 30, 2022) and a $71.1 million net increase in total stockholders’ equity (as compared to Legacy Amprius’ balance sheet on June 30, 2022). Total estimated transaction costs were approximately $16.2 million, of which $1.7 million and $0.5 million, respectively, were recorded as accounts payable and accrued liabilities as of June 30, 2022. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the Business Combination, the Company became the successor to Kensington, an SEC-registered and listed company, which will require the Company to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to use the net proceeds resulting from the Business Combination, and, if any, the Committed Equity Financing primarily to design and build a GWh-scale manufacturing facility and a new automated, high-volume manufacturing line for our silicon nanowire anode to increase our manufacturing capacity and meet expected customer demand. We also expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Committed Equity Financing

On September 27, 2022, we entered into the Purchase Agreement and the Committed Equity Registration Rights Agreement with BRPC II. Pursuant to the Purchase Agreement, subject to the satisfaction of the conditions set forth therein, we will have the right, but not the obligation, to sell to BRPC II up to $200,000,000 of newly issued shares of Common Stock (subject to certain conditions and limitations), from time to time during the term of the Purchase Agreement. Sales of Common Stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at our option, and we are under no obligation to sell any securities to BRPC II under the Purchase Agreement. As consideration for BRPC II’s commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 84,793 Initial Commitment Shares to BRPC II. Upon our receipt of total aggregate gross cash proceeds equal to $100,000,000 from BRPC II under the Purchase Agreement, we will issue 84,793 additional Commitment Shares to BRPC II. Also, any shares of Common Stock issued in the Committed Equity Financing to BRPC II other than the Commitment Shares will be purchased by BRPC II at current market prices less a 3.0% fixed discount.

Under the applicable NYSE rules, in no event may the Company issue to B. Riley under the Committed Equity Purchase Agreement more than the Exchange Cap, unless the Company obtains stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with the applicable NYSE rules. The Exchange Cap is not applicable to issuances and sales of Common Stock pursuant to VWAP Purchases and Intraday VWAP Purchases that we may effect pursuant to the Purchase Agreement, to the extent such shares of Common Stock are sold in such VWAP Purchases and Intraday VWAP Purchases (as applicable) at a price equal to or in excess of the applicable “minimum price” (as defined in the applicable listing rules of the NYSE) of the Common Stock, calculated at the time such VWAP Purchases and Intraday VWAP Purchases (as applicable) are effected by us under the Purchase Agreement, if any, as adjusted to take into account our issuance of the Commitment Shares to BRPC II and our reimbursement of a certain amount of BRPC II’s legal fees and expenses. Moreover, the Company may not issue or sell any shares of Common Stock to B. Riley under the Committed Equity Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by B. Riley and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 thereunder), would result in B. Riley beneficially owning more than 4.99% of the outstanding shares of Common Stock.

Upon the Commencement, the Company will have the right, but not the obligation, from time to time at its sole discretion over the 24-month period from and after the Commencement, to direct VWAP Purchases by delivering written notice to BRPC II prior to the commencement of trading of the Common Stock on the NYSE on any trading day, so long as (i) the closing sale price of the Common Stock on the trading day immediately prior to such Purchase Date is not less than the specified threshold price as set forth in the Purchase Agreement and (ii) all shares of Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases by BRPC II under the Purchase Agreement have been received by BRPC II prior to the Company’s delivery of such applicable purchase notice to BRPC II.

In addition to the regular VWAP Purchases described above, after the Commencement, the Company will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct Intraday VWAP Purchases by the delivery to BRPC II of an irrevocable written purchase notice, after 10:00 a.m., New York City time, and prior to 3:30 p.m., New York City time, on such Purchase Date.

From and after Commencement, the Company will control the timing and amount of any sales of Common Stock to BRPC II. Actual sales of shares of Common Stock to BRPC II under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among other things, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. See “Committed Equity Financing” for more information.

Known Trends, Demands, Commitments, Events, or Uncertainties Impacting Our Business

We believe that our performance and future success depends on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors.”

Establishing Manufacturing Capacity

While we have manufactured on a kWh-scale capacity to date, we will begin the process to design and build a new GWh-scale manufacturing facility with an automated, high-volume manufacturing line for our silicon nanowire anode using the proceeds obtained from the Business Combination and, if any, the Committed Equity Financing. Achieving commercialization of high energy density lithium-ion batteries will require us to make significant capital expenditures to scale our production capacity and improve our supply chain processes. Based on our current expectations, we estimate that our capital equipment expenditures will range between $120.0 million and $150.0 million to achieve 1.0 GWh per year of manufacturing capacity, and that it will take approximately two years following the Closing to start volume manufacturing. Because our silicon nanowire anode process requires different equipment than traditional anode manufacturing, our capital equipment costs are likely to be higher than equipment used for production of graphite anodes.

We have begun selection of sites for a GWh-scale manufacturing facility, and we will procure manufacturing equipment that allows for cathode fabrication, battery assembly, and battery testing from equipment suppliers. To achieve capacity at commercial scale, we need to establish supply relationships for necessary materials, components and equipment to mass produce the silicon nanowire technology for our prospective markets, which will allow us to develop an automated, high-volume manufacturing line to increase production volume. The capacity and timing of our future manufacturing requirements, and related capital expenditures, remain uncertain and will depend on a variety of factors, including our ability to design and construct new manufacturing sites and develop an automated, high-volume manufacturing line for our silicon nanowire anode, to mitigate supply chain constraints and manage new labor force, to utilize planned capacity in our existing facilities, and to operate in new geographic areas apart from our current headquarters. Our potential suppliers and other equipment vendors may also encounter delays, additional costs, and other obstacles in building our manufacturing line, which are currently unknown. To the extent we are unable to develop an automated, high-volume manufacturing line for our silicon nanowire anode, our ability to grow will be adversely affected. Additionally, although we have tested and validated the performance of our products on one supplier’s platform, there is uncertainty as to whether our planned manufacturing line will be successful. We expect our capital expenditures to increase each as we ramp up our manufacturing capacity and expand operations.

Reducing Costs of Manufacturing

We believe the focus on reducing the costs of our batteries on a $/kWh basis is an important factor to accelerate the demand for our batteries and the expansion of our customer base. As a result, we will continue to work to develop further and validate our manufacturing processes to enable high volume manufacturing and reduce manufacturing costs. The production of our silicon nanowire anode requires different equipment than traditional graphite anode manufacturing. Therefore, our capital equipment costs are likely to be initially higher than equipment used for the production of graphite anodes. As we scale, we believe we will benefit from reduced per-unit fixed costs, such as overhead, labor and capital expenditures, tool utilization improvements and volume pricing for equipment and materials. We will also seek to reduce costs by optimizing material utilization, throughput and yield. This is complemented by further intentions to continue to invest in research and development to improve both battery performance and manufacturing processes. However, until we are able to successfully design and implement an automated, high-volume manufacturing line for our silicon nanowire anode and manufacture our batteries at scale, we cannot accurately forecast our manufacturing costs, which may adversely affect our ability to achieve reduced costs in our manufacturing processes.

Highly Competitive Market

Our competition includes both established manufacturers and new entrants that are developing new battery technologies and chemistries to address the growing market for electrified transportation solutions. We believe the manufacturers of these batteries will continue to invest funds, time and effort to improve the capabilities of their batteries with the recent developments of silicon batteries as a potential alternative to conventional graphite batteries. Currently, we are the only known manufacturer using a 100% silicon anode that is free of any inactive additives. We believe we are the only company in the market that has a high-performance battery that can meet the requirements of aviation applications. The EV battery industry has a limited number of commercially available batteries that meet the minimum performance specifications. This creates a fast-growing and highly competitive industry for many battery manufacturers to claim market share for commercially acceptable batteries. We believe that there is significant room for improvement in the EV industry in driving range and fast charging capabilities that our silicon nanowire technology can address. To compete in the EV industry, the reduction of manufacturing costs is a significant objective in addition to improving cycle life, increasing form factors and improving production quantity. A primary concern is that many of our competitors and potential future entrants may be better capitalized to expand production capacities, have greater resources to commercialize and have greater access to customers. As such, we may be at a competitive disadvantage and be unable to retain or grow our market share.

Product Development

We expect to continue investing in the development of battery technology with the goal of enabling commercial production after the completion of our new GWh-scale manufacturing facility. We continue to develop customized battery solutions and deliver standardized samples (i.e., prototypes) of batteries to industry leading manufacturers as well as the federal government. We plan to focus our research and development on the following key areas:

Improving battery life: To continue to meet the specific needs of our customers and drive adoption of our batteries in new areas of electrified transportation and the EV space. We are working with chemical compounds as potential additives to the silane gas we use to produce our silicon nanowire anodes, which have demonstrated the potential to improve cycle life without negatively impacting other performance characteristics such as energy density.

Further improvements to energy density: We are engaged in ongoing development activities to explore different cathode materials, including a conversion cathode, to further improve the energy density of our batteries.

Larger cell form factors: The batteries we have developed and are developing for our customers are typically approximately 2-15Ah for small-sized aircrafts. As we expand our customer base, we expect to develop larger form factor batteries for broader electric transportation applications.

As a result of these efforts, our goal is to fully realize the benefits of our silicon nanowire anode technology and develop the highest performing product in the market.

Regulatory Landscape

We operate in an industry that is subject to many established environmental regulations, which have generally become more stringent over time. As we process, store, dispose of, transport, and use large amounts of hazardous materials, we are subject to laws and regulations surrounding battery safety and transportation, as well as health and production safety laws and regulations governing hazardous materials. We expect that environmental regulations under the Biden administration could, if adopted, facilitate market demand and revenue growth, while other potential regulations, if adopted, could result in additional operating costs. If we fail to comply with existing and future laws and regulations, our business and results of operations could be adversely affected, such as the imposition of fines, litigation, criminal charges, sanctions by regulators, or other liabilities. As future regulatory changes are uncertain, we are unable to measure the impact of such changes on our business and our results of operations.

Global Risks

The rapid global spread of the COVID-19 coronavirus since December 2019 has caused business disruption affecting production and sales across a range of industries. While the disruption is currently expected to be temporary, the extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the virus, and the impact on our customers, employees and vendors. Our customers may experience significant adverse effects on their cash flow and operations, leading to potential difficulty with purchasing and paying for our products, and therefore, a reduction in our revenues. We also experienced a 10% reduction in workforce as a result of the COVID-19 pandemic and the related temporary closure during the year ended December 31, 2020. However, during the year ended December 31, 2021 and continuing into the first half of 2022, our workforce numbers were gradually restored, showing signs of recovery and growth of production activities and the continued flow of supply chains. From the year ended December 31, 2020 to the year ended December 31, 2021, we had a growth in our workforce of 32%. From the year ended December 31, 2021 to the six months ended June 30, 2022, our workforce grew by 7%. The ultimate outcome of the pandemic is uncertain and, accordingly, the impact on our financial condition or results of operations is also uncertain. To date, and as a result of us not commencing full-scale commercial production activities, COVID-19 has not had a material impact on our interim unaudited condensed financial statements and audited financial statements or our liquidity. We have not materially altered any terms with contractors, suppliers, customers, other business partners or our financing sources as a result of COVID-19.

Additionally, the military conflict between Russia and Ukraine, which began in February 2022, has had an adverse impact on the global economy and financial markets. Although our business has not been directly impacted by this ongoing military conflict, as we have no assets or operations, and we have not purchased materials from, Russia, Belarus or Ukraine, it is impossible to predict the extent to which our operations, or those of our customers, suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions and inflationary pressures are impossible to predict, but could be material.

Basis of Presentation

Our audited financial statements as of and for the years ended December 31, 2021 and 2020 and the interim unaudited condensed financial statements as of and for the six months ended June 30, 2022 and 2021 were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). We carry on our business through one operating segment. Given that Amprius Holdings, which held approximately 99.6% of the Legacy Amprius Common Stock prior to the Business Combination, has not historically prepared financial statements for Legacy Amprius, the historical results for Legacy Amprius have been prepared from the financial records of Amprius Holdings on a carve-out basis derived from the accounting records of Amprius Holdings using the historical results of operations and the historical bases of assets and liabilities of our business, adjusted as necessary to conform to U.S. GAAP.

Refer to “Critical Accounting Policies and Estimates” for further details on certain material assumptions and judgments applied in preparing our carve-out financial statements separate from Amprius Holdings.

Comparability of Financial Information

Our future results of operations and financial position may not be comparable to historical results as a result of the Business Combination. Following the Business Combination, we anticipate that we will incur higher capital expenditures related to the design and build out of our new GWh-scale manufacturing facility, the development of an automated, high-volume manufacturing line for our silicon nanowire anode, continued research and development efforts, compliance with regulatory matters and other general and administrative expenses, including those related to being a public company.

Components of Our Results of Operations

We currently operate a kWh-scale manufacturing line at our headquarters in Fremont, California. To meet the demand for our batteries, we are in the process of designing and then building a GWh-scale manufacturing facility, designing our automated, high-volume manufacturing line, and scaling up production. As a result, we expect our capital expenditures and working capital requirements to increase materially in the near future. Our ability in the future to generate revenue sufficient to achieve profitability will depend largely on our ability to scale production to meet the expected market demand for our products. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical results of operations.

Revenues

We have historically generated revenues from providing design services for the development of customized silicon-anode lithium-ion battery technology and selling our batteries to our customers. Our contracts typically contain a single performance obligation. Revenue is recognized at the point in time when final milestones are met (i.e., a final working prototype is delivered and meets all required specifications) or when the customer obtains control of the product, which is generally upon shipment.

Cost of Revenues

Cost of revenues includes materials, direct labor, allocated depreciation expense, and other direct and indirect costs related to revenue contracts. Labor consists of personnel-related expenses such as salaries and benefits, and stock-based compensation. Stock-based compensation expense included within cost of revenues is allocated based on the proportion of time spent by personnel in relation to manufacturing batteries and fulfilling customer contracts. Cost of revenues are expected to continue to increase as we incur expenses related to the design and buildout of our GWh-scale manufacturing facility.

We capitalize certain costs as an asset when the costs relate directly to a customer contract, we expect to generate or enhance resources of the business from performing the contract that will be used in satisfying future performance obligations, and we expect to recover such benefits. If these three criteria are not met, we expense the costs in the period incurred. We recognize deferred costs as cost of revenues in the period when the related revenue is recognized. During the six months ended June 30, 2022 and 2021 and the years ended December 31, 2021 and 2020, cost of revenues also includes costs incurred that was in excess of the recoverable amount.

Total Cost and Expenses

We classify our operating expenses into the following two categories, which are Research and Development (“R&D”), and Selling, General and Administrative.

Research and Development Expense

R&D expenses mainly consist of salaries and benefits, including stock-based compensation expense and other related personnel costs, depreciation, contract services, materials and supplies, other expenses from outside contractors and suppliers plus an allocation of indirect costs. These costs relate to the conceptual formulation and design of preproduction experimental prototypes and models, including the cost of equipment and material for which there is no alternative future use. R&D expenses are expensed as incurred. Stock-based compensation expense included within R&D expense is allocated based on the proportion of time spent by personnel in relation to innovating and introducing new batteries to our product line.

We anticipate that R&D expenses will increase for the foreseeable future as we continue to invest in activities to enhance product capabilities, build battery prototypes that meet our customers’ specifications, and test batteries.

Selling, General and Administrative Expense

Selling, general and administrative expenses consist primarily of costs incurred for salaries and personnel-related expenses, including stock-based compensation expense, employee compensation for support functions, outside contractor and professional service fees, audit and compliance expenses, legal, accounting and other advisory services, as well as allocated facilities and information technology costs including depreciation. Stock-based compensation expense included within selling, general and administrative expense is allocated based on the proportion of time spent by personnel in relation to marketing, administrative and corporate services.

We expect that our selling, general and administrative expenses will increase due to our operations as a public company, including expenses related to compliance with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as increased expenses for insurance (including director and officer insurance), investor relations activities and other administrative and professional services such as accounting, legal, regulatory and tax.

Other Income (Expense), Net

Other income and expenses, net consists of interest expense, miscellaneous income and non-operating expenses.

Gain on Forgiveness of PPP Loan

Gain on forgiveness of PPP Loan consists of a gain resulting from the forgiveness in June 2021 of both the outstanding principal and accrued interest related to a loan received from the Paycheck Protection Program (the “PPP Loan”).

Provision for Income Taxes

Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We maintain a valuation allowance against the full value of our U.S. and state net deferred tax assets because we believe the recoverability of the tax assets is not more likely than not. Given we have historically filed combined U.S. federal income tax returns with Amprius Holdings, the income tax expense included in the financial statements has been calculated following the separate return method, as if we were a stand-alone enterprise and a separate taxpayer for the periods presented. As a result, actual tax transactions included in the consolidated financial statements of Amprius Holdings may not be included in our financial statements.

Concurrently with the execution of the Business Combination Agreement, Legacy Amprius and Amprius Holdings entered into the Tax Sharing Agreement. The Tax Sharing Agreement generally provides that, with respect to any U.S. federal consolidated group of which Amprius Holdings and Legacy Amprius were members, Amprius Holdings will be responsible for and will indemnify the Company for the tax liability of such group. In addition, Amprius Holdings will be responsible for and will indemnify the Company for state taxes of any consolidated, combined or unitary tax group for state tax purposes that included Amprius Holdings and Legacy Amprius. The Tax Sharing Agreement also provides that Amprius Holdings will generally control any tax returns and any tax audits or other proceedings for the taxes addressed by the Tax Sharing Agreement. We do not expect the Tax Sharing Agreement to have a material impact on the results of our operations on a go-forward basis.

Results of Operations

Comparison of the Six Months Ended June 30, 2022 and 2021

The following table summarizes our results of operations for the six months ended June 30, 2022 and 2021 (in thousands):

	Six Months Ended June 30,		Change
	2022	2021	$	%
Revenues	$2,801	$1,226	$1,575	128%
Cost of revenues	5,230	3,004	2,226	74%

Gross loss	(2,429)	(1,778)	(651)	37%

Research and development	820	651	169	26%
Selling, general and administrative	3,822	1,354	2,468	182%

Total operating expenses	4,642	2,005	2,637	132%

Loss from operations	(7,071)	(3,783)	(3,288)	87%

Other income (expense), net
Interest expense	—	—	—	0%
Gain on extinguishment of notes payables	—	743	(743)	(100%)
Other income (expense), net	39	(13)	52	400%

Total other income (expense), net	39	(730)	(691)	(95%)

Net loss	$(7,032)	$(3,053)	$(3,979)	(130%)

As stock-based compensation is a key factor in the discussion of our Results of Operations for the six months ended June 30, 2022 and 2021, the below table illustrates the impact of stock-based compensation on the expense categories to which the total is allocated (in thousands):

	Six Months Ended June 30,		Change
	2022	2021	$	%
Cost of revenues	$232	$164	$68	41%
Research and development	13	4	9	225%
Selling, general and administrative	1,101	211	890	422%

	$1,346	$379	$967	255%

Revenues

Total revenues increased by $1.6 million, or 128%, to $2.8 million for the six months ended June 30, 2022 compared to $1.2 million for the six months ended June 30, 2021. The increase is primarily driven by an increase in design service revenue by $0.9 million to $1.5 million for the six months ended June 30, 2022, compared to $0.6 million for the six months ended June 30, 2021, due to the completion of projects in the first six months of 2022. We additionally experienced an increase in revenue by $0.7 million due to $1.3 million in battery shipments for the six months ended June 30, 2022, compared to $0.6 million for the six months ended June 30, 2021. This increase is consistent with our increase in commercially available products.

Cost of Revenues

Cost of revenues increased by $2.2 million, or 74%, to $5.2 million for the six months ended June 30, 2022, compared to $3.0 million for the six months ended June 30, 2021. This increase is primarily related to $1.1 million of costs incurred and deferred during the year ended December 31, 2021 to fulfill two design service contracts, which were completed and recognized as cost of revenue during the six months ended June 30, 2022. Additionally, our second manufacturing line went into service during July 2021, which created additional capacity to produce more batteries. This resulted in a $0.7 million increase in payroll costs due to a higher number of employees to address our additional capacity requirements, a $0.1 million increase in depreciation expense from the use of the new manufacturing line, and a $0.2 million increase in material costs and tools used in production. The increase is also the result of a $0.1 million increase in stock-based compensation due to an increase in options granted during the fourth quarter of 2021.

Research and Development Expense

Research and development expenses increased by $0.2 million, or 26%, to $0.8 million for the six months ended June 30, 2022, compared to $0.7 million for the six months ended June 30, 2021. This increase is primarily driven by costs incurred for research and development activities under a cost-sharing design service contract with a customer, as well as a slight increase in research and development activities for the six months ended June 30, 2022 compared to the six months ended June 30, 2021.

Selling, General and Administrative Expense

Selling, general and administrative expense increased by $2.5 million, or 182%, to $3.8 million for the six months ended June 30, 2022, compared to $1.3 million for the six months ended June 30, 2021. The increase is driven by a $1.6 million increase in payroll-related costs, including an increase of $0.7 million in salaries and bonuses and $0.9 million increase in stock-based compensation expense. The payroll-related costs were the result of an increase in headcount in our finance and business development departments by three personnel as we prepare to function as a public entity. In connection with the Business Combination, the increase included $0.7 million, in the 2022 period, of consultant-related expenses for external consultants to support our accounting and finance functions. The increase is also driven by a $0.1 million increase in legal costs for general corporate matters, and a $0.1 million increase in advertising and promotional costs. Our stock-based compensation expense increased as a result of 3.2 million option awards granted during the last three quarters of 2021, and 2.5 million option awards granted during the six months ended June 30, 2022. The expense related to these recent grants is higher than the prior period as the grant date fair value has increased with the increases in the valuation of our common stock due to the interpolated value between the grant date valuation and the implied stock value from our Business Combination.

Comparison of the Years Ended December 31, 2021 and 2020

The following table summarizes our results of operations for the years ended December 31, 2021 and 2020 (in thousands):

	Year Ended December 31,		Change
	2021	2020	$	%
Revenues	$2,772	$4,679	$(1,907)	(41%)
Cost of revenues	7,101	6,695	406	6%

Gross loss	(4,329)	(2,016)	(2,313)	115%

Research and development	1,450	1,330	120	9%
Selling, general and administrative	4,844	4,103	741	18%

Total operating expenses	6,294	5,433	861	16%

Loss from operations	(10,623)	(7,449)	(3,174)	43%

Other income (expense), net
Interest expense	—	(5)	5	(100%)
Gain on forgiveness of PPP Loan	743	—	743	100%
Other income (expense), net	(16)	36	(52)	(144%)

Total other expense, net	727	31	696	2,245%

Net loss	$(9,896)	$(7,418)	$(2,478)	33%

As stock-based compensation is a key factor in the discussion of our Results of Operations for the years ended December 31, 2021 and 2020, the below table illustrates the impact of stock-based compensation on the expense categories to which the total is allocated (in thousands):

	Year Ended December 31,		Change
	2021	2020	$	%
Cost of revenues	$693	$27	$666	2,467%
Research and development	233	7	226	3,229%
Selling, general and administrative	1,547	48	1,499	3,123%

	$2,473	$82	$2,391	2,916%

Revenues

Total revenues decreased by $1.9 million, or 41%, to $2.8 million for the year ended December 31, 2021 compared to $4.7 million for the year ended December 31, 2020. Our revenue from design services decreased by $2.3 million, or 59%, for the year ended December 31, 2021, $1.7 million of the decrease of which is attributable to the completion of certain prototypes for a large customer in 2020 and $0.6 million of the decrease is attributable to revenue recognized in 2020 from the completion of a contract with a division of the federal government. The decrease in revenue was partially offset by an increase in revenues from battery shipments of $0.4 million for the year ended December 31, 2021 primarily due to sales of additional batches of standardized batteries to a commercial customer for whom we previously completed a prototype, as well as the opening of our second manufacturing line during July 2021, which increased our production capacity.

Cost of Revenues

Cost of revenues increased by $0.4 million, or 6%, to $7.1 million for the year ended December 31, 2021, compared to $6.7 million for the year ended December 31, 2020. This increase is primarily related to higher payroll and stock-based compensation costs of $0.7 million due to a higher number of employees to address our additional capacity requirements from our second manufacturing line that went into service during July 2021. Additionally, depreciation expense increased by $0.1 million from the use of the new manufacturing line. The increase is offset by a decrease of $0.4 million due to deferral of costs incurred to fulfill design services contracts expected to be completed in the future periods.

Research and Development Expense

R&D expense increased by $0.1 million, or 9%, to $1.5 million for the year ended December 31, 2021, compared to $1.4 million for the year ended December 31, 2020. This increase is due to additional stock-based compensation for personnel directly involved with R&D activities during the last quarter of 2021. Additionally, higher labor costs allocated to R&D activities were incurred as a result of increased headcount related to increased efforts as we continue to invest in developing our technology.

Selling, General and Administrative Expense

Selling, general and administrative expense increased by $0.7 million, or 18%, to $4.8 million for the year ended December 31, 2021, compared to $4.1 million for the year ended December 31, 2020. The increase is primarily due to a $2.2 million increase in payroll-related costs, including an increase of $0.7 million in salaries, bonus and fringe benefits, and an increase of $1.5 million in stock-based compensation expense. The payroll-related costs were the result of an increase of headcount in our finance and business development departments by three personnel during the second half of the year ended December 31, 2021 as we prepare to function as a public entity. Our stock-based compensation expense increased as a result of option awards granted to employees during the last three quarters of 2021 that incorporated an increased grant date fair value due to increases in the valuation of our common stock compared to prior periods. Additionally, we incurred additional costs of $0.3 million for recruiting and placement costs for talent acquisitions and $0.4 million for contract labor and accounting, finance and advisory consultants to prepare for the reporting requirements of a public entity. The increase of selling, general and administrative expense also incorporates an increase of $0.1 million in common area maintenance costs associated with our rented facilities. These increases were offset by a decrease of $2.3 million in legal costs. The majority of the legal costs incurred were related to a patent infringement claim filed against us in August 2019, which led to a large increase in legal costs during the year ended December 31, 2020. Total legal costs of $3.0 million were incurred during the year ended December 31, 2020, of which $2.8 million related to the settlement of the claim, while during the year ended December 31, 2021, $0.7 million in total legal costs were incurred, of which $0.1 million was related to the settlement of the claim.

Gain on Forgiveness of PPP Loan

Gain on forgiveness of PPP Loan was $0.7 million for the year ended December 31, 2021 due to the forgiveness of the PPP Loan in June 2021.

Liquidity and Capital Resources

Sources and Uses of Liquidity

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities. To meet our contractual obligations, we must continually have sufficient highly liquid assets.

We have incurred net losses to date. For the six months ended June 30, 2022, we incurred a net loss of $7.0 million. For the years ended December 31, 2021 and 2020, we incurred net losses of $9.9 million and $7.4 million, respectively. We expect to incur additional losses and increased expenses in future periods, including those associated with the design and build out of our GWh-scale manufacturing facility, continued research and development efforts, increased employee headcount and other expenses related to becoming and continuing as a public company.

Prior to the Business Combination, we have financed our operations primarily through capital contributions from Amprius Holdings and revenue generated from operations. We do not expect to receive additional capital contributions from Amprius Holdings as we expect to rely on the cash on hand from the Business Combination, the PIPE and proceeds from the Committed Equity Financing, if any. Our ability to become profitable is dependent upon future events, including obtaining adequate financing to fund our business plan, completing the design and build out of our GWh-scale manufacturing facility, obtaining adequate supplier relationships, building our customer base, successfully executing our business and marketing strategy and hiring appropriate personnel.

We expect our capital expenditures and working capital requirements to increase materially in the near future. We currently operate a kWh-scale manufacturing line at our headquarters in Fremont, California. To meet the demand for our batteries, we are in the process of designing and then building a GWh-scale manufacturing facility. Based on our current expectations, we estimate that our capital equipment expenditures will range between $120.0 million and $150.0 million to achieve 1.0 GWh per year of manufacturing capacity, and that it will take approximately two years following the Closing to start volume manufacturing. We plan to build in a modular form where we can incrementally increase our manufacturing capacity until we achieve approximately 0.5 to 1.0 GWh per year of manufacturing capacity and then to further expand as needed through a Copy Exact methodology. We believe that our cash on hand following the Closing, the PIPE and proceeds from the Committed Equity Financing, if any, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this prospectus. We may, however, need additional cash as a result of being able to access all or a portion of the capacity of the Committed Equity Financing and/or if there are material changes to our business conditions or other developments, including unanticipated delays in the development of our high-volume manufacturing line, supply chain challenges, disruptions due to the COVID-19 pandemic, competitive pressures, and regulatory developments.

Actual sales, if any, of shares of common stock to BRPC II under the Committed Equity Financing will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our common stock and determinations by us as to appropriate sources of funding for our business and operations. We cannot guarantee the extent to which we may utilize the Committed Equity Financing. See “—Committed Equity Financing” for more information.

To the extent that our resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including by reducing or delaying our production facility expansion, which may adversely affect our business, operating results, financial condition and prospects. For example, because we expect to expand through a Copy Exact methodology, to the extent we have less cash than expected and additional financing is unavailable on acceptable terms, we expect that we would reduce the initial production capacity of our large scale facility and thereafter add capacity as appropriate. Any such reduction or delay may have an adverse impact on our business plan and our results of operations.

As of June 30, 2022, our liquidity position raised substantial doubt about our ability to continue as a going concern for the 12 months following the issuance of the June 30, 2022 unaudited interim financial statements. The consummation of the Business Combination, including the PIPE, on September 14, 2022, which resulted in gross proceeds of approximately $82.4 million, alleviated the doubt about our ability to continue as a going concern.

We may receive up to approximately $289.4 million from the exercise in full of all of the Warrants for cash. However, the exercise price of the PIPE Warrants is $12.50 per share, and the closing price of our Common Stock on the NYSE on September 27, 2022 was $11.91 per share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than $11.50 per share, in the case of the Private Warrants and Public Warrants, or $12.50 per share, in the case of the PIPE Warrants, we believe warrant holders will be unlikely to exercise their Warrants.

Contractual and Other Obligations

We had operated under a space and facility sharing arrangement, categorized as an operating lease, with Amprius Holdings in Fremont, California. Pursuant to the agreement, we used equipment owned by and space leased by Amprius Holdings in our operations. The current lease has an expiration date of June 30, 2024, with a single option to extend the lease for 60 months, which we are reasonably certain to exercise on behalf of Amprius Holdings. Effective May 1, 2022, we assumed this lease, which was initially entered into by Los Altos Fields, LLC and Amprius Holdings, and, as a result of the assignment, the space and facility sharing arrangement was terminated. Our expected minimum lease payments through June 30, 2024 are $1.1 million. If we elect to extend the lease, the additional expected minimum lease payments would be $3.1 million through June 30, 2029. See Note 10 “Leases” to the accompanying interim unaudited condensed financial statements of Legacy Amprius as of and for the six months ended June 30, 2022 and Note 11 “Commitments and Contingencies” to the accompanying audited financial statements of Legacy Amprius as of and for the year ended December 31, 2021 included elsewhere in this prospectus for further information.

We also enter into other contracts in the normal course of business with various vendors that generally provide for contract termination following a certain notice period. These contracts generally do not contain any minimum purchase commitments. Payments due upon cancellation under these contracts generally consist only of payments for services provided, expenses incurred up to the date of cancellation and de minimis termination penalties.

Cash Flows

The following table summarizes our cash flows from operating, investing and financing activities for the periods presented (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020
Net cash used in operating activities	$(5,492)	$(4,688)	$(8,016)	$(5,044)
Net cash used in investing activities	(194)	(258)	(609)	(527)
Net cash (used in) provided by financing activities	(227)	4,996	20,112	5,573

Net changes in cash and cash equivalents	$(5,913)	$50	$11,487	$2

Cash Flows Used in Operating Activities

Comparison of the Six Months Ended June 30, 2022 and 2021

Our cash flows used in operating activities to date have been primarily comprised of various personnel expenses related to expanding our business, as well as costs to support our increased production capacity related to our second manufacturing line that was placed into service in July 2021. We expect our expenses related to personnel, research and development and selling, general and administrative activities to increase to support our transition into a public company, as well as to support our plans to increase manufacturing capacity from the second manufacturing line.

Net cash used in operating activities during the six months ended June 30, 2022 was $5.5 million, consisting primarily of our net loss of $7.0 million, adjusted for positive non-cash adjustments of $2.4 million and cash used by changes in our operating assets and liabilities of $0.9 million. The non-cash adjustments were primarily driven by $1.3 million in stock-based compensation expense and $0.7 million in depreciation expense. Net cash used by changes in our operating assets and liabilities of $0.9 million was primarily driven by a decrease of $0.7 million in deferred revenue attributed to the recognition of revenue from two major customer contracts, an increase of $0.2 million in accounts receivable attributable to one commercial customer, and a decrease of $0.2 million in operating lease liabilities. These outflows were primarily offset by a decrease of $0.2 million in deferred costs, which was due to deferred costs being recognized as cost of revenues upon completion of the related design services contracts.

Net cash used in operating activities during the six months ended June 30, 2021 was $4.7 million, consisting primarily of our net loss of $3.1 million, adjusted for positive non-cash adjustments of $0.3 million and cash used by changes in our operating assets and liabilities of $2.0 million. The non-cash adjustments were primarily driven by $0.6 million in depreciation expense. This was offset by a $0.7 million gain on forgiveness of the PPP loan in June 2021. Net cash used by changes in our operating assets and liabilities of $2.0 million was predominantly driven by a decrease of $1.7 million in accounts payable due to the payment of a significant portion of our legal obligations during the six months ended June 30, 2021. Additionally, we experienced an increase of $0.6 million in deferred costs primarily attributable to capitalized costs for design services contracts with two major customers. These outflows were primarily offset by a $0.2 million increase in deferred revenue from amounts invoiced as progress payments in advance of revenue recognition for the same two design services contracts that resulted in the increased deferred costs.

Comparison of the Years Ended December 31, 2021 and 2020

Net cash used in operating activities during the year ended December 31, 2021 was $8.0 million, as opposed to $5.0 million in the year ended December 31, 2020.

Net cash used in operating activities during the year ended December 31, 2021 was $8.0 million, consisting primarily of our net loss of $9.9 million, adjusted for positive non-cash adjustments of $3.4 million and cash used by changes in our operating assets and liabilities of $1.5 million. The non-cash adjustments were primarily driven by $2.5 million in stock-based compensation expense and $1.4 million in depreciation expense, which were offset by $0.7 million from a gain on forgiveness of PPP Loan. Net cash used by changes in our operating assets and liabilities of $1.5 million was driven primarily by an increase in deferred costs of $1.5 million primarily attributed to design services contracts that were expected to be completed in the future. We also experienced a decrease of $1.8 million in accounts payable due to the payment of a significant portion of our payables during the six months ended June 30, 2021. The outflows were offset by a $1.2 million increase in deferred revenue primarily attributed to amounts invoiced as progress payments in advance of revenue recognition for federal government contracts that were to be completed during the six months ended June 30, 2022. In addition, the outflows were offset by a $0.5 million increase in accrued liabilities primarily attributed to higher payroll accruals to be paid as a result of headcount increases during the year ended December 31, 2021.

Net cash used in operating activities during the year ended December 31, 2020 was $5.0 million, consisting primarily of our net loss of $7.4 million, adjusted for positive non-cash adjustments of $1.4 million and cash provided by changes in our operating assets and liabilities of $1.0 million. The non-cash adjustments were primarily driven by $1.2 million in depreciation expense. Net cash provided by changes in our operating assets and liabilities of $1.0 million was predominantly driven by an increase in accounts payable of $1.8 million significantly comprised of the payment of the accrual related to our patent infringement claim filed against us in August 2019. The inflow was offset by a decrease of $0.7 million in accrued liabilities primarily attributed to the settlement of $1.0 million for a patent infringement claim filed against Amprius Holdings in August 2019 covering two of our technologies, the silicon nanowire anode and the silicon composite anode, that had been initiated in the previous year. Additionally, the inflow was offset by an increase of $0.1 million in inventory primarily attributed to the completion of a limited number of batteries to be sold in current contracts that were finalized during the six months ended June 30, 2021.

Cash Flows Used in Investing Activities

Comparison of the Six Months Ended June 30, 2022 and 2021

Net cash used in investing activities during the six months ended June 30, 2022 was $0.2 million, in comparison to $0.3 million in the six months ended June 30, 2021, as purchases in property and equipment remained relatively consistent period over period.

Comparison of the Years Ended December 31, 2021 and 2020

Net cash used in investing activities during the year ended December 31, 2021 was $0.6 million, in comparison to $0.5 million in the year ended December 31, 2020, as purchases in property and equipment remained relatively consistent year over year.

Cash Flows (Used in) Provided by Financing Activities

We have historically financed our operations primarily through contributions from Amprius Holdings.

Comparison of the Six Months Ended June 30, 2022 and 2021

Net cash used in financing activities during the six months ended June 30, 2022 was $0.2 million, as compared to net cash provided by financing activities of $5.0 million in the six months ended June 30, 2021. The decrease in net cash provided by financing activities was due to a $4.5 million reduction in capital contributions from Amprius Holdings and an increase of $0.7 million in cash paid for financing costs related to the Business Combination.

Comparison of the Years Ended December 31, 2021 and 2020

Net cash provided by financing activities during the year ended December 31, 2021 was $20.1 million, as compared to $5.6 million during the year ended December 31, 2020. The increase in cash provided by financing activities was primarily due to a $15.3 million increase in capital contributions from Amprius Holdings. Additionally, there were no new loans obtained for financing during the year ended December 31, 2021, as opposed to $0.7 million in proceeds received during the year ended December 31, 2020 when the PPP Loan was obtained.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, or unconsolidated variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our financial statements.

Related Party Transactions

We entered into related party transactions with Amprius Holdings in the ordinary course of business. On February 27, 2017, we entered into the Intercompany Services Agreement with Amprius Holdings, pursuant to which Amprius Holdings agreed to provide certain services to us, including financial and external reporting services, tax and general accounting services, engineering services, legal and patent-related services, services related to business development, information technology and human resources and other administrative services. The cost attributable to Amprius is calculated using a percentage allocation of total cost incurred. For the one month ended January 31, 2022 and the years ended December 31, 2021 and 2020, the fee for Amprius Holdings’ services pursuant to the Intercompany Services Agreement was 25% of total costs incurred by Amprius Holdings in connection with the services provided under the agreement. From February 2022, the fee for Amprius Holdings’ services pursuant to the Intercompany Services Agreement was 100% of total costs incurred by Amprius Holdings in connection with the services provided under the agreement. The Intercompany Services Agreement terminated in connection with the Closing. Allocated services costs amount to $0.7 million and $0.2 million for the six months ended June 30, 2022 and 2021, respectively, including costs related to stock-based compensation. Allocated services costs amount to $1.4 million and $0.4 million for the year ended December 31, 2021 and 2020, respectively, including costs related to stock-based compensation. The service costs allocated to us were accounted for as capital contributions by Amprius Holdings to Amprius.

Prior to the Business Combination, Amprius Holdings contributed capital to support our operations. Amprius Holdings provided $0.8 million and $5.1 million in capital contributions during the six months ended June 30, 2022 and 2021, respectively, in addition to the amounts allocated to us under the Intercompany Services Agreement. Amprius Holdings made capital contributions of $20.2 million and $4.5 million in capital contributions during the year ended December 31, 2021 and 2020, respectively, in addition to the amounts allocated to us under the Intercompany Services Agreement.

Additionally, we purchased and may continue to purchase raw materials and development materials from Amprius Nanjing and Amprius (Wuxi) Co., Ltd. (“Amprius Wuxi”), two former subsidiaries of Amprius Holdings. In early 2022, ownership of each of these entities was transferred to the Amprius Holdings stockholders so that each could pursue its business separately. Following the spin-offs, Dr. Sun, our Chief Executive Officer and a member of our Board, has continued to serve on the boards of each of these entities and their respective holding companies. For the six months ended June 30, 2022 and 2021, such purchases recorded as cost of revenues totaled $0.2 million and $0.1 million, respectively. For the year ended December 31, 2021 and 2020, such purchases recorded as cost of revenues totaled $0.3 million and $0.4 million, respectively. There is no commitment on either party to continue such sales.

For more information regarding our related party transactions, see Note 12 “Related Party Transactions” to the accompanying interim unaudited condensed financial statements as of and for the six months ended June 30, 2022 and see Note 12 “Related Party Transactions” and Note 14 “Subsequent Events” to the audited financial statements as of and for the year ended December 31, 2021 included elsewhere in this prospectus.

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to continue take advantage of the benefits of this extended transition period.

We expect to remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that are held by non-affiliates equals or exceeds $700.0 million as of the prior June 30th, or (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We have elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The JOBS Act does not preclude an emerging growth a new or revised accounting standard earlier than the time that such standard applies to private companies. We expect to continue to use the extended transition period for any other new or revised accounting standards during the period in which we remain an emerging growth company.

We also qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We expect to remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Common Stock held by non-affiliates exceeds $250,000,000 as of the prior June 30, or (ii) our annual revenues exceeded $100,000,000 during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700,000,000 as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, comparison of our financial statements with other public companies may be difficult or impossible.

Critical Accounting Policies and Significant Management Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our audited financial statements and interim unaudited condensed financial statements included elsewhere in this prospectus, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported income (loss) generated, and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material. While our significant accounting policies are more fully described in Note 2 to our audited financial statements and our interim unaudited condensed financial statements, each included elsewhere in this prospectus, we believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates and have a more significant impact on our financial statements due to the size of the financial statement elements and prevalence of their application.

The following is a summary of some of the more critical accounting policies and estimates.

Basis of Presentation

As Amprius Holdings has historically prepared financial statements for us, our financial statements have been prepared from the financial records of Amprius Holdings on a carve-out basis derived from the accounting records of Amprius Holdings using the historical results of operations and our historical bases of assets and liabilities, adjusted as necessary to conform to U.S. GAAP.

More specifically, the balance sheets include all our legal assets, those assets provided by Amprius Holdings, and both liabilities incurred by us and allocated from Amprius Holdings. The statements of operations for each of the periods presented reflect all expenses and activities directly attributable to us, as well as an allocation of Amprius Holdings’ general and administrative expenses. We did not share facilities or costs with the other three operating subsidiaries with the exception of expenses at the Amprius Holdings level for the payroll related expenses for two executive employees of Amprius Holdings and other legal, tax, insurance and accounting fees which were not identifiable as related to a specific subsidiary (“Shared Expenses”). Amprius Holdings’ executives supported the subsidiary group with governance, management, and investor relations. The Shared Expenses were allocated based on the time incurred by Amprius Holdings’ executives to support each subsidiary as other metrics such as revenue, headcount or assets had no correlation to the services provided to the subsidiaries. Prior to the distribution of the subsidiaries of Amprius Holdings in late January and early February 2022, the general and administrative expenses were allocated to each subsidiary, including us. After such subsidiary distribution, costs incurred by Amprius Holdings on behalf of us were wholly allocated to us as the only remaining subsidiary.

During all periods presented, our operations were funded by Amprius Holdings. The source of financing consisted of proceeds received by Amprius Holdings from its issuance of preferred stock.

We believe the expense allocation methodology and results are reasonable and consistently applied for all comparative periods presented. However, these allocations may not be indicative of the actual expenses that would have been incurred by an independent company or of the costs to be incurred in the future. The financial statements may not be indicative of our future performance and do not necessarily reflect what the financial position, results of operations, and cash flows would have been had we operated as a standalone company during the periods presented.

Revenue Recognition

We recognize revenue under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), when a customer obtains control of promised goods or services in an amount that reflects the consideration which we expect to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, we perform the following five steps:

1. Identification of the contract(s) with a customer;

A contract is defined as an agreement between two or more parties that creates enforceable rights and obligations. We generally enter into fixed-price agreements with our customers which outline the terms of the business relationship between the parties. Additionally, we may receive purchase orders from customers or enter into statements of work that indicate pricing, performance and delivery obligations, progress payments (if any) and the timing for each transaction.

We account for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of the consideration is probable. At contract inception, we also evaluate prior incomplete contracts to determine whether the contract with the customer should be combined and accounted for as a single contract with any prior contract.

2. Identification of the performance obligations in the contract;

The promises within each contract for customization design services may vary depending on the customer requirements. However, those contracts contain promises which generally include (a) custom battery design to conform with customer requirements, (b) design progress reporting, (c) development of preliminary batteries, (d) testing of battery design and performance and (e) delivery of final battery prototypes that meet pre-defined customer specifications along with test results of the delivered batteries. Those promises are generally inputs to a combined output to deliver a single final prototype battery and are therefore accounted for as a single performance obligation.

Contracts for standard battery products for commercial sales are generally ready-made with no customization. Within these contracts, each battery product is a distinct performance obligation.

3. Determination of the transaction price, including the constraint on variable consideration

Payment terms for our contracts are generally based on the achievement of defined milestones. Since revenue is generally recognized at the point in time when control transfers to the customer upon final delivery of the prototype battery or completion of the service at the end of the contract as discussed below in Step 5—Recognize revenue when, or as, a performance obligation is satisfied, the variable consideration is not considered to be constrained at the inception of the contract and the transaction price equals the cumulative payments to which we are entitled at the end of the contract.

We elected to use the practical expedient to disregard the effect of the time value of money in a significant financing component when its payment terms are less than one year. In cases when there is a period of more than one year, we only adjust the transaction price when the financing component is significant and beyond the mitigating effect of the progress payments.

4. Allocation of the transaction price to the performance obligations in the contract

The transaction price is allocated to the performance obligations. Our contracts generally contain a single performance obligation; therefore, allocation is not necessary.

5. Recognition of revenue when, or as, performance obligations are satisfied.

Under our customized design services contracts, control generally transfers upon the completion of the battery design and delivery of the final prototype batteries. For follow-on orders and standalone commercial sales of standard battery products to customers, control generally transfers upon shipment of the product.

Under ASC 606, assuming all other revenue recognition criteria have been met, we will recognize revenue for arrangements upon the transfer of control of our performance obligations to our customers.

We generate revenue from both our contracts for customization design services for the development of silicon-anode lithium-ion battery technology and delivery of prototypes as well as providing finished battery products to our customers. Payment terms for our contracts are generally based on defined milestones. The customization design services generally provide design and development efforts to configure our existing battery technology towards a customer’s required specifications. The development of these battery prototypes is a single performance obligation as the individual customization activities performed through delivery of the prototype batteries are not distinct. Revenue is recognized at the point in time when control transfers to the customer upon final delivery of prototype batteries or completion of the defined service. We recognize revenue from follow-on orders and standalone commercial sales of battery products to customers at the point in time that control of the battery product has been transferred to the customer which is generally upon shipment.

Leases

On January 1, 2022, we adopted ASC 842, Leases (“ASC 842”). For more information, refer to Note 2 “Summary of Significant Accounting Policies” to our interim unaudited condensed financial statements as of and for the six months ended June 30, 2022. As a result, reporting periods beginning in the first half of 2022 are presented under ASC 842.

Upon adoption of ASC 842, we recorded our operating lease on the consolidated balance sheet as an operating right of use asset, current portion of operating lease liability and non-current operating lease liability. Operating lease liabilities are initially recognized based on the net present value of the fixed portion of our lease components through the lease term. To calculate the net present value, we apply an incremental borrowing rate (“IBR”). The determination of the IBR requires complex judgment, and it involves using a portfolio approach based on the rate of interest we would pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term. We recognize operating lease assets based on lease liabilities and initial direct costs, less any tenant allowance incentives. We test operating lease assets for impairment in the same manner as long-lived assets and include the related operating lease liability and operating lease payments in our analysis.

Stock-Based Compensation

We measure stock options and other stock-based awards granted to qualified employees, directors and contract workers based on their fair value on the date of grant and recognize compensation expense of those awards over the requisite service period. We recognize the impact of forfeitures on stock-based compensation expense as forfeitures occur. We apply the straight-line method of expense recognition.

Prior to the formation and incorporation of Legacy Amprius, qualified employees, directors and contract workers participated in Amprius Holdings’ equity incentive plan, including stock option awards. For those employees, directors and contract workers who were transferred to us or continued to provide services to us and previously received awards under Amprius Holdings’ equity incentive plan, costs of those awards are recorded as share-based compensation and a corresponding contribution from Amprius Holdings based on the grant date fair value of the awards. Stock-based compensation expense attributable to grants made under Amprius Holdings’ stock plan totaled $0.2 million and $0.1 million for the six months ended June 30, 2022 and 2021, respectively, and $1.5 million and $0.1 million during the years ended December 31, 2021 and 2020, respectively. Upon its incorporation, Legacy Amprius established the 2016 Plan separate from the equity incentive plan of Amprius Holdings. Certain qualified employees, directors and contract workers of Amprius Holdings have received stock option awards under the 2016 Plan. We recorded the cost of the share-based compensation of these awards.

We estimate the fair value of each stock option grant on the date of grant using the Black-Scholes option-pricing model, which requires the use of highly subjective assumptions including:

•

Expected Term—The expected term of stock options represents the period that our share-based awards are expected to be outstanding. As we do not have sufficient historical experience for determining the expected term, the expected term has been derived based on the simplified method for awards that qualify as plain-vanilla options.

•

Expected Volatility—As we are privately held, there is no observable market for our common stock, and accordingly, expected volatility has been estimated based on the volatilities of similar publicly-traded companies.

•	Risk-Free Interest Rate—We base the risk-free interest rate on the implied yield available on the U.S. Treasury zero coupon issues with a remaining term equivalent to the expected term of the option.

•

Expected Dividend—The expected dividend assumption is based on our current expectations about our anticipated dividend policy. We have not paid dividends since inception and currently do not anticipate a dividend.

Common Stock Valuations

Prior to the Business Combination, we recorded stock-based compensation for grantees based on the common stock valuations of Legacy Amprius Common Stock or the common stock of Amprius Holdings, as applicable. We recorded stock-based compensation based on the valuation of Amprius Holdings’ common stock as outlined in the Critical Accounting Policy for “Stock-Based Compensation” above.

As there was no public market for Legacy Amprius Common Stock and Amprius Holdings’ common stock prior to the Business Combination, the estimated fair value of Legacy Amprius Common Stock and Amprius Holdings’ common stock was determined by the respective board of directors, or compensation committee thereof, as of the date of each option grant, with input from management, considering the most recently available third-party valuations of common stock and the respective board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant.

These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “Practice Aid”). The Practice Aid identifies various available methods for allocating the enterprise value across classes of capital stock in determining the fair value of Legacy Amprius Common Stock at each valuation date.

In accordance with the Practice Aid, the probability-weighed expected return method (“PWERM”) and the Option Pricing Method (“OPM”) were the most appropriate methods for determining the fair value of Legacy Amprius Common Stock and Amprius Holdings’ common stock based on Legacy Amprius’ stage of development and other relevant factors. The valuation of Legacy Amprius and Amprius Holdings as of December 2020 were based on the Discounted Cash Flow Method, and the analyses as of March 2022 contemplated the Hybrid Method, which is a combination of the PWERM and the OPM to allocate the value to the securities based, in part, on the terms of Amprius Holdings’ most recent financing—the Series E-2 convertible preferred stock financing completed in June 2021.

In addition to considering the results of the third-party valuations, the respective board of directors considered various objective and subjective factors to determine the fair value of such common as of each grant date, including:

•

the rights, preferences, and privileges of Amprius Holdings’ preferred securities as compared to those of Legacy Amprius Common Stock and Amprius Holdings’ common stock, including liquidation preferences of Amprius Holdings’ preferred stock;

•	stage of development;

•	external market conditions affecting the industry and trends within the industry, including a review of the performance and metrics of guideline public companies;

•	the respective company’s financial position, including cash on hand, and historical and forecasted performance and operating results;

•	the lack of an active public market for such common stock and Amprius Holdings’ preferred stock;

•	the likelihood of achieving a liquidity event, such as a Special Purpose Acquisition Company (“SPAC”) transaction or sale of our company in light of prevailing market conditions; and

•	an analysis of initial public offerings and the market performance of similar companies in the industry.

Valuation of Legacy Amprius

Our valuations were performed using the OPM, PWERM or the Hybrid Method. The method selected was based on the availability and the quality of information to develop the assumptions for the methodology, based on the facts and circumstances applicable to each valuation date.

OPM—The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. The common stock is modeled as a call option on the underlying equity value at a predetermined exercise price. In the model, the exercise price is based on a comparison with the total equity value rather than, as in the case of a regular option, a comparison with a per share stock price. Thus, common stock is considered to be a call option with a claim on the enterprise at an exercise price equal to the remaining value immediately after the preferred stock liquidation preference is paid. The OPM uses the Black-Scholes option pricing model to price the call options. This model defines the fair value of securities as functions of the current fair value of the subject company and uses assumptions such as the anticipated timing of a potential liquidity event and the estimated volatility of the equity securities. The OPM might be used to determine the enterprise value of an entity by using a “backsolve method.” By considering the sales price of shares in a recent arms-length financing, the aggregate equity value (and, by implication, enterprise value) can be “back-solved” using an option pricing theory-based model that gives consideration to the subject company’s capitalization structure and rights of the holders of preferred stock and common stock. This methodology is most applicable when a valuation is conducted close to the date of a financing transaction.

PWERM—Under the PWERM, the fair value of the common stock is estimated based upon an analysis of future values for the company, assuming various scenario outcomes. The common stock value is based on the probability weighted present value of expected future investment returns considering each of the possible outcomes available, as well as the rights of each class of stock under each scenario. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability to arrive at an indication of value for the common stock.

“Hybrid Method”—The Hybrid Method is a PWERM where the equity value in one or more of the scenarios is calculated using an OPM. In considering valuation approaches for Legacy Amprius, the third-party valuation specialist applied the Hybrid Method in our March 2022 valuation of Legacy Amprius to determine the implied equity value of Legacy Amprius in various scenarios, based in part on the latest round of financing—Amprius Holdings’ Series E-2 convertible preferred stock financing completed in June 2021.

To determine the fair value of common stock as of the grant date for options granted during the period, we performed a linear interpolation between the December 31, 2020 and March 29, 2022 valuation dates.

Valuation as of December 31, 2020

The third-party valuation specialist relied solely on an Income Approach (discounted cash flow analysis) to value the equity of Legacy Amprius as of this valuation date. In addition, given the simplified capital structure, a per share value was determined by dividing the estimated equity value by the number of shares outstanding. The fair value of Legacy Amprius Common Stock was estimated at $2.58 per share.

Valuation as of March 29, 2022

In considering valuation approaches for Legacy Amprius, the third-party valuation specialist applied the Hybrid Method in our March 2022 valuation of Legacy Amprius to determine the implied equity value of Legacy Amprius in various scenarios, based in part on the latest round of financing of Amprius Holdings – Series E-2 convertible preferred stock. The third-party valuation specialist, based on discussions with management, gave consideration to the following scenarios:

•	Two SPAC term sheet values that we received;

•	Backsolve OPM based on Amprius Holdings’ Series E-2 convertible preferred stock financing completed in June 2021; and

•	A discounted cash flow analysis as of the March 2022 valuation date.

The relative probability of each type of future-event scenario was determined based on management’s best estimate as of the date of valuation, including then-current expectations as to the timing and likely prospects of the future event scenarios. Based on discussions with management, the two SPAC scenarios were weighted 12.5% each, the Backsolve analysis based on the Series E-2 financing was weighted 25%, and the discounted cash flow analysis was weighted 50%. The weighted average implied equity value was then used to determine the common stock value based on an OPM. The fair value of Legacy Amprius Common Stock was estimated at $3.79 per share, an increase of approximately 46.9% over the per share estimate in December 2020. The most significant development relating to the increase in value was the two term sheets received from SPAC acquirers in February and March of 2022.

Valuation of Amprius Holdings

To determine the fair value of common stock as of the grant date for options granted during the period, we performed a linear interpolation between the December 31, 2020, June 30, 2021, and March 29, 2022 valuation dates.

Valuation of Amprius Holdings as of December 31, 2020

The third-party valuation specialist estimated Amprius Holdings’ equity value based on both a market approach (Guideline Public Company Method) and an Income Approach (discounted cash flow analysis), applying weightings to each value to arrive at an equity value estimate. This value estimate was then allocated to the various securities in the capital structure based on an OPM. The fair value of Amprius Holdings’ common stock was estimated at $2.34 per share.

Valuation of Amprius Holdings as of June 30, 2021

Similar to the prior date, the third-party valuation specialist estimated Amprius Holdings’ equity value based on a market approach (Guideline Public Company Method) and an Income Approach (discounted cash flow analysis). In addition, consideration was given to the implied equity value from the Backsolve analysis based on Amprius Holdings’ Series E-2 financing. The specialist applied weightings to each value to arrive at an equity value estimate. Based on discussions with management, the two market approaches were weighted a combined 37.5%, the discounted cash flow analysis was weighted 12.5%, and the Backsolve analysis based on the Series E-2 financing was weighted 50%. The weighted average implied equity value was then used to determine the common stock value based on an OPM. The fair value of Amprius Holdings’ common stock was estimated at $2.55 per share, an increase of approximately 9% from the previous valuation date. One significant development since the previous valuation analysis was Amprius Holdings’ Series E-2 funding round, which raised approximately $36 million from investors from February 2021 to June 2021.

Valuation of Amprius Holdings as of March 29, 2022

Subsequent to Amprius Holdings’ divestiture of three entities in early 2022, its only assets were the shares of Legacy Amprius Common Stock it owned and cash. As such, the third-party valuation specialist adjusted the value from the analysis performed for Amprius, making an adjustment for cash to value the equity based on an asset-based approach. This value was then allocated to the securities in the capital structure based on an OPM, in order to estimate the value of the common stock in Amprius Holdings as of the valuation date. The resultant value estimate was $1.43 per share as of this valuation date, with the decrease primarily attributable to the divestiture.

Amprius Holdings noted that for determining its stock-based compensation for option grants in December 2021, the March 29, 2022 value estimate was adjusted upwards to reflect the fact that the three entities had not been divested at that point in time in order to derive an interpolated value for stock-based compensation expense.

The assumptions underlying these valuations represented our management’s and Amprius Holdings’ management’s best estimates, which involved inherent uncertainties and the application of the respective management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

A public trading market for our Common Stock was established in connection with the closing of the Business Combination, and it is no longer necessary for our Board to estimate the fair value of our Common Stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our Common Stock is determined based on the quoted market price of shares of our Common Stock.

Recent Accounting Pronouncements

See Note 2 “Summary of Significant Accounting Policies” to the interim unaudited condensed financial statements of the Company as of and for the six months June 30, 2022 and the audited financial statements of the Company as of and for the year ended December 31, 2021 included elsewhere in this prospectus for further information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and results of operations.

BUSINESS

Overview

We have developed and, since 2018, been in commercial production of an ultra-high energy density lithium-ion battery for mobility applications leveraging a disruptive silicon nanowire anode. Our silicon nanowire anode technology enables batteries with higher energy density, higher power density, and extreme fast charging capabilities over a wide range of operating temperatures, which results in our batteries providing superior performance compared to conventional graphite lithium-ion batteries. Our silicon nanowire anode is a direct drop-in replacement of the graphite anode in traditional lithium-ion batteries, and our manufacturing process leverages the manufacturing process for conventional lithium-ion batteries and the related supply chain.

Today, our batteries are primarily used for existing and emerging aviation applications, including unmanned aerial systems (“UAS”), such as drones and high-altitude pseudo satellites (“HAPS”). We believe our proprietary technology has the potential for broad application in electric transportation.

Our batteries and their performance specifications have been tested and validated for application by over 30 customers, including Airbus, AeroVironment, the U.S. Army and Teledyne FLIR, and we have shipped over 10,000 batteries to date, which have enabled mission critical applications. Our proprietary silicon nanowire anode structures, battery cell designs and manufacturing processes are defended by our portfolio of patents, trade secrets and know-how developed over 10 years of research and development.

We currently manufacture the batteries on kWh-scale production lines at our headquarters in Fremont, California, where demand for our batteries exceeds our manufacturing capacity. We are working to meet the expected demand in several rapidly growing addressable markets by designing and building a large scale production facility that can manufacture at GWh+ scale.

Industry Background

Traditional transportation has been powered by fossil fuel-based engines which have led to significant greenhouse gas emissions. A rising focus on sustainable energy use in transportation is leading to increased investments in technology, government incentives and consumer demand for the electrification of passenger and payload mobility. Among the mobility mediums experiencing a shift to electrification due to these trends are aircraft such as UAS, which includes drones and HAPS, and eVTOL planes, as well as ground-based EVs. Critical and breakthrough battery technologies can facilitate and, in certain cases, enable the mass adoption of these electric transportation mediums by improving energy density, accelerating fast charging capabilities, extending battery life, and improving safety.

Aviation Industry

Unmanned Aerial Systems: UAS are aircraft that operate with no crew or passengers onboard and are guided by remote control or autonomously. Examples of UAS include drones and HAPS. UAS are the next generation aerial transportation technology utilized for surveillance, assessment, logistics, delivery, communications, and imaging, among other uses. Emerging technologies, such as Amprius’ silicon anode battery, offer lighter weight and/or more energy dense batteries, potentially overcoming current battery technology barriers and enabling faster adoption of UAS. Based on an Insider Intelligence article from April 2022, a Stratistics report from March 2022 and management estimates, the total addressable market for UAS batteries is expected to reach approximately $38.2 billion by 2025.

Drones: Drones are the most common type of UAS that are increasingly being utilized in various industries, including military and defense, agricultural, construction and logistics. One of the key barriers to wider adoption is the existing battery technology, which limits the flight range and payload capacity. Our batteries offer higher energy density, which enables longer range endurance, and, depending on customer specifications, lighter weight, which facilitates higher payload capacity.

High Altitude Pseudo Satellites: HAPS are alternatives for traditional satellites. When deployed, HAPS typically operate at stratospheric altitudes, approximately 12 miles (approximately 65,000 feet) above sea level. HAPS are being increasingly utilized to provide high-quality broadcast features, particularly in remote regions, which have limited terrestrial network coverage. HAPS generally use solar energy and battery storage as the power source to operate for long durations of time. As a result, lightweight, higher energy density batteries with the ability to operate in extreme temperature and pressure conditions are critical enablers. Amprius offers advanced battery technology suitable for application in HAPS, which is currently in use by prominent aerospace companies, like Airbus.

Electric Air Transportation: Population growth and urbanization are key megatrends that are stretching ground transportation infrastructure to its limits and resulting in significant greenhouse gas emissions. A potential mitigation strategy is expanding travel into the air, which is offered by eVTOL vehicles, a passenger aircraft that uses electric power to hover, takeoff, and land vertically. Historically, the electrification of passenger and cargo aircraft has lagged the adoption of electric automobiles in part because of the greater technical challenges. However, over the last few years there have been significant advancements in the key enabling technologies for eVTOL aircraft, such as the high energy density and robust performance batteries offered by Amprius. Continued improvements in battery energy density could allow eVTOL aircraft to increase their range, speed and payload, dramatically expanding the range of trips and further accelerating the adoption of electric air mobility. Based on Morgan Stanley’s May 2021 report and management estimates, the total global addressable electric air mobility battery market is forecasted to reach approximately $11.1 billion by 2025.

EV Industry

The electrification of ground transportation is being accelerated by regulatory pressure to meet sustainability benchmarks and growing consumer preference. Some of the largest global automotive OEMs expect to be 100% EV by 2035. Market and Market’s February 2021 report estimates that the global electric vehicle battery market is expected to reach $67.2 billion by 2025. McKinsey & Company estimated in October 2021 that 2030 EV battery requirements will be 3,900 GWh in 2030, of which 2,400 GWh will be needed for passenger cars alone. While multiple battery chemistries exist today that meet current EV specifications, there is room for significant improvement. According to a recent Deloitte survey, two of the key consumer concerns with EV adoption are driving range and lack of charging infrastructure. Our batteries, which have been tested and validated by the U.S. Advanced Battery Consortium (“USABC”), as further described below, have the potential to help address both these concerns. As such, while our EV capable cell needs to be improved with respect to cycle life, form factor, cost and production quantity for our batteries to compete with existing commercially available EV batteries, we believe that, as we grow and improve, we may be able to compete in the EV battery market.

Battery Requirements for Electric Transportation

Current battery technology creates a barrier in the near-term for the electric transportation market, especially for electric air mobility applications, as battery weight, size and recharging times would need to be improved for these operations to become commercial. The battery system must fulfill several key requirements:

•	high energy density and specific energy in order to achieve long range endurance while enabling lighter weight;

•	high power density to provide sufficient power at a specific instance, such as during aircraft take-off or landing;

•	fast charging capabilities to enable high infrastructure throughput;

•	operational in wide temperature and pressure ranges;

•	safe to operate in a wide variety of conditions;

•	a long calendar life and cycle life; and

•	acceptable cost, which varies by application.

Amprius’ Solution

Today’s batteries typically utilize graphite as the anode material. Based on management’s estimates, we believe that graphite anodes have reached their theoretical limits for energy storage. We estimate that graphite anodes can only provide up to 355 mAh/g capacity for lithium storage, which can further degrade in extreme environments. Any additional increases in the energy density for lithium-ion batteries can be made only by using active materials that have a higher capacity for lithium storage. Among such active materials, silicon is known to have the highest lithium storage capacity per unit mass or volume than any other element besides lithium itself.

In our batteries, we have replaced the graphite anode with a highly engineered silicon material that has a lithium storage capacity of approximately 3,400 mAh/g—nearly 10 times the highest capacity of known graphite anodes. By replacing graphite with silicon nanowire in the anode, we have significantly enhanced performance in batteries across energy density, power, charging time, safety and ability to operate in extreme environments. Our anodes are 100% silicon (actual percentage of silicon is 99.5-99.9%, which is within the range of acceptable purity levels for materials that are considered 100%) free of any inactive additives, such as binders, conductive carbon or matrix/shell protective materials, which enables full utilization of the capacity of silicon at the anode level. Our silicon nanowire anode has enabled us to design batteries that can meet the following performance specifications, depending on the application:

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High specific energy and energy density: Ultra-high gravimetric and volumetric energy density is crucial for maximizing the amount of payload that a vehicle can carry and extend flight radius. Currently, our highest energy density commercial batteries have up to 450 Wh/kg gravimetric energy density (“specific energy”) and 1,150 Wh/L volumetric energy density (“energy density”), which is over 50% higher than any known commercial graphite cells.

•

High specific power: High specific power, which correlates to a high discharge rate, is required to generate sufficient power for vertical take-off and landing functionality. Our batteries have a maximum discharge rate of up to 10C (i.e., our batteries can sustain currents 10 times higher than the cell’s nominal capacity). Although graphite cells with a discharge rate of 10C are commercially available, our proprietary silicon nanowire cells with an equivalent discharge rate offer over 50% higher specific energy than graphite cells. This combination of high power and high energy density is critical for electric flight applications.

•

Fast charging: Our battery cells have the ability to charge to 80% of battery cell capacity in less than six minutes. Compared to graphite, silicon nanowire anodes have higher volumetric capacity and are consequently thinner and allow for faster lithium-ion diffusion between the nanowires, which facilitates faster charging. Additionally, the silicon nanowire anode operates at a voltage that is at least 100 mV higher than that of graphite anodes. This electrochemical property allows silicon nanowire battery cells to charge at higher rates compared to graphite cells.

•

Ability to operate safely at low temperatures: Our battery cells are capable of operating safely at low temperatures, which is critical for aviation applications such as HAPS. As described above, our silicon nanowire anode operates at a voltage that is at least 100 mV higher than that of graphite anodes. This voltage difference not only allows faster charging, but also results in a greater margin of safety from dangerous lithium plating effects, allowing for safe operation at low temperatures.

•	Quality assurance: Our batteries are designed to be ultra-resilient and undergo rigorous abuse testing, including air cargo certification and military specific tests.

Our silicon nanowire anode is a high capacity and high power cell component that has been tested and validated for advanced aerospace, defense and EV applications. We match our silicon nanowire anode with commercial cathodes, advanced separators and electrolyte formulations. Products using high voltage LCO cathodes are tailored to customer specifications ranging from our High Energy Products for HAPS, consumer electronics and military portable power applications, to High Power Products with a continuous power density of 1.5 kW/kg for drones and eVTOL applications. Our customers have shown interest in our Balanced Energy/

Power Products (which are made with either LCO or NMC cathodes) due to their wide power range (i.e., power density of over 1 kW/kg) and specific energy of over 400 Wh/Kg. This level of performance is the target level for both eVTOL applications, and potentially, long-range EVs. The graph below reflects the minimal tradeoff between specific energy and specific power for our different cell designs.

The performance levels achieved by our proprietary silicon nanowire anode battery cells, as shown in the graphic below, enable our customers to demonstrate and deliver products that far surpass equivalent products powered by graphite batteries. For instance, a direct replacement battery based on silicon nanowire anode was shown to increase the endurance of a reconnaissance drone from 24 minutes to 42 minutes. A large consumer electronics OEM that tested a replacement smartwatch battery based on silicon nanowire anode confirmed that the talk time was almost doubled, without reaching the battery low state. A military wearable powered by our batteries has doubled the energy content compared to graphite anode batteries, without increasing the battery weight or volume, providing power for longer mission time. Similarly, we estimate that a direct replacement of graphite cells with silicon nanowire batteries in EVs would increase the driving range by about 75%.

(1)	Based on a survey of 18650 technical datasheets (ex. Panasonic NCR18650G) and iFixit reports on iPhone and Samsung batteries.
(2)	Based on an Amprius High Energy cell.
(3)

Customer-reported data based on a Teledyne FLIR drone. For graphite, based on the currently utilized graphite battery for Teledyne FLIR drone. For Amprius, based on an Amprius Balanced Energy/Power cell.

(4)	Based on customer-reported data on a smart watch. For Amprius, device used an Amprius High Energy cell.
(5)	Results relate to a U.S. Army conformable wearable battery. For graphite, based on a currently fielded conformable wearable graphite battery. For Amprius, the device used an Amprius High Energy cell.
(6)	Graphite estimate based on a Tesla Model 3 long-range battery. Amprius estimate based on an Amprius High Energy cell.

Our Technology

Our proprietary silicon nanowire anode technology solves for the inherent limitations of silicon anodes in lithium-ion cells. Silicon has historically been investigated as an anode material due to its intrinsic capability to store larger quantities of lithium per unit mass and volume compared to graphite. The main barrier preventing silicon from becoming more widely adopted across the battery industry is that the silicon material expands during charging as it absorbs lithium ions. For example, silicon particles may expand up to 300% during charging. After multiple charge and discharge cycles, silicon particles will crack, causing anode degradation and device breakdown.

Our proprietary silicon nanowire anode technology solves for the material expansion inherent with silicon. As depicted below, our nanowires start with a metal foil that is layered with a nanowire template and metallurgically attached to the metal foil substrate by a growth process. The nanowire template is coated with a low-density silicon and then encased by a thin layer of high-density silicon.

(1)	Actual percentage of silicon is 99.5-99.9%, which is within the range of acceptable purity levels for materials that are considered 100%.

Our silicon anode generally contains more than 1,000,000 nanowires per square centimeter. The following SEM (scanning electron microscope) image, with a magnification of 250x, shows the typical cross section of the anode structure.

The nano-porosity of the low-density layer of silicon on each nanowire and the micro-porosity between the wires in our technology allows the silicon to expand at nano- and micro- meter levels when the anode is charged, with little to no damage to the nanowires and to the anode.

Our nanowire structure also enables ions and electrons to travel in a straight path between and through the nanowires. In contrast, a particle structure results in ions and electrons traveling in a nonlinear, tortuous path.

The straight path of our nanowires facilitates high electric and ionic conductivity, enabling high power and fast charging. Nanowires are always in electrical contact with the metal foil due to their growth rooted fabrication, while particles have to rely on particle-to-particle contact for electron transfer, which can easily be broken during cycling.

Our silicon nanowire anode is a direct drop-in replacement of the graphite anode in traditional lithium-ion batteries. The silicon nanowire in our products is much thinner, by over 30%, than typical graphite anodes, but with a much higher capacity. Our proprietary anode is 100% silicon, free of any inactive additives, such as binders, conductive carbon, or matrix/shell protective materials, which enables full utilization of the capacity of silicon at the anode level. The high capacity of our silicon nanowire anodes permits us also to use higher capacity cathodes than those used in graphite cells. This further increases the specific energy and energy density of our cells compared to graphite anode cells.

Manufacturing and Supply

Amprius invented the silicon nanowire anode and its fabrication process. Our silicon nanowire anode is fabricated using CVD technology, and consists of three sequential steps. First, the nanowire template is grown by a thermally activated chemical reaction. Second, a low-density silicon coating is deposited by PECVD. Third, a high-density, thin surface layer is deposited by a thermally activated CVD process. These three steps replace all powder processing steps typically used in making graphite anodes, including powder mixing, slurry mixing, slurry coating, electrode drying and electrode calendaring. After fabrication, the anode does not need further processing. After fabrication, the product is the fully processed anode. This anode does not need further processing and can then be assembled in cells with cathodes produced by manufacturing lines similar to those used in graphite anode cells. This fabrication process has been in commercial operation since 2018 with a kWh-scale manufacturing line at our headquarters in Fremont, California.

To develop the high volume anode fabrication tool needed for a GWh-scale manufacturing line, we expect to partner with one or more leading global suppliers of tools used to produce wafers for solar cells. We have successfully fabricated silicon nanowire anodes with a solar wafer production tool made by Centrotherm, but we will need make certain modifications to the equipment for our needs. One modification is that we will replace wafers with large format foils, which we use in our kWh-scale production. This requires design and development of automated material handling for the foils. This is one of the principal engineering tasks in adapting the solar cell production equipment to our needs and will be undertaken in collaboration with an engineering design firm.

Completing design and development of the tool, the automated material handling and high volume production processes requires significant engineering. The ability to do so successfully and the timing of this effort may be subject to unforeseen complexities, component supply delays and other risks. Moreover, our manufacturing costs will depend not only on the cost of the tools but also on throughput, yield, efficiency of silane gas utilization and other factors. For more information, see “Risk Factors—Risks Related to Our Technology, Products and Manufacturing—We may not succeed in developing a new high-volume manufacturing line that meets our requirements for cell quality, yield, throughput and other performance metrics. Additionally, assuming we are able to develop a high-volume manufacturing line, it may be unreliable, require regular and significant maintenance and could be capital and resource intensive to operate.”

Although our anode process differs from traditional anode manufacturing, the cathode and the rest of the cell—including electrolytes and separators—use conventional lithium-ion battery manufacturing tools and materials, as depicted below.

We have begun the site selection process for a GWh-scale manufacturing facility and will procure manufacturing equipment for cathode fabrication, cell assembly, and cell testing from established equipment suppliers. We currently expect to build the GWh-scale manufacturing facility in Texas or Georgia.

The dominant raw materials for the silicon anode include silane gas, which is used in making the silicon nanowires, and electrodeposited nickel foil, which is used for the anode current collector substrate. As we increase manufacturing capacity, we expect to procure the silane gas from REC Silicon, a global supplier of silane and silicon materials, and will procure nickel foil from global suppliers of electrodeposited metals. Both silane gas and nickel foil are abundant commodity materials.

Due to its high capacity to store lithium relative to cathode materials, and to further increase the available lithium in the cell, the silicon anode can be prelithiated to a certain level (i.e., 10-20%) of its capacity before cell assembly. Prelithiation can be done electrochemically at low scale and by physical vapor deposition for large manufacturing volume. Equipment vendors have scaled-up or are scaling lithium evaporation equipment to

GWh+ manufacturing volumes. Amprius uses electrochemical prelithiation in its current production and will integrate lithium evaporation steps in the anode manufacturing line.

Our Competitive Strengths

Performance greatly exceeds conventional lithium-ion batteries commercially available today. The battery cells that we ship to our customers today significantly outperform commercially available conventional graphite battery cells. In particular, as shown in the table below, our batteries have approximately double the specific energy and energy density of graphite battery cells, and enable significantly faster charging time. We believe other next-generation battery technologies will require significant additional research, development and investment prior to being commercially viable.

(1)

Other than cycle life, based on a survey of 18650 technical datasheets (ex. Panasonic NCR18650G) and iFixit reports on iPhone and Samsung batteries. For cycle life, based on Shmuel De-Leon: Li-Ion NCA/NMC Cylindrical Hard Case Cells Market 2021.

(2)	Anode capacity for Graphite Anode Battery (full cells) uses typical N/P ratio of 1.05—1.10.
(3)	Includes released Amprius products with energy and power cell designs.
(4)	Based on Amprius’ High Power cells.

Unique suitability for aviation markets that require high power, specific energy and energy density. We believe the increased performance of our batteries enable certain electric aviation applications. Specifically, our batteries have high specific energy and energy density, to maximize payload and reduce weight, thereby extending flight radius; high power density, to enable vertical take-off and landing functionality; fast charge, to minimize the time required to recharge a battery; wide operating temperature, for high altitude applications operating in extremely low temperatures; and cycle life parity with graphite batteries, depending on customer specifications.

First mover advantage in emerging aviation markets. As a result of our success with Airbus and other tier-one customers, we have become an established market pioneer in providing high performance batteries to the aviation industry. Our reputation and commitment to delivering ultra-high performance batteries have enabled us to enter into several development and master supply arrangements with our customers. Over 30 of our customers have tested and confirmed that our batteries exceed the technical requirements for their applications, and we believe our market leadership in aviation will enable us to continue to grow our customer base.

Proven performance in demanding and abuse-tested environments. Safety is recognized as one of the most important factors of lithium-ion battery technology. Our silicon nanowire anode operates at a voltage that is at least 100 mV higher than that of graphite anodes, which not only enables faster charging but also cell operation at lower temperatures, thereby improving cell safety and mitigating the risk of overcharging. Our batteries are also designed to be ultra-resilient and undergo rigorous abuse testing, including air cargo certification and specific tests for defense applications.

Robust IP portfolio and know-how related to our silicon nanowire ecosystem. Our silicon nanowire anode technology has been refined and improved upon for over 10 years, and is protected by over 75 issued patents and pending applications. Core aspects of our technologies and processes are also protected by know-how and trade secrets developed by our team for more than 10 years.

Our Products and Customers

As evidenced by customer validation, design wins and recurring orders with Airbus, AeroVironment, Teledyne FLIR, among others, our battery technology is well positioned to address the rapidly growing markets within the aviation industry, specifically UAS and eVTOL. UAS and eVTOL applications have historically used conventional lithium-ion batteries as a means to promote product prototypes, but market participants are seeking advancements in battery technology. We believe that our silicon nanowire anode technology can be part of the solution, as we currently offer three product platforms: High Energy, High Power, and Balanced Energy/Power.

High Energy Products. Our High Energy Products are designed to maximize specific energy for applications that do not have high power requirements. For applications that have a continuous discharge rate of less than C/2, our High Energy cells deliver a specific energy of over 425 Wh/kg, and at C/10, up to 450 Wh/kg. This product has been most frequently used by HAPS, which are frequently designed to carry a payload at high altitudes for extended periods, typically for weeks or months at a time, because they rely on solar power for operations during the day and need to store sufficient energy in the battery to keep the aircraft aloft during the night.

For example, our battery is the energy storage technology aboard the Zephyr S, a HAPS by Airbus. The Zephyr S is a stratospheric vehicle that is designed to fly for months at a time, at an altitude of approximately 70,000 feet. In 2018, after integrating our battery cells into the Zephyr S, Airbus set an endurance and altitude record by flying continuously for over 25 days. We continue to support the Zephyr S program and were presented the 2021 Innovative Supplier of the Year Award by Airbus.

High Power Products. Our High Power Products are designed for applications that place a premium on high power capabilities. For conventional high power lithium-ion batteries, specific energy typically ranges between 100-200 Wh/kg at 1C. In comparison, our High Power cells offer 350 Wh/kg at 1C and are over 300 Wh/kg at 5C. In addition, these High Power cells are capable of fast charging such that they can charge from 0% to 80% in less than 6 minutes without performance degradation to cycle life or energy density. This level of power capability, energy density, and fast charge capability is optimal for the air transportation industry. The air transportation industry consists of either fixed-wing or eVTOL solutions, both of which require high power capabilities to lift the craft from the ground into the air. After the craft has reached “cruising altitude,” the requirements shift from power to energy, which determines the range the aircraft can travel. Once the vehicle has landed, the turnaround time to get the vehicle back into the air becomes critical, which is why we have designed our High Power Products with fast charge capabilities.

In 2020, we began design and verification discussions with potential eVTOL customers. In 2021, we began a technical evaluation engagement with a tier-one eVTOL provider to develop an eVTOL-optimized battery system to support the development and commercialization of their eVTOL fleet.

Balanced Energy/Power Products. Our Balanced Energy/Power Products are designed for applications that desire a balance between power and energy. Rated for up to 3C continuous discharge, our balanced cell gravimetric energy ranges between 410 Wh/kg at 0.2C discharge rate and 320 Wh/kg at 3C discharge rate. This range of power capability is important to our UAS customers and our products typically meet UAS devices high initial power requirement (between 1-3C for takeoff and landing), and operational requirement at C/2 for cruise or hover states.

Since 2021, our Balanced Energy/Power Products have been designed into programs at AeroVironment and Teledyne FLIR, with commercial shipments beginning in 2022.

EV-Capable Products in Development. We are currently developing an EV capable cell. Competition in the EV industry is intense, with high production volume requirements, low pricing, and balanced performance criteria, creating a high barrier to entry against the incumbent solutions. Prior to us being able to effectively compete in the EV space, we will need to further improve cycle life, increase cell form factors, increase production quantity and reduce our costs.

Since 2017, we have been sampling our batteries with USABC, which has independently verified that we have met or exceeded the majority of their 2023 EV cell performance goals, including usable energy density, usable specific energy, power density and charge time. In 2022, we were awarded a contract from USABC in collaboration with the U.S. Department of Energy to develop a low-cost, fast-charge silicon nanowire battery that meets all of their 2025 EV cell characteristic targets. This program is scheduled to conclude in 2024 when we intend to deliver cells with a 99mm x 300mm (W x L) footprint and a capacity of at least 80Ah, having a beginning-of-life specific energy of no less than 400 Wh/kg, energy density of no less than 950 Wh/L, and a cycle life of 1,000 cycles.

Our Growth Strategy

Our goal is to become the market leader in high performance lithium-ion batteries for the transportation industry. In order to achieve that goal, we are pursuing the following growth strategies:

Complete large-scale manufacturing facility to meet customer demand and optimize costs. We operate a kWh-scale manufacturing line at our headquarters in Fremont, California. To meet the demand for our batteries, we are in the process of designing and then building a GWh-scale manufacturing facility. We plan to build in a modular form where we can incrementally increase our manufacturing capacity until we achieve approximately 0.5 to 1.0 GWh per year of manufacturing capacity and then to further expand as needed through a Copy Exact methodology. Our ability to grow depends on the successful establishment of our GWh-scale manufacturing facility. To the extent we are unable to install a larger scale manufacturing process, our ability to grow will be adversely affected. For more information, see “Risk Factors—Risks Related to Our Technology, Products and Manufacturing—Our establishment of a volume manufacturing facility is subject to many risks, including, among others, risks relating to site acquisition, construction, permitting, delays, cost overruns, supply chain constraints, and operating in a new geographic area away from our current headquarters.”

Reduce our costs. We believe our ability to reduce the costs of our batteries on a $/kWh basis will accelerate the adoption of our batteries and allow us to further broaden our customer base. As we scale, we believe we will benefit from reduced per-unit fixed costs, including overhead, labor and capital expenditures, improved tool utilization and volume pricing for equipment and materials. We will also seek to reduce costs by optimizing material utilization, throughput and yield. However, until we are able to complete our optimization process, including designing and implementing our silicon nanowire anode production process, we cannot accurately forecast our manufacturing costs. Based on our current expectations, we estimate that our capital equipment expenditures will range between $120.0 million and $150.0 million to achieve 1.0 GWh per year of manufacturing capacity, and that it will take approximately two years following the Closing to start volume manufacturing. Because our silicon nanowire anode process requires different equipment than traditional anode manufacturing, our capital equipment costs are likely to be higher than equipment used for production of graphite anodes.

Extend first-mover advantage to become the market leader in lithium-ion batteries for aviation. We believe we are the only company in the market today with a high-performance battery that can meet the requirements of aviation applications. We have built a strong reputation in the industry by delivering ultra-high performance batteries with high safety standards that meet or exceed industry standards and customer requirements. We expect to extend our presence in the aviation market, while also serving other transportation-related markets that require improvements in their electrification solutions. We are engaged with 50 interested potential customers, 30 of which have tested and validated that our batteries exceed the technical requirements for their applications.

Further improve performance characteristics of our anode and battery cells. We believe we have the highest-performing commercially available batteries in the market. We intend to maintain our performance advantage by continuing to invest in our anode and cathode chemistries. We expect to continue to work to increase the performance characteristics of our batteries, particularly around power, energy density and cycle life. For example, we have successfully produced batteries that have specific energy of up to 500 Wh/kg and energy density of up to 1,400 Wh/L. In addition, we will continue to invest in optimizing combinations of these performance characteristics as well as the requisite form factors to meet the specific needs of our customers and drive adoption of our battery cells in other areas of electrified transportation. As a result of these efforts, our goal is to fully realize the benefits of our silicon nanowire anode technology and develop the highest performing product in the market.

Expand our end markets and applications. As we increase our production capabilities, we will be able to supply our batteries in larger volumes to fulfill our customers’ battery prototyping and procurement requirements. Our current customer base consists primarily of aviation and other air transportation companies. We believe the batteries we have developed for the aviation industries can be adapted for larger form factors and, when we are able to improve the cycle life, increase form factors, reduce cost and improve production quantity for our EV capable cells, we believe our batteries will be able to meet the energy density and fast-charge requirements of the EV market.

Research and Development

Our original silicon nanowire technology was developed at Stanford University in 2008, and for more than 10 years, we have refined and improved upon the technology for use in commercial applications. We have conducted research and development initiatives focused on improving certain performance characteristics and expanding the applications of our silicon nanowire anode battery technology. We expect to continue our research and development efforts in the following areas:

•

Improving battery life: we are working with chemical compounds as potential additives to the silane gas we use to produce our silicon nanowire anodes which have demonstrated the potential to improve cycle life without negatively impacting other performance characteristics such as energy density.

•

Further improvements to energy density: we are engaged in ongoing development activities to explore different cathode materials, including a conversion cathode, to further improve the energy density of our batteries.

•

Larger cell form factors: the batteries we have developed and are developing for our customers are typically approximately 1.4-15Ah for small-sized aircraft. As we expand our customer base, we are in the process of developing larger form factor batteries for broader aviation application and for EV customers.

We utilize our research and development capabilities not only to improve existing products but also to build custom-designed batteries for our customers. We have generated revenue from these design services. However, as we grow our manufacturing capacity, we expect that the relative percentage of our revenue from these activities will decrease.

Intellectual Property

Our proprietary silicon nanowire anode technology, including the related processes, design and manufacturing, is protected by our patent portfolio and know-how and trade secrets. As of June 30, 2022, 62 patents had been issued (29 in the U.S. and 33 in the EU, Korea, Japan, China, Taiwan and Israel), 15 patents are applications pending (six in the U.S. and nine in the EU, Japan, Korea, Taiwan and China) and two issued U.S. patents are licensed from Stanford University. Our issued patents expire between 2027 and 2040. As of June 30, 2022, we also held nine registered trademarks (two in the U.S. and seven in Europe, Japan, Korea and China). Our patents cover:

•	silicon nanowire structures—rooted nanowire template, tapered morphology, silicon dopants and multi-layered structure;

•	materials technologies—solid electrolyte interphase formation, electrolyte formulations and scalable prelithiation; and

•	silicon anode manufacturing processes, design and equipment.

In addition, we rely on non-disclosure agreements with employees, independent contractors, customers and other third parties to protect our intellectual property and proprietary rights.

Circumstances outside our control could pose a threat to our intellectual property rights. For more information, see “Risk Factors—Risks Related to Intellectual Property—We rely heavily on our intellectual property portfolio. If we are unable to protect our intellectual property rights, our business and competitive position would be harmed.”

Competition

We compete directly and indirectly with current battery manufacturers and with an increasing number of companies that are developing new battery technologies and chemistries to address the growing market for electrified mobility solutions. Specifically, within the aviation markets, we primarily compete with conventional graphite anode batteries and silicon composite anode batteries. Silicon composites are graphite-based anodes that incorporate some silicon, typically in the form of particles of silicon or silicon monoxide.

Graphite anode battery companies include tier-one manufacturers such as Amperex Technology Limited (ATL), Contemporary Amperex Technology Co., Limited (CATL), LG Chem Ltd., Murata Manufacturing Co., Ltd., Panasonic Industry Co., Ltd., and Samsung SDI Co., Ltd., which provide higher quality and higher performance solutions, and tier-two manufacturers which provide lower cost solutions. We expect the manufacturers of those batteries will continue to invest in improving the capabilities of their batteries.

While we are currently the only known battery manufacturer making 100% silicon anodes, there are many companies making or developing silicon composite batteries or anode materials and companies seeking to develop 100% silicon anodes. Companies making or developing silicon composite anodes include both large manufacturers as well as many well-funded new technology companies. These include BTR New Energy Material Ltd., Enevate Corporation, Enovix Corporation, Group 14 Technologies, Inc., Nexeon Ltd., Sila Nanotechnologies Inc., Shanshan Corporation, Storedot Ltd., and Amprius (Nanjing) Co., Ltd. (“Amprius Nanjing”), a former subsidiary of Amprius Holdings, among others. Dr. Sun, our Chief Executive Officer and a member of the Amprius Board, serves on the board of Amprius Nanjing and its holding company. Silicon composite anodes may offer higher energy density and other improvements over conventional graphite anodes, and may be less expensive to manufacture than our silicon nanowire anodes.

For aviation applications, we believe that the defining characteristics of our battery cells (e.g., industry-leading specific energy and energy density, high power density, low operating temperature and fast charge capability), in addition to commercial validation, significantly differentiates us from graphite anode and silicon composite anode alternatives, thus making our silicon nanowire anode technology the only battery technology currently available and suitable for broad aviation adoption. However, we expect additional competitors to enter the market as their battery technologies continue to improve.

The EV battery industry is fast-growing and highly competitive. Unlike the aviation industry, where there are a limited number of commercially available batteries that meet the minimum performance specifications, there are many battery manufacturers in the EV industry that can produce commercially acceptable batteries, and they can produce those batteries at lower cost and higher volumes than we are currently able to. Future entrants may include companies developing different technologies, such as lithium metal anodes, which are not yet in commercial production. In order to compete in the EV industry, we would need to improve cycle life, increase form factors, improve production quantity and reduce our manufacturing costs.

Many of our competitors and potential future entrants, both in the aviation and EV industries, may be better capitalized and have greater resources to commercialize and expand their production capacities. These competitors may have greater access to customers and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and competitive positioning. If there are significant advances in battery chemistries that we cannot adapt, or if competitors are able to scale their production capacities before we are able to, our business may be materially impacted. For more information, see “Risk Factors—Risks Related to Our Business and Industry—The battery market is intensely competitive. Competitors include new entrants and established companies, many of which have significantly greater resources than us. Our battery products must compete with advances in new battery chemistries and manufacturing methods as well as continued improvements in conventional batteries and battery anodes.”

Government Regulation and Compliance

Our business activities are global and are subject to various federal, state, local, and foreign laws, rules and regulations. For example, there are various government regulations pertaining to battery safety, transportation of batteries, use of batteries in cars, factory safety, and disposal of hazardous materials.

In many cases, our products are or may in the future be subject to trade and export control laws and regulations in the United States and other jurisdictions where we do business. Such laws may include the Export Administration Regulations, the International Traffic in Arms Regulations, trade and economic sanctions maintained by the Office of Foreign Asset Control as well as foreign direct investment rules and regulations, tariffs and quotas, and other related regulations in jurisdictions in which we operate. In particular, an export license may be required to export or re-export our products and technology to certain countries or end-users or for certain end-uses or may be prohibited. Additionally, we may be required to register with the Directorate of Defense Trade Controls in order to conduct some aspects of our future business activities and we may be required to obtain licenses in order to conduct development activities. Obtaining the necessary export license for a particular sale or offering or business activity may not be possible or may be time-consuming and may result in the delay or loss of sales opportunities. Any failure to adequately address these legal obligations could result in civil fines or suspension or loss of our export privileges, any of which could materially adversely affect our business, financial condition, and results of operations.

In addition, our business may be subject to the Foreign Corrupt Practices Act and other anti-corruption, anti-bribery, and anti-money laundering laws and regulations in the jurisdictions in which we have offices or do business, both domestic and abroad. Any failure to adequately comply with any of these obligations, or future changes with respect to any of these legal regimes, could cause us to incur significant costs, including the potential for new overhead costs, fines, sanctions, and third-party claims.

As a government contractor and/or subcontractor, we must comply with laws, regulations, and contractual provisions relating to the formation, administration, and performance of government contracts and grants, which affect how we and our partners do business with government agencies. Government contracts often contain provisions and are subject to laws and regulations that provide government customers with additional rights and remedies not typically found in commercial contracts. Ensuring compliance with government contracting laws, regulations, or contractual provisions may impose other added costs on our business, and failure to comply with these or other applicable regulations and requirements could lead to claims for damages, civil or criminal penalties, termination of contracts and/or suspension or debarment from obtaining government contracts and grants. Any such damages, penalties, disruption, or limitation in our ability to do business with a government could have a material adverse effect on our business, results of operations, financial condition, public perception and growth prospects.

Human Capital

We believe that our success is driven by our team of technology innovators and experienced business leaders. Many on our leadership team have been with Amprius over a decade. We seek to hire and develop employees who are dedicated to our strategic mission. As of June 30, 2022, we employed 51 full time employees, one part time employee, two temporary employees and two contractors based in our headquarters in Fremont, California.

Our employees are the foundation of developing and commercializing our silicon nanowire anode technology. 36 of our staff are involved with battery manufacturing and production, nine with engineering, research and development and seven with SG&A. Of our technical and operations staff, approximately 20% hold Ph.D. advanced degrees across material science, chemical, aerospace, structural and nanoscale engineering as well as physics and chemistry. We are committed to maintaining equitable compensation programs including equity participation. We offer market-competitive salaries and strong equity compensation aimed at attracting and retaining team members capable of making exceptional contributions to our success. Our compensation decisions are guided by the external market, role criticality, and the contributions of each team member.

To date, we have not experienced any work stoppages and we consider our relationship with our employees to be good. None of our employees are either represented by a labor union or subject to a collective bargaining agreement.

Facilities

Our corporate headquarters is located in Fremont, California, where we lease approximately 26,000 square feet under a lease that expires in June 2024. In order to meet increased demand for our products, we have commenced site selection for, and are in the process of designing, our GWh-scale manufacturing facility, as described above.

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages, and positions of our executive officers and directors as of September 30, 2022:

Name	Age	Position
Dr. Kang Sun	67	President, Chief Executive Officer and Class III Director
Sandra Wallach	58	Chief Financial Officer
Jonathan Bornstein	64	Chief Operating Officer
Dr. Ionel Stefan	50	Chief Technology Officer
Donald R. Dixon (1)(2)	75	Chair and Class III Director
Dr. Steven Chu (3)	74	Class II Director
Dr. Wen Hsieh (1)(2)	49	Class I Director
Justin Mirro (3)	53	Class II Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Dr. Kang Sun has served as our Chief Executive Officer and as a Class III director since September 2022, as Legacy Amprius’ President and Chief Executive Officer since February 2017 and as a director on the Legacy Amprius board of directors since December 2016. Dr. Sun has also served as President, Chief Executive Officer and a director of Amprius Holdings since March 2010. He also has served as a director of Amprius (Nanjing) Co. Ltd. since 2017 and Amprius (Wuxi) Co. Ltd. since November 2014, both entities of which were spun off from Amprius in 2022. Prior to joining Amprius Holdings, Dr. Sun led two business ventures in the renewable energy space, serving as President and Chief Operating Officer of JA Solar Co. Ltd., a manufacturer of high-performance photovoltaic products, and as chairman and Chief Executive Officer of RayTracker Inc., an advanced solar tracking system company that was acquired by First Solar Inc. Prior to that, he has held senior executive positions in several large business enterprises and technology start-ups, including Vice President and General Manager at Honeywell International Inc. and Vice President of Technology at Canon Production Printing (formerly Oce, N.V.). Dr. Sun holds a Ph.D. in Chemistry from Brown University, an M.S. degree in Chemistry from the University of Georgia and a B.S. degree in Chemistry from Nanjing University, China.

We believe Dr. Sun is qualified to serve on our Board because of the perspective and experience he brings as Legacy Amprius’ Chief Executive Officer, his leadership experience in the energy industry and his strong scientific knowledge.

Sandra Wallach has served as our Chief Financial Officer since September 2022 and as Legacy Amprius’ Chief Financial Officer since August 2021. Prior to joining Legacy Amprius, Ms. Wallach served as the Chief Financial Officer of Identiv, Inc., a publicly held authentication and security solutions company from February 2017 to August 2021. Prior to that, she served as Vice President of Finance for MiaSole, a thin film solar technology company, from June 2013 to February 2017. Ms. Wallach has also previously served as Chief Financial Officer of UBM Tech, a wholly owned subsidiary of UBM LLC, and Vice President of Finance at Juniper Networks, Inc., and has held different financial management positions with Intuit. Prior to Intuit, Ms. Wallach served as Chief Financial Officer of General Electric’s (GE) Industrial Systems, Drives & Controls division. Ms. Wallach holds a B.A. degree in Economics and Public Policy from the University of California at Berkeley.

Jonathan Bornstein has served as our Chief Operating Officer since September 2022 and as Legacy Amprius’ Chief Operating Officer since February 2015. Mr. Bornstein has also served as Amprius Holdings’ Senior Director of Engineering since March 2013. Prior to joining Amprius Holdings, Mr. Bornstein served as

Senior Director of Technology Development and Integration at Ampulse Corporation, where he led the development of a photovoltaic cell on flexible metal foil substrate. Mr. Bornstein has also previously served as a Manager of Process Integration and Development at Intel Corporation and Director of Engineering Operations at Brion Technologies. Mr. Bornstein holds a M.S. degree in Materials Science from Stanford University and a B.S. degree in Chemistry from Antioch College.

Dr. Ionel Stefan has served as our Chief Technology Officer since September 2022 and as Legacy Amprius’ Chief Technology Officer since August 2015. Dr. Stefan is a recognized expert in electrochemistry and energy storage and leads Amprius’ scientific research and development activities for advancing lithium ion cell performance. Dr. Stefan has also served as a Senior Scientist at Amprius Holdings since November 2009 and as Director of Battery Technology since November 2012. Prior to joining Amprius Holdings, Dr. Stefan was a Scientist Electrochemist at Nanosys Inc. Dr. Stefan holds a Ph.D. in Chemistry from Case Western Reserve University, a M.S. degree in Electrochemistry and Analytical Chemistry from Babes-Bolyai University, and a B.S. degree in Chemistry from Babes-Bolyai University.

Donald R. Dixon has served as a Class III director since September 2022 and as the Chair of the Legacy Amprius board of directors since December 2016. Mr. Dixon has also served as a director of Amprius Holdings since June 2009. In 1993, he co-founded, and has since served as Managing Director of, Trident Capital, a venture capital fund, and in 2015, he co-founded, and has since served as the Managing Director of, ForgePoint Capital, an investment firm focused on cybersecurity. Prior to Trident Capital, Don was the Co-President at Partech International, a private equity fund associated with Banque Paribas, a Managing Director at Alex. Brown & Sons, and a Vice President at Morgan Stanley. Mr. Dixon currently serves as a director of IronNet, Inc., a publicly held cybersecurity company, and as a director of several privately held companies. Mr. Dixon has previously served on the boards of directors of the publicly held companies Qualys, Inc. and Top Image Systems Ltd. Mr. Dixon is a member of the Leadership Council of the Princeton University School of Engineering and Applied Sciences and serves on the Advisory Board of the Harvard Kennedy School Center for Public Leadership. Mr. Dixon holds a B.S.E. degree in Aerospace Engineering from Princeton University and an M.B.A. from the Stanford Graduate School of Business.

We believe Mr. Dixon is qualified to serve on our Board because of his extensive investment experience in the technology industry and extensive expertise and skills in strategy, finance and management.

Dr. Steven Chu has served as a Class II director since September 2022 and as a director on the Legacy Amprius board of directors since December 2016. Dr. Chu has also served as a director of Amprius Holdings since January 2014. Dr. Chu has served as the William R. Kenan, Jr., Professor of Physics and Professor of Molecular & Cellular Physiology in the Medical School at Stanford University since May 2013. Dr. Chu is a co-recipient of the 1997 Nobel Prize in Physics for his contributions to laser cooling and atom trapping and has received numerous other awards. Dr. Chu was the 12th U.S. Secretary of Energy from January 2009 to April 2013. Prior to his cabinet post, he was director of the Lawrence Berkeley National Laboratory, where he was active in pursuit of alternative and renewable energy technologies, and Professor of Physics and Applied Physics at Stanford University, where he helped launch Bio-X, a multi-disciplinary institute combining the physical and biological sciences with medicine and engineering. Prior to that, he was head of the Quantum Electronics Research Department at AT&T Bell Laboratories. He is a member of the National Academy of Sciences, the American Philosophical Society, the American Academy of Arts and Sciences, the Academia Sinica, a foreign member of the Royal Society, the Royal Academy of Engineering, the Chinese Academy of Sciences, the Korean Academy of Sciences and Technology and the National Academy of Sciences, Belarus, and the Chair of the American Association for the Advancement of Science. Dr. Chu currently serves on the board of directors of Zymergen Inc., a publicly held biotechnology company, and Oatly Group AB, a publicly held oat milk company. Dr. Chu holds an A.B. degree in Mathematics and a B.S. degree in Physics from the University of Rochester, and a Ph.D. in Physics from the University of California at Berkeley, and has 33 honorary degrees.

We believe Dr. Chu is qualified to serve on our Board because of his extensive background in sciences, academia and government.

Dr. Wen Hsieh has served as a Class I director since September 2022 and as a director on the Legacy Amprius board of directors since December 2016. Dr. Hsieh has been a General Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, where he focuses on hardware-related investments, since February 2006. Prior to joining Kleiner Perkins, Dr. Hsieh was an Associate Principal at McKinsey & Company San Francisco and a leader of McKinsey’s Asia semiconductor practice. During his time at McKinsey, Dr. Hsieh focused primarily on serving leading companies across the global semiconductor value chain. Earlier in his career, Dr. Hsieh founded OnChip Technologies, a startup developing MEMS microfluidic biochips. Dr. Hsieh currently serves on the board of directors of public companies Desktop Metal, Inc. and AEye, Inc., and as a director of several privately held companies. Dr. Hsieh holds a B.S., M.S. and Ph.D. in Electrical Engineering with a Biology Minor from California Institute of Technology.

We believe Dr. Hsieh is qualified to serve on our Board because of his extensive investment experience in the technology industry, extensive expertise and skills in strategy, finance and management and strong scientific knowledge.

Justin Mirro has served as a Class II director since September 2022. Mr. Mirro has over 30 years of operating, M&A and financing experience in the automotive and automotive-related sector. He began his career at General Motors Company as a Tool and Die Manufacturing Engineer, with successive positions at Car and Driver Magazine, Toyota Motor Corporation and Itochu International Inc. prior to transitioning to automotive investment banking at Schroder & Co. Inc./Salomon Smith Barney, Inc./ABN Amro Inc. in 1996. In 1999, Mr. Mirro formed Kensington Capital Partners, LLC, where he has served as President since 2015, to invest in automotive and automotive-related sector businesses. In 2005, Mr. Mirro transitioned to Jefferies & Company, Inc. as Head of Automotive Investment Banking, and later served as the Head of Automotive Investment Banking at Moelis & Company, LLC and RBC Capital Markets, LLC from 2008 to 2011 and 2011 to 2014, respectively. From 2016 to 2019, Mr. Mirro served as Chairman of the board of directors and audit committee of Pure Power Technologies, Inc., one of the largest aftermarket suppliers of diesel fuel injectors, which was later sold to Stanadyne LLC. Mr. Mirro served as the Chairman and Chief Executive Officer of Kensington Capital Acquisition Corp. from April 2020 until it consummated its initial business combination with QuantumScape Corp. in November 2020. Mr. Mirro served as the Chairman and Chief Executive Officer of Kensington Capital Acquisition Corp. II from January 2021 until it consummated its business combination with Wallbox N.V., in October 2021. He has served as the Chairman and Chief Executive Officer of Kensington Capital Acquisition Corp. V since March 2021. Mr. Mirro has served on the board of QuantumScape from 2020 through April 2022, Cooper-Standard Holdings Inc. from 2015 through May 2022, and Transtar Industries, Inc., from 2017 through January 2021.

We believe Mr. Mirro is qualified to serve on our board of directors due to his extensive experience in strategy, finance and management.

Family Relationships

There are no family relationships among any of our directors and executive officers.

Board Composition

Our business and affairs are organized under the direction of the Board. Our Board currently consist of five members, with Mr. Dixon serving as Chair. Our Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to our management. Our Board meets on a regular basis and additionally as required.

In accordance with the terms of our Bylaws, each director, including a director elected to fill a vacancy, will hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Any director may be removed from office by the stockholders as provided in Section 141(k) of the DGCL.

Director Independence

Our Board has determined that each of our directors other than Dr. Sun qualifies as an independent director, as defined under the rules of the NYSE, and our Board consists of a majority of “independent directors,” as defined under the rules of the SEC and the NYSE relating to director independence requirements. In addition, we are subject to the rules of the SEC and the NYSE relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Role of the Board in Risk Oversight/Risk Committee

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.

Our audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee also assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Our Board has three standing committees—an audit committee, a compensation committee, and a nominating and corporate governance committee. Copies of the charters for each committee are available on our investor relations website.

Audit Committee

Our audit committee consists of Mr. Dixon and Dr. Hsieh. Our Board has determined that each of the members of the audit committee satisfies the independence requirements of the NYSE and Rule 10A-3 under the Exchange Act and is able to read and understand fundamental financial statements in accordance with the NYSE audit committee requirements. In arriving at this determination, our Board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment. We currently rely on the phase-in provisions of Rule 10A-3 of the Exchange Act and the NYSE transition rules applicable to companies completing an initial listing, and we plan to have an audit committee comprised of at least three directors that are entirely independent by March 1, 2023.

Mr. Dixon serves as the chair of the audit committee. Our Board has determined that Mr. Dixon qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE rules. In making this determination, our Board considered formal education and previous experience in financial roles. Our independent registered public accounting firm and management periodically meet privately with our audit committee.

The functions of this committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing our financial reporting processes and disclosure controls;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of our internal audit function;

•	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by the Company;

•

obtaining and reviewing at least annually a report by our independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of our financial controls and critical accounting policies;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding financial controls, accounting, auditing or other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•

reviewing and providing oversight of any related party transactions in accordance with our related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable to us.

Compensation Committee

Our compensation committee consists of Mr. Dixon and Dr. Hsieh. Dr. Hsieh serves as the chair of our compensation committee. Our Board has determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of the NYSE. The functions of the committee include, among other things:

•	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•	reviewing and approving the compensation and other terms of employment of our executive officers;

•	reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•	making recommendations to our Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by our Board;

•	reviewing and making recommendations to our Board regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering our equity incentive plans, to the extent such authority is delegated by our Board;

•

reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for our executive officers;

•

reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing an annual report on executive compensation that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with our Board.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the NYSE rules and regulations. We will comply with future requirements to the extent they become applicable to the Company.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Dr. Chu and Mr. Mirro. Our Board has determined that each of the members of our nominating and corporate governance committee satisfies the independence requirements of the NYSE.

Dr. Chu serves as the chair of our nominating and corporate governance committee. The functions of this committee include, among other things:

•	identifying, reviewing and making recommendations of candidates to serve on the Board;

•	evaluating the performance of the Board, committees of the Board and individual directors and determining whether continued service on the Board is appropriate;

•	evaluating nominations by stockholders of candidates for election to the Board;

•	evaluating the current size, composition and organization of the Board and its committees and making recommendations to the Board for approvals;

•	developing a set of corporate governance policies and principles and recommending to the Board any changes to such policies and principles;

•	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the Board current and emerging corporate governance trends; and

•

reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the NYSE rules and regulations. We will comply with future requirements to the extent they become applicable to the Company.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an executive officer or employee of the Company. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve as a member of our Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and the Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Our Board has adopted a code of business conduct and ethics (the “Code of Conduct”), applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our investor relations website, ir.amprius.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. Our Board, or a duly appointed committee thereof, is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Non-Employee Director Compensation

Our Board reviews director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. We have adopted a non-employee director compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to the long-term success of the Company.

EXECUTIVE COMPENSATION

To achieve our goals, we have designed our compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving these goals.

We believe our compensation program should promote the success of the company and align executive incentives with the long-term interests of our stockholders. Our current compensation programs reflect its startup origins in that they consist primarily of salary, bonuses and stock option awards.

We are considered an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, this section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. Further, our reporting obligations extend only to the individuals serving as our chief executive officer and our two other most highly compensated executive officers.

The Legacy Amprius board of directors, with input from its Chief Executive Officer, has historically determined the compensation for our named executive officers during their service to Legacy Amprius prior to the Business Combination. For the year ended December 31, 2021, our named executive officers were:

•	Dr. Kang Sun, President and Chief Executive Officer and director

•	Sandra Wallach, Chief Financial Officer

•	Dr. Ionel Stefan, Chief Technology Officer

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Option Awards ($)(2)		Total ($)
Dr. Kang Sun President, Chief Executive Officer and Director	2021	90,254	(3)	40,000	(3)	4,199,272	(4)	4,329,526

Sandra Wallach Chief Financial Officer	2021	117,126		35,507		1,283,082		1,435,714

Dr. Ionel Stefan Chief Technology Officer	2021	224,700		75,000		501,827	(5)	801,527

(1)	Represents annual bonuses earned during 2021 and paid in 2022.
(2)

The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer in fiscal 2021, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in determining the grant date fair value of the stock options reported are set forth in Note 2 to Legacy Amprius’ audited financial statements included elsewhere in this prospectus.

(3)

Represents the portion of base salary and bonus allocated to Legacy Amprius by Amprius Holdings. Dr. Sun provided services to both Legacy Amprius and Amprius Holdings. For the year ended December 31, 2021, Dr. Sun’s salary and bonus were paid by Amprius Holdings and the portion allocated to Legacy Amprius was 25%. For the year ended December 31, 2021, the portion of Dr. Sun’s salary and bonus paid by Amprius Holdings was $270,762 and $120,000, respectively. Effective May 2022, Dr. Sun’s entire salary and bonus was paid by Legacy Amprius.

(4)	Includes 25% of the grant-date fair value of 2,687,350 options to purchase Amprius Holdings common stock that was allocated to Legacy Amprius.
(5)	Includes the grant-date fair value of 201,110 options to purchase Amprius Holdings common stock, 100% of which was allocated to Legacy Amprius.

Narrative Disclosure to Summary Compensation Table

Confirmatory Employment Letters with Amprius’ Named Executive Officers

In connection with the Business Combination, we entered into confirmatory employment letters with each of our named executive officers to confirm the current terms of their employment, as outlined below.

Dr. Kang Sun

In September 2022, the Company entered into a confirmatory employment letter with Dr. Sun (the “Sun Confirmatory Employment Letter”). The Sun Confirmatory Employment Letter has no specific term and provides for an annual base salary, eligibility to receive an annual target bonus, and eligibility to participate in employee benefit plans maintained from time to time by the Company. The Sun Confirmatory Employment Letter supersedes all existing agreements and understandings that Dr. Sun may have entered into concerning his employment relationship with Legacy Amprius. Dr. Sun’s current annual base salary is $365,000 and he is eligible for a target annual cash bonus opportunity of $160,000.

Sandra Wallach

In September 2022, the Company entered into a confirmatory employment letter with Ms. Wallach (the “Wallach Confirmatory Employment Letter”). The Wallach Confirmatory Employment Letter has no specific term and provides for an annual base salary, eligibility to receive an annual target bonus, and eligibility to participate in employee benefit plans maintained from time to time by the Company. The Wallach Confirmatory Employment Letter supersedes all existing agreements and understandings that Ms. Wallach may have entered into concerning her employment relationship with Legacy Amprius. Ms. Wallach’s current annual base salary is $300,000 and she is eligible for a target annual cash bonus opportunity of 30% of her annual base salary.

Dr. Ionel Stefan

In September 2022, the Company entered into an amended and restated confirmatory employment letter with Dr. Stefan (the “Stefan Confirmatory Employment Letter. The Stefan Confirmatory Employment Letter has no specific term and provides for an annual base salary, eligibility to receive an annual target bonus, and eligibility to participate in employee benefit plans maintained from time to time by the Company. The Stefan Confirmatory Employment Letter supersedes all existing agreements and understandings that Dr. Stefan may have entered into concerning his employment relationship with Legacy Amprius. Dr. Stefan’s current annual base salary is $250,000 and he is eligible for a target annual cash bonus opportunity of 30% of his annual base salary.

Cash Bonus

Cash bonuses were determined by the Legacy Amprius Board based on the performance of Legacy Amprius and the named executive officer. Pursuant to their respective confirmatory employment letters, Dr. Sun, Ms. Wallach and Dr. Stefan are each eligible to receive an annual cash bonus, the amount of which will be determined by the Board or its authorized committee based on the applicable performance objectives.

Potential Payments upon Termination or Change in Control

Pursuant to the Sun Confirmatory Employment Letter, if the Company or any successor corporation terminates Dr. Sun’s employment other than for cause (as defined in the Sun Confirmatory Employment Letter), death or disability or Dr. Sun terminates his employment with the Company or any successor corporation for good reason (as defined in the Sun Confirmatory Employment Letter), Dr. Sun will be eligible to receive, subject to executing a release of claims, the following severance benefits: (i) continuing payments of severance pay at a rate equal to his base salary, as then in effect, for a period of six months following the date of such termination, and (ii) the unvested portion of his outstanding stock options to the Company stock that would normally vest over the following six months from the date of termination will immediately vest before such termination and become exercisable, provided that if such termination occurs upon or within six months following the closing of a change in control (as defined in the Company’s 2022 Equity Incentive Plan), then 100% of his outstanding stock options will immediately vest and become exercisable.

Pursuant to the Wallach Confirmatory Employment Letter, if the Company or any successor corporation terminates Ms. Wallach’s employment other than for cause (as defined in the Wallach Confirmatory Employment Letter), death or disability or Ms. Wallach terminates her employment with the Company or any successor corporation for good reason (as defined in the Wallach Confirmatory Employment Letter), Ms. Wallach will be eligible to receive, subject to executing a release of claims, continuing payments of severance pay at a rate equal to her base salary, as then in effect, for a period of three months following the date of such termination.

Pursuant to the Stefan Confirmatory Employment Letter, if the Company or any successor corporation terminates Dr. Stefan’s employment other than for cause (as defined in the Stefan Confirmatory Employment Letter), death or disability or Dr. Stefan terminates his employment with the Company or any successor corporation for good reason (as defined in the Stefan Confirmatory Employment Letter), Dr. Stefan will be eligible to receive, subject to executing a release of claims, continuing payments of severance pay at a rate equal to his base salary, as then in effect, for a period of three months following the date of such termination.

Amprius Technologies, Inc. 2016 Equity Incentive Plan

In 2017, the Legacy Amprius board of directors adopted and Legacy Amprius stockholders approved the 2016 Plan. The 2016 Plan provided for the grant of incentive stock options, within the meaning of Section 422 of the Code, to employees of Legacy Amprius and its parent and subsidiary corporations, and for the grant of nonstatutory stock options, restricted stock, restricted stock units and stock appreciation rights to employees, directors, and consultants of Legacy Amprius and employees and consultants of Legacy Amprius’ parent and subsidiary corporations. Upon the Closing, the 2016 Plan was terminated as of immediately before the 2022 Plan became effective, and no additional awards will be granted under the 2016 Plan. However, the 2016 Plan continues to govern the terms and conditions of the outstanding awards previously granted under the 2016 Plan.

As of September 27, 2022, stock options covering 14,223,410 shares of Common Stock were outstanding under the 2016 Plan.

Authorized Shares. Subject to the adjustment provisions contained in the 2016 Plan, the maximum aggregate number of shares of Common Stock that may be subject to awards and sold under the 2016 Plan is 11,250,000. Shares granted under the 2016 Plan may be authorized but unissued, or reacquired shares of Common Stock.

If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program described in the following paragraph, or, with respect to restricted stock or restricted stock units is forfeited to or repurchased by us due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2016 Plan (unless the 2016 Plan has terminated). With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2016 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2016 Plan (unless the 2016 Plan has terminated). Shares used to pay the exercise price of an award or satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2016 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2016 Plan.

Plan Administration. The Board or one or more committees appointed by the Board administers the 2016 Plan. Different committees may administer the 2016 Plan with respect to different service providers. Subject to the provisions of the 2016 Plan, the administrator has the power to administer the 2016 Plan and make all determinations deemed necessary or advisable for administering the 2016 Plan, including the power to determine the fair market value of Common Stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2016 Plan, determine the terms and conditions of awards (such as the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating to the award), construe and interpret the terms of the 2016 Plan and awards granted under it, prescribe, amend and rescind rules relating to the 2016 Plan (including relating to sub-plans), modify, or amend each award, such as the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option, and allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type (which may have a higher or lower exercise price and/or different terms), awards of a different type, and/or cash, by which participants would have the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations, and other actions are final and binding on all participants.

Stock Options. The per share exercise price of options granted under the 2016 Plan generally must be at least equal to the fair market value of a share of Amprius common stock on the date of grant. The term of an option may not exceed 10 years. With respect to any incentive stock option granted to an employee who owns more than 10% of the voting power of all classes of Amprius’ (or any parent or subsidiary of Amprius) outstanding stock, the term of the incentive stock option must not exceed five years and the per share exercise price of the incentive stock option must equal at least 110% of the fair market value of a share of Amprius common stock on the grant date. The administrator determines the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator to the extent permitted by applicable law. After termination of a participant’s service, he or she may exercise the vested portion of his or her option for six months following a termination due to death or disability, for 30 days following a termination for any other reason, or for any longer period specified in the applicable option agreement. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2016 Plan, the administrator determines the other terms of options.

Non-Transferability of Awards. Unless the administrator provides otherwise, the 2016 Plan generally does not allow for the transfer of awards (other than by will or the laws of descent or distribution), and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in the Company’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2016 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2016 Plan and/or the number, class, and price of shares covered by each outstanding award.

Dissolution or Liquidation. In the event of the Company’s proposed liquidation or dissolution, the administrator will notify participants before the effective date of such transaction, and to the extent not exercised, all awards will terminate immediately before the consummation of such proposed transaction, unless the liquidation or dissolution is part of a restructuring where the Company and its business is being rolled into and acquired by Amprius Holdings (or one of its affiliates), in which case an award may be treated as described in the “Merger or Change in Control of the Company or Amprius Holdings” section below as if the transaction were a merger of the Company with or into Amprius Holdings or one of its affiliates.

Merger or Change in Control of the Company or Amprius Holdings. The 2016 Plan provides that in the event of a merger or change in control of the Company or Amprius Holdings, each as described under the 2016 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator may provide that awards granted under the 2016 Plan will be assumed or substituted by substantially equivalent awards, be terminated immediately before the merger or change in control, become vested and exercisable or payable and be terminated in connection with the merger or change in control, be terminated in exchange for cash or other property, be continued by the Company if it is the surviving company (and, in the case of a merger or change in control of Amprius Holdings, the acquiring or succeeding corporation or its affiliate does not have a class of securities that is publicly traded) subject to the limitations set forth in the 2016 Plan), or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, or all awards of the same type similarly.

If a successor corporation does not continue, assume or substitute for any outstanding award, then the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and for awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. If an option or stock appreciation right is not assumed or substituted in the event of a change in control, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

Amendment; Termination. As noted above, the 2016 Plan was terminated as of immediately before the 2022 Plan becoming effective, and no additional awards will be granted under the 2016 Plan. However, the 2016 Plan continues to govern the terms and conditions of the outstanding awards previously granted under the 2016 Plan.

Amprius Technologies, Inc. 2022 Equity Incentive Plan

The 2022 Plan was adopted in connection with the Business Combination and became effective upon the Closing. The 2022 Plan replaces the 2016 Plan, which expired as to future grants as of the Closing. The 2022 Plan allows us to grant awards of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards to employees, directors and consultants of ours or any parent or subsidiary corporation of ours, provided that incentive stock options may only be granted to employees of the Company or any parent or subsidiary corporation of ours.

Authorized Shares

Subject to the adjustment provisions contained in the 2022 Plan and the evergreen provision described below, a total of 9,900,000 shares of Common Stock is reserved for issuance pursuant to the 2022 Plan. In addition, the shares reserved for issuance under the 2022 Plan include any assumed awards that, on or after the date of the Closing, were cancelled, expired or otherwise terminated without having been exercised in full, were tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or were forfeited to or repurchased by the Company due to failure to vest (provided that the maximum number of shares that may be added to the 2022 Plan pursuant to this sentence is 15,000,000 shares). The number of shares available for issuance under the 2022 Plan also include an annual increase, or the evergreen feature, on the first day of each of our fiscal years, beginning with our fiscal year 2023, equal to the least of:

•	30,000,000 shares of our Common Stock;

•	a number of shares of Common Stock equal to 5% of the total number of shares of all classes of our common stock outstanding as of the last day of the immediately preceding fiscal year; or

•	such number of shares of our Common Stock as the administrator of the 2022 Plan may determine no later than the last day of our immediately preceding fiscal year.

Shares issuable under the 2022 Plan may be authorized, but unissued, or reacquired shares of Common Stock. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program (as described below), or, with respect to restricted stock, restricted stock units, or performance awards, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2022 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2022 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2022 Plan. Shares that actually have been issued under the 2022 Plan under any award will not be returned to the 2022 Plan; except if shares issued pursuant to awards of restricted stock, restricted stock units, or performance awards are repurchased or forfeited due to failure to vest, such shares will become available for future grant under the 2022 Plan. Shares used to pay the exercise price of an award or satisfy the tax liabilities or withholding obligations related to an award (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld as determined by the administrator of the 2022 Plan) will become available for future grant or sale under the 2022 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2022 Plan.

If any dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares (other than any ordinary dividends or other ordinary distributions), the administrator of the 2022 Plan, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Plan, will adjust the number and class of shares that may be delivered under the 2022 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2022 Plan.

Plan Administration

Our Board or one or more committees appointed by our Board has authority to administer the 2022 Plan. Our compensation committee will initially administer the 2022 Plan. In addition, to the extent it is desirable to qualify transactions under the 2022 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2022 Plan, the administrator has the power to administer the 2022 Plan and make all determinations deemed necessary or advisable for administering the 2022 Plan, including the power to determine the fair market value of our Common Stock, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the 2022 Plan, determine the terms and conditions of awards (including the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2022 Plan and awards granted under it, prescribe, amend and rescind rules and regulations relating to the 2022 Plan, including creating sub-plans, modify or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award. The administrator also has the authority to allow participants the opportunity under an exchange program to transfer outstanding awards granted under the 2022 Plan to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards granted under the 2022 Plan may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and different terms, awards of a different type or cash, or by which the exercise price of an outstanding award granted under the 2022 Plan is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants and will be given the maximum deference permitted by applicable law.

Stock Options

Stock options may be granted under the 2022 Plan. The per share exercise price of options granted under the 2022 Plan generally must be equal to at least 100% of the fair market value of a share of Common Stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our (or any of our parent’s or subsidiary’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of Common Stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, certain shares of Common Stock, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law. After the cessation of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the terms of options. Until shares are issued under an option, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2022 Plan, as summarized further above.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2022 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Common Stock between the exercise date and the date of grant. The term of a stock appreciation right may not exceed ten years. After the cessation of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the stock appreciation rights will remain exercisable for six months following the cessation of service. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of Common Stock, or a combination of both, except that the per-share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right generally will be no less than 100% of the fair market value per share on the date of grant. Until shares are issued under a stock appreciation right, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2022 Plan, as summarized further above.

Restricted Stock

Restricted stock may be granted under the 2022 Plan. Restricted stock awards are grants of shares of Common Stock that may have vesting requirements under any such terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2022 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever restrictions on transferability, forfeiture provisions or other restrictions or vesting conditions (if any) it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator may determine that an award of restricted stock will not be subject to any period of restriction and consideration for such award is paid for by past services rendered as a service provider. Recipients of restricted stock awards generally will have voting rights and rights to dividends and other distributions with respect to such shares upon grant, unless the administrator provides otherwise. If such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the share of restricted stock with respect to which they were paid. Shares of restricted stock that do not vest are subject to the right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units may be granted under the 2022 Plan. Each restricted stock unit is a bookkeeping entry representing an amount equal to the fair market value of one share of Common Stock. Subject to the provisions of the 2022 Plan, the administrator determines the terms and conditions of restricted stock units, including any vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Awards

Performance awards may be granted under the 2022 Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the administrator may determine, and that may be denominated in cash or stock. Each performance award will have an initial value that is determined by the administrator. Subject to the terms and conditions of the 2022 Plan, the administrator determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non-Employee Directors

All non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2022 Plan. The 2022 Plan provides that in any given fiscal year of the Company, no outside director may be granted any equity awards (including equity awards under the 2022 Plan) (the value of which will be based on their grant date fair value) and be provided any other compensation (such as any cash retainers and fees) that in the aggregate exceed $750,000. For the purposes of this maximum limit provision, the grant date fair values of awards granted under the 2022 Plan will be determined according to GAAP. Any awards or other compensation provided to an individual for his or her services as an employee or a consultant (other than an outside director), or before the Closing, will not count toward this limit. This maximum limit provision does not reflect the intended size of any potential grants or a commitment to make grants to the outside directors under the 2022 Plan in the future.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2022 Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of the Company, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The 2022 Plan provides that in the event of the Company’s merger or change in control, as defined in the 2022 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator may provide that awards granted under the 2022 Plan will be assumed or substituted by substantially equivalent awards, be terminated immediately before the merger or change in control, become vested and exercisable or payable and be terminated in connection with the merger or change in control, be terminated in exchange for cash or other property or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, all portions of awards, or all awards of the same type, similarly.

If a successor corporation does not so assume or substitute a substantially equivalent award for any outstanding award (or a portion of such award), then such award (or its applicable portion) will fully vest, all restrictions on such award (or its applicable portion) will lapse, all performance goals or other vesting criteria applicable to such award (or its applicable portion) will be deemed achieved at 100% of target levels and such award (or its applicable portion) will become fully exercisable, if applicable, for a specified period before the transaction, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant authorized by the administrator. The award (or its applicable portion) will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

In addition, in the event of a change in control, awards granted to a non-employee director will fully vest, all restrictions on such awards will lapse, all performance goals or other vesting criteria applicable to such awards will be deemed achieved at 100% of target levels and such awards will become fully exercisable, if applicable, unless specifically provided otherwise under the applicable award agreement or other written agreement with the non-employee director authorized by the administrator.

Forfeiture and Clawback

Awards are subject to any clawback policy that we are required to adopt under the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit or return to the Company or reimburse the Company for all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy of the Company as described in the first sentence of this paragraph or with applicable laws.

Amendment or Termination

The 2022 Plan will continue in effect until terminated by the administrator. However, no incentive stock options may be granted after the ten-year anniversary of the adoption by the Board of the 2022 Plan, and the evergreen feature of the 2022 Plan will terminate on the ten-year anniversary of the Board approval of the 2022 Plan. In addition, the administrator will have the authority to amend, suspend, or terminate the 2022 Plan or any part of the 2022 Plan, at any time and for any reason, but such action generally may not materially impair the rights of any participant without his or her written consent.

Amprius 2022 Employee Stock Purchase Plan

The ESPP was adopted in connection with the Business Combination and became effective upon the Closing, but the first offering period will commence at a later date determined by the administrator of the ESPP. The ESPP provides eligible employees an opportunity to purchase Common Stock at a discount through accumulated contributions of their earned compensation.. The ESPP permits the administrator of the ESPP to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Shares Available for Issuance

The maximum number of shares of Common Stock available for issuance under the ESPP is 990,000 shares of Common Stock. The number of shares of Common Stock available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with fiscal year 2023 in an amount equal to the least of (i) 5,000,000 shares of Common Stock, (ii) a number of shares of Common Stock equal to 1% of the total number of shares of all classes of Common Stock outstanding on the last day of the immediately preceding fiscal year, or (iii) such number of shares determined by the administrator no later than the last day of the immediately preceding fiscal year. Shares issuable under the ESPP may be authorized, but unissued, or reacquired shares of Common Stock.

The ESPP provides that in the event that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of Common Stock or other securities of the Company or other change in its corporate structure affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the ESPP, the administrator will make adjustments to the number and class of shares that may be delivered under the ESPP and the purchase price per share and number and class of shares covered by each option granted under the ESPP that has not yet been exercised, and the numerical share limits under the ESPP.

Administration

Our Board, or a committee appointed by our Board, has authority to administer the ESPP. Unless and until determined otherwise by our Board, the compensation committee of our Board will administer the ESPP. The administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of employees of the Company, designate separate offerings under the ESPP, designate any subsidiaries of the Company as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary or advisable for the administration of the ESPP, including adopting such procedures, sub-plans and appendices to the enrollment agreement as are necessary or appropriate to permit participation in the ESPP by employees who are non-U.S. nationals or employed outside the U.S. The administrator’s findings, decisions and determinations will be final and binding on all participants to the maximum extent permitted by law.

Eligibility

Generally, any of the Company’s employees are eligible to participate in the ESPP if they are customarily employed by the Company or any of its participating subsidiaries for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, before an enrollment date for all options granted on such enrollment date in an offering, may determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since the employee’s last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Code Section 414(q) or (v) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or who is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is not eligible to participate in an offering. However, an employee may not be granted an option to purchase stock under the ESPP if the employee (i) immediately after the grant, would own stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Company or any parent or subsidiary of the Company; or (ii) holds rights to purchase stock under all of employee stock purchase plans of the Company that accrue at a rate that exceeds $25,000 worth of stock for each calendar year during which his or her right to purchase shares is outstanding at any time.

Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of Common Stock. Participation ends automatically upon termination of employment with the Company (or its participating subsidiaries).

Offering Periods and Purchase Periods

The ESPP includes a component (the “423 Component”) that is intended to qualify as an “employee stock purchase plan” under Code Section 423, and a component that does not comply with Code Section 423 (the “Non-423 Component).” For purposes of this summary, a reference to the ESPP generally will mean the terms and operations of the 423 Component.

The ESPP provides for offering periods with a duration and start and end dates as determined by the administrator, provided that no offering period will have a duration exceeding 27 months. Unless determined otherwise by the administrator, each offering period will have one purchase period with the same duration as the offering period. The administrator is authorized to change the duration of future offering periods and purchase periods under the ESPP, including the starting and ending dates of offering periods and purchase periods and the number of purchase periods in any offering periods. Unless determined otherwise by the administrator and to the extent an offering period provides for more than one purchase date in such offering period, if the fair market value of a share of Common Stock on a purchase date is less than the fair market value of a share of Common Stock on the first trading day of the offering period, participants in that offering period will be withdrawn from that offering period following their purchase of shares on such purchase date and automatically will be enrolled in a new offering period.

Contributions

The ESPP permits participants to purchase shares of Common Stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings but excludes payments for overtime and shift premium, incentive compensation, bonuses, commissions, equity compensation and other similar compensation. The administrator may change the compensation eligible for contribution under the ESPP on a uniform and nondiscriminatory basis for future offering periods.

Exercise of Purchase Right

Amounts deducted and accumulated by a participant under the ESPP are used to purchase shares of Common Stock at the end of each purchase period. The purchase price of the shares will be 85% of the lower of (i) the fair market value of a share of Common Stock on the first trading day of the offering period or (ii) the fair market value of a share of Common Stock on the exercise date. A participant will be permitted to purchase a maximum of 2,000 shares during each offering period, provided that the administrator may increase or decrease such maximum number of shares for each purchase period or offering period. Until shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or the books of a duly authorized transfer agent of the Company) to a participant, the participant will have only rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder with respect to such shares.

Termination of Participation

Participation in the ESPP generally will terminate when a participating employee’s employment with the Company or a participating subsidiary of the Company ceases for any reason, the employee withdraws from the ESPP or the Company terminates or amends the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, generally the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.

Non-Transferability

A participant is not permitted to transfer the contributions credited to his or her ESPP account or rights granted under the ESPP, other than by will or the laws of descent and distribution.

Dissolution or Liquidation

In the event of the Company’s proposed dissolution or liquidation, any offering period in progress will be shortened by setting a new purchase date and will terminate immediately before the completion of such proposed transaction, unless determined otherwise by the administrator.

Merger or Change in Control

In the event of a merger or change in control of the Company, as defined in the ESPP, a successor corporation may assume or substitute for each outstanding option. If the successor corporation does not assume or substitute for the options, the offering period then in progress under the ESPP will be shortened, and a new exercise date will be set to occur before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Amendment; Termination

The ESPP became effective upon the Closing. The administrator has the authority to modify, amend, suspend or terminate the ESPP, except that, subject to certain exceptions described in the ESPP, no such action may adversely affect any outstanding rights to purchase shares of our Common Stock under the ESPP. The ESPP will automatically terminate 20 years after the date of the Closing, unless the administrator of the ESPP terminates it earlier.

Executive Incentive Compensation Plan

Following the Closing, the Board considered and approved the Executive Incentive Compensation Plan (the “Incentive Compensation Plan”), which had been previously approved by the board of directors of Legacy Amprius prior to the Closing. The Executive Incentive Compensation Plan allows the Company to grant incentive awards, generally payable in cash, to employees selected by the administrator of the Incentive Compensation Plan.

Under the Incentive Compensation Plan, the administrator determines the performance goals applicable to any award. As determined by the administrator, the performance goals may be based on generally accepted accounting principles, or GAAP, or non-GAAP results and any actual results may be adjusted by the administrator for one-time items or unbudgeted or unexpected items and/or payments of actual awards under the Incentive Compensation Plan when determining whether the performance goals have been met. The goals may be on the basis of any factors the administrator determines relevant, such as on an individual, divisional, portfolio, project, business unit, segment or company-wide basis. Any criteria used may be measured on such basis as the administrator determines. The performance goals may differ from participant to participant and from award to award. The administrator also may determine that a target award or a portion thereof will not have a performance goal associated with it but instead will be granted (if at all) in the compensation committee’s sole discretion.

The Incentive Compensation Plan is administered by our Board or a committee appointed by the Board. Until our Board determines otherwise, our compensation committee will administer the Incentive Compensation Plan. The administrator of the Incentive Compensation Plan may, in its sole discretion and at any time before payment of an award, increase, reduce or eliminate a participant’s actual award and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the discretion of the administrator. The administrator may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards generally will be paid in cash (or its equivalent) only after they are earned and approved. Unless otherwise determined by the administrator, to earn an actual award a participant must be employed by the Company through the date the actual award is paid. The administrator will have the right to settle an actual award with a grant of an equity award, which may have such terms and conditions (including vesting) as the administrator determines. Payment of awards occurs after they are earned, but no later than the dates set forth in the Incentive Compensation Plan.

All awards under the Incentive Compensation Plan will be subject to reduction, cancellation, forfeiture or recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the securities of the Company are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, the administrator may impose such other clawback, recovery or recoupment provisions with respect to an award under the Incentive Compensation Plan as it determines necessary or appropriate, such as a reacquisition right in respect of previously acquired cash, stock or other property provided with respect to an award. Recovery of compensation under a clawback policy generally will not give the participant the right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company. Additionally, the administrator may specify when providing for an award under the Incentive Compensation Plan that the participant’s rights, payments and benefits with respect to the award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of the award. In the event of an accounting restatement, the recipient of an award will be required to repay a portion of the proceeds received with respect to an award earned or accrued under certain circumstances.

The administrator will have the authority to amend, suspend or terminate the Incentive Compensation Plan, provided such action does not impair the existing rights of any participant with respect to any earned awards.

Retirement Benefits

The Company maintains a 401(k) retirement savings plan for the benefit of employees of the Company and its participating affiliates who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. The 401(k) plan authorizes discretionary employer matching and/or non-elective contributions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k)

plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.

Outstanding Equity Awards at 2021 Year End

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2021.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($) (2)	Option Expiration Date
Dr. Kang Sun (3)	03/16/2017	500,000	—	0.07	03/15/2024
Dr. Kang Sun (4)	06/17/2021	125,000	875,000	2.58	06/16/2031
Sandra Wallach (5)	08/23/2021	—	400,000	2.58	08/22/2031
Dr. Ionel Stefan (6)	03/16/2017	375,000	—	0.07	03/15/2024
Dr. Ionel Stefan (7)	07/17/2017	125,000	—	0.07	07/11/2027
Dr. Ionel Stefan (8)	06/26/2018	46,875	3,125	0.65	03/19/2028
Dr. Ionel Stefan (9)	06/17/2021	6,250	43,750	2.58	06/16/2031

(1)	All stock options were granted pursuant to the 2016 Plan.
(2)	This column represents the fair market value of a share of Common Stock on the date of the grant, as determined by the Board.
(3)	1/48th of the shares subject to the option vested monthly beginning on March 1, 2015.
(4)	1/48th of the shares subject to the option began vesting monthly on June 17, 2021, subject to the holder’s continuous service through each vesting date.
(5)	1/4th of the shares subject to the option vests on July 26, 2022, [a]nd 1/36th vests monthly thereafter, subject to the holder’s continuous service through each vesting date.
(6)	1/48th of the shares subject to the option vested monthly beginning on March 1, 2015.
(7)	1/48th of the shares subject to the option vested monthly beginning on January 1, 2017.
(8)	1/48th of the shares subject to the option vested monthly beginning on March 1, 2018.
(9)	1/48th of the shares subject to the option began vesting monthly on June 17, 2021, subject to the holder’s continuous service through each vesting date.

Director Compensation

The table below summarizes the compensation of each person serving as a non-employee director of Legacy Amprius for the year ended December 31, 2021. For the year ended December 31, 2021, no directors received any compensation. Dr. Kang Sun, our Chief Executive Officer, did not receive any additional compensation for his service as a director in 2021. The compensation of Dr. Sun as a named executive officer is set forth above under “—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Options ($) (1)(2)	Total ($)
Donald R. Dixon	—	—	—
Dr. Wen Hsieh	—	—	—
Dr. Steven Chu	—	—	—

(1)

The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the directors in fiscal 2021, calculated in accordance ASC 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in determining the grant date fair value of the stock options reported are set forth in Note 2 to Legacy Amprius’ audited financial statements included elsewhere in this prospectus.
(2)	The following lists all outstanding equity awards held by non-employee directors as of December 31, 2021:

Name	Aggregate Number of Shares Underlying Outstanding Options
Donald R. Dixon	—
Dr. Wen Hsieh	—
Dr. Steven Chu	—

Outside Director Compensation Policy

In 2022, the Legacy Amprius Board retained Compensia, a third-party compensation consultant, to provide the Legacy Amprius Board with an analysis of publicly available market data regarding practices and compensation levels at comparable companies and assistance in determining compensation to be provided to the Company’s non-employee directors. Based on the discussions with and assistance from the compensation consultant, in connection with the Business Combination, we have adopted an Outside Director Compensation Policy that provides for certain compensation to our non-employee directors.

Cash Compensation

The Outside Director Compensation Policy provides for the following cash compensation program for our non-employee directors:

•	$40,000 per year for service as a non-employee director;

•	$40,000 per year for service as non-executive chair of the Board;

•	$15,000 per year for service as a lead independent director of the Board;

•	$20,000 per year for service as chair of our audit committee;

•	$10,000 per year for service as a member of our audit committee;

•	$15,000 per year for service as chair of our compensation committee;

•	$7,500 per year for service as a member of our compensation committee;

•	$10,000 per year for service as chair of our nominating and corporate governance committee; and

•	$5,000 per year for service as a member of our nominating and corporate governance committee.

Each non-employee director who serves as a committee chair of Board will receive the cash retainer fee as the chair of the committee but not the cash retainer fee as a member of that committee, provided that the non-employee director who serves as the non-employee chair of Board will receive the annual retainer fees for such role as well as the annual retainer fee for service as a non-employee director. These fees to our non-employee directors will be paid quarterly in arrears on a prorated basis. The above-listed fees for service as non-employee chair of Board or a chair or member of any committee are payable in addition to the non-employee director retainer. Under the Outside Director Compensation Policy, we also will reimburse its non-employee directors for reasonable travel expenses to attend meetings of the Board and its committees.

Equity Compensation

Initial Award

Pursuant to the Outside Director Compensation Policy, each person who first becomes a non-employee director on or after the effective date of such policy will receive, on the first trading day on or after the date that the person first becomes a non-employee director, an initial equity award of restricted stock units covering shares of Common Stock (the “Initial Award”). The Initial Award will have a value on the date of grant equal to $300,000, with the number of shares subject to the Initial Award rounded to the nearest whole share. Each Initial Award will, vest in equal installments on each of the first 3 anniversaries of the date that a person first becomes a non-employee director, subject to continued service to the Company through the date of vesting. If the person was a member of Board and also an employee, then becoming a non-employee director due to termination of employment will not entitle the person to an Initial Award.

Annual Award

Each non-employee director will receive, on the first trading day after each annual meeting of our stockholders (an “Annual Meeting”) that occurs following the effective date of the Outside Director Compensation Policy, an annual equity award of restricted stock units covering shares of Common Stock (the “Annual Award”). The Annual Award will have an aggregate value on the date of grant equal to $170,000 (provided that if an individual began service as a non-employee director after the date of the Annual Meeting that occurred immediately prior to such Annual Meeting (or if there is no such prior Annual Meeting, then after the Closing Date), then the Annual Award granted to such non-employee director will be prorated based on the number of whole months that the individual served as a non-employee director prior to the Annual Award’s grant date during the 12-month period immediately preceding such Annual Meeting), with the number of shares subject to the Annual Award rounded to the nearest whole share. Each Annual Award will vest on the earlier of (a) the first anniversary of the date the Annual Award is granted, or (b) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted, subject to continued service to the Company through the applicable vesting date.

Other Award Terms

Each Initial Award and Annual Award will be granted under the 2022 Plan (or its successor plan, as applicable) and form of award agreement under such plan.

Change in Control

In the event of the Company’s change in control, as defined in the 2022 Plan, each non-employee director’s then outstanding equity awards covering shares of Common Stock will accelerate vesting in full, provided that he or she remains a non-employee director as of immediately before such change in control.

Director Compensation Limits

The Outside Director Compensation Policy provides that in any given fiscal year of the Company, no outside director may be granted any equity awards (including equity awards under the 2022 Plan) (the value of which will be based on their grant date fair value) and be provided any other compensation (such as any cash retainers and fees) that in the aggregate exceed $750,000. For the purposes of this maximum limit provision, the grant date fair values of awards granted under the 2022 Plan will be determined according to GAAP. Any awards or other compensation provided to an individual for his or her services as an employee or a consultant (other than an outside director), or before the Closing, will not count toward this limit.

Recent Developments

Prior to the Business Combination, on April 13, 2022, Legacy Amprius granted the following stock options, to our named executive officers and non-employee directors:

•

to Dr. Sun, options to acquire 500,000 shares of Legacy Amprius Common Stock, of which 1/48th vested or will vest monthly beginning on January 1, 2022, and options to acquire 375,000 shares of Legacy Amprius Common Stock, of which 1/48 vests monthly beginning on January 1, 2023, in each case, subject to the holder’s continuous service through each vesting date;

•

to Ms. Wallach, options to acquire 100,000 shares of Legacy Amprius Common Stock, of which 1/48 vests monthly beginning on January 1, 2023, subject to the holder’s continuous service through each vesting date;

•

to Dr. Stefan, options to acquire 150,000 shares of Legacy Amprius Common Stock, of which 1/48 vests monthly beginning on January 1, 2023, subject to the holder’s continuous service through each vesting date;

•

to Mr. Dixon, options to acquire 185,625 shares of Legacy Amprius Common Stock, of which 1/48th vested or will vest monthly beginning on January 1, 2022 and vest immediately upon a Change in Control (as defined in the 2016 Plan), subject to the holder’s continuous service through each vesting date;

•

to Dr. Hsieh, options to acquire 185,625 shares of Legacy Amprius Common Stock, of which 1/48th vested or will vest monthly beginning on January 1, 2022 and vest immediately upon a Change in Control (as defined in the 2016 Plan), subject to the holder’s continuous service through each vesting date; and

•

to Dr. Chu, options to acquire 185,625 shares of Legacy Amprius Common Stock, of which 1/48th vested or will vest monthly beginning on January 1, 2022 and vest immediately upon a Change in Control (as defined in the 2016 Plan), subject to the holder’s continuous service through each vesting date.

On September 16, 2022, Ms. Wallach received a cash bonus of $100,000 in connection with the Closing.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, Legacy Amprius and the Sponsor entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor reaffirmed its obligations in existing arrangements to vote in favor of each of the proposals to be voted upon at the Special Meeting, including approval of the Business Combination Agreement and the transactions contemplated thereby, and agreed to be bound by the terms of the lock-up restrictions in our Bylaws.

Business Combination Registration Rights Agreement

On the Closing Date, the Company, Amprius Holdings and the Sponsor entered into a registration rights agreement (the “Business Combination Registration Rights Agreement”). Pursuant to the terms of the Business Combination Registration Rights Agreement, we are obligated to file a registration statement to register the resale of certain Company securities held by the parties to the Business Combination Registration Rights Agreement. In addition, pursuant to the terms of the Business Combination Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the parties to the Business Combination Registration Rights Agreement may demand at any time or from time to time, that we file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the Company securities held by such holders. The Business Combination Registration Rights Agreement also provides the holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

PIPE Financing

On the Closing Date, certain former directors and officers of the Company and persons who currently serve on the Company’s board of directors, or their respective affiliates, purchased from the Company an aggregate of 2,052,500 PIPE Units at a price of $10.00 per PIPE Unit. The PIPE Warrants are substantially identical to the Public Warrants, except that the exercise price of each PIPE Warrant is $12.50 per share (instead of $11.50 per share, which is the exercise price for the Public Warrants), and the average sales price of the Common Stock will need to exceed $20.00 per share (instead of $18.00 per share for the Public Warrants) for the Company to be able to redeem the PIPE Warrants. The PIPE Warrants are not, and will not be, listed on any securities exchange.

Working Capital Warrants

In connection with the Closing, the Sponsor elected to convert $200,000 in working capital loans made to the Company into 400,000 Private Warrants to purchase shares of Common Stock at a price of $0.50 per warrant. On the Closing Date, such Private Warrants were issued equally to Justin Mirro, Kensington’s Chief Executive Officer and Chairman prior to the Business Combination and a member of the Company’s board of directors, and Daniel Huber, Kensington’s Chief Financial Officer prior to the Business Combination, who had each advanced one-half of such amount to the Sponsor in order for the loan to be made.

Pre-Business Combination Related Party Transactions

Legacy Amprius was a majority owned subsidiary of Amprius Holdings, which owned approximately 99.6% of the outstanding Legacy Amprius Common Stock prior to the Business Combination. Amprius Holdings was formed in 2008 to pursue silicon nanowire anode technology conceived at Stanford. In 2015, Amprius Holdings formed Legacy Amprius to be the entity that focused on development of the silicon nanowire anode. Since its inception, Legacy Amprius’ operating resources such as cash, equipment, facilities, personnel and management had been provided by Amprius Holdings. Certain directors and executive officers of the Company own Amprius Holdings securities or options to purchase Amprius Holdings securities, and all directors of Legacy Amprius prior to the Business Combination are also directors of Amprius Holdings and members of our Board.

At various times Amprius Holdings also formed and invested in subsidiaries to pursue battery-related businesses in China. Because the nature of the different businesses varied widely, ownership of each of these entities was transferred to the Amprius Holdings stockholders in early 2022 so that each could pursue its business separately. One of the former subsidiaries holds a majority interest in Amprius Wuxi, a manufacturing joint venture in Wuxi, China that manufactures conventional batteries for the China market. Another builds battery packs for maritime and other markets. A third, Amprius Nanjing, is developing powders for silicon composite anodes. Following the spin-offs, Dr. Sun, our Chief Executive Officer and a member of our Board, has continued to serve on the boards of each of these entities and their respective holding companies. The Company’s silicon nanowire anode technology has not been shared with the former subsidiaries, and in 2022, all intellectual property related to such technology was assigned to the Company.

Intercompany Services Agreement

On February 27, 2017, Legacy Amprius entered into the Intercompany Services Agreement with Amprius Holdings, pursuant to which Amprius Holdings agreed to provide certain services to Legacy Amprius, including financial and external reporting services, tax and general accounting services, engineering services, legal and patent-related services, services related to business development, information technology and human resources and other administrative services. The cost attributable to Legacy Amprius was calculated using a percentage allocation of total cost incurred. For the one month ended January 31, 2022 and the years ended December 31, 2021 and 2020, the fee for Amprius Holdings’ services pursuant to the Intercompany Services Agreement was 25% of total costs incurred by Amprius Holdings in connection with the services provided under the agreement. From February 2022, the fee for Amprius Holdings’ services pursuant to the Intercompany Services Agreement was 100% of total costs incurred by Amprius Holdings in connection with the services provided under the agreement. The Intercompany Services Agreement terminated in connection with the Closing. Service costs allocated to Legacy Amprius under the Intercompany Services Agreement, including costs related to stock-based compensation, were approximately $1.4 million, $0.4 million and $0.4 million for the years ended December 31, 2021, 2020 and 2019, respectively. For the six months ended June 30, 2022, service costs allocated to Legacy Amprius, including costs related to stock-based compensation, were approximately $0.7 million. The service costs allocated to Legacy Amprius were accounted for as capital contributions by Amprius Holdings to Legacy Amprius.

Capital Contributions

For the years ended December 31, 2021, 2020 and 2019, Amprius Holdings made contributions to Legacy Amprius of approximately $20.2 million, $4.5 million and $9.7 million, respectively, in addition to the amounts allocated under the Intercompany Services Agreement, to support Legacy Amprius’ operations.

Assignment of Lease

On May 1, 2022, Legacy Amprius and Amprius Holdings entered into the Assignment and Assumption of Lease, pursuant to which Amprius Holdings assigned to Legacy Amprius all its rights, title and interest under the lease agreement for the Company’s headquarters in Fremont, California, and Legacy Amprius assumed all obligations as a lessee under the lease agreement. Under the terms of the lease agreement, rent is payable in monthly installments on the first day of every calendar month. The current monthly rent payment under the lease agreement is approximately $44,000 and increases to approximately $46,000 by the end of the lease term. The lease agreement expires on June 30, 2024, and the Company’s has the option to extend the lease term for 60 months.

Transactions with Affiliate Subsidiaries

Legacy Amprius has purchased, and the Company may continue to purchase, raw materials and development materials from Amprius Nanjing and Amprius Wuxi. For the years ended December 31, 2021, 2020 and 2019, aggregate purchases from Amprius Nanjing and Amprius Wuxi totaled approximately $0.3 million, $0.4 million and $0.3 million, respectively. From January 1, 2022 through September 27, 2022, aggregate purchases from Amprius Nanjing totaled approximately $0.3 million. There is no commitment on either party to continue such sales.

Tax Sharing Agreement

Concurrently with the execution of the Business Combination Agreement, Legacy Amprius and Amprius Holdings entered into the Tax Sharing Agreement, a copy of which is included as an exhibit to the registration statement of which this prospectus is a part. The Tax Sharing Agreement generally provides that, with respect to any U.S. federal consolidated group of which Amprius Holdings and Legacy Amprius were members, Amprius Holdings will be responsible for and will indemnify the Company for the tax liability of such group. In addition, Amprius Holdings will be responsible for and will indemnify the Company for taxes of any consolidated, combined or unitary tax return for state tax purposes for a group that included Amprius Holdings and Legacy Amprius. The Tax Sharing Agreement also provides that Amprius Holdings will generally control any tax returns and any tax audits or other proceedings for the taxes addressed by the Tax Sharing Agreement.

Stockholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company and Amprius Holdings entered into the Stockholder Support Agreement pursuant to which, among other things, Amprius Holdings agreed to vote all of its shares of Legacy Amprius Common Stock in favor of the approval and adoption of the Business Combination within 24 hours after the Company’s Registration Statement on Form S-4 filed in connection with the Special Meeting was declared effective by the SEC. Additionally, Amprius Holdings agreed not to (a) transfer any of its shares of Legacy Amprius Common Stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that was inconsistent with the Stockholder Support Agreement. The Stockholder Support Agreement terminated in accordance with its terms upon the consummation of the Business Combination.

Possible Consolidation with Amprius Holdings

We believe that Amprius Holdings will evaluate its options to facilitate Amprius Holdings’ stockholders holding our Common Stock directly rather than holding it indirectly through Amprius Holdings. Among the options that we believe that Amprius Holdings is considering is a possible transaction whereby Amprius Holdings would be acquired by or merge with a wholly owned subsidiary of the Company, whereby Amprius Holdings’ stockholder would receive shares of Common Stock in exchange for their interests in Amprius Holdings. The terms of any such transaction would be subject to negotiation and approval by our Board.

Related Party Transactions with Sponsor

On March 31, 2021, the Sponsor purchased 7,475,000 Class B Ordinary Shares for an aggregate purchase price of $25,000. On November 30, 2021, the Company effected a share issue of 2,382,142 shares with respect to the Class B Ordinary Shares, resulting in the Sponsor holding an aggregate of 9,857,142 Class B Ordinary Shares. Prior to the initial investment of $25,000 by the Sponsor, the Company had no assets, tangible or intangible. The number of Class B Ordinary Shares issued was determined based on the expectation that such Class B Ordinary Shares held by the Sponsor would represent 20% of the outstanding shares upon consummation of the IPO. The Sponsor’s Class B Ordinary Shares (including the Class A Ordinary Shares issuable upon exercise thereof) could not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. In connection with the Domestication, each Class B Ordinary Share was converted into one share of Common Stock.

The Sponsor purchased an aggregate of 16,000,000 Private Warrants for a purchase price of $0.50 per Private Warrant simultaneously with the consummation of the IPO. As such, the Sponsor’s interest in the IPO was valued at $8,000,000. Each Private Warrant entitled the holder to purchase one Class A Ordinary Share at $11.50 per share, subject to adjustment as provided herein. The Private Warrants (including the warrants that may be issued upon conversion of working capital loans and the Class A Ordinary Shares issuable upon exercise of such warrants) could not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. There are no redemption rights or liquidating distributions with respect to the Class B Ordinary Shares or Private Warrants. In connection with the Domestication, the Private Warrants were converted into warrants to purchase one share of Common Stock at $11.50 per share.

Other than the payment to an affiliate of Daniel Huber, Kensington’s Chief Financial Officer prior to the Business Combination, of service and administrative fees of $20,000 per month for 18 months (upon completion of the Business Combination, any portion of the amounts due that were not yet paid were accelerated), no compensation of any kind, including finder’s and consulting fees, were paid by the Company to the Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the consummation of the Business Combination. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on the Company’s behalf.

The Sponsor purchased an aggregate of $32,675,000 Original Units in the IPO, or approximately 16.3% of the Original Units offered in the IPO.

On March 24, 2021 the Sponsor agreed to loan the Company up to $300,000 to cover the expenses related to the IPO pursuant to a promissory note. This loan was non-interest bearing and payable upon the completion of the IPO; provided that amounts due under the promissory note were, at the option of the Sponsor, convertible into working capital loans. The Company borrowed $200,000 under the promissory note, and the Sponsor elected to convert the promissory note into a working capital loan on March 4, 2022. Prior to the Business Combination, the Sponsor had made working capital loans of $200,000. Such working capital loans could be repaid out of the proceeds of the trust account holding a portion of the proceeds of the IPO and the concurrent sale of the Private Warrants, or converted into warrants of the post-Business Combination entity at a price of $0.50 per warrant, such warrants to be identical to the Private Warrants. At the Closing, the working capital loan was converted into 400,000 Private Warrants, as described above.

Letter Agreement

On March 1, 2022, the Sponsor and the Company’s officers and directors entered into a Letter Agreement with the Company, pursuant to which they agreed to waive their redemption rights with respect to any Sponsor Shares and any Public Shares held by them in connection with the completion of the Company’s initial business combination. Pursuant to the Letter Agreement, the Sponsor and the Company’s officers and directors agreed not to transfer any Class B Ordinary Shares until the earlier of (i) one year after the completion of the Business Combination and (ii) (x) if the last reported sale price of the Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction. Pursuant to the Letter Agreement, the Sponsor and the Company’s officer and directors also agreed not to transfer any Private Warrants until 30 days after the completion of the Business Combination.

Related Person Transactions Policy

We have adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to the Company as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including Common Stock), including any of their immediate family members and affiliates.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of the Board) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

Our audit committee will approve only those transactions that it determines are fair to us and in the Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in the Certificate of Incorporation and the Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Company’s request. For more information regarding these indemnification arrangements, see the section titled “Management—Limitation on Liability and Indemnification of Directors and Officers.” We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Stock as of September 27, 2022, after giving effect to the issuance of 84,793 Initial Commitment Shares to BRPC II, by:

•	each person known to the Company to be the beneficial owner of more than 5% of outstanding Common Stock;

•	each of the Company’s named executive officers and directors; and

•	all of the executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Common Stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

Unless otherwise indicated, the Company believes that each beneficial owner named in the table below has the sole voting and investment power with respect to all shares of Common Stock beneficially owned by such beneficial owner and the business address of each of the following entities or individuals is 1180 Page Avenue, Fremont, California 94538.

Name of Beneficial Owner	Shares of Common Stock	%
Five Percent Holders
Amprius Holdings (1)	65,515,552	77.8%
Directors and Named Executive Officers
Dr. Kang Sun (2)	1,395,235	1.6%
Sandra Wallach (2)	194,119	*
Dr. Ionel Stefan (2)	826,525	1.0%
Donald R. Dixon (3)	256,301	*
Dr. Wen Hsieh (2)	56,301	*
Dr. Steven Chu (4)	61,301	*
Justin Mirro (5)	8,619,142	9.7%
All Directors and Executive Officers as a Group (8 Individuals)	13,592,775	15.3%

*	Represents beneficial ownership of less than 1%.
(1)

Certain directors and executive officers of the Company own Amprius Holdings securities or options to purchase Amprius Holdings securities, and certain directors of Amprius are also directors of Amprius Holdings, but none of our directors or executive officers are deemed to have or share beneficial ownership with respect to any shares of Common Stock owned by Amprius Holdings.

(2)	Consists of shares of Common Stock underlying options that are exercisable within 60 days of September 27, 2022.
(3)

Consists of (i) 56,301 shares of Common Stock underlying options that are exercisable within 60 days of September 27, 2022, (ii) 100,000 shares of Common Stock purchased in the PIPE held by The Dixon Revocable Trust, of which Mr. Dixon is co-trustee, and (iii) 100,000 shares of Common Stock issuable upon the exercise of the PIPE Warrants held by The Dixon Revocable Trust.

(4)

Consists of (i) 56,301 shares of Common Stock underlying options that are exercisable within 60 days of September 27, 2022, (ii) 2,500 shares of Common Stock purchased in the PIPE and (iii) 2,500 shares of Common Stock issuable upon the exercise of PIPE Warrants.

(5)

Consists of (i) 1,000,000 shares of Common Stock held by Mr. Mirro as trustee of the Justin E. Mirro Qualified Annuity Trust dated 6/27/20, (ii) 200,000 shares of Common Stock issuable upon exercise of Private Warrants held by Mr. Mirro, (iii) 2,608,142 shares of Common Stock, including 111,000 shares of Common Stock purchased in the PIPE, held by Kensington Capital Partners, LLC, (iv) 4,700,000 shares of Common Stock issuable upon the exercise of Private Warrants held by Kensington Capital Partners, LLC and (v) 111,000 shares of Common Stock issuable upon the exercise of the PIPE Warrants held by Kensington Capital Partners, LLC. Mr. Mirro is the managing member of Kensington Capital Partners, LLC.

Please see the sections titled “Management,” “Executive Compensation” and “Certain Relationships, Related Party and Other Transactions” for information regarding material relationships with our principal securityholders within the past two years.

SELLING STOCKHOLDER

This prospectus relates to the offer and sale by BRPC II of up to 16,825,366 shares of our Common Stock that have been and may be issued by us to BRPC II under the Purchase Agreement. For additional information regarding the shares of our Common Stock included in this prospectus, see the section titled “Committed Equity Financing” above. We are registering the shares of our Common Stock included in this prospectus pursuant to the provisions of the Committed Equity Registration Rights Agreement we entered into with BRPC II on September 27, 2022 in order to permit the Selling Stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Committed Equity Registration Rights Agreement and as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, BRPC II has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means BRPC II.

The table below presents information regarding the Selling Stockholder and the shares of our Common Stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of September 27, 2022. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of our Common Stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our Common Stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of our Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 84,253,709 shares of our Common Stock outstanding on September 27, 2022. Because the purchase price to be paid by the Selling Stockholder for shares of our Common Stock, if any, that we may elect to sell to the Selling Stockholder in one or more VWAP Purchases and one or more Intraday VWAP Purchases from time to time under the Purchase Agreement will be determined on the applicable Purchase Dates therefor, the actual number of shares of our Common Stock that we may sell to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of our Common Stock being offered for resale pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering			Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering
	Number (1)	Percent			Number	Percent
B.Riley Principal Capital II, LLC (2)	84,793		*	16,825,366	—	—

*	Represents beneficial ownership of less than 1%.
(1)

Represents the 84,793 shares of our Common Stock we issued to B.Riley Principal Capital II, LLC (“BRPC II”) on September 27, 2022 as Initial Commitment Shares in consideration for entering into the Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering (i) all of the shares of our Common Stock that BRPC II may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of BRPC II’s control, including the registration statement that includes this prospectus becoming and remaining effective, and (ii) 84,793 shares of our Common Stock that we may issue to BRPC II as Additional Commitment Shares, because the issuance of the Additional Commitment Shares to BRPC II is subject to our election to sell a certain amount of shares of our Common Stock to BRPC II pursuant to the Purchase Agreement as set forth in the Purchase Agreement, which is entirely at our discretion and subject to satisfaction of conditions contained in the Purchase Agreement that are outside of BRPC II’s control. Furthermore, the VWAP Purchases and the Intraday VWAP Purchases of our Common Stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to BRPC II to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by BRPC II, would cause BRPC II’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Limitation. The Purchase Agreement also prohibits us from issuing or selling shares of our Common Stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless sales of our Common Stock are made by us to BRPC II at a price equal to or greater than the applicable “minimum price” (as defined in the applicable listing rules of the NYSE) of the Common Stock, calculated at the time VWAP Purchases and Intraday VWAP Purchases are effected by us under the Purchase Agreement, if any, as adjusted such that the Exchange Cap limitation would not apply under applicable NYSE rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under NYSE rules) may be amended or waived under the Purchase Agreement.
(2)

The business address of BRPC II is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. BRPC II’s principal business is that of a private investor. BRPC II is a wholly-owned subsidiary of B. Riley Principal Investments, LLC (“BRPI”). As a result, BRPI may be deemed to indirectly beneficially own the securities of the company held of record by BRPC II. B. Riley Financial, Inc. (“BRF”) is the parent company of BRPC II and BRPI. As a result, BRF may be deemed to indirectly beneficially own the securities of the company held of record by BRPC II and indirectly beneficially owned by BRPI. Bryant R. Riley is the Co-Chief Executive Officer and Chairman of the Board of Directors of BRF. As a result, Bryant R. Riley may be deemed to indirectly beneficially own the securities of the company held of record by BRPC II and indirectly beneficially owned by BRPI. Each of BRF, BRPI and Bryant R. Riley expressly disclaims beneficial ownership of the securities of the company held of record by BRPC II, except to the extent of its/his pecuniary interest therein. We have been advised that none of BRF, BRPI or BRPC II is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an independent broker-dealer; however, each of BRF, BRPI, BRPC II and Bryant R. Riley is an affiliate of BRS, a registered broker-dealer and FINRA member, and Bryant R. Riley is an associated person of BRS. BRS will act as an executing broker that will effectuate resales of our Common Stock that have been and may be acquired by BRPC II from us pursuant to the Purchase Agreement to the public in this offering. See “Plan of Distribution (Conflict of Interest)” for more information about the relationship between BRPC II and BRS.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities as of the date of this prospectus as specified in our Certificate of Incorporation and Bylaws. Because the following description is only a summary, it does not contain all of the information that may be important to you. For a complete description of matters set forth in this section titled “Description of Capital Stock,” you should refer to the Certificate of Incorporation and Bylaws.

General

The authorized capital stock of the Company consists of 1,000,000,000 shares, $0.0001 par value per share, of which:

•	950,000,000 shares are designated as Common Stock; and

•	50,000,000 shares are designated as preferred stock.

As of September 27, 2022, after giving effect to the issuance of 84,793 Initial Commitment Shares to BRPC II, we had outstanding 84,253,709 shares of Common Stock and no shares of preferred stock.

Common Stock

Our Certificate of Incorporation authorizes the Common Stock. The material terms of our Common Stock are discussed in greater detail below.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Common Stock will be entitled to receive dividends out of funds legally available if the Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board may determine.

Voting Rights

Holders of Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law.

Subject to the rights of holders of any series of preferred stock with respect to the election of directors, the number of directors that constitutes our Board will be fixed solely by resolution of our Board. Our Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating series of our preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Other Matters

All outstanding shares of our Common Stock will be fully paid and nonassessable. Our Common Stock is not entitled to preemptive rights and is not be subject to redemption or sinking fund provisions.

Preferred Stock

Our Board is authorized, subject to limitations prescribed by the DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our Board is empowered to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board is able to authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock.

Anti-Takeover Provisions

Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with our Board.

Section 203 of the DGCL

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of the Company.

Certificate of Incorporation and Bylaws Provisions

Our Certificate of Incorporation and Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Board or management team, including the following:

•

Board of Directors vacancies. Our Certificate of Incorporation and Bylaws authorize only a majority of the remaining members of our Board, although less than a quorum, to fill vacant directorships, including newly created seats. In addition, subject to the rights of holders of any series of preferred stock, the number of directors constituting our Board will be permitted to be set only by a resolution of our Board. These provisions would prevent a stockholder from increasing the size of our Board and then gaining control of our Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our Board and will promote continuity of management.

•

Board or Directors divided into three classes. Our Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving for three-year terms. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

•

Stockholder action; special meeting of stockholders. Our Certificate of Incorporation and Bylaws provide that our stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend the Bylaws, amend the Certificate of Incorporation or remove directors without holding a meeting of our stockholders called in accordance with the Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws further provide that special meetings of our stockholders may be called only by a majority of our Board, the chair of our Board, the President of the Company or the Chief Executive Officer of the Company, thus prohibiting stockholder action to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•

Advance notice requirements for stockholder proposals and director nominations. The Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

•

No cumulative voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting.

•

Amendment of charter and bylaws provisions. Any amendment of the above provisions in the Certificate of Incorporation and Bylaws will require approval by holders of at least two-thirds of the voting power of our then outstanding capital stock.

•

Issuance of preferred stock. Our Certificate of Incorporation provides that our Board will have the authority, without further action by our stockholders, to issue up to 50,000,000 shares of preferred stock with rights and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of preferred stock would enable the Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, or other means.

•

Exclusive forum. Our Bylaws provide that, unless otherwise consented to by the Company in writing, the Court of Chancery of the of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by, or otherwise wrongdoing by, any of our directors, officers, or other employees to the Company or its stockholders; (iii) any action arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws; or (iv) any other action asserting a claim that is governed by the internal affairs doctrine, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. The Bylaws further provide that, unless otherwise consented to by the Company in writing, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. These provisions may have the effect of discouraging lawsuits against the Company or its directors and officers.

Warrants

As of September 27, 2022, we had outstanding 47,935,224 Warrants, consisting of 29,482,724 Public Warrants, 16,400,000 Private Warrants and 2,052,500 PIPE Warrants.

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, except as described below. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Common Stock. The Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless the Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 20 business days, after the closing of the Business Combination, we will use our commercially reasonable efforts to file, and within 60 business days following the Business Combination to have declared effective, a post-effective amendment to the registration statement on Form S-4 (File No. 333-265740), which was declared effective by the SEC on September 1, 2022, or a new registration statement for the registration, under the Securities Act, covering the issuance of the shares of Common Stock issuable upon exercise of the warrants. We will use our commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, beginning on the 61st business day after such closing and ending upon such time as there is an effective registration statement, and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of Common Stock equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except for the Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the last reported sale price of our Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and as described under the heading “—Anti-dilution Adjustments” below) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We may not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

We have established the $18.00 per share (subject to adjustment) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of our Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption for cash as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders thereof to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by

(y) the fair market value. The “fair market value” shall mean the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination.

None of the Private Warrants will be redeemable by us.

Exercise Limitation. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, (i) if the holders of our Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders of Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The warrants will be issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants and, solely with respect to any amendment to the terms of the Private Warrants or any provision of the Warrant Agreement with respect to the Private Warrants, 50% of the number of the then outstanding Private Warrants.

The warrant holders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Warrants

The Private Warrants (including the Common Stock issuable upon exercise of such Warrants) will not be transferable or saleable until 30 days after the completion of the Business Combination (except that, among other limited exceptions made to our officers and directors and other persons or entities affiliated with or related to the Sponsor, each of which will be subject to the same transfer restrictions). The Sponsor, or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis and the Sponsor and its permitted transferees will also have certain registration rights related to the Private Warrants (including the shares of Common Stock issuable upon exercise of the Private Warrants), as described below. In addition, none of the Private Warrants will be redeemable by us. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the sponsor fair market value. The “sponsor fair market value” shall mean the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

PIPE Warrants

The terms of the PIPE Warrants are governed by the PIPE Warrant Agreement. The PIPE Warrants are substantially identical to the Public Warrants, except that (i) the exercise price of each PIPE Warrant is $12.50 per share (instead of $11.50 per share, which is the exercise price for the Public Warrants) and (ii) the average sales price of the Common Stock will need to exceed $20.00 per share (instead of $18.00 per share for the Public Warrants) for the Company to be able to redeem the PIPE Warrants. The PIPE Warrants are also not listed on any securities exchange.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issued or issuable under the 2016 Plan, the 2022 Plan and the ESPP. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover shares of Common Stock underlying the 2016 Plan, the 2022 Plan and the ESPP. Once these shares are registered, they can be sold in the public market upon issuance, subject to lock-up restrictions, Rule 144 limitations applicable to affiliates and vesting restrictions.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of such securities then-outstanding; or

•	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the completion of the business combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lock-up Restrictions

The lock-up provision in our Bylaws provides that, without the prior unanimous consent of our Board and subject to certain customary exceptions, including exceptions that carve out transactions involving securities purchased in the PIPE or in the IPO, each holder of Common Stock issued (i) as consideration pursuant to the Business Combination Agreement, (ii) upon the exercise of warrants or other convertible securities outstanding following the Effective Time in respect of warrants or convertible securities of Amprius outstanding immediately prior to the Effective Time (iii) to directors, officers and employees upon the settlement or exercise of stock options, restricted stock units, or other equity awards outstanding as of immediately following the Closing in respect of awards of Amprius outstanding immediately prior to the Effective Time or (iv) held by the Sponsor and the Insiders (as defined in the Letter Agreement, dated March 1, 2022, by and among the Company, the Sponsor or the other signatories thereto) outstanding immediately following the Effective Time, will not, through September 13, 2023, directly or indirectly, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, their shares of Common Stock.

If, following the 150th day after the Effective Time, the closing price per share of Common Stock for any 20 trading days within any 30 consecutive trading day period is at least $12.50, the lock-up restrictions will no longer apply.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) with respect to their purchase, ownership and disposition of our Common Stock purchased in this offering. This discussion is for general information purposes only, is not tax advice and does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all in effect as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address the tax considerations arising under the laws of any U.S. state, local or non-U.S. jurisdiction or under U.S. federal gift and estate tax laws. In addition, this discussion does not address any tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

•	persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income;

•	tax-exempt organizations or governmental organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our Common Stock;

•	certain former citizens or long-term residents of the United States;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	persons whose functional currency is not the U.S. dollar;

•	persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

•	persons who hold or receive our Common Stock pursuant to the exercise of any warrant or option or otherwise as compensation;

•	persons who hold or receive our Common Stock pursuant to conversion rights under convertible instruments;

•	persons who do not hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code;

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code; or

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code.

In addition, if a partnership, entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, entities classified as partnerships for U.S. federal income tax purposes and other pass-through entities that hold our Common Stock, as well as partners or members in such entities, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Common Stock arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are any holder of our Common Stock other than a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) or:

•	an individual who is a citizen or resident of the United States (for U.S. federal income tax purposes);

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Market Price of And Dividends on the Registrant’s Common Equity and Related Stockholder Matters—Dividend Policy,” we have never declared or paid cash dividends on our Common Stock. However, if we do make distributions on our Common Stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Common Stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and Foreign Account Tax Compliance Act, or FATCA, withholding, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from the withholding tax described in the previous paragraph, subject to the discussion below on backup withholding. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

If you hold our Common Stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. You may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion below on backup withholding and FATCA withholding on Common Stock held by or through foreign entities, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

•

you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

we are treated as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our Common Stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Common Stock is regularly traded on an established securities market, your Common Stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded Common Stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Common Stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our Common Stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed and appropriate IRS Form W-8 or otherwise meets documentary evidence requirements or establishing non-U.S. holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if we or the broker has actual knowledge, or reason to know, that you are, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, you may be able to obtain a refund or credit from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act (FATCA)

The Foreign Account Tax Compliance Act and the rules and regulations promulgated thereunder, collectively FATCA, generally impose withholding tax at a rate of 30% on dividends on, and gross proceeds from the sale or other disposition of, our Common Stock paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our Common Stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our Common Stock, and, subject to the proposed regulations described in the next sentence, will apply to gross proceeds of a sale or other disposition of our Common Stock. The Treasury Department has released proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) which, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of a disposition of our Common Stock. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. You should consult your tax advisors regarding the possible implications of FATCA on your investment in our Common Stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our Common Stock, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

The shares of our Common Stock offered by this prospectus are being offered by the Selling Stockholder, B. Riley Principal Capital II, LLC (“BRPC II”). The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our Common Stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for our Common Stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

BRPC II is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

BRPC II has informed us that it presently anticipates using, but is not required to use, B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA member and an affiliate of BRPC II, as a broker to effectuate resales, if any, of our Common Stock that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such Common Stock that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. BRPC II has informed us that each such broker-dealer it engages to effectuate resales of our Common Stock on its behalf, excluding BRS, may receive commissions from BRPC II for executing such resales for BRPC II and, if so, such commissions will not exceed customary brokerage commissions.

BRPC II is an affiliate of BRS, a registered broker-dealer and FINRA member, which will act as an executing broker that will effectuate resales of our Common Stock that may be acquired by BRPC II from us pursuant to the Purchase Agreement to the public in this offering. Because BRPC II will receive all the net proceeds from such resales of our Common Stock made to the public through BRS, BRS is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Northland Securities, Inc. (“Northland”), a registered broker-dealer and FINRA member, to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. BRPC II has agreed to pay Northland a cash fee of $50,000 upon the completion of this offering as consideration for its services and to reimburse Northland up to $5,000 for expenses incurred in connection with acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5110, such cash fee and expense reimbursement to be paid to Northland for acting as the qualified independent underwriter in this offering are deemed to be underwriting compensation in connection with sales of our Common Stock by BRPC II to the public. Northland will receive no other compensation for acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5121, BRS is not permitted to sell shares of our Common Stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Except as set forth above, we know of no existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Stockholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Stockholder.

As consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement, we have agreed to issue to BRPC II up to 169,586 shares of our Common Stock as Commitment Shares, which Commitment Shares have a total aggregate value equal to 1.0% of BRPC II’s $200,000,000 total dollar amount purchase commitment under the Purchase Agreement (assuming a purchase price of $11.7934 per Commitment Share, representing the average of the daily volume weighted average prices per share of our Common Stock for the five-consecutive trading day period ending on the date of the Purchase Agreement), 84,793 of which Commitment Shares we issued as Initial Commitment Shares upon our execution of the Purchase Agreement and the Committed Equity Registration Rights Agreement, and 84,793 of which Commitment Shares we will issue to BRPC II as Additional Commitment Shares when we have received aggregate gross proceeds of $100,000,000 from sales of our Common Stock to BRPC II under the Purchase Agreement (if any). In accordance with FINRA Rule 5110, the 169,586 Commitment Shares are deemed to be underwriting compensation in connection with sales of our Common Stock by BRPC II to the public. In addition, we have agreed to reimburse BRPC II for the reasonable legal fees and disbursements of BRPC II’s legal counsel in an amount not to exceed (i) $100,000 upon our execution of the Purchase Agreement and Committed Equity Registration Rights Agreement and (ii) $7,500 per fiscal quarter, in each case in connection with the transactions contemplated by this Agreement and the Committed Equity Registration Rights Agreement. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed to be underwriting compensation in connection with sales of our Common Stock by BRPC II to the public. Moreover, in accordance with FINRA Rule 5110, the 3.0% fixed discount to current market prices of our Common Stock reflected in the purchase prices payable by BRPC II for our Common Stock that we may require it to purchase from us from time to time under the Purchase Agreement is deemed to be underwriting compensation in connection with sales of our Common Stock by BRPC II to the public.

We also have agreed to indemnify BRPC II and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. BRPC II has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by BRPC II specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering, excluding any fees or other compensation to be received by BRPC II under the Purchase Agreement (other than the legal fee reimbursement costs described herein), will be approximately $0.8 million.

BRPC II has represented to us that at no time prior to the date of the Purchase Agreement has BRPC II, its sole member, any of their respective officers, or any entity managed or controlled by BRPC II or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. BRPC II has agreed that during the term of the Purchase Agreement, none of BRPC II, its sole member, any of their respective officers, or any entity managed or controlled by BRPC II or its sole member, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Stockholder.

Our Common Stock is currently listed on the New York Stock Exchange under the symbol “AMPX”.

BRPC II and/or one or more of its affiliates has provided, currently provides and/or from time to time in the future may provide various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the Purchase Agreement and the offering of shares for resale by BRPC II to which this prospectus relates, for which investment banking and other financial services they have received and may continue to receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that BRPC II has received and may receive in connection with the transactions contemplated by the Purchase Agreement, including (i) the up to 169,586 Commitment Shares we have agreed to issue to BRPC II as consideration for its irrevocable commitment to purchase shares of our Common Stock from us under the Purchase Agreement, (ii) the 3.0% fixed discount to current market prices of our Common Stock reflected in the purchase prices payable by BRPC II for our Common Stock that we may require it to purchase from us from time to time under the Purchase Agreement, and (iii) our reimbursement of up to an aggregate of $160,000 of BRPC II’s legal fees ($100,000 upon execution of the Purchase Agreement and $7,500 per fiscal quarter for the maximum two year term of the Purchase Agreement) in connection with the transactions contemplated by the Purchase Agreement and the Committed Equity Registration Rights Agreement.

LEGAL MATTERS

The validity of the Securities offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The financial statements of Amprius as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021 have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their report thereon and included in this prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Kensington at December 31, 2021, and for the period from March 19, 2021 (inception) through December 31, 2021, appearing in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to Kensington’s ability to continue as a going concern, thereon and included in this prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The registration statement of which this prospectus forms a part, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Securities, you should refer to the registration statement of which this prospectus forms a part and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.amprius.com. We also make available, free of charge, on our investor relations website at ir.amprius.com under “SEC Filings,” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC. The information on, or that can be accessed through, our website is not part of this prospectus.

INDEX TO CONSOLIDATED
FINANCIAL
STATEMENTS
AMPRIUS FINANCIAL STATEMENTS

Amprius Technologies, Inc. Unaudited Condensed Financial Statements
Condensed Balance Sheets as of June 30, 2022 (Unaudited) and December 31, 2021	F-29
Unaudited Condensed Statements of Operations for the six months ended June 30, 2022 and 2021	F-30
Unaudited Condensed Statements of Stockholders’ Equity for the six months ended June 30, 2022 and 2021	F-31
Unaudited Condensed Statements of Cash Flows for the six months ended June 30, 2022 and 2021	F-32
Notes to Unaudited Condensed Financial Statements	F-33
KENSINGTON FINANCIAL STATEMENTS

Kensington Capital Acquisition Corp. IV Unaudited Condensed Financial Statements
Condensed Balance Sheets as of June 30, 2022 (Unaudited) and December 31, 2021	F-69
Unaudited Condensed Statements of Operations for the three and six months ended June 30, 2022, the three months ended June 30, 2021 and for the period from March 19, 2021 (inception) through June 30, 2021
F-70
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the three and six months ended June 30, 2022, the three months ended June 30, 2021 and for the period from March 19, 2021 (inception) through June 30, 2021
F-71
Unaudited Condensed Statements of Cash Flows for the six months ended June 30, 2022 and for the period from March 19, 2021 (inception) through June 30, 2021	F-72
Notes to Unaudited Condensed Financial Statements	F-73

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Amprius Technologies, Inc. (a carve-out of Amprius, Inc.)
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Amprius Technologies, Inc. (a carve-out of Amprius, Inc.) (the Company) as of December 31, 2021 and 2020, the related statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ SingerLewak LLP
We have served as the Company’s auditor since 2021.
San Jose, CA
June 21, 2022

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HEETS
As of December 31, 2021 and 2020
(In thousands, except share and par value data)

	2021	2020
ASSETS
Current assets:
Cash	$11,489	$2
Accounts receivable	262	348
Inventories, net	500	517
Prepaid expenses and other current assets	156	86
Deferred costs, current	1,769	238

Total current assets	14,176	1,191
Deferred costs, noncurrent	141	217
Property and equipment, net	4,210	5,251

Total assets	$18,527	$6,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$—	$743
Accounts payable	426	2,281
Accrued liabilities	1,294	805
Deferred revenue, current	2,363	116
Other liabilities, current	85	—

Total current liabilities	4,168	3,945
Deferred revenue, noncurrent	501	1,545

Total liabilities	4,669	5,490

Commitments and contingencies (Note 11)
Stockholders’ equity:
Common stock, $0.00001 par value; 60,000,000 and 50,000,000 shares authorized; 45,176,145 and 45,156,145 shares issued and outstanding as of December 31, 2021 and 2020, respectively	1	1
Additional paid-in capital	89,258	66,673
Accumulated deficit	(75,401)	(65,505)

Total stockholders’ equity	13,858	1,169

Total liabilities and stockholders’ equity	$18,527	$6,659

The accompanying notes are an integral part of these financial statements.

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O
PERATIONS
For the years ended December 31, 2021 and 2020
(In thousands, except share and par value data)

	2021	2020
Revenues	$2,772	$4,679
Cost of revenues	7,101	6,695

Gross loss	(4,329)	(2,016)

Operating expenses:
Research and development	1,450	1,330
Selling, general and administrative	4,844	4,103

Total operating expenses	6,294	5,433

Loss from operations	(10,623)	(7,449)

Other income (expense), net:
Interest expense	—	(5)
Gain on forgiveness of PPP loan	743	—
Other income (expense), net	(16)	36

Total other income (expense), net	727	31

Net loss	$(9,896)	$(7,418)

Weighted-average common shares outstanding:
Basic and diluted	45,170,994	45,122,446

Net loss per share of common stock:
Basic and diluted	$(0.22)	$(0.16)

The accompanying notes are an integral part of these financial statements.

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TATEMENTS
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TOCKHOLDERS
’ E
QUITY
For the years ended December 31, 2021 and 2020
(In thousands, except share and par value data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance as of January 1, 2020	45,106,145	$1	$61,761	$(58,087)	$3,675
Contributed capital from Parent	—	—	4,826	—	4,826
Exercise of common stock options	50,000	—	4	—	4
Stock-based compensation	—	—	42	—	42
Contribution from Parent related to stock-based compensation	—	—	40	—	40
Net loss	—	—	—	(7,418)	(7,418)

Balance as of December 31, 2020	45,156,145	1	66,673	(65,505)	1,169
Contributed capital from Parent	—	—	20,111	—	20,111
Exercise of common stock options	20,000	—	1	—	1
Stock-based compensation	—	—	1,000	—	1,000
Contribution from Parent related to stock-based compensation	—	—	1,473	—	1,473
Net Loss	—	—	—	(9,896)	(9,896)

Balance as of December 31, 2021	45,176,145	$1	$89,258	$(75,401)	$13,858

The accompanying notes are an integral part of these
financial
statements.

S
TATEMENTS
OF
C
ASH
F
LOWS
For the years ended December 31, 2021 and 2020
(In thousands, except share and par value data)

	2021	2020
Cash flows from operating activities:
Net loss	$(9,896)	$(7,418)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,441	1,236
Provision for inventory reserve	75	58
Stock-based compensation expense	2,473	82
Loss from disposal of property and equipment	158	—
Gain on forgiveness of PPP loan	(743)	—
Changes in operating assets and liabilities:
Accounts receivable	86	(26)
Inventories	(58)	(135)
Prepaid expenses and other current assets	(70)	(42)
Deferred costs	(1,455)	(26)
Accounts payable	(1,804)	1,840
Accrued liabilities	489	(684)
Deferred revenue	1,203	71
Other liabilities, current	85	—

Net cash used in operating activities	(8,016)	(5,044)

Cash flows from investing activities:
Purchase of property and equipment	(609)	(527)

Net cash used in investing activities	(609)	(527)

Cash flows from financing activities:
Proceeds from exercise of employee stock options	1	4
Capital contributions from parent	20,111	4,826
Proceeds from notes payable	—	743

Net cash provided by financing activities	20,112	5,573

Net increase in cash and cash equivalents	11,487	2
Cash, beginning of year	2	—

Cash, end of year	$11,489	$2

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$—	$—

Supplemental disclosure of non-cash investing and financing information:
Property and equipment accrued but unpaid	$51	$115

The accompanying notes are an integral part of these financial statements.

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INANCIAL
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ECEMBER
 31, 2021
AND
2020
(In thousands, except share and par value data)

1.	NATURE OF OPERATIONS
Nature of Operations
Amprius Technologies, Inc. (the “Company”) has developed and, since 2018, been in commercial production of an ultra-high energy density lithium-ion
battery for mobility applications leveraging a disruptive silicon nanowire anode. The Company was incorporated in the state of Delaware on March 16, 2015. The Company is a majority owned subsidiary of Amprius, Inc. (the “Parent”) which was incorporated in the state of Delaware on May 19, 2008. As of December 31, 2021 and 2020, the Parent’s ownership of capital stock represented 99.6% and 99.7%, respectively, of the Company. The Company was established as a separate entity to continue the development operations of the silicon anode begun by the Parent and for the Parent to transition to a holding company. After the Company’s incorporation, the Parent and the Company entered into an intercompany agreement to license the intellectual property rights to continue to develop the silicon nanowire technology. Prior to January 2020, the Company operated as a division of the Parent with an intercompany services agreement. Operating resources such as cash, equipment, facilities, personnel and management were provided by the Parent. Assets such as employees, cash, equipment, intellectual property and facilities were assigned or contributed starting in 2020 and, effective from May 2022, all the operating assets are owned by the Company, including the lease that is entirely for the benefit of the Company and was assigned officially to the Company subsequently. See Note 14 – Subsequent event, transfer of lease. The Company’s sole location and headquarters is in Fremont, California, and is co-located
with the Parent’s corporate office. The Parent was the owner in other subsidiaries until February 2022, at which point the Parent had completed the distribution of the equity interests it held in each such subsidiary to the Parent’s stockholders and optionees.
The Company believes its core technology, the silicon nanowire anode for lithium-ion
batteries, is a breakthrough development in terms of enabling the use of silicon as an anode in lithium-ion
batteries. The Company produces high specific energy density batteries for a variety of applications that require a superior power to weight ratio, which is a critical attribute for batteries used in aerospace and military applications. The Company has manufacturing capability utilizing pilot scale equipment to produce limited quantities of batteries for sale to the aerospace industry and military. In order to scale production to meet the demand of its addressable market, the Company is dependent on the establishment of a high-volume manufacturing facility and the further development of automated anode production equipment.
Liquidity and Capital Resources
The Company has an accumulated deficit of $75,401, as of December 31, 2021, which represents the carved-out
portion of costs incurred by the Company from the inception of the Parent. Since inception, the Company has incurred recurring operating losses and cash flow deficits from operations. Management expects to continue to incur additional losses and increased operating expenses in future periods due to negative margins on development contracts, research and development and increase in personnel costs. The Company believes that building and operating a high-volume manufacturing plant will facilitate the Company achieving profitability.
On May 12, 2022, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Kensington Capital Acquisition Corp. IV (“Kensington”) and Kensington Capital Merger Sub Corp., pursuant to which, among other things, Kensington Capital Merger Sub Corp. (‘Merger Sub”) will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of

Kensington (the “Business Combination” or the “Merger”) (see Note 14). Kensington expects to use the available cash following the closing of the Business Combination to fund the design and build-out
of a high-volume manufacturing facility. In the event that the Merger is not consummated, the Company believes its current cash resources and estimated proceeds from revenues are sufficient to meet its cash requirements for at least twelve months after the issuance of these financial statements. Additionally, the Parent is committed to contributing $2,800 of cash in the event that the Company’s liquidity is constrained. The financial statement do not include any adjustments that might result from the outcome of this uncertainty.
Technology Risk
To date, the Company has only produced batteries on a pilot-scale production line for sale in limited quantities. The Company must develop high-volume anode production equipment, methods and processes to achieve profitability. The production equipment to manufacture the proprietary silicon anode in high volume has yet to be developed; however, the Company is actively collaborating with a supplier of high-volume production equipment using existing technology with similar manufacturing processes. The Company’s current prototype anode production process utilizes technologies that are available from existing equipment providers, but this technology must be adapted to the Company’s production requirements to develop this equipment. The equipment required to produce the remainder of the battery components and perform assembly and testing uses existing production equipment and is readily available from multiple suppliers.
Employee Retention Risk
The Company’s success and competitiveness depend on the continued service of key research, engineering, manufacturing, executive and administrative personnel. If the Company is unable to retain, attract and motivate management and key personnel, it may adversely affect business objectives and overall profitability.
Other Risk and Uncertainties
During the
two-year period
ended December 31, 2021, and subsequently afterward, the Company continued to experience the results of the worldwide
COVID-19 pandemic.
The
COVID-19 outbreak
in the United States of America (“U.S.”) has caused business disruption through mandated and voluntary closings of businesses and shelter in place orders. In response, the U.S. Government enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), which included significant provisions to provide relief and assistance to affected organizations. While the disruption is currently expected to be temporary, there is considerable uncertainty around potential future closings, shelter in place orders, containment of the recent
COVID-19
variants, and the ultimate impact of the CARES Act and other government initiatives. The
COVID-19
pandemic and its resulting economic and other effects could result in significant adverse effects on our customers’ cash flow and their ability to manufacture, distribute, and sell products. This in turn may cause customers to be less able to pay invoices for customization design service or the purchase of finished batteries, or may result in a reduction in the revenue from customization design services or sales of finished batteries that the Company earns which are often dependent on the demand from the customer for the scope of the customized service or number of units to be purchased. This reduction could cause adverse effects on the business, results of operations, financial condition, cash flows and ability to raise operating capital. To date, this matter has not negatively impacted the Company. However, the financial impact and duration cannot be reasonably estimated at this time.
Additionally, U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. The Company is continuing to monitor the situation in Ukraine and globally and assessing its potential impact on its business. The recent military conflict in Ukraine has led to sanctions and other penalties being levied by the U.S., the European Union and other countries against Russia. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for the Company to obtain additional funds. Although the Company’s business has not been materially impacted by the ongoing military conflict between Russian and Ukraine to date, it is impossible to predict the extent to which its operations, or those of its customers’ suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact its business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). As the Parent has not historically prepared financial statements for the Company, these financial statements have been prepared from the financial records of the Parent on a carve-out
basis derived from the accounting records of the Parent using the historical results of operations and the historical basis of assets and liabilities of the Company, adjusted as necessary to conform to U.S. GAAP.
More specifically, the balance sheets include all the Company’s legal assets, those assets provided by the Parent and liabilities incurred by the Parent on behalf of the Company. The statements of operations for each of the years ended December 30, 2021 and 2020, reflect all expenses and activities directly attributable to the Company, as well as an allocation of the Parent’s general and administrative expenses. The Company did not share facilities or costs with the other three operating subsidiaries with the exception of expenses at Parent for the payroll related expenses for two executive employees of Parent and other legal, tax, insurance and accounting fees which were not identifiable as related to a specific subsidiary (“Shared Expenses”). The Parent executives supported the subsidiary group with governance, management, and investor relations. The Shared Expenses were allocated to the Company based on the time incurred by the Parent executives to support each subsidiary as the level of effort required was not correlated to the level of activity at each subsidiary, revenue, or other financial operating metrics for the subsidiaries.
Management’s estimate of incremental expenses that would have been incurred on a standalone basis for the year ended December 31, 2021 and 2020 were approximately $3,479 and $895, respectively. These expenses consisted of incremental compensation and benefits associated with certain senior executives necessary to depict the Company on a standalone basis.
During the years ended December 30, 2021 and 2020, the Company’s operations were funded by the Parent. The source of financing consisted of proceeds received by the Parent from its issuance of preferred stock.
Management believes the expense allocation methodology and results are reasonable and consistently applied for all comparative periods presented. However, these allocations may not be indicative of the actual expenses that would have been incurred by an independent company or of the costs to be incurred in the future. The financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the financial position, results of operations, and cash flows would have been had it operated as a standalone company during the period presented.
The significant accounting policies described below, together with other notes that follow, are an integral part of the financial statements.
Emerging Growth Company
The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Further, Section 102(b)(1) of the Jumpstart Our Business Startups (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies, but any such election to opt out is irrevocable.
The Company has elected not to opt out of such extended transition period. This means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances; the results of which form the basis for making judgements that are not readily apparent from other sources. Actual results could materially differ from management estimates using different assumptions or under different conditions.
Significant accounting estimates made by the Company include the following useful lives of property and equipment; evaluation of impairment of long-lived assets; valuation of deferred taxes; valuation of inventory;
carve-out
of financial statements including the allocation of assets, liabilities and expenses; and the valuation of the fair value of common stock used to determine stock-based compensation expense.
Fair Value of Financial Instruments
The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level 1 -	Inputs that are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 -
Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 -
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities, and which reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

There were no financial assets or financial liabilities measured at fair value on a recurring basis as of December 31, 2021 and 2020.
Cash
The Company considers all highly liquid investments with an original maturity of 90 days or less at the date of purchase to be cash and cash equivalents. During the year ended December 31, 2020, cash was provided to the Company by the Parent on a “as needed” basis by drawing on a cash sweep account maintained by the Parent. Subsequent to January 1, 2021, upon cash contributions from the Parent of $16,200, the Company maintained a balance in its operating cash account to fund operations.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and account receivables. The Company’s cash as of December 31, 2021 consists of a demand deposit account. Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250. As of December 31, 2021 and 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Accounts receivable mainly consist of amounts due from U.S. government agencies or sponsored entities and large public entities, which limits the Company’s credit risk. Through December 31, 2021, the Company has not experienced any credit losses.
For the year ended December 31, 2021, two customers represented 56%, and 24% of the Company’s revenues. For the year ended December 31, 2020, three customers represented 49%, 36% and 10% of the Company’s revenues. As of the year ended December 31, 2021, five customers accounted for 25%, 19%, 19%, 18%, and 15% of the Company’s accounts receivable balance. As of December 31, 2020, two customers accounted for 86% and 14% of the Company’s accounts receivable balance.
Segment Reporting
The Company has determined that the Chief Executive Officer is its Chief Operating Decision Maker. The Company’s Chief Executive Officer reviews financial information presented on an aggregate basis for the purposes of assessing the Company’s performance and making decisions on how to allocate resources. Accordingly, the Company has determined that it operates in a single operating and reportable segment. All of the Company’s revenues are geographically earned in the United States and the Company’s property and equipment are located in the United States.
Accounts Receivable
Accounts receivable is recorded at the invoiced amount less any estimated allowances for doubtful accounts. These allowances are based on the Company’s assessment of the collectability of accounts by considering the age of each outstanding invoice and the collection history of each customer, and an evaluation of the potential risk of loss associated with delinquent accounts. Payment terms and conditions vary by contract type, although the Company’s terms generally include a requirement of payment within 30 to 60 days. Accounts receivable balances deemed to be uncollectible are written off against previously established allowances. The Company does not accrue interest on past due balances and requires no collateral. Through December 31, 2021, the Company has not experienced any credit losses from accounts receivable. The Company had no allowance for doubtful accounts as of December 31, 2021 and 2020.
Inventories
Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in-first-out
cost method. The inventory consists of raw materials as well as finished goods and work-in-process
that include material, labor and manufacturing overhead costs. The Company routinely evaluates inventory levels in light of current market conditions in order to identify excess and obsolete inventory, and the Company provides a write-down for certain inventories to their estimated net realizable value. Manufacturing cost of finished goods generally exceed the sales price charged to customers.
All

products are built to customer orders, as such finish goods are valued no higher than the sale price less selling costs of the customer order.
Work-in-process
and raw materials are valued at the sale price of the customer orders less the estimated cost to complete and selling costs. The Company assesses raw materials and work-in-process
for impairment if the expected finished good has a cost above its estimated selling price less selling costs. When a write-down is recorded, a new lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in the new cost basis.
The Company recorded a reduction to the value of inventories to cost of revenue of $75 and $58 during the years ended December 31, 2021 and 2020, respectively.
Property and Equipment, Net
Property and equipment are stated at cost, net of accumulated depreciation. These assets are depreciated on a straight-line basis over their estimated useful lives. The useful lives of the property and equipment are as follow:

Pilot production equipment	4-7 years
Lab equipment	4 years
Computers and software	4 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of their useful lives or the term of the lease
Certain custom assets are recorded as construction in progress as they are being constructed. Completed assets are transferred to their respective asset classes, and depreciation begins when an asset is ready for its intended use. Maintenance and repairs are charged to operations as incurred.
Impairment of Long-Lived Assets
The Company periodically evaluates the carrying value of long-lived assets to be held and used when indicators of impairment exist. The carrying value of a long-lived asset to be held and used is considered impaired when the estimated separately identifiable undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved. No impairment charges were recorded for the years ended December 31, 2021 and 2020.
Warranty Liability
The Company warrants the batteries sold to customers will meet the published or agreed upon specification upon receipt. Batteries that do not meet specification are replaced at no charge to the customer. Based on the experience of historical claims and no pending claims and returns of which the Company is aware, the Company had not recorded a warranty liability as of December 31, 2021 or 2020.
Loss Contingencies
In the normal course of business, the Company may be involved in claims and legal proceedings. The Company records a liability for such matters when it is probable that a loss has been incurred and the amounts can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. Legal costs associated with these loss contingencies are expensed as incurred.

Deferred
Costs
Capitalization of certain costs are recognized as an asset when the costs relate directly to a customer contract, generate or enhance resources of the Company that will be used in satisfying future performance obligations, and are expected to be recovered. If these three criteria are not met, the costs are expensed in the period incurred. Deferred costs are recognized as cost of revenues in the period when the related revenue is recognized, except when such costs incurred are in excess of the amount expected to be recoverable, in which case they are expensed as incurred into cost of revenues. The recoverable amount equals the amount of consideration that the entity expects to receive in the future and that the entity has received but has not recognized as revenue, in exchange for the goods or services to which the asset relates, less the costs that relate directly to providing those goods or services and that have not been recognized as expenses.
Cost of Revenues
Cost of revenues include materials, direct labor, allocated depreciation expense, and other direct and indirect costs related to revenue contracts. The costs are recognized as and when incurred during the period revenue is recognized.
Research and Development Costs
Research and development (“R&D”) costs mainly consist of salaries and benefits, including stock-based compensation expense and other related personnel costs, depreciation, contract services, materials and supplies, other expenses from outside contractors and suppliers plus an allocation of indirect costs. These costs relate to the conceptual formulation and design of preproduction experimental prototypes and models, including the cost of equipment and material for which there is no alternative future use. The Company capitalizes equipment related to its pilot line used in R&D as it determined that the equipment has alternative future uses in future R&D projects. R&D cost are expensed as incurred.
Advertising Costs
Advertising costs were $44 and $10 for the years ended December 31, 2021 and 2020, respectively, and have been expensed as incurred as selling, general and administrative expense within the statements of operations.
Stock-Based Compensation
Prior to the formation and incorporation of the Company, qualified employees, directors, and contract workers participated in the Parent’s equity incentive plan, including stock option awards. For those employees, directors and contract workers who were transferred to the Company or continued to provide services to the Company and received awards under the Parent’s incentive plan; costs of those awards are recorded as stock-based compensation with a corresponding contribution from the Parent based on the grant date fair value of the awards. After incorporation, the Company established its new equity incentive plan separate from the original equity incentive plan from the Parent. Certain qualified employees, directors and contract workers of the Parent have received stock option awards of the Company. The cost of the stock-based compensation of these awards was recorded by the Company.
The Company measures stock-based compensation expense for all stock-based payment awards based on the estimated fair value of the awards on the date of grant. The fair value of each employee stock option is estimated on the date of grant using the Black-Scholes option-pricing model. The Company recognizes compensation costs for all employee stock-based compensation awards on a straight-line basis over the period from the date of hire or of the grant to the date the award is fully vested. The Company has elected to account for forfeitures as they occur.

The Company estimates the fair value of stock options granted using the Black Scholes option-pricing model.
Expected Term
—The expected term of stock options represents the period that the Company’s stock-based awards are expected to be outstanding. As the Company does not have sufficient historical experience for determining the expected term, the expected term has been derived based on the simplified method for awards that qualify as plain-vanilla options.
Expected Volatility—
As the Company is privately held, there is no observable market for the Company’s common stock, and, accordingly, expected volatility has been estimated based on the volatilities of similar publicly-traded companies.
Risk-Free Interest Rate—
The Company bases the risk-free interest rate on the implied yield available on the U.S. Treasury zero coupon issues with a remaining term equivalent to the expected term of the option.
Expected Dividend—
The expected dividend assumption is based on the Company’s current expectations about its anticipated dividend policy. The Company has not paid dividends since inception and, currently, management does not anticipate a dividend.
To the extent that future evidence regarding these variables is available and provides estimates that the Company determines are more indicative of actual trends, the Company may refine or change its approach to derive these input estimates. These changes could significantly impact the stock-based compensation expense recorded in the future.
Income Taxes
The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). Income taxes in the Company’s financial statements have been allocated in a manner that is systematic, rational, and consistent. The Company’s operations have historically been included in the Parent’s combined U.S. income tax returns. Income tax expense included in the financial statements has been calculated following the separate return method, as if the Company was a stand-alone enterprise and a separate taxpayer for the periods presented. As a result, actual tax transactions included in the consolidated financial statements of the Parent may not be included in these financial statements. Further, the Company’s tax results may not be reflective of the results that the Company expects to generate in the future. The tax treatment of certain items reflected in the financial statements may not be reflected in the consolidated financial statements and tax returns of the Parent. It is conceivable that items such as net operating losses, other deferred taxes, uncertain tax positions and valuation allowances may exist in the financial statements that may not exist in these financial statements.
Since the Company’s results are included in the Parent’s historical tax returns, payments to certain tax authorities are made by the Parent, and not by the Company. For tax jurisdictions where the Company is included with the Parent in a consolidated tax filing, the Company does not maintain taxes payable to or from the Parent and the payments are deemed to be settled immediately with the legal entities paying the tax in the respective tax jurisdictions through changes in the Parent company contributions.
Concurrently with the execution of the Business Combination Agreement, the Company and the Parent entered into the Tax Sharing Agreement. The Tax Sharing Agreement generally provides that, with respect to any U.S. federal consolidated group of which the Parent and the Company are members, the Parent will be responsible for and will indemnify the Company for the tax liability of such group. In addition, the Parent will be responsible for and will indemnify the Company for state taxes of any consolidated, combined or unitary tax group for state tax purposes that includes the Parent and the Company. The Tax Sharing Agreement also provides that the Parent will generally control any tax returns and any tax audits or other proceedings for the taxes addressed by the Tax Sharing Agreement. The Tax Sharing Agreement terminates on the termination of the Business Combination Agreement. The Company does not expect the Tax Sharing Agreement to have a material impact on the results of the Company’s operations on a go-forward
basis.
The Company follows the asset and liability method of accounting for income taxes. Deferred tax balances are recognized for the estimated future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets are also recognized for temporary differences that arise from net operating losses and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax balances of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.
Net Loss Per Share
Basic net loss per share is computed using the weighted-average number of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock and potentially dilutive securities outstanding for the period. The Company’s potentially dilutive shares consist of shares issuable upon the exercise of stock options. These have been excluded from the diluted loss per share calculation because their effect is anti-dilutive. The basic and diluted loss per share are therefore the same.
Recently Adopted Accounting Pronouncements
In December 2019, the Financial Accounting Standards Board ("FASB") issued ASU
2019-12,
 Income Taxes
(Topic 740):
Simplifying the Accounting for Income Taxes
(“ASU 2019-02”), which is intended to simplify various aspects related to accounting for income taxes. ASU
2019-12
removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company adopted this standard on January 1, 2021, and it did not have a material impact on the Company’s financial statements or the related disclosures.
Accounting Pronouncements Not Yet Effective
In February 2016, the FASB issued Accounting Standards Update (“ASU”)
2016-02
, Leases
(
Topic 842
) (“ASU 2016-02”) and subsequent amendments to the initial guidance: ASU
2017-13,
ASU 2018-10,
ASU
2018-11,
ASU
2018-20
and ASU
2019-01
(collectively, “Topic 842”). Lessees will need to recognize almost all leases on their balance sheet as a right-of-use
asset and a lease liability. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. Existing sale-leaseback guidance, including guidance for real estate, is replaced with a new model applicable to both lessees and lessors. ASU 2016-02 will be effective beginning after January 1, 2022. Early adoption is permitted. Management currently estimates the recognition of right of use (“ROU”) assets of $3,059 and lease liabilities for operating leases of $3,256 as of

January 1, 2022, with a cumulative impact to accumulative deficit of $154. The ROU assets will be adjusted per Topic 842 transition guidance for the existing deferred rent balance.
In November 2019, the FASB issued ASU
2019-10,
Financial Instruments—Credit Losses (Topic 326), Targeted Transition Relief
(“ASU
2019-10”),
which amends the transition guidance for ASU
2016-13.
ASU 2019-10
provides entities with the option to irrevocably elect the fair value option in Subtopic
825-10
on an
instrument-by-instrument
basis.
ASU 2019-10
is effective for years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact ASU
2019-10
will have on the Company’s financial statements and related disclosures.
In October 2021, the FASB issued ASU
2021-07,
Compensation—Stock Compensation (Topic 718): Determining the Current Price of an Underlying Share for Equity-Classified Share-Based Awards
(“ASU 2021-07”).
The practical expedient is effective prospectively for all qualifying awards granted or modified during fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application, including application in an interim period, is permitted for financial statements that have not yet been issued or made available for issuance as of October 25, 2021. The Company is currently evaluating the impact
ASU 2021-07
will have on the Company’s financial statements and related disclosures.

3.	REVENUE RECOGNITION
The Company recognizes revenue in accordance with ASC 606, Revenue Recognition, (“ASC 606”), which outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers. Revenue is recognized when control of a product or service is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those promised products or services.
Overall
The Company generates revenue from both its arrangements for customization design services for the development of silicon-anode lithium-ion
battery technology and from delivery of prototypes and providing finished battery products to its customers.
The customization design services generally provide design and development efforts to configure the Company’s existing battery technology towards a customer’s required specifications, including the delivery of prototypes. The development and delivery of these battery prototypes is a single performance obligation as the individual customization activities performed through delivery of the prototype batteries are not distinct. Revenue is recognized at the point in time when control transfers to the customer, upon final delivery of prototype batteries or completion of the defined service.
The Company recognizes revenue from
follow-on
orders and standalone sales of battery products to customers at the point in time that control of the product has been transferred to the customer which is generally upon shipment.
To achieve the core principle of revenue recognition, the Company applies the following steps:

1.	Identify the Contract with the Customer
A contract is defined as an agreement between two or more parties that creates enforceable rights and obligations. The Company generally enters into fixed-price agreements with its customers which outline the terms of the business relationship between the customer and the Company. Additionally, the Company may receive purchase orders from customers or enter into statements of work that indicate pricing, performance and delivery obligations, progress payments (if any) and the timing for each transaction.

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of the consideration is probable. At contract inception, the Company also evaluates prior incomplete contracts to determine whether the contract with the customer should be combined and accounted for as a single contract with any prior contract.

2.	Identify the Performance Obligations in the Contract
The promises within each contract for customization design services may vary depending on the customer requirements, however, those contracts contain promises which generally include (a) custom battery design to conform with customer’s requirements, (b) design progress reporting, (c) development of preliminary batteries, (d) testing of battery design and performance, and (e) delivery of final battery prototypes that meet pre-defined
customer specifications along with test results of the delivered batteries. Those promises are generally inputs to a combined output to deliver a single final prototype battery and accounted as a single performance obligation.
Contracts for standard batteries for commercial sales are generally ready-made with no customization. Within these contracts, each battery is a distinct performance obligation.

3.	Determine the Transaction Price
Payment terms for the Company’s development contracts are generally based on the achievement of defined milestones. Since revenue is generally recognized at the point in time when control transfers to the customer upon final delivery of prototype battery or completion of the service at the end of the contract (as discussed below in Step 5 - Recognize revenue when, or as, a performance obligation is satisfied), the variable consideration is not considered to be constrained at the inception of the contract and the transaction price equals the cumulative payments to which the Company is entitled to at the end of the contract.
The Company elected to use the practical expedient to disregard the effect of the time value of money in a significant financing component when its payment terms are less than one year. In cases when there is a period of more than one year, the Company only adjusts the transaction price when the financing component is significant and beyond the mitigating effect of the progress payments.

4.	Allocate the Transaction Price to the Performance Obligations in the Contract
The transaction price is allocated to the performance obligations. The Company’s revenue contracts generally contain a single performance obligation; therefore, allocation is not necessary.

5.	Recognize Revenue When, or as, a Performance Obligation is Satisfied
Under the Company’s customized design services arrangements, control generally transfers upon the completion of the battery design and delivery of the final prototype batteries. For follow-on
orders and standalone sales of battery products to customers, control generally transfers upon shipment of the product. In some instances, customers may request that the Company bill them for a product but the Company retains physical possession of the product until later delivery, commonly known as
“bill-and-hold”
arrangements. The Company has an agreement with one customer where title to products ordered through the agreement transfers to the customer when the product is ready for delivery, the customer has requested this arrangement and the batteries are specific to the customer’s order. In these
“bill-and-hold”
arrangements, the Company recognizes revenue when the product is identified separately as belonging to the customer and the product is ready for delivery to the customer.

Sales and Transaction Taxes
Sales and other taxes collected from customers and remitted to governmental authorities on revenue producing transactions are reported on a net basis and are therefore excluded from revenue in the statements of operations.
Contract Balances
The timing of revenue recognition, billings and cash collections can result in billed accounts receivable, unbilled receivables (contract assets), and deferred revenue (contract liabilities).
Contract assets primarily relate to the rights to consideration for progress on contractual requirements performed but not billed at the reporting date. The contract assets are transferred to accounts receivable when the rights become unconditional. As of December 31, 2021 and 2020, the Company did not have contract assets recorded.
Accounts receivable is the Company’s right to consideration that is unconditional. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due. As of December 31, 2021 and 2020, the accounts receivable balance was $262 and $348, respectively.
Contract liabilities primarily consist of deferred revenue. Deferred revenue is the amount invoiced as progress payments in advance of revenue recognition; and is recognized as revenue when the recognition criteria are met. The Company’s contracts generally permit invoicing based on pre-defined
milestones as outlined in the contract. As of December 31, 2021 and 2020, the total deferred revenue balance was $2,864 and $1,661, respectively.
Deferred revenue is classified as long term when the performance obligation is estimated to be satisfied more than twelve months following the balance sheet date. As of December 31, 2021 and 2020, $501 and $1,545 of the total deferred revenue balance was considered long-term, respectively.
As of December 31, 2021, the aggregate amount of the transaction price allocated to the remaining performance obligations related to customer contracts that were unsatisfied or partially unsatisfied was $4,321. Given the applicable contract terms, $3,277 is expected to be recognized as revenue within one year and $1,044 is expected to be recognized between two to five years. This amount does not include contracts to which the customer is not committed. The estimated timing of the recognition of remaining unsatisfied performance obligations is subject to change and is affected by changes to scope, changes in timing of delivery of products and services, or contract modifications.
For the years ended December 31, 2021 and 2020, revenue recognized for the performance obligation of customized design services was $1,621 and $3,956, respectively. For the years ended December 31, 2021 and 2020, revenue recognized for performance obligation of battery shipments was $1,151 and $723, respectively.
For the years ended December 31, 2021 and 2020, revenue recognized under bill-and-hold arrangements
was $670 and $409, respectively.
The following table reflects the changes in the Company’s contract liabilities, which is classified as deferred revenue, as of December 31:

	2021	2020
Deferred revenue, beginning of period	$1,661	$1,591
Unconditional rights to invoice but not yet	1,770	1,076
Revenue recognized from prior period deferred	(567)	(1,006)

Deferred revenue, end of period	$2,864	$1,661

Deferred Costs
Capitalization of certain costs are recognized as an asset when the costs relate directly to a customer contract, generate or enhance resources of the Company that will be used in satisfying future performance obligations, and are expected to be recovered. Judgement is applied to determine the eligibility of these costs. If the criteria for capitalization above are not met, the costs are expensed in the period incurred. These costs primarily consist of direct labor, cathode and electrolyte materials, freight and other deferred fulfillment costs eligible for capitalization related to the Company’s customized design service revenue. These costs are recognized when the related revenue is recognized, which is at the completion of the customized design services and delivery of the prototype batteries. At the end of the reporting period, the Company evaluates its deferred costs for impairment. The Company recognizes impairment of deferred costs when it is determined that the costs are no longer recoverable. Deferred costs of $238 and $429 were recognized as costs of revenue in the statements of operations for the years ended December 31, 2021 and 2020, respectively. Deferred costs were $1,910 and $455 as of December 31, 2021 and 2020, respectively. For the years ended December 31, 2021 and 2020, cost of revenues also includes costs incurred on certain customized design service contracts that were in excess of the amount expected to be recovered.

4.	INVENTORY
Inventory balances were comprised of the following as of December 31:

	2021	2020
Raw material	$231	$245
Work in process	14	23
Finished goods	255	249

	$500	$517

The Company recorded a reduction in the value of inventories to cost of revenue of $75 and $58 for the years ended December 31, 2021 and 2020, respectively.

5.	PROPERTY AND EQUIPMENT, NET
Property and equipment, net consisted of the following as of December 31:

	2021	2020
Pilot production equipment	$4,041	$2,178
Lab equipment	2,287	2,313
Leasehold improvements	3,439	3,437
Construction in progress	—	1,550
Computers and software	157	152
Furniture and fixtures	85	85

	10,009	9,715
Less: accumulated depreciation and amortization	(5,799)	(4,464)

Total property and equipment, net	$4,210	$5,251

Construction in progress is primarily comprised of the construction of new production pilot equipment. The construction was complete in the third quarter of the year ended December 31, 2021 and assets amounting to $1,865 were placed in service.
Depreciation expense related to property and equipment was $
1,441
and $1,236 for the years ended December 31, 2021 and 2020, respectively.

6.	ACCRUED LIABILITIES
Accrued liabilities consisted of the following as of December 31:

	2021	2020
Payroll accrued	$1,066	$420
Accrued expenses	63	247
Deferred rent	87	87
Other accrued liabilities	78	51

	$1,294	$805

7.	NOTES PAYABLE
During May 2020, the Company received a loan pursuant to the Paycheck Protection Program (“PPP”), a program implemented by the U.S. Small Business Administration (“SBA”) under the CARES Act, from a qualified lender, for an aggregate principal amount of $738 (the “PPP loan”). The PPP loan bore interest at a fixed rate of 1.0% per annum, with the first six months of interest deferred, payable monthly commencing November 2020 upon request from the lender.
On June 30, 2021, the Company received a notification from its bank that the SBA approved the Company’s PPP loan forgiveness application, effective June 29, 2021, for the entire unpaid PPP loan balance of $738 and unpaid accrued interest of $5. As a result, the Company recorded a $743 gain on forgiveness of the PPP loan as part of the other income in its statement of operations for the year ended December 31, 2021.

8.	STOCKHOLDERS’ EQUITY
As of December 31, 2021 and 2020, the Company was authorized to issue 60,000,000 and 50,000,000, respectively, shares of common stock at par value $0.00001 and 45,176,145 and 45,156,145 shares were issued and outstanding as of December 31, 2021 and 2020, respectively. Each holder of common stock is entitled to one vote for each share held and is entitled to receive dividends when and if declared by the board of directors. Through and as of December 31, 2021, the Company has not declared any dividends.
Equity Incentive Plans
2008 Stock Plan
Prior to the formation of the Company, the Parent granted options under its 2008 Stock Plan (the “2008 Plan”) to qualified employees, directors and consultants and some grantees later transferred to the Company upon incorporation of the Company of thereafter. The 2008 Plan provides for the granting of incentive and nonqualified stock options and restricted stock awards to qualified employees, directors and consultants. The options expire 10 years from the date of grant or 90 days from the termination of the recipient, generally vest over two to four years, and are exercisable for shares of the Parent’s common stock. All stock-based compensation costs associated with those awards in the Parent are recorded by the Company as stock-based compensation and contribution from the Parent. Additionally, the Parent grants options under the 2008 Plan to its employees, directors and consultants. These costs are corporate administrative costs that are subsequently allocated to the Company and are recognized as sales, general and administrative expenses on a carve-out
basis. As of December 31, 2021, there were 12,642,364 shares of common stock reserved for the 2008 Plan, with 375,546 shares available to be issued.
The disclosures of option activity under the 2008 Plan includes all option activity under the plan although the allocation of expense to the Company solely relates to options issued to employees of the Parent providing services to the Company and employees of the Company that have options outstanding under the

2008 Plan. A summary of option activity under the 2008 Plan for the years ended December 31, 2021 and 2020 and is as follows:

	Shares Available for Grant	Outstanding Stock Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (Years)	Average Intrinsic Value
Balance as of January 1, 2020	1,927,978	8,558,849	$0.48	3.82	$11,137
Options granted	(1,393,713)	1,393,713	1.73	—	—
Options exercised	—	(3,000)	0.03	—	1
Options expired	1,475,713	(1,475,713)	0.10	—	—

Balance as of December 31, 2020	2,009,978	8,473,849	0.75	4.52	14,068

Options granted	(3,609,610)	3,609,610	2.43	—	—
Options exercised	—	(51,291)	0.28	—	28
Options expired	1,975,178	(1,975,178)	0.28	—	—

Balance as of December 31, 2021	375,546	10,056,990	$1.49	6.53	$10,995

Options vested and exercisable as of December 31, 2021		9,327,678	$1.46	6.35	$10,401

Options vested and expected to vest as of December 31, 2021		10,056,990	$1.49	6.53	$10,995

2016 Equity Incentive Plan
The Company grants stock-based compensation under its 2016 Equity Incentive Plan (the “2016 Plan”). The 2016 Plan provides for the granting of incentive and nonqualified stock options and restricted stock awards to qualified employees, directors and consultants. The options expire 10 years from the date of grant or 90 days from the termination of the recipient, generally vest over four years, and are exercisable for shares of the Company’s common stock. As of December 31, 2021, there were 11,250,000 shares of common stock reserved for the 2016 Plan, with 3,949,131 shares available to be issued.
A summary of option activity under the 2016 Plan for the years ended December 31, 2021 and 2020 is as follows:

	Shares Available for Grant	Outstanding Stock Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (Years)	Average Intrinsic Value
Balance as of January 1, 2020	772,355	4,121,500	$0.14	4.90	$2,104
Options granted	—	—	—	—	—
Options exercised	—	(50,000)	.07	—	29
Options expired	135,000	(135,000)	.51	—	—

Balance as of December 31, 2020	907,355	3,936,500	0.13	3.79	9,654

Shares Authorized	6,250,000	—	—	—	—
Options granted	(3,233,224)	3,233,224	2.58	—	—
Options exercised	—	(20,000)	0.07	—	54
Options expired	25,000	(25,000)	0.30	—	—

Balance as of December 31, 2021	3,949,131	7,124,724	$1.24	5.86	$16,208

Options vested and exercisable as of December 31, 2021		4,360,819	$0.41	3.56	$13,542

Options vested and expected to vest as of December 31, 2021		7,124,724	$1.24	5.86	$16,208

Stock-Based Compensation
2008 Plan
The total intrinsic value of stock options exercised was $28 and $1 for the years ended December 31, 2021 and 2020, respectively. The fair value of options vested for the years ended December 31, 2021 and 2020 was $273 and $9 respectively.
As of December 31, 2021, there was approximately $404 of total unrecognized compensation cost related to outstanding stock options. That cost is expected to be recognized over a weighted-average period of approximately 0.8 years.
2016 Plan
The total intrinsic value of stock options exercised was $54 and $29 for the years ended December 31, 2021 and 2020, respectively. The fair value of options vested during the years ended December 31, 2021 and 2020 was $859 and $42 respectively.
As of December 31, 2021, there was approximately $4,436 of total unrecognized compensation cost related to outstanding stock options. That cost is expected to be recognized over a weighted-average period of approximately 3.3 years.
The table below shows stock-based compensation expense recognized from both the 2008 Plan and 2016 Plan in the statements of operations for the years ended December 31:

	2021	2020
Cost of revenues	$693	$27
Research and development	233	7
Sales, general and administrative	1,547	48

	$2,473	$82

Valuation Assumptions
2008 Plan
The weighted-average assumptions for options granted to calculate the grant date fair value of grants issued under the 2008 Plan were as follows for the years ended December 31:

	2021	2020
Dividend yield	—	—
Expected volatility	52.18%	50.27%
Expected term (in years)	5.01	5.75
Risk-free rate	1.19%	0.14%
The weighted-average grant-date fair value of options granted for the years ended December 31, 2021 and 2020 was $2.50 and $1.73 per share, respectively.

2016 Plan
The Company did not grant any awards to grantees during the year ended December 31, 2020. The weighted-average assumptions for options granted to calculate the grant date fair value of grants issued under the 2016 Plan were as follows for the year ended December 31, 2021:

2021
Dividend yield	—
Expected volatility	51.75%
Expected term (in years)	5.92
Risk-free rate	1.07%
The weighted-average grant-date fair value of options granted for the year ended December 31, 2021 was $1.67 per share.

9.	NET LOSS PER SHARE
The following table presents the calculation of basic and diluted net loss per share attributable to common stockholders for the years ended December 31:

	2021	2020
Numerator:
Net loss	$(9,896)	$(7,418)

Denominator:
Weighted-average number of common shares outstanding	45,170,994	45,122,446

Basic and diluted net loss per common share	$(0.22)	$(0.16)

The following table summarizes the outstanding shares of potentially dilutive securities that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive for the years ended December 31:

	2021	2020
Stock options	$7,124,724	$3,936,500

10.	INCOME TAXES
The Company did not file separate tax returns as they were included in the consolidated tax reporting of the Parent entity, within the respective entity’s tax jurisdiction. Accordingly, the income tax provision included in these carve out financial statements was calculated using a method consistent with a separate return basis, as if the Company had been a separate taxpayer.
The components of loss before income taxes for the years ended December 31, 2021 and 2020 were as follows:

	2021	2020
U.S.	$(9,896)	$(7,623)

For the years ended December 31, 2021 and 2020, there was no provision (benefit) for income taxes.

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows for the years ended December 31:

	2021	2020
Statutory rate	21.00%	21.00%
State tax	7.14%	7.33%
Tax credits	0.40%	0.44%
Valuation allowance	(27.48%)	(28.41%)
Other	(1.06%)	(0.36%)

	0.00%	0.00%

Significant components of the Company’s net deferred taxes were as follows as of December 31:

	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$17,646	$16,296
Accruals, reserves and others	757	198
Tax credits	1,900	1,807
Capitalized R&D	479	—

Total deferred tax assets	20,782	18,301

Deferred tax liabilities:
Property and equipment	(85)	(323)

Total deferred tax liabilities	(85)	(323)

Less: valuation allowance	20,697	17,978

Net deferred taxes	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not
that some portion or all the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences will become deductible. The Company assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence is the cumulative losses incurred since inception supported by negative subjective evidence of no expectations of future taxable income. Based on this evaluation, as of December 31, 2021, and 2020, the Company determined that its federal and state net deferred tax assets of approximately $20,697 and $17,978, respectively, are subject to a full valuation allowance, as it is more-likely-than-not
that the net deferred tax assets will not be realized. The net change in total valuation allowance is an increase of $2,719 and $2,165 for the years ended December 31, 2021, and 2020, respectively.
Net operating losses and tax credit carryforwards were as follows as of December 31, 2021:

	Amount	Expiration Years
Net operating losses, federal (Post December 31, 2017)	$24,759	Do Not Expire
Net operating losses, federal (Pre January 1, 2018)	$38,999	2028-2037
Net operating losses, state	$60,962	2029-2041
Tax credits, federal	$1,396	2034-2041
Tax credits, state	$1,440	N/A

Utilization of net operating losses and tax credit carryforwards are subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, in the event of a change in the Company’s ownership, as defined in current income tax regulations. Federal and state laws impose substantial restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an ownership change for tax purposes, as defined in Section 382 of the Internal Revenue Code. As a result of such ownership changes, the annual limitation may result in the expiration of net operating losses and credits before utilization. The Company and its Parent performed a Section 382 analysis through March 15, 2021. The Company and its Parent have experienced ownership changes in the past. The ownership changes will not result in a limitation that will materially reduce the total amount of net operating loss carryforwards and credits that can be utilized. Subsequent ownership changes may affect the limitation in future years.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

January 1, 2020	$648
Additions based on tax positions related to 2020	26
Additions for tax positions of prior years	—

December 31, 2020	674

Additions based on tax positions related to 2021	35
Additions for tax positions of prior years	—

December 31, 2021	$709

The entire amount of the unrecognized tax benefits would not impact the Company’s effective tax rate if recognized and there would be no cash tax impact. The Company has elected to include interest and penalties as a component of tax expense. For the years ended December 31, 2021 and 2020, the Company did not recognize accrued interest and penalties related to unrecognized tax benefits. The Company does not anticipate that the amount of existing unrecognized tax benefits will significantly increase or decrease during the next 12 months.
The Parent files income tax returns in the U.S. federal and California tax jurisdictions. The federal and state income tax returns from inception to December 31, 2021 remain subject to examination.

11.	COMMITMENTS AND CONTINGENGIES
Leases Obligations
The Company has a space and facility sharing arrangement with the Parent to use the equipment owned by the Parent and the facilities leased by the Parent as its administrative and sales office, research and development laboratory, and production and engineering facilities. The lease is entirely for the benefit of the Company and, although the legal obligation is with the Parent, the substance of transaction resulted in the Company recording the lease obligation and commitments in these carve-out
financial statements. For the years ended December 31, 2021 and 2020, the Company paid the Parent an average monthly fee of $42 to share the facilities. In addition, the Company is responsible for variable utilities and common expenses for the facility incurred by the landlord. The Company recognizes rent on a straight-line basis over the lease term and recognizes any differences in rent paid and expense as deferred rent within accrued liabilities on the balance sheets.
The current lease has an expiration date of June 30, 2024, with a single option to extend the lease for 60 months.

The future minimum lease commitments as of December 31, 2021 are as follows:

Year ending December 31:
2022	$525
2023	540
2024	276

$1,341

Other Matters
From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made, and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on the financial position, results of operations or cash flows of the Company.

12.	RELATED PARTY TRANSACTIONS
Related Party Transactions with the Parent
Officers and directors of the Company were the same individuals as the officers and directors of the Parent for the year ended December 31, 2020. During the year ended December 31, 2021, the Company hired a Chief Financial Officer (“CFO”) separately from that of the Parent, and the board of directors of the Company was comprised of four members, who were also members of the board of directors of the Parent.
The Company has the following arrangements with the Parent regarding general financing activities, sharing the facilities, services and licensing to support the operation of the Company in the ordinary course of its business:

•
The Company has a service agreement for the Parent to provide certain services such as administration, management service, information technology and engineering services to support the operation of its business. The cost attributable to the Company is calculated using a percentage allocation of total cost incurred. Allocated services costs amounted to $1,363 and $399 for the years ended December 31, 2021 and 2020, respectively, out of which $967 was related to stock compensation for the year ended December 31, 2021. The stock-based compensation included in allocated service cost is immaterial for the year ended December 31, 2020.

•
For the year ended December 31, 2021, the Company recorded capital contributions of $21,584, which is the sum of the contributed capital from the Parent of $20,111 and the contribution from the Parent related to stock-based compensation of $1,473 in the statements of stockholders’ equity. For the year ended December 31, 2020, the Company recorded capital contributions of $4,866, which is the sum of the contributed capital from the Parent of $4,826 and the contribution from the Parent related to stock-based compensation of $40 in the statements of stockholders’ equity. The total capital contributions since inception were $88,009 and $66,425 as of December 31, 2021 and 2020, respectively.

•
The Company’s board of directors formally approved the treatment of all intercompany advances as forgiven in March 2021. In substance, since inception and for the year ended December 31, 2020, the intercompany transactions between the Company and the Parent have been included in these financial statements and are determined to be forgiven at the time the transaction occurs, as the intent of the arrangement from inception was capital contributions. Intercompany transactions subsequent to March 2021 were also made in the form of capital contributions. The total net effect of the settlement of these transactions is presented as financing activities within the statements of cash flows and represented within additional paid-in
capital on the balance sheets.

•	The Company has a licensing agreement with the Parent to use patents and licenses owned by the Parent.
See Note 11 for the related party lease transaction.
Related Party Transactions with Affiliate Subsidiaries
The Company also purchases raw materials and development materials from two subsidiaries under common control of the Parent, Amprius Wuxi and Amprius Nanjing. As of December 31, 2021, the outstanding payables balance from affiliate subsidiaries totaled $18. As of December 31, 2020, there were no outstanding payables from affiliate subsidiaries. For the years ended December 31, 2021 and 2020, such purchases recorded as cost of revenues totaled $264 and $447, respectively.

13.	EMPLOYEE BENEFIT PLAN
The Company maintains a defined contribution savings plan (the “401(k) Plan”) to provide retirement income to all qualified employees of the Company. The Company is not required to make, and did not make, any contributions to the 401(k) Plan for the years ended December 31, 2021 and 2020.

14.	SUBSEQUENT EVENTS
Distribution of China Subsidiaries by Parent
During the first quarter of 2022, the Parent distributed shares in all of its other subsidiaries: (i) Amprius (Hong Kong) Limited, owner of Amprius (Nanjing) Co., Ltd., (ii) Amprius (Hong
Kong-2)
Limited, owner of Amprius (Wuxi) Co., Ltd. and (iii) Amprius Energy, Inc. to stockholders and optionees of the Parent. Distributions with respect to each of the distributed entities were made in proportion to current equity holdings in the Parent. All Parent equity holders received common stock in each such entity in proportion to their percentage holdings of the Parent shares on an as-converted
basis. Parent preferred holders also received a
non-convertible
preferred stock in each such entity with liquidation preferences in proportion to the relative preference amounts of their preferred stock held. At the conclusion of the distribution, the Parent’s sole assets were cash and ownership in the Company.
Grants
Subsequent to December 31, 2021 and through the date these financial statements were available to be issued, the Company granted 2,571,875 new options under the 2016 Plan at an average exercise price of $3.79 per share. The options vest over a 4-year period commencing on the options vesting start date and expire in ten years. The fair value of the options issued was approximately $2.92 per share. There is approximately $7,519 of total unrecognized compensation expense related to these grants. To determine the fair value of common stock as of the grant date for options granted subsequent to December 31, 2021, the Company performed a linear interpolation between the March 29, 2022 valuation date and the fair value implied by the current Business Combination assuming an exchange ratio of 1.45823 shares of common stock of New Amprius, the surviving entity upon completion of the Business Combination, for each share of the common stock of the Company expected to be outstanding and an estimated date for the completion of the Business Combination.
Business Combination
Effective May 12, 2022, the Company entered into the Business Combination Agreement with Kensington and Merger Sub. Pursuant to the terms of the Business Combination Agreement, subject to customary closing conditions, including shareholder approval, the Merger will be consummated, Kensington will domesticate as a corporation under the laws of the state of Delaware, and Kensington will change its name to “Amprius Technologies, Inc.” The transactions contemplated by the Business Combination Agreement are subject to numerous conditions, and there can be no assurance that such conditions will be satisfied. In connection with the closing, the cash held in trust by Kensington (following satisfaction of redemption by public stockholders) will become available for general corporate purposes, along with any additional proceeds that may be received from any related equity financing that closes in connection with the closing of Business Combination.
The Company is expected to be the accounting acquirer and the Business Combination is expected to be accounted for as a “reverse recapitalization,” whereby the financial statements of the combined entity represent the continuation of the financial statements of the Company. Accordingly, the assets, liabilities and results of operations of the Company are expected to become the historical financial statements of the post-combination company, and Kensington’s assets, liabilities and results of operations is expected to be consolidated with Amprius beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of the Company in future reports. The net assets of the Company are expected to be recognized at carrying value, with no goodwill or other intangible assets recorded.
Transfer of Lease
Effective May 1, 2022, the Parent assigned the Company the office lease that covers the facilities that the Company uses in its operations. Historically, the Company recognized this lease in its carved-out
financial statements, as it is the sole user of the underlying facilities in its operations.
Transfer of Intellectual Property
Effective May 12, 2022, the Parent assigned to the Company all patents and patent applications, as well as registered trademarks and trademark applications, used by the Company in its operations under an Intellectual Property Rights agreement. This transfer of intellectual property does not have any financial impact on the Company’s balance sheet.
Termination of Intercompany Agreements
On June 8, 2022, the Parent and the Company entered an agreement to terminate the intercompany service and license agreements (“Intercompany Agreements”) upon the closing date of the Business Combination. The Parent and the Company will be released and discharged from any and all past, present and future claims; causes of action; damages; liabilities; costs and expenses; and compensation of any nature that either the Parent or the Company may assert or exercise against the other resulting from any Intercompany Agreements. The Parent and the Company will also waive and relinquish any rights to bring any action, suit, or proceeding for any claims against the other with respect to any and all matters related to the Intercompany Agreements.
The Company considers events or transaction that occur after the balance sheet date, but before the financial statements were available to be issued to provide additional evidence relative to certain estimates or identify matters that require additional disclosure. The Company has evaluated subsequent events through June 21, 2022, which is the date these financial statements were available to be issued. Management is not aware of any material events other than those mentioned above.

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ONDENSED
B
ALANCE
S
HEETS
(In thousands, except share and par value data)

	June 30, 2022	December 31, 2021
	Unaudited	Audited
ASSETS
Current assets:
Cash	$5,243	$11,489
Accounts receivable	490	262
Inventories, net	329	500
Prepaid expenses and other current assets	106	156
Deferred costs, current	1,591	1,769

Total current assets	7,759	14,176
Restricted cash, noncurrent	333	—
Deferred costs, noncurrent	112	141
Deferred offering costs	3,033	—
Property and equipment, net	3,652	4,210
Right of use asset, net	2,907	—

Total assets	$17,796	$18,527

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,081	$426
Accrued liabilities	1,907	1,294
Deferred revenue, current	1,706	2,363
Operating lease liabilities, current	514	—
Other liabilities, current	—	85

Total current liabilities	6,208	4,168
Deferred revenue, noncurrent	404	501
Operating lease liabilities, noncurrent	2,652	—

Total liabilities	9,264	4,669

Commitments and contingencies (Note 11)
Stockholders’ equity:
Common stock, $0.00001 par value; 60,000,000 authorized at June 30, 2022 and December 31, 2021; 45,179,270 and 45,176,145 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	91,117	89,258
Accumulated deficit	(82,586)	(75,401)

Total stockholders’ equity	8,532	13,858

Total liabilities and stockholders’ equity	$17,796	$18,527

The accompanying notes are an integral part of these condensed financial statements.

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ONDENSED
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TATEMENTS
OF
O
PERATIONS
(U
NAUDITED
)
(In thousands, except share and par value data)

	Six Months Ended June 30,
	2022	2021
	Unaudited	Unaudited
Revenues	$2,801	$1,226
Cost of revenues	(5,230)	(3,004)

Gross loss	(2,429)	(1,778)

Operating expenses:
Research and development	820	651
Selling, general and administrative	3,822	1,354

Total operating expenses	4,642	2,005

Loss from operations	(7,071)	(3,783)

Other income (expense), net:
Gain on extinguishment of notes payable	—	743
Other income (expense), net	39	(13)

Total other income (expense), net	39	730

Net loss	$(7,032)	$(3,053)

Weighted-average common shares outstanding:
Basic and diluted	45,178,576	45,156,145

Net loss per share of common stock:
Basic and diluted	$(0.16)	$(0.07)

The accompanying notes are an integral part of these condensed financial statements.

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ONDENSED
S
TATEMENTS
OF
S
TOCKHOLDERS
’ E
QUITY
(U
NAUDITED
)
(In thousands, except share and par value data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance as of January 1, 2021	45,176,145	$1	$66,673	$(65,505)	$1,169
Contributed capital from Parent	—	—	4,995	—	4,995
Exercise of common share options	20,000	—	1	—	1
Stock-based compensation	—	—	300	—	300
Contribution from Parent related to stock-based compensation	—	—	79	—	79
Net loss	—	—	—	(3,053)	(3,053)

Balance as of June 30, 2021	45,176,145	1	72,048	(68,558)	3,491

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance as of January 1, 2022	45,176,145	$1	$89,258	$(75,400)	$13,859
Cumulative effect adjustment from adoption of ASC 842	—	—	—	(154)	(154)
Contributed capital from Parent	—	—	505	—	505
Exercise of common stock options	3,125	—	8	—	8
Stock-based compensation	—	—	1,100	—	1,100
Contribution from Parent related to stock-based compensation	—	—	246	—	246
Net loss	—	—	—	(7,032)	(7,032)

Balance as of June 30, 2022	45,179,270	1	91,117	(82,586)	8,532

The accompanying notes are an integral part of these
condensed
financial statements.

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ONDENSED
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TATEMENTS
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C
ASH
F
LOWS
(U
NAUDITED
)
(In thousands, except share and par value data)

	Six Months Ended June 30,
	2022	2021
	Unaudited	Unaudited
Cash flows from operating activities:
Net loss	$(7,032)	$(3,053)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	724	627
Provision for inventory reserve	74	84
Stock-based compensation expense	1,346	379
Non-cash lease expense	280	—
Loss on write-off of property and equipment	24	—
Gain on forgiveness of PPP loan	—	(743)
Changes in operating assets and liabilities:
Accounts receivable	(228)	(21)
Inventories	97	(16)
Prepaid expenses and other assets	7	62
Deferred costs	207	(563)
Accounts payable	(94)	(1,747)
Accrued liabilities	160	35
Deferred revenue	(754)	191
Other liabilities	(85)	77
Operating lease liabilities	(218)	—

Net cash used in operating activities	(5,492)	(4,688)

Cash flows from investing activities:
Purchase of property and equipment	(194)	(258)

Net cash used in investing activities	(194)	(258)

Cash flows from financing activities:
Proceeds from exercise of employee stock options	8	1
Capital contributions from Parent	505	4,995
Payments of deferred offering costs	(740)	—

Net cash provided by (used in) financing activities	(227)	4,996

Net (decrease) increase in cash and cash equivalents	(5,913)	50
Cash and restricted cash, beginning of period	11,489	2

Cash and restricted cash, end of period	$5,576	$52

Components of cash and restricted cash:
Cash	$5,243	$52
Restricted cash	333	—

Total cash and restricted cash	$5,576	$52

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$—	$—

Supplemental disclosure of non-cash investing and financing information:
Property and equipment accrued but unpaid	$—	$55

Operating lease liabilities and right-of-use assets through adoption of Topic 842	$3,256	N/A

Unpaid deferred offering costs	$2,293	N/A

The accompanying notes are an integral part of these condensed financial statements.

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ONDENSED
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INANCIAL
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TATEMENTS
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NAUDITED
)
(In thousands, except share and par value data)

1.	ORGANIZATION
Nature of Operations
Amprius Technologies, Inc. (the “Company”) has developed, and since 2018, been in commercial production of an ultra-high energy density lithium-ion
battery for mobility applications leveraging a disruptive silicon nanowire anode. The Company has developed and continues to develop technologies used in the design of these batteries. The Company was incorporated in the state of Delaware on March 16, 2015. The Company is a majority owned subsidiary of Amprius, Inc. (the “Parent”) which was incorporated in the state of Delaware on May 19, 2008. As of June 30, 2022 and December 31, 2021, the Parent’s ownership of capital stock represented 99.6% of the Company. The Company was established as a separate entity to continue the development operations of the silicon anode begun by the Parent so the Parent could transition to a holding company. After the Company’s incorporation, the Parent and the Company entered into an intercompany agreement to license the intellectual property rights to continue to develop the silicon nanowire technology. Prior to January 2020, the Company operated as a division of the Parent under an intercompany services agreement. Operating resources such as cash, equipment, facilities, personnel and management were provided by the Parent. Assets such as employees, cash, equipment, intellectual property and facilities were assigned or contributed starting in 2020 and effective from May 2022, all the operating assets are owned by the Company, including the lease that was entirely for the benefit of the Company and was assigned officially to the Company in May 2022. See Note 14 – Business Combination, Transfer of Lease. The Company’s sole location and headquarters is in Fremont, California and is co-located
with the Parent’s corporate office. The Parent was the owner in other subsidiaries until February 2022 (Note 2), at which point the Parent had completed the distribution of the equity interests it held in each such subsidiary to the Parent’s stockholders and optionees.
The Company believes its core technology, the silicon nanowire anode for lithium-ion
batteries, is a breakthrough development in terms of enabling the use of silicon as an anode in lithium-ion
batteries. The Company produces high specific energy density batteries for a variety of applications that require a superior power to weight ratio, which is a critical attribute for batteries used in aerospace and military applications. The Company has manufacturing capability utilizing pilot scale equipment to produce limited quantities of batteries for sale to the aerospace industry and military. In order to scale production to meet the demand of its addressable market, the Company is dependent on the establishment of a high-volume manufacturing facility and the further development of automated anode production equipment.
Liquidity and Capital Resources
The Company has an accumulated deficit of $82,586 as of June 30, 2022, which represents the carved-out
portion of costs incurred by the Company from the inception of the Parent. Since inception, the Company has incurred recurring operating losses and cash flow deficits from operations. Management expects to continue to incur additional losses and increased operating expenses in future periods due to negative margins on development contracts, research and development and increase in personnel costs. The Company believes that building and operating a high-volume manufacturing facility will facilitate the Company achieving profitability.
On May 12, 2022, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Kensington Capital Acquisition Corp. IV (“Kensington”) and Kensington Capital Merger Sub Corp., pursuant to which, among other things, Kensington Capital Merger Sub Corp. (“Merger Sub”)

will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Kensington (the “Business Combination” or the “Merger”) (see Note 14). The Company expects to use the available cash following the closing of the Business Combination to fund the design and build-out
of a high-volume manufacturing facility. In the event that the Business Combination is not consummated, the Company will have to develop and implement a plan to further extend payables, reduce overhead, or scale back its current business plan until sufficient additional capital is raised to support further operations. The Company believes that in the absence of the Business Combination, the Company’s cash on hand will not be sufficient to fund operations and meet obligations as they come due for 12 months following the issuance of these unaudited condensed interim financial statements without raising additional equity or debt financing which raises substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments related to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue in operations or any adjustments that might result from the outcome of this uncertainty.
Other Risk and Uncertainties
The Company continued to experience the results of the worldwide
COVID-19 pandemic.
The
COVID-19 outbreak
in the United States has caused business disruption through mandated and voluntary closings of businesses and shelter in place orders. In response, the U.S. Government enacted the CARES Act, which included significant provisions to provide relief and assistance to affected organizations. While the disruption is currently expected to be temporary, there is considerable uncertainty around potential future closings, shelter in place orders, containment of the recent
COVID-19 variants,
and the ultimate impact of the CARES Act and other government initiatives. The
COVID-19 pandemic
and its resulting economic and other effects could result in significant adverse effects on the Company’s customers’ cash flow and their ability to manufacture, distribute, and sell products. This in turn may cause customers to be less able to pay invoices for customization design service or the purchase of finished batteries or may result in a reduction in the revenue from customization design service or sales of finished battery that the Company earns which are often dependent on the demand from the customer for the scope of the customized service or number of units to be purchased. This reduction could cause adverse effects on the business, results of operations, financial condition, cash flows and ability to raise operating capital. To date, this matter has not negatively impacted the Company. However, the financial impact and duration cannot be reasonably determined at this time.
Additionally, U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. The Company is continuing to monitor the situation in Ukraine and globally and assessing its potential impact on its business. The recent military conflict in Ukraine has led to sanctions and other penalties being levied by the United States, the European Union and other countries against Russia. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds. Although the Company has not been materially impacted by the ongoing military conflict between Russian and Ukraine to date, it is impossible to predict the extent to which its operations, or those of its customers’ suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact its business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). As the Parent has not historically prepared condensed financial statements for the Company, these condensed financial statements have been prepared from the financial records of the Parent on a carve-out
basis. The
carve-out
basis is derived from the accounting records of the Parent using the historical results of operations and the historical bases of assets and liabilities of the Company adjusted as necessary to conform to U.S. GAAP.
More specifically, the balance sheets include all the Company’s legal assets, those assets provided by the Parent and liabilities incurred by the Parent on behalf of the Company. The Condensed Statements of Operations for each of the six-month
periods ended June 30, 2022 and 2021, reflect all expenses and activities directly attributable to the Company, as well as an allocation of the Parent’s general and administrative expenses. Prior to February 2022, the Parent had four subsidiaries, including the Company. During the first quarter of 2022, the Parent distributed shares in all of its other three subsidiaries: (i) Amprius (Hong Kong) Limited, owner of Amprius (Nanjing) Co., Ltd., (ii) Amprius (Hong
Kong-2)
Limited, owner of Amprius (Wuxi) Co., Ltd. and (iii) Amprius Energy, Inc. to stockholders and optionees of the Parent. At the conclusion of the distribution, the Parent’s sole assets were cash and ownership in the Company. The Company did not share facilities or costs with the other three operating subsidiaries prior to them being distributed by the Parent with the exception of expenses at the Parent for payroll related expenses for two executive employees of Parent and other legal, tax, insurance and accounting fees which were not identifiable as related to a specific subsidiary (“Shared Expenses”). The Parent executives supported the subsidiary group with governance, management, and investor relations. The Shared Expenses were allocated to the Company based on the time incurred by the Parent executives to support each subsidiary as the level of effort required was not correlated to the level of activity, revenue, or other financial operating metrics for the subsidiaries. This allocation methodology resulted in an equal allocation of Shared Expenses to each subsidiary. Prior to the distribution of the subsidiaries of the Parent in late January and early February 2022, the general and administrative expenses of the Parent were allocated among each subsidiary, including the Company. After the distribution, such costs incurred by the Parent were wholly allocated to the Company as the only remaining subsidiary.
Management’s estimate of incremental expenses that would have been incurred on a standalone basis for the six months ended June 30, 2022 and 2021 were a decrease of $16 and an increase of $1,740, respectively, as compared to what is shown in the statements of operations. These expenses consisted of changes in compensation and benefits associated with certain senior executives necessary by the Company to depict the Company on a standalone basis, as compared to what is reflected in the statements of operations.
During the periods ended June 30, 2022 and 2021, the Company’s operations were funded by the Parent. The source of financing consisted of proceeds received by the Parent from its issuance of preferred stock.
Management believes the expense allocation methodology and results are reasonable and consistently applied for all comparative periods presented. However, these allocations may not be indicative of the actual expenses that would have been incurred by an independent company or of the costs to be incurred in the future. The condensed financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the financial position, results of operations, and cash flows would have been had it operated as a standalone company during the period presented.
The significant accounting policies described below, together with other notes that follow, are an integral part of the condensed financial statements.
Unaudited Interim Condensed Financial Statements
The accompanying interim condensed balance sheet as of June 30, 2022, the interim condensed statements of operations, the interim condensed statements of stockholders’ equity, and the interim condensed statements of cash flows for the six months ended June 30, 2022 and 2021, are unaudited. The unaudited interim condensed financial statements have been prepared on the same basis as the audited annual condensed financial statements. In management’s opinion, all adjustments made during the periods were normal or recurring in nature and necessary for the fair statement of the Company’s financial position as of June 30, 2022 and its results of operations and cash flows for the six months ended June 30, 2022 and 2021. The financial data and the other financial information disclosed in the notes to these condensed financial statements related to the six-month
periods are also unaudited. The results of operations for the six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.
Emerging Growth Company
The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable.
The Company has elected to not opt out of such extended transition period. This means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
Use of Estimates
The preparation of condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances; the results of which form the basis for making judgements that are not readily apparent from other sources. Actual results could materially differ from management estimates using different assumptions or under different conditions.
Significant accounting estimates made by the Company include the following: useful lives of property and equipment; evaluation of impairment of long-lived assets; valuation of deferred taxes; valuation of inventory;
carve-out
of condensed financial statements including the allocation of assets, liabilities and expenses; calculation of incremental borrowing rate used in calculating lease obligations and right of use asset, and the valuation of the fair value of common stock used to determine stock-based compensation expense.
Cash and Restricted Cash
The Company considers all highly liquid investments with an original maturity of 90 days or less at the date of purchase to be cash. Restricted cash is classified as current or non-current
on the condensed balance sheet. Restricted cash, if the date of availability or disbursement is longer than one year and the balances are maintained under an agreement that legally restricts the use of such funds, is reported separately under restricted cash as a current or noncurrent asset.
During the year ended December 31, 2020, cash was provided to the Company by the Parent on an “as needed” basis by drawing on a cash sweep account maintained by the Parent. Subsequent to January 1, 2021, upon cash contributions from the Parent of $16,200, the Company maintained a balance in its operating cash account to fund operations.

Effective May 1, 2022, the Parent assigned to the Company the office lease that covers the facilities that the Company uses in its operations (“Transfer of Lease”). In connection with the Transfer of Lease, the Company deposited cash equivalents of $333 with a commercial bank as collateral against the letter of credit as a form of security for the Company’s facility lease agreement. As of June 30, 2022, the balance of $333 was presented as a noncurrent asset on the condensed balance sheet.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and accounts receivable. The Company’s cash as of June 30, 2022 and December 31, 2021 consists of a demand deposit account. Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250. At June 30, 2022 and December 31, 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Accounts receivable mainly consist of amounts due from U.S. government agencies or sponsored entities and large public entities which limits the Company’s credit risk. Through June 30, 2022, the Company has not experienced any credit losses.
For the six months ended June 30, 2022, four customers represented 30%, 24%, 16%, and 14% of the Company’s revenues. For the six months ended June 30, 2021, two customers represented 52% and 33% of the Company’s revenues.
As of June 30, 2022, two customers represented 55% and 19% of the Company’s accounts receivable balance. As of December 31, 2021, five customers represented 25%, 19%, 19%, 18%, and 15% of the Company’s accounts receivable balance.
Segment Reporting
The Company has determined that the Chief Executive Officer is its Chief Operating Decision Maker. The Company’s Chief Executive Officer reviews financial information presented on an aggregate basis for the purposes of assessing the Company’s performance and making decisions on how to allocate resources. Accordingly, the Company has determined that it operates in a single operating and reportable segment. All of the Company’s revenues are geographically earned in the United States and the Company’s property and equipment are located in the United States.
Warranty Liability
The Company warrants that the batteries sold to customers will meet the published or agreed upon specification upon receipt. Batteries that do not meet specification are replaced at no charge to the customer. Based on the experience of historical claims and no pending claims and returns of which the Company is aware, the Company had not recorded a warranty liability as of June 30, 2022 or December 31, 2021.
Revenue Recognition
The Company recognizes revenue under Accounting Standards Codification (“ASC”) Topic 606 (“ASC 606”),
Revenue from Contracts with Customers
, when a customer obtains control of promised goods or services in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services.

Deferred Costs
Capitalization of certain costs are recognized as an asset when the costs relate directly to a customer contract, generate or enhance resources of the Company that will be used in satisfying future performance obligations, and are expected to be recovered. If these three criteria are not met, the costs are expensed in the period incurred. Deferred costs are recognized as cost of revenues in the period when the related revenue is recognized, except when such costs incurred are in excess of the amount expected to be recoverable, in which case they are expensed as incurred into cost of revenues. The recoverable amount equals to the amount of consideration that the entity expects to receive in the future and that the entity has received but has not recognized as revenue, in exchange for the goods or services to which the asset relates, less the costs that relate directly to providing those goods or services and that have not been recognized as expenses.
Cost of Revenues
Cost of revenues include materials, direct labor, allocated depreciation expense, and other direct and indirect costs related to revenue contracts. The costs are recognized as and when incurred during the period revenue is recognized.
Stock-Based Compensation
Prior to the formation and incorporation of the Company, qualified employees, directors, and contract workers participated in the Parent’s equity incentive plan, including stock option awards. For those employees, directors and contract workers who were transferred to the Company or continued to provide services to the Company and previously received awards under the Parent’s incentive plan, costs of those awards are recorded as stock-based compensation with a corresponding contribution from the Parent based on the grant date fair value of the awards. After incorporation, the Company established its new equity incentive plan separate from the original equity incentive plan from the Parent. Certain qualified employees, directors and contract workers of the Parent have received stock option awards of the Company. The cost of the stock-based compensation of these awards was recorded by the Company.
The Company measures stock-based compensation expense for all stock-based payment awards based on the estimated fair value of the awards on the date of grant. The fair value of each employee stock option is estimated on the date of grant using the Black-Scholes option-pricing model. The Company recognizes compensation costs for all employee stock-based compensation awards on a straight-line basis over the period from the date of the grant to the date the award is fully vested. The Company has elected to account for forfeitures as they occur.
The Company estimates the fair value of stock options granted using the Black Scholes option-pricing model.
Expected Term
—The expected term of stock options represents the period that the Company’s stock-based awards are expected to be outstanding. As the Company does not have sufficient historical experience for determining the expected term, the expected term has been derived based on the simplified method for awards that qualify as plain-vanilla options.
Expected Volatility
—As the Company is privately held, there is no observable market for the Company’s common stock, and accordingly, expected volatility has been estimated based on the volatilities of similar publicly-traded companies.
Risk-Free Interest Rate
—The Company bases the risk-free interest rate on the implied yield available on the U.S. Treasury zero coupon issues with a remaining term equivalent to the expected term of the option.
Expected Dividend
—The expected dividend assumption is based on the Company’s current expectations about its anticipated dividend policy. The Company has not paid dividends since inception and currently, management does not anticipate a dividend.

To the extent that future evidence regarding these variables is available and provides estimates that the Company determines are more indicative of actual trends, the Company may refine or change its approach to derive these input estimates. These changes could significantly impact the stock-based compensation expense recorded in the future.
Recently Adopted Accounting Standards
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2016-02,
Leases
(Topic 842) and subsequent amendments to the initial guidance: ASU
2017-13,
ASU 2018-10,
ASU 2018-11,
ASU
2018-20
and ASU
2019-01
(collectively, Topic 842). Lessees will need to recognize almost all leases on their balance sheet as a right-of-use
asset and a lease liability. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. Existing sale-leaseback guidance, including guidance for real estate, is replaced with a new model applicable to both lessees and lessors. The standard became effective beginning after January 1, 2022. The Company adopted Topic 842 on January 1, 2022, using the modified retrospective approach, and financial information for the comparative period was not updated.
The Company accounts for its leases under ASC 842,
Leases
. Under this guidance, lessees classify arrangements meeting the definition of a lease as operating or financing leases, and leases are recorded on the balance sheet as both a right-of-use asset
and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset
result in straight-line rent expense over the lease term. For finance leases, interest on the lease liability and the amortization of the right-of-use asset
results in front-loaded expense over the lease term. Variable lease expenses, including common maintenance fees, insurance and property tax, are recorded when incurred.
In calculating
the right-of-use asset
and lease liability, the Company elected to combine lease and non-lease
components for its real estate lease. The Company will assess this election for other asset classes as they arise. The Company excludes short-term leases having initial terms of 12 months or less as an accounting policy election, and instead recognizes rent expense on a straight-line basis over the lease term.
The Company has a single lease of a real estate asset, which includes administrative and sales offices, research and development space, manufacturing and a clean room. This lease also requires the Company to pay maintenance, utilities, taxes, insurance, and other operating expenses associated with the leased space. The Company elected the transition package of three practical expedients which allow companies not to reassess whether agreements contain leases, the classification of leases, and the capitalization of initial direct costs.
As a result of the adoption of the new lease accounting guidance, the lease remained classified as an operating lease, and the Company recognized the following under the new guidance on January 1, 2022:

•
Operating lease liabilities of $3,256, which represents the present value of the remaining lease payments, as of the date of adoption, discounted using the Company’s incremental borrowing rate of 7.9%.

•	Operating lease ROU assets of $3,059, which represents the operating lease liabilities of $3,256, adjusted for deferred rent of $240 and prepaid rent of $43.

•	The adoption of the new lease accounting standard impacted the Company’s accumulated deficit by $154.
In November 2021, the FASB issued ASU
2021-10,
Government Assistance
(Topic 832),
Disclosures by Business Entities About Government Assistance
, which requires entities to provide disclosures on material government transactions for annual reporting periods. The disclosures include information around the nature of the assistance, the related accounting policies used to account for government assistance, the effect of government assistance on the entity’s financial statements, and any significant terms and conditions of the agreements, including commitments and contingencies. The ASU is effective for financial statements issued for annual periods beginning after December 15, 2021, with early adoption permitted. The Company adopted this guidance in the six months ended June 30, 2022 with no impact on the Company’s condensed financial statements and related disclosures as the Company did not have any government assistance accounted for by applying a grant or contribution accounting model by analogy in the periods presented.
Accounting Pronouncements Not Yet Effective
In November 2019, the FASB issued ASU
2019-10,
Financial Instruments – Credit Losses
(Topic 326),
Targeted Transition Relief
(“ASU
2019-10”),
which amends the transition guidance for ASU
2016-13.
ASU 2019-10
provides entities with the option to irrevocably elect the fair value option in Subtopic
825-10
on an
instrument-by-instrument
basis.
ASU 2019-10
is effective for years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact ASU
2019-10
will have on the Company’s financial statements and related
disclosures.

3.	REVENUE RECOGNITION

The Company recognizes revenue in accordance with ASC 606. ASC 606 outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers. Revenue is recognized when control of a product or service is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those promised products or services.
Overall
The Company generates revenue from both its arrangements for customization design services for the development of silicon-anode lithium-ion
battery technology and delivery of prototypes and providing finished battery products to its customers.
The customization design services generally provide design and development efforts to configure the Company’s existing battery technology towards a customer’s required specifications, including the delivery of the prototypes. The development and delivery of these battery prototypes is a single performance obligation as the individual customization activities performed through delivery of the prototype batteries are not distinct. Revenue is recognized at the point in time when control transfers to the customer upon final delivery of prototype batteries or completion of the defined service.
The Company recognizes revenue from
follow-on
orders and standalone sales of battery products to customers at the point in time that control of the product has been transferred to the customer which is generally upon shipment.
To achieve the core principle of revenue recognition, the Company applies the following steps:

1.	Identify the Contract with the Customer
A contract is defined as an agreement between two or more parties that creates enforceable rights and obligations. The Company generally enters into fixed-price agreements with its customers which outline the terms of the business relationship between the customer and the Company. Additionally, the

Company may receive purchase orders from customers or enter into statements of work that indicate pricing, performance and delivery obligations, progress payments (if any) and the timing for each transaction.
The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of the consideration is probable. At contract inception, the Company also evaluates prior incomplete contracts to determine whether the contract with the customer should be combined and accounted for as a single contract with any prior contract.

2.	Identify the Performance Obligations in the Contract
The promises within each contract for customization design services may vary depending on the customer requirements, however, those contracts contain promises which generally include (a) custom battery design to conform with customer’s requirements, (b) design progress reporting, (c) development of preliminary batteries, (d) testing of battery design and performance, and (e) delivery of final battery prototypes that meet pre-defined
customer specifications along with test results of the delivered batteries. Those promises are generally inputs to a combined output to deliver a single final prototype battery and are accounted for as a single performance obligation.
Contracts for standard batteries for commercial sales are generally ready-made with no customization. Within these contracts, each battery is a distinct performance obligation.

3.	Determine the Transaction Price
Payment terms for the Company’s development contracts are generally based on the achievement of defined milestones. Since revenue is generally recognized at the point in time when control transfers to the customer upon final delivery of prototype battery or completion of the service at the end of the contract as discussed below in Step 5 - Recognize revenue when, or as, a performance obligation is satisfied, the variable consideration is not considered to be constrained at the inception of the contract and the transaction price equals the cumulative payments to which the Company is entitled to at the end of the contract.
The Company elected to use the practical expedient to disregard the effect of the time value of money in a significant financing component when its payment terms are less than one year. In cases when there is a period of more than one year, the Company only adjusts the transaction price when the financing component is significant and beyond the mitigating effect of the progress payments.

4.	Allocate the Transaction Price to the Performance Obligations in the Contract
The transaction price is allocated to the performance obligations. The Company’s revenue contracts contain a single performance obligation; therefore, allocation is not necessary.

5.	Recognize Revenue When, or as, a Performance Obligation is Satisfied
Under the Company’s customized design services arrangements, control generally transfers upon the completion of the battery design and delivery of the final prototype batteries. For follow-on
orders and standalone sales of battery products to customers, control generally transfers upon shipment of the product. In some instances, customers may request that the Company bill them for a product but the Company retains physical possession of the product until later delivery, commonly known as
“bill-and-hold”
arrangements. The Company has an agreement with one customer where title to products ordered through the agreement transfers to the customer when the product is ready for delivery, the customer has requested this arrangement and the batteries are specific to the customer’s order. In these
“bill-and-hold”
arrangements, the Company recognizes revenue when the product is identified separately as belonging to the customer and the product is ready for delivery to the customer.
Sales and Transaction Taxes
Sales and other taxes collected from customers and remitted to governmental authorities on revenue producing transactions are reported on a net basis and are therefore excluded from revenue in the Statements of Operations.
Contract Balances
The timing of revenue recognition, billings and cash collections can result in billed accounts receivable, unbilled receivables (contract assets), and deferred revenue (contract liabilities).
Contract assets primarily relate to the rights to consideration for progress on contractual requirements performed but not billed at the reporting date. The contract assets are transferred to accounts receivable when the rights become unconditional. As of June 30, 2022 and December 31, 2021, the Company did not have contract assets recorded.
Accounts receivable is the Company’s right to consideration that is unconditional. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due. As of June 30, 2022 and December 31, 2021, the accounts receivable balances were $490 and $262, respectively.
Contract liabilities primarily consist of deferred revenue. Deferred revenue is the amount invoiced as progress payments in advance of revenue recognition; and is recognized as revenue when the recognition criteria are met. The Company’s contracts generally permit invoicing based on pre-defined
milestones as outlined in the contract. As of June 30, 2022 and December 31, 2021, the total deferred revenue balances were $2,110 and $2,864, respectively.
Deferred revenue is classified as long term when the performance obligation is to be satisfied more than twelve months following the balance sheet date. As of June 30, 2022 and December 31, 2021, $404 and $501 of the total deferred revenue balance was considered long-term, respectively.
As of June 30, 2022, the aggregate amount of the transaction price allocated to the remaining performance obligations related to customer contracts that were unsatisfied or partially unsatisfied was $3,331. Given the applicable contract terms, $1,650 is expected to be recognized as revenue within one year and $1,681 is expected to be recognized between two to five years. This amount does not include contracts to which the customer is not committed. The estimated timing of the recognition of remaining unsatisfied performance obligations, all of which are recognized at a point in time, is subject to change and is affected by changes to scope, changes in timing of delivery of products and services, or contract modifications.
For the six months ended June 30, 2022 and 2021, $329 and $400 was recognized under bill-and-hold
arrangements, respectively.

The following table reflects the changes in the Company’s contract liabilities, which is classified as deferred revenue:

	June 30, 2022	December 31, 2021
Deferred revenue, beginning of period	$2,864	$1,661
Unconditional rights to invoice but not yet recognized	671	1,770
Revenue recognized from prior period deferred	(1,425)	(567)

Deferred revenue, end of period	$2,110	$2,864

Deferred Costs
Capitalization of certain costs are recognized as an asset when the costs relate directly to a customer contract, generate or enhance resources of the Company that will be used in satisfying future performance obligations, and are expected to be recovered. Judgement is applied to determine the eligibility of these costs. If these three criteria are not met, the costs are expensed in the period incurred. These costs primarily consist of direct labor, cathode and electrolyte materials, freight and other deferred fulfillment costs eligible for capitalization related to the Company’s customized design service revenue. These costs are recognized when the related revenue is recognized, which is at the completion of the customized design services and delivery of the prototype batteries. At the end of the reporting period, the Company evaluates its deferred costs for impairment. The Company recognizes impairment of deferred costs when it is determined that the costs are no longer recoverable. During the six months ended June 30, 2022 and 2021, $1,252 and $211, respectively, of deferred costs were recognized as costs of revenue in the statements of operations. Deferred cost balances were $1,703 and $1,910 as of June 30, 2022 and December 31, 2021, respectively. During the periods ended June 30, 2022 and 2021, cost of revenues also included costs incurred on certain customized design service contracts that were in excess of the amount expected to be recovered.

4.	INVENTORY
Inventory balances were comprised of the following:

	June 30, 2022	December 31, 2021
Raw materials	$154	$231
Work in process	78	14
Finished goods	97	255

	$329	$500

The Company recorded a reduction in the value of inventories to cost of revenues of $74 and $84 for the six months ended June 30, 2022 and 2021, respectively.

5.	PROPERTY AND EQUIPMENT, NET
Property and equipment, net consisted of the following:

	June 30, 2022	December 31, 2021
Pilot production equipment	$4,186	$4,041
Lab equipment	2,292	2,287
Leasehold improvements	3,439	3,439
Computers and software	21	157
Furniture and fixtures	85	85
Vehicles	89	—

	10,112	10,009
Less: accumulated depreciation and amortization	(6,460)	(5,799)

Property and equipment, net	$3,652	$4,210

Depreciation expense related to property and equipment was $724 and $627 for the six months ended June 30, 2022 and 2021, respectively.

6.	ACCRUED LIABILITIES
Accrued liabilities consisted of the following:

	June 30, 2022	December 31, 2021
Payroll accruals	$1,036	$1,066
Offering costs	534	—
Accrued professional fees	221	18
Accrued expenses	70	45
Deferred rent	—	87
Other accrued liabilities	46	78

	$1,907	$1,294

7.	STOCKHOLDERS’ EQUITY
As of June 30, 2022 and December 31, 2021, the Company was authorized to issue 60,000,000 shares of common stock at par value $0.00001 and 45,179,270 and 45,176,145 shares were issued and outstanding as of June 30, 2022 and December 31, 2021, respectively. Each holder of common stock is entitled to one vote for each share held and is entitled to receive dividends when and if declared by the board of directors. Through and as of June 30, 2022, the Company has not declared any dividends.
Equity Incentive Plans
2008 Stock Plan
Prior to the formation of the Company, the Parent granted options under its 2008 Stock Plan (the “2008 Plan”) to qualified employees, directors and consultants who later transferred to the Company upon or following the incorporation of the Company. The 2008 Plan provides for the granting of incentive and nonqualified stock options and restricted stock awards to qualified employees, directors and consultants. The options expire 10 years from the date of grant or 90 days from the termination of the recipient, generally vest over two to four years, and are exercisable for shares of the Parent’s common stock. All stock-based compensation costs associated with those awards in the Parent are recorded by the Company as stock-based compensation and contribution from the Parent. As of June 30, 2022, there were 12,642,364 shares of common stock reserved for the 2008 Plan, with 375,546 available to be issued.

The disclosures of option activity under the 2008 Plan includes all option activity under the plan although the allocation of expense to the Company solely relates to options issued to employees of the Parent providing services to the Company and employees of the Company that have options outstanding under the 2008 Plan. A summary of option activity under the 2008 Plan for the six months ended June 30, 2022 is as follows:

	Shares Available for Grant	Outstanding Stock Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (Years)	Average Intrinsic Value
Balance as of January 1, 2022	375,546	10,056,990	$1.49	6.53	$10,995
Options granted	—	—	—	—	—
Options exercised	—	—	—	—	—
Options expired	—	—	—	—	—

Balance as of June 30, 2022	375,546	10,056,990	$1.49	6.05	$22,071

Options vested and exercisable as of June 30, 2022		9,726,942	$1.48	5.97	$21,519

Options vested and expected to vest as of June 30, 2022		10,056,990	$1.49	6.05	$22,071

2016 Equity Incentive Plan
The Company grants stock-based compensation under its 2016 Equity Incentive Plan (the “2016 Plan”).
The 2016 Plan provides for the granting of incentive and nonqualified stock options and restricted stock awards to qualified employees, directors and consultants. The options expire 10 years from the date of grant or 90 days from the termination of the recipient, generally vest over four years, and are exercisable for shares of the Company’s common stock. As of June 30, 2022, there were 11,250,000 shares of common stock reserved for the 2016 Plan, with 1,389,131 available to be issued.
A summary of option activity under the 2016 Plan for the six months ended June 30, 2022 is as follows:

	Shares Available for Grant	Outstanding Stock Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (Years)	Average Intrinsic Value
Balance as of January 1, 2022	3,949,131	7,124,724	$1.24	5.86	$16,208
Options granted	(2,571,875)	2,571,875	3.79	—	—
Options exercised	—	(3,125)	2.58	—	—
Options expired	11,875	(11,875)	2.58	—	—

Balance as of June 30, 2022	1,389,131	9,681,599	$1.92	6.54	$26,572

Options vested and exercisable as of June 30, 2022		4,843,690	$0.64	3.66	$19,464

Options vested and expected to vest as of June 30, 2022		9,681,599	$1.92	6.54	$26,572

Stock-Based Compensation
2008 Plan
The total intrinsic value of stock option exercised was $23 for the six months ended June 30, 2021. There were no stock options exercised for the six months ended June 30, 2022. The fair value of options vested during the six months ended June 30, 2022 and 2021 was $281 and $73, respectively.
As of June 30, 2022, there was approximately $140 of total unrecognized compensation cost related to the 2008 Plan. That cost is expected to be recognized over a weighted-average period of approximately 0.46 years.
2016 Plan
The total intrinsic value of stock option exercised was $3 and $54 for the six months ended June 30, 2022 and 2021. The fair value of options vested during the six months ended June 30, 2022 and 2021 was $823 and $257, respectively.
As of June 30, 2022, there was approximately $9,313 of total unrecognized compensation cost related to the 2016 Plan. That cost is expected to be recognized over a weighted-average period of approximately 3.51 years.
The table below shows stock-based compensation expense recognized for both the 2008 and 2016 Plans in the statements of operations for the six months ended June 30, 2022 and 2021:

	Six Months Ended June 30,
	2022	2021
Cost of revenues	$232	$164
Research and development	13	4
Sales, general and administrative	1,101	211

	$1,346	$379

Valuation Assumptions
2008 Plan
Under the 2008 Plan, the Company did not grant any awards to grantees for the six months ended June 30, 2022. The weighted-average assumptions for options granted under the 2008 Plan were as follows for the six months ended June 30, 2021:

Six Months Ended June 30, 2021
Dividend yield	—
Expected volatility	52.52%
Expected term (years)	6.25
Risk free interest rate	1.17%
The weighted-average grant-date fair value of options granted for the six months ended June 30, 2021 was $2.43 per share. The Company did not grant any awards to grantees for the six months ended June 30, 2022.

2016 Plan
The weighted-average assumptions for options granted under the 2016 Plan were as follows for the six months ended June 30, 2022 and 2021:

	Six Months Ended June 30,
	2022	2021
Dividend yield	—	—
Expected volatility	$59.16%	51.81%
Expected term (in years)	6.17	5.91
Risk-free rate	2.70%	1.07%
The weighted-average grant-date fair value of options granted for the six months ended June 30, 2022 and 2021, was $2.30 and $1.60 per share, respectively.

8.	NET LOSS PER SHARE
The following table presents the calculation of basic and diluted net loss per share attributable to common stockholders for the six months ended June 30, 2022 and 2021:

	Six Months Ended June 30,

	2022	2021
Numerator:
Net loss	$(7,032)	(3,053)
Denominator:
Weighted average number of common shares outstanding	45,178,576	45,156,145

Basic and diluted net loss per common share	$(0.16)	$(0.07)

The following table summarizes the outstanding shares of potentially dilutive securities that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive for the six months ended June 30, 2022 and 2021:

	Six Months Ended June 30,
	2022	2021
Stock options	9,681,599	6,352,338

9.	INCOME TAXES
The Company had no income tax expense as a result of the continued generation of NOLs offset by a full valuation allowance recorded on such NOLs, as the Company determined it is not more-likely-than-not that
its NOLs will be utilized.

10.	LEASES
The Company had a space and facility sharing arrangement with the Parent to use the equipment owned by the Parent and the spaces leased by the Parent as its administrative and sales office, research and development laboratory, and production and engineering facilities. Effective May 1, 2022, the Parent assigned to the Company the office lease that covers all facilities that the Company uses in its operations

(see Note 14). For the period from January 1, 2022 until May 1, 2022 and the six months ended June 30, 2021, the Company paid the Parent an average monthly fee to share the facilities of $43 and $42, respectively. The current lease has an expiration date of June 30, 2024, with a single option to extend the lease for 60 months that the Company determined it is reasonably certain to exercise. The Company had no leases that were classified as a financing lease as of June 30, 2022.
In addition, the Company is responsible for variable utilities and common expenses for the facility incurred by the landlord.
Rent expense under ASC 842 for the six months ended June 30, 2022 amounted to $278.
Future maturing operating lease payments as of June 30, 2022 are as follows:

Amount
Year Ending December 31:
2022 (remaining six months)	$264
2023	540
2024	565
2025	586
2026	604
2027 and thereafter	1,588

Total future minimum lease payments	4,147
Less: interest	(981)

Present value of future minimum lease payments under operating lease liabilities	$3,166

Operating lease disclosures for the Company’s single operating lease are as follows:

June 30, 2022
Remaining lease term under operating ROU leases (in years)	7.0
Discount rate for operating lease liabilities	7.9%

11.	COMMITMENTS AND CONTINGENCIES
Letter of Credit
In connection with the Transfer of Lease in May 2022, the Company had cash equivalents deposited with a commercial bank as collateral against the letter of credit. The letter of credit that was initially issued for a term of nine months expiring on February 1, 2023 will be renewed until the end of the current lease term. The landlord may draw upon the letter of credit in an event of default by the Company or expiration of the current letter of credit in absence of issuing a substitute letter of credit for an extended period prior to the end of the lease term.
As of June 30, 2022, the Company’s letter of credit is recorded as noncurrent restricted cash as the expiration date is more than 12 months from the reporting date.
From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made, and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on the financial position, results of operations or cash flows of the Company.

12.	RELATED PARTY TRANSACTIONS
Related Party Transactions with the Parent
Officers and directors of the Company were the same individuals as the officers and directors of the Parent during the six months ended June 30, 2022 and during the six months ended June 30, 2021. In August 2021, the Company hired a Chief Financial Officer (“CFO”) separately from that of the Parent. The board of directors of the Company was comprised of four members, who were also members of the board of directors of the Parent.
The Company had the following arrangements with the Parent regarding sharing the facilities, service, and licensing to support the operation of the Company in the ordinary course of its business:

•
The Company has a service agreement for the Parent to provide certain services such as administration, management service, information technology and engineering services to support the operation of its business. The cost attributable to the Company is calculated using a percentage allocation of total cost incurred. The Company receives financing for these amounts through Parent capital contributions as the Parent does not intend to demand repayment of the funds received. Allocated services costs amount to $672 and $240 for the six months ended June 30, 2022 and 2021, out of which $243 and $71 are related to stock compensation for the six months ended June 30, 2022 and 2021, respectively.

•
During the six months ended June 30, 2022 and 2021, the Company recorded capital contributions of $751 and $5,075, respectively, in the condensed statements of stockholders’ equity. The capital contribution amounts during the six months ended June 30, 2022 and 2021 consisted of contributions from the Parent related to stock-based compensation of $246 and $79, respectively, with the remaining $505 and $4,995, respectively, related to capital contributions in the form of cash, services and asset and liability transfers.

As a result of carveout methodology as described in the Basis of Presentation, differences exist from stock-based compensation as a non-cash
activity between the Condensed Statements of Stockholders’ Equity and the Condensed Statements of Cash Flows for the capital contributions from the Parent.
The components of the capital contributions from the Parent for the six months period ended June 30, 2022 and 2021 are as follows:

	Six Months Ended June 30,
	2022	2021
Stock-based compensation	$246	$79
Corporation allocated service excluding stock-based compensation	429	169
General cash financing activity	76	4,826

Total capital contributions from Parent	$751	$5,074

The total capital contributions since inception were $88,760 and $71,499 as of June 30, 2022 and 2021, respectively.

•
The Company’s board of directors formally approved the treatment of all intercompany advances as forgiven in March 2021. In substance, since inception and during the year ended December 31, 2020, the intercompany transactions between the Company and the Parent have been included in these condensed financial statements and are determined to be forgiven at the time the transaction occurs as the intent of the arrangement from inception was capital contributions. Intercompany transactions subsequent to March 2021 were also made in the form of capital contributions. The total net effect of the settlement of these transactions is presented as financing activities within the statement of cash flows and represented within additional paid-in capital on the condensed balance sheet.

•	The Company has a licensing agreement with the Parent to use patents and licenses owned by the Parent.
See Note 10 for the related party lease transaction.
Related Party Transactions with Affiliate Subsidiaries
The Company also purchases raw materials and development materials from two entities that were previously subsidiaries under common control of the Parent, Amprius Wuxi and Amprius Nanjing. The Parent distributed shares in each of these two subsidiaries to stockholders and optionees of the Parent in February 2022, at which point the two subsidiaries were no longer considered affiliates of Amprius Technologies. For the six months ended June 30, 2022, such purchases recorded as cost of revenues prior to the distributions of the entities to the Parent’s shareholders totaled $86. For the six months ended June 30, 2021, such purchases recorded as cost of revenues totaled $75. As of December 31, 2021, the outstanding payables balance from affiliate subsidiaries totaled $18.

13.	EMPLOYEE BENEFIT PLAN
The Company maintains a defined contribution savings plan (the “401(k) Plan”) to provide retirement income to all qualified employees of the Company. The Company is not required to make, and did not make, any contributions to the 401(k) Plan for the six months ended June 30, 2022 and 2021.

14.	BUSINESS COMBINATION
Business Combination
Effective May 12, 2022, the Company entered into the Business Combination Agreement with Kensington and Merger Sub. Pursuant to the terms of the Business Combination Agreement, subject to customary closing conditions, including shareholder approval, the Merger will be consummated, Kensington will domesticate as a corporation under the laws of the state of Delaware, and Kensington will change its name to “Amprius Technologies, Inc.” The transactions contemplated by the Business Combination Agreement are subject to numerous conditions, and there can be no assurance that such conditions will be satisfied. In combination with the closing, the cash held in trust by Kensington (following satisfaction of redemption by public stockholders) will become available for general corporate purposes, along with any additional proceeds that may be received from any related equity financing that closes in connection with the closing of Business Combination.
The Company is expected to be the accounting acquirer and the Business Combination is expected to be accounted for as a “reverse recapitalization,” whereby the financial statements of the combined entity represent the continuation of the financial statements of the Company. Accordingly, the assets, liabilities and results of operations of the Company are expected to become the historical financial statements of the post-combination company, and Kensington’s assets, liabilities and results of operations is expected to be consolidated with the Company beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of the Company in future reports. The net assets of the Company are expected to be recognized at carrying value, with no goodwill or other intangible assets recorded.
Transfer of Lease
Effective May 1, 2022, the Parent assigned the Company the office lease that covers the facilities that the Company uses in its operations. Historically, the Company recognized this lease in its carved-out
financial statements as it is the sole user of the underlying facilities in its operations.

Transfer of Intellectual Property
Effective May 12, 2022, the Parent assigned to the Company all patents and patent applications, as well as registered trademarks and trademark applications, used by the Company in its operations under an Intellectual Property Rights agreement. This transfer of intellectual property does not have any financial impact on the Company’s balance sheet.
Termination of Intercompany Agreement
On June 8, 2022, the Parent and the Company entered an agreement to terminate the intercompany service and license agreements (“Intercompany Agreements”) upon the closing date of the Business Combination. The Parent and the Company will be released and discharged from any and all past, present and future claims, causes of action, damages, liabilities, costs and expenses, and compensation of any nature that either the Parent or the Company may assert or exercise against the other resulting from any Intercompany Agreements. The Parent and the Company will also waive and relinquish any rights to bring any action, suit, or proceeding for any claims against the other with respect to any and all matters related to the Intercompany Agreements.

15.	SUBSEQUENT EVENTS
The Company considers events or transaction that occur after the balance sheet date, but before the financial statements were available to be issued to provide additional evidence relative to certain estimates or identify matters that require additional disclosure. The Company has evaluated subsequent events through August 22, 2022, which is the date these financial statements were available to be issued. Management is not aware of any material events.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Kensington Capital Acquisition Corp. IV
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Kensington Capital Acquisition Corp. IV (the “Company”) as of December 31, 2021,
the related statement of operations, changes in shareholder’s deficit, and cash flows for the period from March 19, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from March 19, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company had a working capital deficit as of December 31, 2021 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 3 to the financial statements. The financial statements do not include any adjustments that may become necessary should the Company be unable to continue as a going concern.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide
s
a reasonable basis for our opinion.
/
S
/ Marcum
LLP
Marcum
LLP
We have served as the Company’s auditor since 2021.
Houston, Texas
February 23, 2022

KENSINGTON CAPITAL ACQUISITION CORP. IV

BALANCE SHEET
December 31, 2021

Assets
Current assets:
Cash	$77,151

Total current assets	77,151
Deferred offering costs associated with proposed public offering	307,243

Total Assets	$384,394

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$63,628
Accrued expenses	155,077
Note payable - related party	200,000

Total current liabilities	418,705

Commitments and Contingencies
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 10,000,000 shares authorized; 9,857,142 shares issued and outstanding (1)	986
Additional paid-in capital	24,014
Accumulated deficit	(59,311)

Total shareholders’ Deficit	(34,311)

Total Liabilities and Shareholders’ Deficit	$384,394

(1)	This number includes up to 1,285,714 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.
The accompanying notes are an integral part of these financial statements.

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KENSINGTON CAPITAL ACQUISITION CORP. IV

STATEMENT OF OPERATIONS
For the period from March 19, 2021 (inception) through December 31, 2021

Formation and General and administrative expenses	$59,311

Net loss	$(59,311)

Weighted average Class B ordinary shares outstanding, basic and diluted (1)	8,571,428

Basic and diluted net loss per ordinary share	$(0.01)

(1)	This number excludes an aggregate of up to 1,285,714 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.
The accompanying notes are an integral part of these financial statements.

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KENSINGTON CAPITAL ACQUISITION CORP. IV

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
For the period from March 19, 2021 (inception) through December 31, 2021

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—March 19, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor (1)	—	—	9,857,142	986	24,014	—	25,000
Net loss	—	—	—	—	—	(59,311)	(59,311)

Balance—December 31, 2021	—	$—	9,857,142	$986	$24,014	$(59,311)	$(34,311)

(1)	This number includes up to 1,285,714 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.
The accompanying notes are an integral part of these financial statements.

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KENSINGTON CAPITAL ACQUISITION CORP. IV

STATEMENT OF CASH FLOWS
For the period from March 19, 2021 (inception) through December 31, 2021

Cash Flows from Operating Activities:
Net loss	$(59,311)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party in exchange for issuance of Class B ordinary shares	25,000
Changes in operating assets and liabilities:
Accounts payable	13,628
Accrued expenses	20,683

Net cash used in operating activities	—

Cash Flows from Financing Activities:
Proceeds from note payable to related party	200,000
Payment of deferred offering costs	(122,849)

Net cash provided by financing activities	77,151

Net change in cash	77,151
Cash—beginning of the period	—

Cash—end of the period	$77,151

Supplemental disclosure of non-cash investing and financing activities:
Deferred offering costs included in accounts payable	$50,000
Deferred offering costs included in accrued expenses	$134,394
The accompanying notes are an integral part of these financial statements.

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KENSINGTON CAPITAL ACQUISITION CORP. IV

NOTES TO FINANCIAL STATEMENTS
Note 1—Description of Organization, Business Operations and Basis of Presentation

Kensington Capital Acquisition Corp. IV (the “Company”) was incorporated on March 19, 2021, as a Cayman Islands exempted company. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activity for the period from March 19, 2021 (inception) through December 31, 2021 relates to the Company’s formation and the proposed initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Kensington Capital Sponsor IV LLC, a Delaware limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (the “Proposed Public Offering”) of 20,000,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit (or 23,000,000 units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 14,800,000 warrants (or 16,000,000 warrants if the underwriters’ over-allotment option is exercised in full) (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $0.50 per Private Placement Warrant in a private placement to the Sponsor that will close simultaneously with the Proposed Public Offering.
Each Unit will consist of one Class A ordinary share, one Class 1 redeemable warrant (“Class 1 Warrants”) and one Class 2 redeemable warrant (“Class 2 Warrants”). Each whole Class 1 and Class 2 Warrant (together, the “Public Warrants”) entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. The warrants will become exercisable 30 days after the completion of the initial Business Combination, and will (except for Class 2 Warrants attached to Class A ordinary shares that are redeemed prior to the consummation of the initial Business Combination, which Class 2 warrants will expire upon redemption of such shares) expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount). However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including proceeds from the sale of the Private Placement Warrants to the Sponsor, will be held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the

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KENSINGTON CAPITAL ACQUISITION CORP. IV

NOTES TO FINANCIAL STATEMENTS — (Continued)

meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under
Rule 2a-7 under the
Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company will provide holders of the Company’s outstanding Class A ordinary shares, par value $0.0001 per share, sold in the Proposed Public Offering (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below) upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. If the Public Shareholders redeem their Public Shares prior to the consummation of the initial Business Combination, the embedded Class 2 warrants will expire.
The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share), calculated as of two business days prior to the initial Business Combination, including interest earned on the funds held in the trust account and not previously released to the Company to pay the Company’s taxes, net of taxes payable.
The per-share amount to
be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). In the event a Class A ordinary share that is part of a New Unit is redeemed in connection with the initial Business Combination, the Class 2 Warrant (as defined in Note 3) that is attached to such New Unit will expire. The expiration of the Class 2 Warrant will be deemed a “redemption” under applicable accounting rules. In accordance with guidance on redeemable equity instruments issued by the U.S. Securities and Exchange Commission (the ‘‘SEC’’), (this guidance has been codified in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”), paragraph
10-S99),
redemption provisions not solely within the control of a company require shares subject to redemption to be classified outside of permanent equity. Accordingly, all of the New Units will be presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. Given that the New Unit will be issued with other freestanding instruments (i.e., Class 1 warrants), the initial carrying value of the New Units classified as temporary equity will be the allocated proceeds determined in accordance with ASC
470-20.
The New Units will be subject to
ASC 480-10-S99.
If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company will elect to recognize the changes in redemption value immediately. The changes in redemption value will be recognized as a one-time
charge against additional
paid-in
capital (to the extent available) and accumulated deficit. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the New Units are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.
If a shareholder vote is not required by applicable law or stock exchange rule and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the “Memorandum and Articles”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange rule, or the Company decides to obtain shareholder approval for

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KENSINGTON CAPITAL ACQUISITION CORP. IV

NOTES TO FINANCIAL STATEMENTS — (Continued)

business or reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote any Founder Shares (as defined below in Note 4) and any Public Shares held by them in favor of a Business Combination. In addition, the initial shareholders have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of a Business Combination.
The Memorandum and Articles will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors (the “initial shareholders”) have agreed, pursuant to a letter agreement with the Company, that they will not propose any amendment to the Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business
Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (as such period may be extended pursuant to the Memorandum and Articles, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, net of taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination Period.
The initial shareholders will agree to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the

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KENSINGTON CAPITAL ACQUISITION CORP. IV

NOTES TO FINANCIAL STATEMENTS — (Continued)

Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only, or less than, $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
As of December 31, 2021 the Company had approximately $77,000 in cash and a working capital deficit of approximately $342,000. Further, the Company has incurred and expect to continue to incur significant costs in pursuit of its financing and acquisition plans. Management’s plans to address this need for capital through the Proposed Public Offering. The Company cannot assure that its plans to raise capital or to consummate an initial Business Combination will be successful. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements. The financial statements do not include any adjustments that might result from its inability to consummate the Proposed Public Offering or its inability to continue as a going concern.
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

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KENSINGTON CAPITAL ACQUISITION CORP. IV

NOTES TO FINANCIAL STATEMENTS — (Continued)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Note 2—Summary of Significant Accounting Policies
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. As of December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
Fair value measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

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KENSINGTON CAPITAL ACQUISITION CORP. IV

NOTES TO FINANCIAL STATEMENTS — (Continued)

Derivative financial instruments
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including units comprising shares and warrants, issued stock purchase warrants and forward purchase agreements, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, will be re-assessed
at the end of each reporting period. Derivative warrant liabilities will be classified as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities during the reporting period. Actual results could differ from those estimates.
Deferred Offering Costs Associated with the Proposed Public Offering
Deferred offering costs consist of legal, accounting and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering. Upon completion of the Proposed Public Offering, offering costs will be allocated to the separable financial instruments issued in the Proposed Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities will be charged to operations. Offering costs associated with the Class A ordinary shares will be charged to the carrying value of temporary equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.
Net Loss Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 1,285,714 Class B ordinary shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (Note 4). As of December 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of December 31, 2021.

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2

KENSINGTON CAPITAL ACQUISITION CORP. IV

NOTES TO FINANCIAL STATEMENTS — (Continued)

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”)
No. 2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU
2020-06”),
which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU
2020-06
on March 19, 2021 (inception). Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Note 3—Proposed Public Offering
Pursuant to the Proposed Public Offering, the Company intends to offer for sale 20,000,000 units at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, one Class 1 Warrant and one Class 2 Warrant. Each whole Class 1 and Class 2 Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6). The warrants will become exercisable 30 days after the completion of the initial Business Combination, and will (except for Class 2 Warrants attached to Class A ordinary shares that are redeemed prior to the consummation of the initial Business Combination, which Class 2 warrants will expire upon redemption of such shares) expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. As a result, if the Public Shareholders redeem their Public Shares prior to the consummation of the initial Business Combination, the embedded Class 2 warrants will expire.
The Class 1 and Class 2 Warrant will have similar terms, except that the Class 1 Warrants will separate and begin separate trading on the 52nd day following the date of the effective date of the prospectus in connection with the Proposed Public Offering (or, if such date is not a business day, the following business day), unless UBS Securities LLC informs the Company of its decision to allow earlier separate trading, subject to the Company’s filing a Current Report on Form
8-K
with SEC, containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the Proposed Public Offering and issuing a press release announcing when such separate trading will begin. The New Units resulting from such separation (each such New Unit consisting of one Class A ordinary share and one Class 2 Warrant) will not separate into Class A ordinary shares and redeemable warrants until consummation of the initial Business Combination.

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3

KENSINGTON CAPITAL ACQUISITION CORP. IV

NOTES TO FINANCIAL STATEMENTS — (Continued)

The Company will grant the underwriters
a 45-day option from
the date of the final prospectus relating to the Proposed Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price, less underwriting discounts and commissions.
The Sponsor has expressed an interest to purchase an aggregate of $32,675,000 of the Units in the Proposed Public Offering at the offering price. However, this expression of interest is not a binding agreement or commitment to purchase, and the Sponsor may determine to purchase more, fewer or no Units in the Proposed Public Offering. In addition, the underwriters may determine to sell more, fewer or no Units to the Sponsor.
Note 4—Related Party Transactions
Founder Shares
On March 31, 2021, the Sponsor paid $25,000 for certain offering costs on behalf of the Company in exchange for issuance of 9,857,142 of the Company’s Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”). Shares and the associated amounts have been retroactively restated to reflect the share issue of Class B ordinary shares on November 30, 2021, resulting in an aggregate of 9,857,142 Class B ordinary shares outstanding. The initial shareholders have agreed to forfeit up to 1,285,714 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 30.0% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.
The initial shareholders will agree, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions,
share capitalization, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day
period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Warrants
The Sponsor will agree to purchase an aggregate of 14,800,000 Private Placement Warrants (or 16,000,000 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full), at a price of $0.50 per Private Placement Warrant ($7.4 million in the aggregate, or $8.0 million if the underwriters’ over-allotment option is exercised in full) in a private placement that will occur simultaneously with the closing of the Proposed Public Offering.
Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
Related Party Loans
The Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Proposed Public Offering pursuant to a promissory note, dated on March 24, 2021 and was later amended on

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4

KENSINGTON CAPITAL ACQUISITION CORP. IV

NOTES TO FINANCIAL STATEMENTS — (Continued)

November 16, 2021 (the “Note”). This loan
is non-interest bearing and
payable on the earlier of June 30, 2022 and the completion of the Proposed Public Offering; provided that amounts due under the Note may, at the option of the Sponsor, be converted into Working Capital Loans (as defined below). As of December 31, 2021, the Company had borrowed $200,000 under the Note.
In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $2.0 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $0.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2021, the Company had no borrowings under the Working Capital Loans.
Service and Administrative Fees
The Company has agreed to pay service and administrative fees of $20,000 per month to DEHC LLC, an affiliate of Daniel Huber, the Company’s Chief Financial Officer, for 18 months commencing on the date of consummation of the Proposed Public Offering (upon completion of the initial Business Combination, any portion of the amounts due that have not yet been paid will accelerate).
The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred
in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers, directors or their affiliates.
Note 5—Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Proposed Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters will be entitled to an underwriting discount of $0.20 per unit, or $4.0 million in the aggregate (or $4.6 million in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the

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5

KENSINGTON CAPITAL ACQUISITION CORP. IV

NOTES TO FINANCIAL STATEMENTS — (Continued)

closing of the Proposed Public Offering. In addition, $0.35 per unit, or $7.0 million in the aggregate (or approximately $8.1 million in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. In addition, the underwriters’ right to receive up to one-half
of such amount is subject to forfeiture by the underwriters on a dollar-for-dollar
basis in the event of any redemptions in the initial Business
Combination
.
Note 6— Shareholders’ Deficit
Preference Shares
—The Company is authorized to issue 1,000,000 preference shares, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021, there were no preference shares issued or outstanding.
Class
 A Ordinary Shares
—The Company is authorized to issue 100,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2021, there were no Class A ordinary shares issued or outstanding.
Class
 B Ordinary Shares
—The Company is authorized to issue 10,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2021, there were 9,857,142 Class B ordinary shares issued and outstanding. Of the 9,857,142 Class B ordinary shares outstanding, an aggregate of up to 1,285,714 Class B ordinary shares are subject to forfeiture to the Company by the initial shareholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the percentage of Founder Shares will equal 30% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.
Shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders; provided that, prior to the completion of the initial Business Combination, holders of the Class B ordinary shares will have the right to elect all of the Company’s directors and remove members of the Company’s board of directors for any reason. Prior to the completion of the initial Business Combination, only holders of the Class B ordinary shares will have the right to vote on the Company’s appointment of directors. Holders of the Public Shares will not be entitled to vote on the Company’s appointment of directors during such time. In addition, prior to the completion of the initial Business Combination, holders of a majority of the outstanding Class B ordinary shares may remove a member of the Company’s board of directors for any reason. These provisions of the Memorandum and Articles may only be amended by a resolution passed by at least two-thirds
(2/3) of all holders (which must include a simple majority of the holders of Class B ordinary shares). With respect to any other matter submitted to a vote of the Company’s shareholders, including any vote in connection with the initial Business Combination, holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holders, on a one-for-one basis, subject
to adjustment for share
sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Offering and related to the closing of the initial Business Combination, including pursuant to a specified future issuance, the ratio at which Class B

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6

KENSINGTON CAPITAL ACQUISITION CORP. IV

NOTES TO FINANCIAL STATEMENTS — (Continued)

ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the then-outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted
basis, 30% of the sum of the total number of all ordinary shares outstanding upon the completion of the Proposed Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued or issuable to any seller in the initial Business Combination).
Note 7—Warrants
As of December 31, 2021, there were no
warrants outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following the initial Business Combination to have declared effective, a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided, that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will (except for Class 2 warrants attached to shares that are redeemed in connection with our initial business combination, which Class 2 warrants will expire upon redemption of such shares) expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The warrants will have an exercise price of $11.50 per share, subject to adjustments. In addition, if (x) the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (as adjusted for share sub-divisions,
share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the

F-
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7

KENSINGTON CAPITAL ACQUISITION CORP. IV

NOTES TO FINANCIAL STATEMENTS — (Continued)

exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115
% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00
per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180
% of the higher of (i) the Market Value and (ii) the Newly Issued Price.
The Private Placement Warrants will be identical to the Class 1 Warrants, except that (1) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants will be non-redeemable,
(3) the Private Placement Warrants may be exercised by the holders on a cashless basis and (4) the holders of the Private Placement Warrants (including with respect to the ordinary shares issuable upon exercise of the Private Placement Warrants) are entitled to registration rights.
Redemption of warrants for cash when the price per Class A ordinary shares equals or exceeds $18.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period
ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares (or a security other than the Class A ordinary shares into which the Class A ordinary shares have been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination) issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the
30-day
redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.
If the Company calls the Public Warrants for redemption as described above, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”.
Note 8—Subsequent Events
The Company evaluated events that have occurred after the balance sheet date through the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, except as noted below.
On November 16, 2021, the Company amended its Note to extend the maturity date from December 31, 2021 to June 30, 2022
.

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8

KENSINGTON CAPITAL ACQUISITION CORP. IV
CONDENSED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash	$1,966,389	$77,151
Prepaid expenses	223,380	—

Total current assets	2,189,769	77,151
Prepaid expenses - long-term	108,333	—
Investments held in Trust Account	230,294,899	—
Offering costs associated with initial public offering	—	307,243

Total Assets	$232,593,001	$384,394

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$29,673	$63,628
Accrued expenses	1,154,373	155,077
Note payable - related party	—	200,000

Total current liabilities	1,184,046	418,705
Derivative warrant liabilities	11,310,000	—
Deferred underwriting fees	8,050,000	—
Working Capital Loan - related party	200,000	—

Total liabilities	20,744,046	418,705
Commitments and Contingencies (Note 5)
Class A ordinary shares subject to possible redemption; 23,000,000 and -0- shares at redemption value of $10.008 and $10.000 per share at June 30, 2022 and December 31, 2021, respectively	230,194,899	—
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no ne issued or outstanding at June 30, 2022 and December 31, 2021	—	—
Class A ordinary shares, $0.0001 par value; 100,000,000 shares authorized; no non-redeemable shares issued or outstanding at June 30, 2022 and December 31, 2021	—	—
Class B ordinary shares, $0.0001 par value; 10,000,000 shares authorized; 9,857,142 shares issued and outstanding at June 30, 2022 and December 31, 2021	986	986
Additional paid-in capital	—	24,014
Accumulated deficit	(18,346,930)	(59,311)

Total shareholders’ deficit	(18,345,944)	(34,311)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$232,593,001	$384,394

The accompanying notes are an integral part of these unaudited condensed financial statements.

KENSINGTON CAPITAL ACQUISITION CORP. IV
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

			For The Six Months Ended June 30, 2022	For The Period From March 19, 2021 (Inception) Through June 30, 2021
	For The Three Months Ended June 30,
	2022	2021
General and administrative expenses	$1,611,750	$10,102	$1,706,154	$35,924
Administrative expenses - related party	60,000	—	80,000	—

Loss from operations	(1,671,750)	(10,102)	(1,786,154)	(35,924)
Other income (expenses):
Change in fair value of derivative warrant liabilities	4,290,000	—	4,680,000	—
Income from investments held in Trust Account	262,416	—	294,965	—
Offering costs associated with derivative warrant liabilities	338	—	(563,642)	—

Total other income (expenses)	4,552,754	—	4,411,323	—

Net income (loss)	$2,881,004	$(10,102)	$2,625,169	$(35,924)

Weighted average shares outstanding of Class A ordinary share, basic and diluted	23,000,000	—	15,121,547	—

Basic net income per share, Class A ordinary share	$0.09	$—	$0.11	$—

Diluted net income per share, Class A ordinary share	$0.09	$—	$0.11	$—

Weighted average shares outstanding of Class B ordinary share, basic	9,857,142	8,571,428	9,416,732	7,582,417

Weighted average shares outstanding of Class B ordinary share, diluted	9,857,142	9,857,142	9,857,142	8,719,779

Basic net income (loss) per share, Class B ordinary share	$0.09	$(0.00)	$0.11	$(0.00)

Diluted net income (loss) per share, Class B ordinary share	$0.09	$(0.00)	$0.11	$(0.00)

The accompanying notes are an integral part of these unaudited condensed financial statements.

KENSINGTON CAPITAL ACQUISITION CORP. IV
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
For The Three and Six Months Ended June 30, 2022

	Ordinary Shares				Additional Paid-in Capital		Total Shareholders’ Deficit
	Class A		Class B			Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance - December 31, 2021	—	$—	9,857,142	$986	$24,014	$(59,311)	$(34,311)
Excess of cash received over fair value of private placement warrants	—	—	—	—	1,440,000	—	1,440,000
Remeasurement of Class A ordinary shares subject to possible redemption amount	—	—	—	—	(1,464,014)	(20,722,551)	(22,186,565)
Net loss	—	—	—	—	—	(255,835)	(255,835)

Balance - March 31, 2022 (Unaudited)	—	—	9,857,142	986	—	(21,037,697)	(21,036,711)
Remeasurement of Class A ordinary shares subject to possible redemption amount (reduction of offering cost)	—	—	—	—	—	4,662	4,662
Remeasurement of Class A ordinary shares subject to possible redemption amount	—	—	—	—	—	(194,899)	(194,899)
Net income	—	—	—	—	—	2,881,004	2,881,004

Balance - June 30, 2022 (Unaudited)	—	$—	9,857,142	$986	$—	$(18,346,930)	$(18,345,944)

For the Three Months Ended June 30, 2021 and For The Period From March 19, 2021 (Inception) Through June 30, 2021

	Ordinary Shares				Additional Paid-in Capital		Total Shareholders’ Deficit
	Class A		Class B			Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance - March 19, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	9,857,142	986	24,014	—	25,000
Net loss	—	—	—	—	—	(25,822)	(25,822)

Balance - March 31, 2021 (Unaudited)	—	—	9,857,142	986	24,014	(25,822)	(822)
Net loss	—	—	—	—	—	(10,102)	(10,102)

Balance - June 30, 2021 (Unaudited)	—	$—	9,857,142	$986	$24,014	$(35,924)	$(10,924)

The accompanying notes are an integral part of these unaudited condensed financial statements.

KENSINGTON CAPITAL ACQUISITION CORP. IV
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For The Six Months Ended June 30, 2022	For The Period From March 19, 2021 (Inception) Through June 30, 2021
Cash Flows from Operating Activities:
Net income (loss)	$2,625,169	$(35,924)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
General and administrative expenses paid by related party in exchange for issuance of Class B ordinary shares	—	25,000
Change in fair value of derivative warrant liabilities	(4,680,000)
Offering costs associated with derivative warrant liabilities	563,642	—
Income from investments held in Trust Account	(294,899)
Changes in operating assets and liabilities:
Prepaid expenses	(331,713)	—
Accounts payable	16,045	10,924
Accrued expenses	1,124,689	—

Net cash used in operating activities	(977,067)	—

Cash Flows from Investing Activities
Cash deposited in Trust Account	(230,000,000)	—

Net cash used in investing activities	(230,000,000)	—

Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	230,000,000	—
Proceeds received from private placement	8,000,000	—
Offering costs paid	(5,133,695)	—

Net cash provided by financing activities	232,866,305	—

Net change in cash	1,889,238	—
Cash - beginning of the period	77,151	—

Cash - end of the period	$1,966,389	$—

Supplemental disclosure of non-cash financing activities:
Offering costs included in accounts payable	$—	$25,000
Offering costs included in accrued expenses	$—	$39,266
Deferred underwriting commissions	$8,050,000	$—
Remeasurement of Class A ordinary shares subject to possible redemption	$194,899	$—
The accompanying notes are an integral part of these unaudited condensed financial statements.

KENSINGTON CAPITAL ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 1. Description of Organization, Business Operations and Liquidation

Kensington Capital Acquisition Corp. IV (the “Company”) was incorporated on March 19, 2021, as a Cayman Islands exempted company. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of June 30, 2022, the Company had not commenced any operations. All activity for the period from March 19, 2021 (inception) through June 30, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, its search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating
income from the proceeds derived from the Initial Public Offering and placed in a Trust Account (as defined below). The Company selected December 31 as its fiscal year end.
The Company’s sponsor is Kensington Capital Sponsor IV LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on March 1, 2022. On March 4, 2022, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), including 3,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0
 million, and incurring offering costs of approximately $13.3 million, of which approximately $8.1
 million was for deferred underwriting fees (see Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 16,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $0.50 per Private Placement Warrant to the Sponsor, generating proceeds of $8.0 million (see Note 4).
Each Unit consists of one
Class A ordinary share, one
Class 1 redeemable warrant (the “Class 1 Warrants”) and one
Class 2 redeemable warrant (the “Class 2 Warrants”). Each whole Class 1 and Class 2 Warrant (together, the “Public Warrants”) entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. The Class 1 Warrants separated and began separately trading on the 52nd day following the date of the final prospectus in connection with the Initial Public Offering, or April 22, 2022. The separation of the Class 1 Warrants resulted in a new unit upon such separation (the “New Unit”), comprising one Public Share and one Class 2 Warrant. That is, on such day, each Unit sold in the Initial Public Offering separated into: (i) one (1) Class 1 Warrant, and (ii) one (1) New Unit consisting of one (1) Class A ordinary share and one (1) Class 2 redeemable warrant. The Public Shares and attached Class 2 Warrants will begin separate trading upon consummation of the initial Business Combination only if the Public Shares are not redeemed by the holder. If the Public Shares are redeemed by the holder, the exercise period of the Class 2 Warrants will terminate upon completion of the initial Business Combination. Upon consummation of the initial Business Combination, for Class 2 Warrants that are not terminated because of redemption, there shall be no distinction between the Class 1 Warrants and the Class 2 Warrants. The Class 2 Warrants that exist post-Business Combination will become exercisable 30 days after the completion of the initial Business Combination, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation of the Company (see Note 7).
Upon the closing of the Initial Public Offering and Private Placement, $230.0 million ($10.00 per Unit) of net proceeds, including the net proceeds of the Initial Public Offering and certain of the proceeds of the Private

KENSINGTON CAPITAL ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Placement, was placed in a trust account (the “Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule
2a-7
under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The
Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80
% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount). However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50
% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide holders of its Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. If holders of Public Shares redeem their Public Shares prior to the consummation of the initial Business Combination, the Class 2 Warrants attached to such Public Shares will expire. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially at $10.00 per Public Share), calculated as of two business days prior to the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, net of taxes payable. The per-share
amount to be distributed to shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5).
All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the liquidation, if there is a shareholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association (the “Memorandum and Articles”). In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”), redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. As such, the Public Shares are classified in temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.
If a shareholder vote is not required by applicable law or stock exchange rule and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Memorandum and

KENSINGTON CAPITAL ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Articles, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange rule, or the Company decides to obtain shareholder approval for business or reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each holder of Public Shares may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote any Founder Shares (as defined below in Note 4) and any Public Shares held by them in favor of a Business Combination. In addition, the initial shareholders agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of a Business Combination.
The Memorandum and Articles provide that a holder of Public Shares, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15
% or more of the Public Shares, without the prior consent of the Company.
The
 Sponsor and the Company’s officers and directors (the “initial shareholders”) agreed, pursuant to a letter agreement with the Company, that they will not propose any amendment to the Memorandum and Articles (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem
100
% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial
Business Combination activity, unless the Company provides the holders of Public Shares with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or March 4, 2024 (as such period may be extended pursuant to the Memorandum and Articles, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, net of taxes payable (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the rights of holders of Public Shares as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination Period.
The initial shareholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to comp lete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public

KENSINGTON CAPITAL ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only, or less than, $10.00. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

KENSINGTON CAPITAL ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this condensed financial statements. The condensed financial statements does not include any adjustments that might result from the outcome of this uncertainty.
Additionally, in February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these unaudited condensed financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.
Liquidity and Capital Resources
As of June 30, 2022, the Company had approximately $2.0
 million in cash and working capital of approximately $1.0
 million.
The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for issuance of Founder Shares (as defined in Note 4) and loan proceeds under the Note (as defined in Note 4), which was converted into a Working Capital Loan (as defined in Note 4) on March 4, 2022. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of June 30, 2022, there was $200,000 outstanding principal under the Working Capital Loan.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Amprius Business Combination
On May 11, 2022, the Company (which shall transfer by way of continuation to and domesticate as a Delaware corporation prior to the closing of the Proposed Transactions (as defined below)), Kensington Capital Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Amprius Technologies, Inc., a Delaware corporation (“Amprius”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into Amprius (the “Merger” and together with the other transactions related thereto, the “Proposed Transactions”), with Amprius surviving the Merger as a wholly owned subsidiary of the Company. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, and other terms relating to the Merger and the other transactions contemplated thereby, are summarized in the Company’s Current Report on Form
8-K
filed with the SEC on May 12, 2022.

KENSINGTON CAPITAL ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 2. Summary of Significant Accounting Policies

Basis of Presentation
The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form
10-Q
and Article 8 of Regulation
S-X
and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and six months ended June 30, 2022 are not necessarily indicative of the results that may be expected through December 31, 2022, or any future period.
The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the final prospectus and the Current Report on Form
8-K
filed by the Company with the SEC on March 2, 2022 and March 10, 2022, respectively.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000
. As of June 30, 2022 and December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2022 and December 31, 2021.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at

KENSINGTON CAPITAL ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including units and issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, will be re-assessed
at the end of each reporting period. Derivative warrant liabilities were classified as non-
current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
The Class 1 Warrants and Private Placement Warrants were recognized as derivative warrant liabilities in accordance with ASC 815. Accordingly, the Company recognized the warrant instruments as liabilities at fair value and will adjust the instruments to fair value at each reporting period, with changes in fair value recognized in earnings, until exercised or expiration. The liabilities are subject to remeasurement at each balance sheet date

KENSINGTON CAPITAL ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

until exercised, and any change in fair value is recognized in the Company’s condensed statements of operations. The fair value of the Class 1 Warrants issued in connection with the Initial Public Offering were initially estimated using a Monte Carlo simulation model. For periods where no observable traded price is available, the fair value continues to be estimated using a Monte Carlo simulation. The fair value of the Private Placement Warrants is determined using Black-Scholes option pricing model. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Working Capital Loan-Related Party
The Company evaluates embedded conversion features within convertible debt to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings and losses. When an embedded derivative is bifurcated, the initial fair value of the embedded derivative generally creates a discount to the loan host instrument, which is subsequently amortized to interest expense over the life of the debt. Any bifurcated embedded derivative is presented combined with the loan host instrument in the accompanying condensed balance sheets.
Working Capital Loans (as defined in Note 4) may be converted into warrants of the post Business Combination entity at a price of $0.50 per warrant, at the option of the holder. The warrants obtained from conversion will be identical to the Private Placement Warrants. The embedded conversion option is not clearly and closely related to the debt host instrument and was bifurcated from the loan host instrument, with a de minimis value, and classified on a combined basis with the loan host instrument in Working Capital Loan—related party in the accompanying condensed balance sheets.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering. Upon completion of the Initial Public Offering, offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating
expenses in the condensed statements of operations. Offering costs associated with the Public Shares were charged to the carrying value of temporary equity upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
As discussed in Note 1, all of the 23,000,000 Class A ordinary shares sold as parts of the Units in the Initial Public Offering (or Public Shares) contain a redemption feature. In accordance with the ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company classified all of the Public Shares as temporary equity. Under ASC 480, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the Public Shares to equal the redemption value at the end of each reporting period. This method views the end of the reporting period as if it were also the redemption

KENSINGTON CAPITAL ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

date for the security. Immediately upon the closing of the Initial Public Offering, the Company recognized the remeasurement from initial book value to redemption amount value. The change in the carrying value of the redeemable Public Shares resulted in charges against additional paid-in
capital (to the extent available) and accumulated deficit.
As of June 30, 2022 and March 31, 2022, the carrying values of Class A ordinary shares reflected on the condensed balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Fair value of Public Warrants at issuance	(9,430,000)
Offering costs allocated to Class A ordinary shares subject to possible redemption	(12,756,565)
Plus:
Remeasurement of Class A ordinary shares subject to possible redemption amount	22,186,565

Class A ordinary shares subject to possible redemption, March 31, 2022	230,000,000
Less:
Remeasurement of Class A ordinary shares subject to possible redemption amount (reduction of offering costs)	(4,662)
Plus:
Reduction of offering costs allocated to Class A ordinary shares subject to possible redemption	4,662
Remeasurement of Class A ordinary shares subject to possible redemption amount	194,899

Class A ordinary shares subject to possible redemption, June 30, 2022	$230,194,899

Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the condensed financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the condensed financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2022 or 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

KENSINGTON CAPITAL ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s condensed financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net loss per ordinary share is calculated by dividing the net income by the weighted average shares of ordinary shares outstanding for the respective period.
The calculation of diluted net income (loss) does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the over-allotment) and the private placement warrants to purchase an aggregate of 62,000,000 Class A ordinary shares in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. The Company has considered the effect of Class B ordinary shares that were excluded from the weighted average number of basic shares outstanding as they were contingent on the exercise of over-allotment option by the underwriters. Though the contingency was satisfied, the Company had net income (loss) for the three and six months ended June 30, 2022, the three months ended June 30, 2021 and for the period from March 19, 2021 (inception) through June 30, 2021. Remeasurement of the redeemable Class A ordinary shares is excluded from net loss per share as the redemption value approximates fair value.

KENSINGTON CAPITAL ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares:

						For The Period From March 19, 2021 (Inception) Through June 30, 2021
	For The Three Months Ended June 30			For The Six Months Ended June 30, 2022
	2022		2021
	Class A	Class B	Class B	Class A	Class B	Class B
Basic and diluted net income (loss) per ordinary share:
Numerator:
Allocation of net income (loss), basic	$2,016,703	$864,301	$(10,102)	$1,617,743	$1,007,426	$(35,924)
Allocation of net income (loss), diluted	$2,016,703	$864,301	$(10,102)	$1,589,219	$1,035,950	$(35,924)
Denominator:
Basic weighted average ordinary shares outstanding	23,000,000	9,857,142	8,571,428	15,121,547	9,416,732	7,582,417
Diluted weighted average ordinary shares outstanding	23,000,000	9,857,142	9,857,142	15,121,547	9,857,142	8,719,779

Basic net income (loss) per ordinary share	$0.09	$0.09	$(0.00)	$0.11	$0.11	$(0.00)

Diluted net income (loss) per ordinary share	$0.09	$0.09	$(0.00)	$0.11	$0.11	$(0.00)

Recent Accounting Pronouncements
The Company’s management does not believe that any recently issued, but not yet
effective, accounting standards if currently adopted would have a material effect on the accompanying condensed financial statements.
Note 3. Initial Public Offering
On March 4, 2022, the Company consummated its Initial Public Offering of 23,000,000
Units, including 3,000,000
Over-Allotment Units, at $10.00
per Unit, generating gross proceeds of $230.0
 million, and incurring offering costs of approximately $13.3 million, of which approximately $8.1
 million was for deferred underwriting fees.
Each Unit consists of one Class A ordinary share, one Class 1 Warrant and one Class 2 Warrant. Each whole Class 1 and Class 2 Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6). The warrants will become exercisable 30 days after the completion of the initial Business Combination and will (except for Class 2 Warrants attached to Class A ordinary shares that are redeemed prior to the consummation of the initial Business Combination, which Class 2 warrants will expire upon redemption of such shares) expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. As a result, if a holder of Public Shares redeems such Public Shares prior to the consummation of the initial Business Combination, the Class 2 Warrants attached to such Public Shares will expire.

KENSINGTON
CAPITAL ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Class 1 and Class 2 Warrants have similar terms, except that the Class 1 Warrants separated and began separately trading on the 52nd day following the date of the effective date of the prospectus in connection with the Initial Public Offering, or April 22, 2022. The New Units resulting from such separation (each such New Unit consisting of one Class A ordinary share and one Class 2 Warrant) will not separate into Class A ordinary shares and redeemable warrants until consummation of the initial Business Combination.

Note 4. Related Party Transactions
Founder Shares
In March 2021, the Sponsor paid $25,000
for certain offering costs on behalf of the Company in exchange for issuance of 9,857,142 of the Company’s Class B ordinary shares, par value $0.0001
per share (the “Founder Shares”). Shares and the associated amounts have been retroactively restated to reflect the share issue of Class B ordinary shares on November 30, 2021, resulting in an aggregate of 9,857,142
Class B ordinary shares outstanding. The initial shareholders agreed to forfeit up to 1,285,714
Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares will represent 30.0
% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters fully exercised the over-allotment on March 4, 2022; thus, these 1,285,714
Founder Shares were no longer subject to forfeiture.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions,
share capitalization, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 16,000,000
Private Placement Warrants, at a price of $0.50
per Private Placement Warrant to the Sponsor, generating proceeds of $8.0 million.
Each whole Private Placement Warrant is exercisable for one
whole Class A ordinary share at a price of $11.50
per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
Related Party Loans
The Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note, dated on March 24, 2021 that was later amended on November 16, 2021 (the “Note”). This loan was non-interest
bearing and payable upon the completion of the Initial Public Offering; provided that amounts due under the Note were, at the option of the Sponsor, convertible into Working Capital Loans (as defined below). The Company borrowed $200,000 under the Note and the Sponsor elected to convert the Note into a Working Capital Loan on March 4, 2
022.

KENSINGTON CAPITAL ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

In addition
, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $2.0 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $0.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2022, and December 31, 2021, $200,000 and $0 was drawn on the Working Capital Loan, respectively.

Service Agreement
On March 1, 2022
, the Company entered into an agreement (the “Service Agreement”) with DEHC LLC, an affiliate of the Company’s Chief Financial Officer, pursuant to which the Company agreed to pay service and administrative fees of $20,000 per month to DEHC LLC for 18 months commencing on the date of consummation of the Initial Public Offering. Upon completion of the initial Business Combination, any portion of the amounts due that have not yet been paid will accelerate. For the three and six months ended June 30, 2022, the Company incurred $60,000 and $80,000
, respectively, under this agreement. As of June 30, 2022 and December 31, 2021, the Company had no
accrued amounts for services in connection with such agreement on the accompanying condensed balance sheets.
The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers, directors or their affiliates.
Note 5. Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares are entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $8.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will

KENSINGTON CAPITAL ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

become payable to the underwriters from the amounts
held
in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. In addition, the underwriters’ right to receive up to one-half
of such amount is subject to forfeiture by the underwriters on a dollar-for-dollar
basis in the event of any redemptions in
the i
nitial Business Combination.
Note 6. Redeemable Class A Ordinary Shares and Shareholders’ Deficit
Preference Shares
-The
Company
is authorized to issue 1,000,000 preference shares, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2022 and December 31, 2021, there were no preference shares issued or outstanding.
Class
 A Ordinary Shares
-The
Company is authorized to issue 100,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of June 30, 2022, there were 23,000,000 Class A ordinary shares issued and outstanding, all of which were issued as part of the Units and subject to possible redemption and accordingly are classified outside of permanent equity in the accompanying condensed balance sheets. As of December 31, 2021, there were no shares of Class A ordinary shares issued or outstanding.
Class
 B Ordinary Shares
-The
Company is authorized to issue 10,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of June 30, 2022 and December 31, 2021, there were 9,857,142 Class B ordinary shares issued and outstanding. Of the 9,857,142 Class B ordinary shares outstanding, an aggregate of up to 1,285,714 Class B ordinary shares were subject to forfeiture to the Company by the initial shareholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the percentage of Founder Shares will equal 30% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters fully exercised the over-allotment on March 4, 2022; thus, these 1,285,714
Founder Shares were no longer subject to forfeiture.
Shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders; provided that, prior to the completion of the initial Business Combination, holders of the Class B ordinary shares will have the right to elect all of the Company’s directors and remove members of the Company’s board of directors for any reason. Prior to the completion of the initial Business Combination, only holders of the Class B ordinary shares will have the right to vote on the Company’s appointment of directors. Holders of the Public Shares will not be entitled to vote on the Company’s appointment of directors during such time. In addition, prior to the completion of the initial Business Combination, holders of a majority of the outstanding Class B ordinary shares may remove a member of the Company’s board of directors for any reason. These provisions of the Memorandum and Articles may only be amended by a resolution passed by at least two-thirds
(2/3) of all holders (which must include a simple majority of the holders of Class B ordinary shares). With respect to any other matter submitted to a vote of the Company’s shareholders, including any vote in connection with the initial Business Combination, holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holders, on a one-for-one
basis, subject to adjustment for share
sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Offering and related to the closing of the initial Business Combination, including pursuant to a specified future issuance, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the

KENSINGTON CAPITAL ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

then-outstanding Class B ordinary shares agree to waive
such
adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted
basis
, 30% of the sum of the total number of all ordinary shares outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued or issuable to any seller in the initial Business Combination).
Note 7. Warrants
As of June 30, 2022, the Company has 46,000,000
Public Warrants (including 23,000,000
freestanding Class 1 Warrants and 23,000,000
Class 2 Warrants which are attached to the Public Shares), and 16,000,000 Private Placement Warrants outstanding. As of December 31, 2021, there were no
Class 1 Warrants, Class 2 Warrants, or Private Placement Warrants issued or outstanding.
The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company agreed that as soon as practicable, but in no event later than 20 business days, after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following the initial Business Combination to have declared effective, a post-effective amendment to the of which the final prospectus in connection with the Initial Public Offering forms part or a new registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided, that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will (except for Class 2 warrants attached to shares that are redeemed in connection with the initial Business Combination, which Class 2 warrants will expire upon redemption of such shares) expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants have an
exercise price of $
11.50
per share,
subject
to adjustments. In addition, if (x) the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $
9.20
per share (as adjusted for share
sub-divisions,
share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than
60
% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the
20
trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below

KENSINGTON CAPITAL ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

$
9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price.
The Private Placement Warrants are identical to the Class 1 Warrants, except that (1) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants are non-redeemable,
(3) the Private Placement Warrants may be exercised by the holders on a cashless basis and (4) the holders of the Private Placement Warrants (including with respect to the ordinary shares issuable upon exercise of the Private Placement Warrants) are entitled to registration rights.
Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within the
30-trading
day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares (or a security other than the Class A ordinary shares into which the Class A ordinary shares have been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination) issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the
30
-day
redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.
If the Company calls the Public Warrants for redemption as described above, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”.

KENSINGTON CAPITAL ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8. Fair Value Measurements
The following table presents information about the Company’s financial liabilities that are measured at fair value on a recurring basis as of June 30, 2022, by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account-U.S. Treasury Securities (1)	$230,291,764	$—	$—
Liabilities:
Derivative warrant liabilities-Class 1 Warrants	$6,670,000	$—	$—
Derivative warrant liabilities-Private Placement Warrants	$—	$—	$4,640,000

(1)	Excludes $3,135 of cash balance held within the Trust Account
Transfers to/from Levels 1, 2 and 3 are recognized at
the beginning of the reporting period. The estimated fair value of Class 1 Warrants was transferred from a Level 3 fair value measurement to a Level 1 measurement as a result of the Class 1 Warrants being separately listed and traded in April 2022.
Level 1 assets include investments in U.S. government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
For periods where no observable traded price is available, the fair value of the Class 1 Warrants has been estimated using a Monte Carlo simulation. The estimated fair value of the Private Placement Warrants is determined using Black-Scholes option pricing model.
The estimated fair value of the Private Placement Warrants and the initial fair value of the Class 1 Warrants were measured using Black-Scholes Option Pricing Method and a Monte Carlo simulation model, respectively. The estimated fair value of the Class 1 Warrants and the Private Placement Warrants were determined using Level 3 inputs. Inherent in a Monte Carlo simulation model and Black-Scholes Option Pricing Method are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the instruments. The expected life of the instruments are assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
As of June 30, 2022, the estimated aggregate fair value of the embedded derivative within the Working Capital Loan is $0, based on a discounted cash flow approach and utilizing an option pricing model to value the conversion feature, with key assumptions including expected volatility of 5.1%, a discount rate of 14.95%, an estimated term of 8 months, warrant value of $0.29 per Private Placement Warrant and risk-free rates of 2.80
%. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and

KENSINGTON CAPITAL ACQUISITION CORP. IV
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

significant to the overall fair value measurement. These inputs reflect management’s own assumption about the assumptions a market participant would use in pricing the embedded feature. The embedded conversion option is not clearly and closely related to the debt host instrument and was bifurcated from the loan host instrument, with a de minimis value, and classified on a combined basis with the loan host instrument in Working Capital Loan—related party in the accompanying condensed balance sheets.
The following table provides quantitative information regarding Level 3 fair value measurements inputs for the outstanding warrants at their measurement dates:

	As of June 30, 2022	As of March 4, 2022

Exercise price	$11.50	$11.50
Stock price	$9.32	$9.18
Term (years)	5.6	6.0
Volatility	5.1%	8.9%
Risk-free rate	3.02%	1.87%
Dividend yield	0.0%	0.0%
The change in the fair value of the derivative liabilities, measured using Level 3 inputs, for the three and six months ended June 30, 2022, is summarized as follows:

Derivative warrant liabilities at December 31, 2021	$—
Issuance of Class 1 Warrants and Private Warrants - Level 3	15,990,000
Change in fair value of derivative warrant liabilities	(390,000)

Derivative warrant liabilities at March 31, 2022	15,600,000
Transfer of Class 1 Warrants to Level 1	(9,200,000)
Change in fair value of derivative warrant liabilities	(1,760,000)

Derivative warrant liabilities at June 30, 2022	$4,640,000

Note 9. Subsequent Events
The Company evaluated subsequent events and transactions that occurred up to the date the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment to or disclosure in the unaudited condensed financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown, other than the SEC registration fee, are estimates.

SEC registration fee	$15,816
FINRA filing fee	$27,833
Legal fees and expenses	$350,000
Accounting fees and expenses	$100,000
Financial printing and miscellaneous	$100,351

Total	$594,000

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation provides for this limitation of liability.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made with respect to any claim, issue or matter as to which he or she will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court will deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our Bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

In connection with the business combination, the Company entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide the directors and executive officers with certain contractual rights to indemnification and advancement for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s or its subsidiaries’ directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the request of the Company.

We also maintain a general liability insurance policy, which will cover certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities.

We have sold the securities described below within the past three years that were not registered under the Securities Act. All of the sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act (and Regulation D thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act.

Founder Shares

In March 2021, the Sponsor paid $25,000 for certain of the Company’s IPO offering costs in exchange for issuance of 7,475,000 Class B Ordinary Shares. On November 30, 2021, the Company effected a share issue of its founder shares, resulting in an increase in the total number of Class B Ordinary Shares outstanding from 7,475,000 to 9,857,142. The number of founder shares issued was determined based on the expectation that the founder shares would represent 30% of the Company’s outstanding ordinary shares upon completion of the IPO. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Private Warrants

In March 2021, the Sponsor subscribed to purchase from us an aggregate of 16,000,000 Private Warrants at $0.50 per warrant for an aggregate purchase price of $8,000,000. This purchase took place on a private placement basis simultaneously with the completion of the IPO. Such issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

PIPE

On the Closing Date, the PIPE Investors purchased an aggregate of 2,052,500 PIPE Units, each consisting of one share of Common Stock and one PIPE Warrant, at a price of $10.00 per unit, for aggregate gross proceeds of $20,525,000. Such issuances were made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Working Capital Warrants

In connection with the Closing, the Sponsor elected to convert $200,000 in working capital loans made to the Company into 400,000 Private Warrants to purchase shares of Common Stock at a price of $0.50 per warrant.

On the Closing Date, such Private Warrants were issued equally to Justin Mirro, Kensington’s Chief Executive Officer and Chairman prior to the Business Combination and a member of the Company’s board of directors, and Daniel Huber, Kensington’s Chief Financial Officer prior to the Business Combination, who had each advanced one-half of such amount to the Sponsor in order for the loan to be made. Such issuances were made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Initial Commitment Shares

As consideration for BRPC II’s commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 84,793 Initial Commitment Shares to BRPC II. Such issuances were made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Legacy Amprius Option and Share Issuances

Since January 1, 2019, Legacy Amprius issued and sold to certain of its employees, directors, consultants and other service providers an aggregate of 173,125 shares of Legacy Amprius Common Stock upon the exercise of options under its 2016 Plan, at exercise prices per share ranging from $0.07 to $2.58, for a weighted-average exercise price of approximately $0.12. Such shares were issued in reliance upon the exemption provided in Rule 701 under the Securities Act.

Since January 1, 2019, Legacy Amprius granted to certain of its employees, directors, consultants and other service providers options to purchase an aggregate of 5,995,099 shares of Legacy Amprius Common Stock under its 2016 Plan at exercise prices per share ranging from $0.65 to $4.66, for a weighted-average exercise price of approximately $3.10. Such grants were made in reliance upon the exemption provided in Rule 701 under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Index

Exhibit Number	Description
2.1†	Business Combination Agreement, dated as of May 11, 2022, by and among Kensington Capital Acquisition Corp. IV, Kensington Capital Merger Sub Corp. and Amprius Technologies, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-41314) filed with the SEC on May 12, 2022)

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-41314) filed with the SEC on September 14, 2022)

3.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-41314) filed with the SEC on September 14, 2022)

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-41314) filed with the SEC on September 14, 2022)

4.2	Warrant Agreement, dated as of March 1, 2022, between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-41314) filed with the SEC on March 4, 2022)

Exhibit Number	Description

4.3	Specimen Warrant Certificate (included in Exhibit 4.2)

4.4	Warrant Agreement, dated September 14, 2022, between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 001-41314) filed with the SEC on September 14, 2022)

4.5	Specimen PIPE Warrant Certificate (included in Exhibit 4.4)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.1	Private Placement Warrants Purchase Agreement, dated as of March 1, 2022, between the Company and Kensington Capital Sponsor IV LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-41314) filed with the SEC on March 4, 2022)

10.2	Amprius Technologies, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K (File No. 001-41314) filed with the SEC on September 14, 2022)

10.3	Amprius Technologies, Inc. 2022 Employee Stock Purchase Plan (incorporated by reference to Annex E of the Company’s proxy statement/prospectus filed with the SEC on September 1, 2022)

10.4	Amprius Technologies, Inc. Outside Director Compensation Policy (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K (File No. 001-41314) filed with the SEC on September 14, 2022)

10.5	Amprius Technologies, Inc. Executive Incentive Compensation Plan (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K (File No. 001-41314) filed with the SEC on September 14, 2022)

10.6	Amprius Technologies, Inc. 2016 Equity Incentive Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K (File No. 001-41314) filed with the SEC on September 14, 2022)

10.7	Amprius Technologies, Inc. Form of Indemnification Agreement (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-4 (File No. 333-265740) filed with the SEC on August 9, 2022)

10.8	Confirmatory Employment Letter with Dr. Kang Sun (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-41314) filed with the SEC on September 14, 2022)

10.9	Confirmatory Employment Letter with Sandra Wallach (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-41314) filed with the SEC on September 14, 2022)

10.10	Amended and Restated Confirmatory Employment Letter with Jonathan Bornstein (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 30, 2022)

10.11	Amended and Restated Confirmatory Employment Letter with Dr. Ionel Stefan (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 30, 2022)

10.12†	Lease, dated January 30, 2019, by and between Los Altos Fields, LLC and Amprius, Inc. (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K (File No. 001-41314) filed with the SEC on September 14, 2022)

Exhibit Number	Description

10.13	Assignment of Lease, dated May 1, 2022, by and between Amprius, Inc. and Legacy Amprius (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K (File No. 001-41314) filed with the SEC on September 14, 2022)

10.14	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (File No. 001-41314) filed with the SEC on September 7, 2022)

10.15†	Common Stock Purchase Agreement, dated September 27, 2022, by and between the Company and BRPC II (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-41314) filed with the SEC on September 28, 2022)

10.16	Registration Rights Agreement, dated September 27, 2022, by and between the Company and BRPC II (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-41314) filed with the SEC on September 28, 2022)

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 30, 2022)

23.1	Consent of SingerLewak LLP

23.2	Consent of Marcum LLP

23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included in the signature page to this Registration Statement on Form S-1)

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

107	Filing Fee Table

†	Certain schedules and exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5). A copy of any omitted schedule or exhibit will be finished to the SEC upon request.

(b) Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, California, on September 30, 2022.

AMPRIUS TECHNOLOGIES, INC.

By:	/s/ Dr. Kang Sun
Name: Dr. Kang Sun
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Kang Sun and Sandra Wallach, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Dr. Kang Sun Dr. Kang Sun	Chief Executive Officer and Director (Principal Executive Officer)	September 30, 2022

/s/ Sandra Wallach Sandra Wallach	Chief Financial Officer (Principal Financial and Accounting Officer)	September 30, 2022

/s/ Donald R. Dixon Donald R. Dixon	Director	September 30, 2022

/s/ Dr. Steven Chu Dr. Steven Chu	Director	September 30, 2022

/s/ Dr. Wen Hsieh Dr. Wen Hsieh	Director	September 30, 2022

/s/ Justin Mirro Justin Mirro	Director	September 30, 2022